    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2001



                                                      REGISTRATION NO. 333-69122

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                    SALEM COMMUNICATIONS HOLDING CORPORATION
                             AND OTHER REGISTRANTS*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4832                            52-2253737
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              4880 SANTA ROSA ROAD
                                   SUITE 300
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-0400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE
                                    OFFICES)
                            ------------------------

                            JONATHAN L. BLOCK, ESQ.
                    SALEM COMMUNICATIONS HOLDING CORPORATION
                              4880 SANTA ROSA ROAD
                                   SUITE 300
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-0400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                             THOMAS D. MAGILL, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                            4 PARK PLAZA, SUITE 1400
                            IRVINE, CALIFORNIA 92614
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                                                        (Continued on next page)

                               *OTHER REGISTRANTS

     Salem Communications Corporation and each of its subsidiaries (other than Salem Communications Holding Corporation), and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
      EXACT NAME OF REGISTRANT       STATE OR OTHER JURISDICTION OF PRIMARY STANDARD INDUSTRIAL        I.R.S. EMPLOYER
    AS SPECIFIED IN ITS CHARTER      INCORPORATION OR ORGANIZATION  CLASSIFICATION CODE NUMBERS     IDENTIFICATION NUMBER
-----------------------------------------------------------------------------------------------------------------------------
Salem Communications Corporation....           Delaware                         4832                      77-0121400
ATEP Radio, Inc. ...................          California                        4832                      77-0132973
Bison Media, Inc. ..................           Colorado                         4832                      77-0434654
Caron Broadcasting, Inc. ...........             Ohio                           4832                      77-0439370
CCM Communications, Inc. ...........           Tennessee                        2721                      95-3394730
Common Ground Broadcasting, Inc. ...            Oregon                          4832                      93-1079989
Golden Gate Broadcasting Company,
  Inc. .............................          California                        4832                      94-3082936
Inland Radio, Inc. .................          California                        4832                      77-0114987
Inspiration Media of Pennsylvania,
  L.P. .............................         Pennsylvania                       4832                      52-2295353
Inspiration Media of Texas, LLC.....             Texas                          4832                      75-2615876
Inspiration Media, Inc. ............          Washington                        4832                      77-0132974
Kingdom Direct, Inc. ...............          California                        2761                      77-0121400
New England Continental Media,
  Inc. .............................         Massachusetts                      4832                      04-2625658
New Inspiration Broadcasting
  Company, Inc. ....................          California                        4832                      95-3356921
OnePlace, LLC.......................           Delaware                         4899                      52-2141739
Pennsylvania Media Associates,
  Inc. .............................         Pennsylvania                       4832                      94-3134636
Radio 1210, Inc. ...................          California                        4832                      77-0052616
Reach Satellite Network, Inc. ......           Tennessee                        4832                      62-1499223
Salem Communications Acquisition
  Corporation.......................           Delaware                         4832                      52-2251145
Salem Media Corporation.............           New York                         4832                      95-3482072
Salem Media of Colorado, Inc. ......           Colorado                         4832                      84-1239646
Salem Media of Georgia, Inc. .......           Delaware                         4832                      52-2194729
Salem Media of Hawaii, Inc. ........           Delaware                         4832                      91-1973005
Salem Media of Illinois, LLC........           Delaware                         4832                      52-2295222
Salem Media of Kentucky, Inc. ......           Kentucky                         4832                      61-1346985
Salem Media of New York, LLC........           Delaware                         4832                      52-2293254
Salem Media of Ohio, Inc. ..........             Ohio                           4832                      95-3690954
Salem Media of Oregon, Inc. ........            Oregon                          4832                      77-0114986
Salem Media of Pennsylvania,
  Inc. .............................         Pennsylvania                       4832                      77-0237182
Salem Media of Texas, Inc. .........             Texas                          4832                      77-0379125
Salem Media of Virginia, Inc. ......           Virginia                         4832                      54-1927897
Salem Music Network, Inc. ..........             Texas                          4899                      77-0434655
Salem Radio Network Incorporated....           Delaware                         4899                      77-0305542
Salem Radio Operations-Pennsylvania,
  Inc. .............................           Delaware                         4832                      52-2295223
Salem Radio Operations, LLC.........           Delaware                         4832                      77-0581097
Salem Radio Properties, Inc. .......           Delaware                         6531                      52-2194731
Salem Radio Representatives,
  Inc. .............................             Texas                          4899                      77-0281576
SCA License Corporation.............           Delaware                         4832                      52-2255733
South Texas Broadcasting, Inc. .....             Texas                          4832                      77-0388924
SRN News Network, Inc. .............             Texas                          4899                      77-0426090
Vista Broadcasting, Inc. ...........          California                        4832                      77-0389639
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                                  $150,000,000


                                  SALEM(TM) LOGO


                    SALEM COMMUNICATIONS HOLDING CORPORATION

                           -------------------------

                               OFFER TO EXCHANGE

                 9% Senior Subordinated Exchange Notes Due 2011

          Which Have Been Registered Under the Securities Act of 1933
                                      For

                         Any and All of the Outstanding

                     9% Senior Subordinated Notes Due 2011
             (CUSIP Nos. 79409P AA 3, 79409P AB 1, and U8639B AA 2)
                           -------------------------


     Salem Communications Holding Corporation is offering to exchange up to $150,000,000 aggregate principal amount of its 9% Series B Senior Subordinated Notes due 2011 which have been registered under the Securities Act of 1933, as amended, for a like amount of any and all of its outstanding 9% Series A Senior Subordinated Notes due 2011 issued on June 25, 2001, from the holders thereof. Salem Holding does not intend to list the exchange notes on any securities exchange.



THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON             ,
2001, UNLESS EXTENDED.



   FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING
                               WHETHER TO TENDER


    OLD NOTES IN THE EXCHANGE OFFER SEE "RISK FACTORS" BEGINNING ON PAGE 11.


     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           -------------------------

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL SALEM HOLDING ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

               THE DATE OF THIS PROSPECTUS IS             , 2001.

                      [This page intentionally left blank]

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything no contained in this prospectus, and if given or made, any such information or representation should not be relied upon as having been authorized by us.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
MARKET DATA SOURCES.........................................     i
FORWARD-LOOKING STATEMENTS..................................    ii
PROSPECTUS SUMMARY..........................................     1
RISK FACTORS................................................    11
THE EXCHANGE OFFER..........................................    21
USE OF PROCEEDS.............................................    29
CAPITALIZATION..............................................    29
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..............    30
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS OF SALEM HOLDING...............................    33
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS OF PARENT......................................    41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    47
BUSINESS....................................................    60
MANAGEMENT..................................................    82
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    88
RELATED PARTY TRANSACTIONS..................................    90
DESCRIPTION OF EXISTING INDEBTEDNESS........................    93
DESCRIPTION OF THE NOTES....................................    95
EXCHANGE OFFER; REGISTRATION RIGHTS.........................   132
BOOK-ENTRY; DELIVERY AND FORM...............................   134
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS............   136
PLAN OF DISTRIBUTION........................................   141
LEGAL MATTERS...............................................   141
EXPERTS.....................................................   141
AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE........   142


                              MARKET DATA SOURCES

     The market data included in this prospectus, including information relating to our relative position in the industry, is based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them, and we cannot guarantee the accuracy or completeness of this information.

     All metropolitan statistical area ("MSA") rank information used in this prospectus is from the Spring 2001 Radio Market Survey Schedule & Population Rankings published by The Arbitron Company, excluding the Commonwealth of Puerto Rico. According to the Radio Market Survey, the population estimates used were based upon 1990 U.S. Bureau Census estimates updated and projected to January 2001 by Market Statistics, based on the data from Sales & Marketing Management's 1999 "Survey of Buying Power."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to:

     - operations and prospects,

     - acquisition and integration of new radio stations,

     - business and financing plans,

     - funding needs and financing sources,

     - future growth of the religious and family issues format segment of the radio broadcasting industry,

     - characteristics of competition,

     - actions of third parties such as government regulatory agencies, and

     - various other factors beyond our control.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to above. We do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY


     This is only a summary of the prospectus. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Financial information of Salem Communications Corporation presented or referenced to in this prospectus includes that of its consolidated subsidiaries. Unless the context indicates otherwise, all references to "we," "our," "ours' and "us" refer to Salem Communications Corporation and its consolidated subsidiaries, including Salem Holding. All references to "Salem Holding" are to Salem Communications Holding Corporation, a wholly-owned subsidiary of Salem Communications Corporation and the issuer of the exchange notes offered hereby. The description of our business assumes completion of all pending transactions.



     Salem Communications Corporation and all of its direct and indirect subsidiaries (other than Salem Holding) on the issue date will be guarantors of the exchange notes offered hereby and Salem Holding's existing 9 1/2% notes.


                                  THE COMPANY


     We are the largest U.S. radio broadcasting company, measured by number of stations and audience coverage, providing programming targeted at audiences interested in religious and family issues. Our core business is the ownership and operation of radio stations in large metropolitan markets. We own and operate 81 radio stations, including 57 stations in 22 of the top 25 markets. This makes us the eighth largest operator measured by number of stations overall and the third largest operator measured by number of stations in the top 25 markets. We also own Salem Radio Network(R), a leading developer, producer and syndicator of religious and family issues oriented talk, news and music programming with over 1,600 affiliated radio stations. In addition, we own complementary Internet and publishing businesses.



     Our business strategy is to expand and improve our national radio platform in order to deliver compelling content to audiences interested in religious and family issues. We primarily program our stations with our Christian teaching and talk format which is talk programming with religious and family themes. We also feature conservative news/talk and contemporary Christian music formats. Salem Radio Network(R) supports our strategy by enabling us to offer a variety of program content on our radio stations.



     Both our chief executive officer and our chairman are career radio broadcasters who have owned and operated radio stations for over 25 years. Our management team has successfully executed a strategy of identifying, acquiring and operating radio stations.

                           -------------------------

     Our principal executive offices are located at 4880 Santa Rosa Road, Suite 300, Camarillo, California 93012, and our telephone number is (805) 987-0400.

                            ORGANIZATIONAL STRUCTURE


     Salem Communications Corporation was formed in 1986 as a California corporation and was reincorporated in Delaware in 1999. Salem Holding was formed as a wholly-owned subsidiary of Salem Communications Corporation in May 2000. In May 2000, Salem Communications Corporation formed an additional wholly-owned subsidiary, Salem Communications Acquisition Corporation, which has since acquired nine radio stations through its wholly-owned subsidiary SCA License Corporation. In August 2000, Salem Communications Corporation assigned substantially all of its assets and liabilities (other than stock of Salem Holding and Salem Communications Acquisition Corporation) to Salem Holding.



     On June 15, 2001, Salem Holding effected a dividend to Salem Communications Corporation of Salem Holding's publishing and Internet businesses. This transaction was effected as a dividend of the capital stock and membership interests, respectively, of Salem Holding's wholly-owned subsidiaries CCM Communications, Inc. and OnePlace, LLC. As a result, CCM and OnePlace became direct subsidiaries of Salem Communications Corporation. CCM and OnePlace continue to be guarantors of borrowings under Salem Holding's credit facility and of Salem Holding's existing 9 1/2% notes. Salem Communications Corporation and all of its subsidiaries (other than Salem Holding) are guarantors of the borrowings under Salem Holding's credit facility, Salem Holding's existing
9 1/2% notes and the old notes; and will be guarantors of the exchange notes offered hereby.


     The chart below sets forth our organizational structure.

                        (Organizational Structure Chart)

         SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA OF SALEM HOLDING


    The following table presents summary historical, pro forma and other financial data of Salem Holding, the issuer of the notes offered hereby, and its consolidated subsidiaries. The following summary historical financial data as of and for the three years ended December 31, 2000 have been derived from Salem Communications Corporation's audited consolidated financial statements (see also
Note 12 thereto with respect to Salem Holding). The summary historical financial data as of and for the six months ended June 30, 2000 and 2001 have been derived from Salem Communications Corporation's unaudited condensed consolidated financial statements (see also Note 12 thereto with respect to Salem Holding), which financial statements include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results for the full year. Pro forma data for the year ended December 31, 2000 and for the six months ended and as of June 30, 2001 are derived from the unaudited pro forma condensed consolidated financial statements of Salem Holding and give effect to the June 15, 2001 dividend of its subsidiaries CCM and OnePlace to Salem Communications Corporation, the acquisition of certain assets of radio stations acquired from affiliates of Clear Channel Communications, Inc. and AMFM Inc. and certain related transactions, the acquisition of certain individually insignificant in-format radio stations and the disposition of certain other radio stations, accrued interest income and expense related to the loan made by Salem Holding to Salem Communications Corporation, proceeds of approximately $2.8 million received from the legal settlement related to the condemnation of certain real property in Seattle, Washington owned by a subsidiary of Salem Holding and the use of such proceeds to repay borrowings under Salem Holding's credit facility, and the offering of the old notes and the application of the net proceeds therefrom, as if such transactions had occurred at the beginning of the relevant periods, in the case of the Statement of Operations and Other Data. The actual historical Balance Sheet Data as of June 30, 2001 reflects the effects of all of the above transactions with the exception of the $2.8 million repayment of debt from the proceeds of the settlement. The pro forma Balance Sheet Data as of June 30, 2001 gives effect to the repayment of debt with the $2.8 million of proceeds from the settlement. While the pro forma data for the year ended December 31, 2000 and the six months ended June 30, 2001 are based on adjustments we deem appropriate and which are factually supported based on currently available data, the pro forma data may not be indicative of what actual results would have been, nor does this information purport to present Salem Holding's financial results for future periods. The summary data below should be read in conjunction with "Selected Consolidated Financial and Other Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements of Salem Holding," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and the notes thereto included in this prospectus or incorporated herein by reference.


                                                                                                       PRO FORMA
                                                                    PRO FORMA      SIX MONTHS ENDED    SIX MONTHS
                                     YEAR ENDED DECEMBER 31,        YEAR ENDED         JUNE 30,          ENDED
                                 -------------------------------   DECEMBER 31,   ------------------    JUNE 30,
                                 1998(1)    1999(1)      2000          2000       2000(1)     2001        2001
                                 --------   --------   ---------   ------------   -------   --------   ----------
                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:

Net broadcasting revenue.......  $ 77,891   $ 87,122   $ 107,786    $ 120,224     $47,427   $ 62,254    $ 62,254
Other media revenue............        --      6,424       7,916           --       3,797         --          --
                                 --------   --------   ---------    ---------     -------   --------    --------
Total revenue..................    77,891     93,546     115,702      120,224      51,224     62,254      62,254
Broadcasting operating
  expenses.....................    42,526     46,291      60,121       69,925      26,211     40,107      40,107
Other media operating
  expenses.....................        --      9,985      14,863           --       8,115         --          --
Corporate expenses.............     7,395      8,507      10,457        9,805       5,272      7,235       7,235
Stock and related cash grant...        --      2,550          --           --          --         --          --
Depreciation and
  amortization.................    14,058     18,233      23,243       25,508      10,338     13,113      13,113
                                 --------   --------   ---------    ---------     -------   --------    --------
Operating income (loss)........    13,912      7,980       7,018       14,986       1,288      1,799       1,799
Interest income................       291      1,005         504          908         351         66          66
Interest income from related
  party(2).....................        --         --       1,249        7,734          --      5,366       5,366
Gain (loss) on sale of
  assets.......................       236       (219)        773       (3,749)      4,408      2,323       2,323
Gain on sale of assets to
  related party................        --         --      28,794           --          --         --          --
Interest expense...............   (15,941)   (14,219)    (15,572)     (26,369)     (5,219)   (12,747)    (13,752)
Other income (expense), net....      (422)      (633)       (856)      (1,925)       (420)      (112)       (112)
                                 --------   --------   ---------    ---------     -------   --------    --------
Income (loss) before income
  taxes and extraordinary
  item.........................    (1,924)    (6,086)     21,910       (8,415)        408     (3,305)     (4,310)
Provision (benefit) for income
  taxes........................      (343)    (1,611)      8,249       (2,925)        464     (1,366)     (1,781)
                                 --------   --------   ---------    ---------     -------   --------    --------
Income (loss) before
  extraordinary item...........    (1,581)    (4,475)     13,661       (5,490)        (56)    (1,939)     (2,529)
Extraordinary loss, net of tax
  effect.......................        --     (3,570)         --           --          --         --          --
                                 --------   --------   ---------    ---------     -------   --------    --------
Net income (loss)..............  $ (1,581)  $ (8,045)  $  13,661    $  (5,490)    $   (56)  $ (1,939)   $ (2,529)
                                 ========   ========   =========    =========     =======   ========    ========

                                                                                                       PRO FORMA
                                                                    PRO FORMA      SIX MONTHS ENDED    SIX MONTHS
                                     YEAR ENDED DECEMBER 31,        YEAR ENDED         JUNE 30,          ENDED
                                 -------------------------------   DECEMBER 31,   ------------------    JUNE 30,
                                 1998(1)    1999(1)      2000          2000       2000(1)     2001        2001
                                 --------   --------   ---------   ------------   -------   --------   ----------
                                                              (DOLLARS IN THOUSANDS)
OTHER DATA:
Broadcast cash flow(3).........  $ 35,365   $ 40,831   $  47,665    $  50,299     $21,216   $ 22,148    $ 22,148
Broadcast cash flow margin.....      45.4%      46.8%       44.2%        41.8%       44.7%      35.6%       35.6%
EBITDA(3)......................    27,970     28,763      30,261       40,494      11,626     14,912      14,912
Broadcast EBITDA(3)............    27,970     32,324      37,208       40,494      15,944     14,912      14,912
Operating cash flow(4).........    28,261     29,768      32,014       49,136      11,557     20,344      20,344
Pro forma debt to pro forma
  EBITDA(5)....................                                           7.1x
Pro forma debt to pro forma
  operating cash flow(5).......                                           5.9x
Ratio of earnings to fixed
  charges:
  Actual.......................       0.9x       0.6x        2.2x                     1.1x       0.8x
  Pro forma (6)................                              2.1x                                0.7x
Coverage deficiency:
  Actual.......................     1,924      6,085          --                       --      9,371
  Pro forma....................                               --                              10,376
Cash flows related to:
  Operating activities.........  $ 11,015   $  8,204   $  12,628    $  22,861       7,177      7,034    $  6,029
  Investing activities.........   (31,762)   (35,159)   (173,527)    (172,479)    (46,927)   (13,472)    (13,472)
  Financing activities.........    21,019     59,162     130,387      275,209      10,058      6,338       6,338


                                                                                                         PRO FORMA
                                                                                              AS OF        AS OF
                                                                                            JUNE 30,     JUNE 30,
                                                                                              2001         2001
                                                                                            ---------   -----------
                                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................................................   $  3,420     $    662
Intangible assets, net...................................................................    248,098      248,098
Total assets.............................................................................    463,240      460,482
Total debt (including current portion)...................................................    303,592      300,834
Total stockholders' equity...............................................................    146,187      146,187

-------------------------

(1) Summary consolidated financial and other data of Salem Holding as of and for the two years ended December 31, 1999 and as of and for the six months ended June 30, 2000 is identical to Salem Communications Corporation's consolidated financial results for those periods because Salem Communications Corporation formed Salem Holding as a wholly-owned subsidiary in May 2000 and assigned substantially all of its assets and liabilities to Salem Holding in August 2000. This transaction was accounted for as an exchange of assets among entities under common control and, accordingly, the assets exchanged were recorded at their historical cost in a manner similar to the pooling of interest method of accounting.



(2) Represents accrued interest income on a promissory note from Salem Communications Corporation. Salem Holding borrowed under its credit facility to make the related loan to Salem Communications Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


(3) We define broadcast cash flow as net operating income, excluding other media revenue and other media operating expenses, before depreciation and amortization and corporate expenses. We define EBITDA as net operating income before depreciation and amortization. We define broadcast EBITDA as EBITDA excluding other media businesses. EBITDA for the year ended December 31, 1999 excludes a $2.6 million charge ($1.9 million, net of income tax) for a one-time stock grant concurrent with our initial public offering. Although broadcast cash flow, EBITDA and broadcast EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, we believe that they are useful because they are measures widely used in the radio broadcast industry to evaluate a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA and broadcast EBITDA in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.


(4) We define operating cash flow as consolidated net income (adjusted to exclude, among other things, net gains on dispositions of assets outside the ordinary course of business) plus specified net losses, taxes, interest expense, and depreciation, amortization and other non-cash charges, in accordance with the indentures governing the notes and the existing 9 1/2% notes. This includes accrued interest income.


(5) Pro forma debt to pro forma EBITDA and pro forma debt to pro forma operating cash flow represent total pro forma debt, including current portion and the effects of the offering of the 9% notes and other transactions reflected in the unaudited pro forma condensed financial statements of Salem Holding, outstanding at the end of the relevant period, divided by pro forma EBITDA and pro forma operating cash flow, respectively.

(6) For purposes of computing the pro forma ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges, and "fixed charges" consist of interest expense plus an allocation of a portion of rent expense representing interest. The pro forma earnings to fixed charges ratio gives effect only to the issuance of the notes offered hereby and the repayment of borrowings under Salem Holding's credit facility as if each occurred at the beginning of the period presented. For the years ended December 31, 1998 and 1999 and for the six months ended June 30, 2001, and for the six months ended June 30, 2001 on a pro forma basis, our earnings were inadequate to cover fixed charges; the coverage deficiency for the years ended December 31, 1998 and 1999 was $1.9 million and $6.1 million, respectively. The coverage deficiency for the six months ended June 30, 2001 was $3.3 million (actual) and $4.3 million (pro forma).

                        SUMMARY OF THE EXCHANGE OFFERING


     The summary below describes the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.


The Exchange Offer.........  Salem Holding is offering to exchange $1,000 principal amount of its exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered old notes. Salem Holding issued the old notes on June 25, 2001 in a private offering. The terms of the exchange notes are substantially identical to the terms of the old notes.

                             In order to exchange your old notes, you must properly tender them before the expiration of the exchange offer. All old notes that are validly tendered and not validly withdrawn will be exchanged. Salem Holding will issue the exchange notes on or promptly after the expiration of the exchange offer.

                             You may tender your old notes for exchange notes in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights
Agreement..................  Salem Holding sold the old notes on June 25, 2001 to a group of initial purchasers. Simultaneously with that sale, Salem Holding entered into a registration rights agreement relating to the old notes with the initial purchasers, which requires it to conduct the exchange offer.

                             You have the right under the registration rights agreement to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy those rights. After this exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                             For a description of the procedures for tendering your old notes, see "The Exchange
                             Offer -- Procedures for Tendering Old Notes."

Expiration Date............  5:00 p.m., New York City time,             , 2001,
                             unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended.
                             See "The Exchange Offer -- Terms of the Exchange
                             Offer."


Consequences of Failure to
  Exchange Your Old
  Notes....................  If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture governing both the old notes and the exchange notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Salem Holding does not plan to register the old notes under the Securities Act.



Conditions to the Exchange
Offer......................  The exchange offer is subject to customary conditions described under "The Exchange
                             Offer -- Conditions to the Exchange Offer," some of which Salem Holding may waive in its discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. Salem Holding reserves the right, subject to applicable law, at any time and from time to time:



                             - to terminate the exchange offer if one or more
                               specific conditions have not been satisfied;

                             - to extend the expiration date of the exchange
                               offer and retain all tendered old notes, subject, however, to the right of the tendering holders to withdraw their tendered old notes; or

                             - to waive any condition or otherwise amend the
                               terms of the exchange offer in any respect.

                             See "The Exchange Offer -- Terms of the Exchange Offer."

Procedures for Tendering
Old Notes..................  If you wish to tender your old notes for exchange notes, you must:

                             - complete and sign a letter of transmittal in
                               accordance with the instructions contained in the letter of transmittal; and

                             - forward the completed letter of transmittal by
                               mail, facsimile or hand delivery, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such old notes.

                             Specified brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                             Letters of transmittal and certificates
                             representing old notes should not be sent to Salem Holding. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Special Procedures for
Beneficial Owners..........  If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender such old notes. See "The Exchange Offer -- Procedures for Tendering Old Notes."

Withdrawal of Tenders......  You may withdraw the tender of your old notes at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  Upon consummation of the exchange offer, Salem
                             Holding will accept any and all old notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered old notes. See "The Exchange Offer -- Terms of the Exchange Offer."

Resales of Exchange
Notes......................  Salem Holding believes that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                             - you are acquiring the exchange notes in the
                               ordinary course of your business;

                             - you are not participating, and have no
                               arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                             - you are not an "affiliate" of Salem Holding, as
                               the term is defined for the purposes of Rule 144A under the Securities Act.


                             Salem Holding's belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to Salem Holding. The staff of the Commission has not considered this exchange offer in the context of a no-action letter, and Salem Holding cannot assure you that the staff of the Commission would make a similar determination with respect to this exchange offer.


                             If Salem Holding's belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. Salem Holding does not and will not assume, or indemnify you against, this liability.

                             Each broker-dealer that receives exchange notes for its own account in exchange for old notes that such broker-dealer acquired as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange
                             Offer -- Resales of the Exchange Notes."

Exchange Agent.............  The exchange agent for the exchange offer is The
                             Bank of New York. The address, telephone number and facsimile number of the exchange agent are provided in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Use of Proceeds............  Salem Holding will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds."

Certain Federal Income Tax
  Consequences.............  Your acceptance of an exchange offer and the related exchange of your old notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

     The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Notes."

Issuer.....................  Salem Communications Holding Corporation.

Securities Offered.........  $150,000,000 principal amount of 9% Senior
                             Subordinated Notes due 2011.

Maturity...................  July 1, 2011.

Interest Payment Dates.....  Each January 1 and July 1, beginning on January 1,
                             2002. Interest will accrue from and including June 25, 2001 or the last payment date upon which interest on the old notes was paid.

Ranking....................  The exchange notes will:

                             - be unsecured senior subordinated obligations of
                               Salem Holding; and

                             - be subordinated in right of payment to all
                               existing and future senior debt of Salem Holding, including borrowings under the credit facility.

                             The guarantees will:

                             - be unsecured senior subordinated obligations of
                               each guarantor; and

                             - be subordinated in right of payment to all
                               existing and future senior debt of the
                               guarantors, including guarantees of borrowings under the credit facility.

                             As of June 30, 2001, pro forma for the application of the proceeds of a $2.8 million legal settlement, Salem Holding and its subsidiaries would have had $49.6 million of senior debt.


Guarantees.................  The old notes are and on the issue date the exchange notes will be fully and unconditionally guaranteed by Salem Communications Corporation and all of its subsidiaries (other than Salem Holding). If Salem Communications Corporation or Salem Holding creates or acquires a new subsidiary, such subsidiary will guarantee the exchange notes if such subsidiary guarantees any of Salem Holding's other indebtedness, including indebtedness under the credit facility and the existing 9 1/2% notes.



Unrestricted Guarantors....  Salem Communications Corporation and all of its
                             subsidiaries (other than Salem Holding and Salem Holding's subsidiaries) will not be subject to most of the restrictive covenants contained in the indenture for the exchange notes.


Optional Redemption........  On or after July 1, 2006, Salem Holding may redeem some or all of the exchange notes at the redemption prices listed in "Description of the Notes -- Optional Redemption," plus accrued interest.

Optional Redemption After
  Public Equity
  Offerings................  At any time (which may be more than once) before
                             June 25, 2004, Salem Holding can choose to redeem up to 35% of the aggregate principal amount of the exchange notes and the old notes issued under the indenture with the proceeds of one or more public equity offerings, as long as:

                             - Salem Holding pays 109% of the aggregate
                               principal amount of the exchange notes and old notes redeemed, plus interest;

                             - Salem Holding redeems the portion of the exchange
                               notes and old notes redeemed within 60 days of the closing of the public equity offering; and

                             - at least 65% of the aggregate principal amount of
                               the exchange notes and old notes issued under the indenture remains outstanding after any such redemption.

Change of Control Offer....  If a change of control occurs, Salem Holding must give holders of the notes the opportunity to sell their exchange notes to Salem Holding at 101% of the face amount, plus accrued interest.

Asset Sale Proceeds........  If Salem Holding or its restricted subsidiaries engage in certain asset sales, Salem Holding must invest the net cash proceeds from such sales in its business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes and old notes equal to the remaining excess net cash proceeds. The purchase price of the exchange notes and old notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture
Provisions.................  The indenture governing the exchange notes and old notes contains covenants limiting Salem Holding's and its restricted subsidiaries' ability to:

                             - incur additional debt,

                             - pay dividends or make distributions,

                             - purchase or redeem stock,

                             - make investments and extend credit,

                             - engage in transactions with affiliates,

                             - create liens on assets,

                             - transfer and sell assets, and

                             - merge or consolidate with another company.


                             The covenants in the indenture are subject to a number of important limitations and exceptions and, except in limited cases, do not apply to Salem Communications Corporation and the other unrestricted guarantors.


Risk Factors...............  See "Risk Factors" for a description of certain of the risks you should consider before exchanging any old notes for exchange notes.

                                  RISK FACTORS

     Before you participate in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this and incorporated by reference into this prospectus.

                      RISKS RELATED TO THE EXCHANGE NOTES


IF YOU FAIL TO EXCHANGE THE OLD NOTES FOR THE EXCHANGE NOTES YOUR OLD NOTES WILL REMAIN SUBJECT TO THE TRANSFER RESTRICTIONS OF THE INDENTURE.


     If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and the indenture. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Salem Holding does not plan to register the old notes under the Securities Act.


BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THE EXCHANGE NOTES.



     There is no established trading market for the exchange notes and we cannot assure you that a market for the exchange notes will develop in the future. There can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of exchange notes to sell any of their exchange notes, or (iii) the price at which the holders of the exchange notes would be able to sell any of their exchange notes. If such a market were to develop, the exchange notes could trade at prices that are higher or lower that the initial offering price depending on many factors, including prevailing interest rates, the number of holders of the exchange notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally. Accordingly, no assurance can be given as to the development or liquidity of any market for the exchange notes. Historically, the market for securities such as the exchange notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot assure you that, if a market for the exchange notes were to develop, such a market would not be subject to similar disruptions. We do not intend to apply (and are not obligated to apply) for listing of the exchange notes on any securities exchange or the Nasdaq National Market.



YOU MUST COMPLY WITH THE PROCEDURES FOR THE EXCHANGE OFFER IN ORDER TO RECEIVE THE EXCHANGE NOTES.



     You are responsible for complying with all exchange offer procedures. You will only receive exchange notes in exchange for your old notes if, prior to the offer expiration date, you deliver the following to the exchange agent:



     - certificate for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent's account with the Depository Trust Company ("DTC");



     - the letter of transmittal (or facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees; and



     - and other documents required by the letter of transmittal.



     You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange notes. See "The Exchange Offer."


OUR SUBSTANTIAL INDEBTEDNESS AND OUR ABILITY TO INCUR MORE INDEBTEDNESS COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We currently have a substantial amount of debt. As of June 30, 2001, after giving effect to the application of a $2.8 million legal settlement our total consolidated debt was $300.9 million.

     Our substantial debt could have important consequences for the holders of the exchange notes, including:

     - making it more difficult for us to satisfy our obligations with respect to the exchange notes, borrowings under the credit facility and the existing 9 1/2% notes;

     - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

     - requiring us to dedicate a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate requirements; and

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulations.


     The indenture governing the old notes and the exchange notes offered hereby and the indenture governing the indenture governing the existing 9 1/2% notes permit Salem Holding and its subsidiaries to incur additional debt. The indentures do not place any restrictions on the ability of Salem Communications Corporation or any other unrestricted guarantor to incur debt. Pursuant to the covenants of the credit facility, as of June 30, 2001, on a pro forma basis, Salem Holding would be permitted to incur an additional $54.7 million of indebtedness and all of those borrowings would be senior in right of payment to the exchange notes. We anticipate incurring additional debt to fund future acquisitions and for other corporate purposes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Existing Indebtedness" for additional information.


SERVICING SALEM HOLDING'S DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     Salem Holding's ability to make payments on the exchange notes and its other debt and to fund its business plan depends on its and its subsidiaries' ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, Salem Holding's ability to borrow funds in the future will depend on its meeting the financial covenants in its debt instruments, including a fixed charge coverage test and leverage ratio test under the credit facility. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under the credit facility or otherwise in an amount sufficient to enable us to service our debt, including the exchange notes, or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. The credit facility and the existing 9 1/2% notes mature in 2007. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition and on Salem Holding's ability to make interest and principal payments on the exchange notes.

COVENANT RESTRICTIONS UNDER THE CREDIT FACILITY, THE EXISTING INDENTURE AND THE INDENTURE GOVERNING THE EXCHANGE NOTES OFFERED HEREBY MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

     The credit facility and the indentures governing the existing 9 1/2% notes, the old notes and the notes, offered hereby contain, among other things, covenants that restrict Salem Holding's and its subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. The credit facility and each of the indentures restrict, among other things, their ability to:

     - incur additional debt,

     - pay dividends or make distributions,

     - purchase or redeem stock,

     - make investments and extend credit,

     - engage in transactions with affiliates,

     - create liens on assets,

     - transfer and sell assets, and

     - effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of its assets.

     These restrictions on our management's ability to operate Salem Holding's business could have a material adverse effect on us.


     The covenants in each indenture are subject to a number of important limitations and exceptions. These limitations and exceptions will, for example, allow Salem Holding to make certain restricted payments to and investments in Salem Communications Corporation, subject to specified limitations.


     In addition, the credit facility will require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders under the credit facility will waive any failure to meet those tests.

     A breach of any of these covenants could result in a default under the credit facility and both indentures. If an event of default occurs under any of these agreements, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

     If we are unable to pay our obligations to the lenders under the credit facility or other future senior debt instruments, the lenders could proceed against any or all of the collateral securing the indebtedness under the credit facility. The collateral under the credit facility consists of substantially all of our existing assets. In addition, a breach of certain of these restrictions or covenants, or an acceleration by these lenders of the obligations to them, would cause a default under the old notes, the exchange notes as well as under the existing 9 1/2% notes. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the old notes and the exchange notes, or to repay the old notes and the exchange notes in full after we pay the senior secured lenders to the extent of their collateral.


SALEM COMMUNICATIONS CORPORATION AND THE OTHER UNRESTRICTED GUARANTORS WILL NOT BE SUBJECT TO MOST OF THE RESTRICTIVE COVENANTS OF THE INDENTURE GOVERNING THE EXCHANGE NOTES.



     The covenant restrictions contained in the indenture governing the exchange notes and the old notes, and the indenture governing the existing 9 1/2% notes will apply in large part only to Salem Holding and its restricted subsidiaries. Salem Communications Corporation and the other unrestricted guarantors will be subject to limitations on layering senior subordinated indebtedness and merging or consolidating, or selling, transferring, leasing or otherwise disposing of all or substantially all of their assets, but they will not otherwise have limitations under these agreements on their ability, for example, to:


     - incur debt,

     - pay dividends or make distributions,

     - purchase or redeem stock,

     - make investments and extend credit,

     - engage in transactions with affiliates,

     - create liens on their assets, or

     - transfer and sell assets.

SALEM HOLDING IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE EXCHANGE NOTES.

     As a holding company, Salem Holding will not hold any significant assets other than its direct and indirect interests in its subsidiaries which conduct all of its operations. Salem Holding's cash flow will depend upon the cash flow of its operating subsidiaries and the payment of funds by its operating subsidiaries to Salem Holding. Salem Holding's operating subsidiaries may not be able to make funds available to it. This could adversely affect Salem Holding's ability to meet its obligations to you as a holder of the exchange notes.

     Salem Holding's operating subsidiaries are separate and distinct legal entities and, except pursuant to their guarantees, are not obligated to make funds available for payment of the exchange notes and other obligations in the form of loans, distributions or otherwise. In addition, Salem Holding's operating subsidiaries' ability to make any such loans, distributions or other payments to Salem Holding will depend on their earnings, business and tax considerations and legal restrictions, which may adversely impact Salem Holding's ability to pay interest and principal due on the exchange notes.


SALEM COMMUNICATIONS CORPORATION AND THE OTHER UNRESTRICTED GUARANTORS ARE NOT SUBSIDIARIES OF SALEM HOLDING, THE ISSUER OF THE EXCHANGE NOTES, AND ARE NOT OBLIGATED TO MAKE FUNDS AVAILABLE TO SALEM HOLDING TO MAKE PAYMENTS ON THE EXCHANGE NOTES OR SALEM HOLDING'S OTHER OBLIGATIONS.



     Salem Communications Corporation and the other unrestricted guarantors are not subsidiaries of Salem Holding, the issuer of the exchange notes. As such, Salem Holding has no ability to control Salem Communications Corporation and the other unrestricted guarantors and cannot cause them to make funds available to Salem Holding to permit Salem Holding to make payments on the exchange notes. Salem Communications Corporation and the other unrestricted guarantors, except pursuant to their guarantees, are not obligated under the indenture or otherwise to make funds available for payment of the exchange notes and other obligations in the form of loans, capital contributions or otherwise.


YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES AND THE GUARANTEES IS SUBORDINATED IN RIGHT OF PAYMENT TO ALL OF OUR AND THE GUARANTORS' SENIOR DEBT.

     The exchange notes will be general unsecured obligations, subordinated in right of payment to all existing and future senior debt of Salem Holding and that of each guarantor of the notes, respectively, including obligations under the credit facility. The exchange notes will not be secured by any of Salem Holding's or the guarantors' assets, and as such will be effectively subordinated to any secured debt that Salem Holding or the guarantors may have now, including obligations under the credit facility, or may incur in the future to the extent of the value of the assets securing that debt.

     In the event that Salem Holding or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the old notes, the exchange notes and the guarantees thereof will be entitled to be paid in full from Salem Holding's assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the old notes, the exchange notes or the affected guarantees. In any of the foregoing events, we cannot assure you that Salem Holding would have sufficient assets to pay amounts due on the old notes and the exchange notes. As a result, holders of the old notes and the exchange notes may receive less, proportionally, than the holders of debt senior to the old notes, the exchange notes and the guarantees. The subordination provisions of the indenture governing the old notes and the exchange notes will also provide that Salem Holding can make no payment to you during the continuance of payment defaults on its designated senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under its designated senior debt. See "Description of the Notes -- Subordination" for additional information. Also, in the event of bankruptcy, insolvency, liquidation or reorganization, holders of the old notes and the exchange notes will participate ratably with all holders of Salem Holding's subordinated indebtedness that is deemed to be of the same class as the old notes and the exchange notes (including the existing 9 1/2% notes) and potentially with all Salem Holding's general creditors in distributions of its remaining assets.

     As of June 30, 2001, on a pro forma basis, the old notes, the exchange notes and the guarantees would have been subordinated in right of payment to $50.9 million of senior debt of Salem Holding. The indentures governing the old notes and the exchange notes and the existing 9 1/2% notes and the credit facility permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt.

THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

     The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of any guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time any such guarantor incurred a guarantee of the exchange notes, such guarantor:

     - incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

     - received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such guarantor:

       - was insolvent or was rendered insolvent;

       - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured;

(as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then such court could void the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

     It may be asserted that the guarantors incurred their guarantees for the benefit of Salem Holding and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

     - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

     - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; or

     - it incurred obligations beyond its ability to pay as such obligations become due.

     We believe that, at the time the guarantors initially incur the debt represented by the guarantees, the guarantors will not be insolvent or rendered insolvent by the incurrence, be lacking sufficient capital to run their businesses effectively, or be unable to pay obligations on the guarantees as they mature or become due. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.


     If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Salem Holding or any guarantor whose obligation was not set aside or found to be unenforceable.

SALEM HOLDING MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.


     Upon a change of control, Salem Holding is required to offer to repurchase all outstanding old notes and exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such purchase of old notes and exchange notes will be Salem Holding's available cash or cash generated from its subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of old notes and exchange notes tendered. In addition, the terms of the credit facility limit Salem Holding's ability to purchase your old notes and exchange notes in those circumstances. Upon a change of control, Salem Holding will also be required to offer to repurchase all of the existing 9 1/2% notes, and may be required immediately to repay the outstanding principal, accrued interest and any other amounts owed by it under the credit facility. Any of Salem Holding's future debt agreements may contain similar restrictions and provisions. If the holders of the old notes and exchange notes exercise their right to require Salem Holding to repurchase all of the old notes and exchange notes upon a change of control, the financial effect of this repurchase could cause a default under Salem Holding's other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that Salem Holding will not have sufficient funds at the time of the change of control to make the required repurchase of old notes and exchange notes or that restrictions in the credit facility will not allow such repurchases.

                         RISKS RELATED TO OUR BUSINESS


WE MAY NOT PURSUE POTENTIALLY MORE PROFITABLE BUSINESS OPPORTUNITIES OUTSIDE OF OUR RELIGIOUS AND FAMILY ISSUES FORMATS WHICH MAY HAVE A MATERIAL EFFECT ON OUR BUSINESS.



     We are committed to broadcasting formats emphasizing religious and family issues. We may not switch to other formats in response to changing audience preferences. Our decision not to pursue other formats might negatively impact our business.



IF WE ARE UNABLE TO SUCCESSFULLY EXECUTE OUR ACQUISITION STRATEGY, OUR BUSINESS MAY NOT GROW AS EXPECTED.



     We intend to continue to acquire radio stations as well as other complementary media businesses. However, we may not successfully identify and consummate future acquisitions, and stations that we do acquire may not increase our broadcast cash flow or yield other anticipated benefits. Our failure to execute our acquisition strategy successfully could have a material adverse effect on our business and operating results.



AS WE ACQUIRE STATIONS, WE MAY BE UNABLE TO INTEGRATE THE OPERATIONS AND MANAGEMENT OF THESE STATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.



     Since January 1, 2000 we acquired or agreed to acquire and/or operate 34 radio stations and we expect to make acquisitions of other stations and station groups in the future.



     We cannot assure you that we will be able to integrate successfully the operations or management of acquired stations, or the operations or management of stations that might be acquired in the future. Acquisitions of stations will require us to manage a significantly larger and likely more geographically diverse radio station portfolio than historically has been the case. Our inability to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results.

WE MAY BE UNABLE TO IMPLEMENT OUR CLUSTER STRATEGY.

     As part of our operating strategy, we attempt to realize efficiencies of operating costs and cross-selling of programming and advertising by clustering the operations of two or more radio stations in a single market. However, there can be no assurances that this operating strategy will be successful. Furthermore, we cannot assure you that the clustering of radio stations in one market will not result in downward pressure on advertising and programming rates at one or more of the existing or new radio stations within the cluster. There can be no assurance that any of our stations will be able to maintain or increase its current listening audience and operating revenue in circumstances where we implement our clustering strategy.


     Additionally, Federal Communications Commission rules and policies allow a broadcaster to own a number of radio stations in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales and station operations. We believe that radio stations that elect to take advantage of these clustering opportunities may, in certain circumstances, have lower operating costs and may be able to offer advertisers more attractive rates and services. The future development of our business in new markets, as well as the maintenance of our business growth in those markets in which we do not currently have radio station clusters, may be negatively impacted by competitors who are taking advantage of these clustering opportunities by operating multiple radio stations within markets.



THE RESTRICTIONS ON OWNERSHIP OF MULTIPLE STATIONS IN EACH MARKET MAY PREVENT US FROM IMPLEMENTING OUR CLUSTER STRATEGY.



     As part of our growth strategy, we seek to acquire additional radio stations in markets in which we already have existing stations. However, our ability to acquire, operate and integrate any such future acquisition as part of a cluster may be limited by antitrust and FCC regulation affecting acquisitions where the proposed buyer or manager already owns one or more radio stations in the relevant market. We cannot predict whether the Department of Justice, the Federal Trade Commission or a private party will challenge a proposed acquisition, and such challenges could affect our ability to implement our cluster acquisition strategy.



GOVERNMENT REGULATION OF THE BROADCASTING INDUSTRY MAY LIMIT OUR ABILITY TO ACQUIRE OR DISPOSE OF RADIO STATIONS.



     The FTC and the DOJ evaluate transactions to determine whether those transactions should be challenged under federal antitrust laws. We are aware that the FTC and the DOJ have been increasingly active in their review of radio station acquisitions. This is particularly the case when a radio broadcast company proposes to acquire an additional station in an existing market. We cannot be sure that the DOJ or the FTC will not seek to prohibit or require the restructuring of our future acquisitions on this or another basis.



OUR LAUNCH OF NEW FORMATS MAY NOT BE PROFITABLE.


     We have launched music formats, including a contemporary Christian music format called The Fish(TM), as well as a conservative news/talk format, in several markets. We have traditionally relied on Christian teaching and talk block programming as the primary source of our revenue and there is no guarantee that the implementation of these new formats will attract a sufficient listener and advertiser base. Our strategy to launch and develop new formats is unproven and may not result in any significant revenues or net income. In addition, the introduction of these new formats involves significant promotional costs which will negatively impact our profitability.

WE MAY NOT BE ABLE TO OBTAIN FINANCING AND GENERATE SUFFICIENT CASH FLOWS FROM OPERATIONS TO FUND FUTURE ACQUISITIONS.


     We will require significant financing to fund our acquisition strategy and implement our business plan. This financing may not be available to us. The availability of funds under the credit facility at any time will be dependent upon, among other factors, our ability to satisfy financial covenants. Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that our future cash flows or borrowing capacity will be sufficient to allow us to complete future acquisitions or implement our business plan. Our inability to successfully implement our acquisition strategy could have a material adverse effect on our business and results of operations.


WE COMPETE FOR ADVERTISING REVENUE AGAINST RADIO STATIONS AND OTHER MEDIA, MANY OF WHICH HAVE GREATER RESOURCES THAN WE DO, AND IF WE ARE UNABLE TO MAINTAIN OR GROW OUR ADVERTISING REVENUE SHARE, OUR BUSINESS AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.



     In the advertising market, we compete for revenue with other commercial religious format and general format radio stations, as well as with other media, including broadcast and cable television, newspapers, magazines, direct mail and billboard advertising. Our radio stations with our contemporary Christian music and conservative news/talk formats are substantially dependent upon advertising for their revenues. Due to this significant competition, we cannot be sure that we will be able to maintain or increase our current advertising revenue.



WE COMPETE FOR THE SALE OF BLOCK PROGRAM TIME AGAINST OTHER RADIO STATIONS, AND IF WE DO NOT MAINTAIN OR INCREASE OUR BLOCK PROGRAM REVENUE SHARE, OUR BUSINESS AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.


     The financial success of each of our radio stations that features Christian teaching and talk programming is dependent, to a significant degree, upon our ability to generate revenue from the sale of block program time to national and local religious organizations, which currently accounts for more than 40% of our revenue. We compete for this program revenue with a number of commercial and non-commercial radio stations. Due to the significant competition for this block programming, we cannot be sure that we will be able to maintain or increase our current block programming revenue.


SALEM RADIO NETWORK(R) COMPETES AGAINST OTHER PROVIDERS OF RADIO CONTENT, AND THE SUCCESS OF SUCH COMPETITORS MAY LIMIT THE GROWTH AND PROFITABILITY OF THE NETWORK.


     In addition to the competition faced by our radio stations, Salem Radio Network(R) faces competition from other providers of radio program content, including commercial radio networks that offer news and talk programming to religious format radio stations and non-commercial networks that offer religious music formats. Our network also competes with other radio networks and individual radio stations for the services of talk show personalities. Competition from existing and new radio networks may limit the growth and profitability of our network.


A GENERAL ECONOMIC DOWNTURN COULD NEGATIVELY IMPACT OUR ABILITY TO GENERATE ADVERTISING REVENUE.



     We derive a substantial part of our revenues from the sale of advertising on our radio stations. For the years ended December 31, 2000, 1999 and 1998, 40.5%, 37.3% and 35.8% of our broadcast revenues, respectively, were generated from the sale of advertising. Because advertisers generally reduce their spending during economic downturns, we could be adversely affected by a national recession. In addition, because a substantial portion of our revenues are derived from local advertisers, our ability to generate advertising revenues in specific markets could be adversely affected by local or regional economic downturns. We are particularly dependent on advertising revenue from the Los Angeles, Dallas and New York markets, which generated 7.1%, 4.0% and 2.1%, respectively, of our gross broadcast revenues in 2000.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY ACTS OF WAR AND TERRORISM.



     In response to the September 11, 2001 terrorist attacks on New York City and Washington, D.C., we increased our news and community service programming, which decreased the amount of broadcast time available for commercial advertising. In addition, these events caused advertisers to cancel advertisements on our stations. Acts of war and terrorism against the United States, and the country's response thereto, may also cause a general slowdown in the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.



INCREASED INDUSTRY COMPETITION DUE TO NEW TECHNOLOGIES AND SERVICES COULD ADVERSELY AFFECT OUR REVENUES.



     Radio broadcasting is subject to competition from new media technologies and services that are being developed or introduced. These include delivery of audio programming by cable television, satellite, digital audio radio services, the Internet, personal communications services and the authorization by the FCC of a new service of low powered, limited coverage FM radio stations. We cannot predict the effect that any of this new technology may have on our business or the radio broadcasting industry. Our investment in satellite digital audio radio and Internet content may not be successful or enable us to adapt effectively to new media technology.



LOSS OF KEY EXECUTIVES COULD DISRUPT THE MANAGEMENT AND OPERATION OF OUR
BUSINESS.


     Our business is dependent upon the performance and continued efforts of certain key individuals, particularly Edward G. Atsinger III, our President and Chief Executive Officer, and Stuart W. Epperson, our Chairman of the Board. The loss of the services of either Messrs. Atsinger or Epperson could have a material adverse effect upon us. We have entered into employment agreements with each of Messrs. Atsinger and Epperson. Messrs. Atsinger and Epperson's agreements expire in June 2004. Mr. Epperson has radio interests outside of us that will continue to impose demands on his time. See "Related Party Transactions -- Radio Stations Owned by Our Principal Stockholders."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER RADIO OPERATIONS WHICH COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.


     Through its subsidiaries, Salem Communications Corporation currently owns and may from time to time in the future acquire radio stations in addition to those owned by Salem Holding and its subsidiaries. Our officers and managers (many of whom are also officers or managers of Salem Holding) may have a substantial role in managing these radio stations. As a result, the time they devote to managing Salem Holding's radio stations may be correspondingly reduced. This could adversely affect Salem Holding's growth, financial condition and results of operations. Moreover, allocating managers' time and other resources of Salem Holding between Salem Holding's radio stations and radio stations that are not owned by Salem Holding or its subsidiaries could give rise to conflicts of interest. We do not have or plan to create formal procedures for determining whether and to what extent properties acquired in the future will be allocated between Salem Holding and Salem Communications Corporation (including their respective subsidiaries) or which properties will receive priority with respect to personnel requirements.



EXISTING STOCKHOLDERS MAY CAUSE US TO ENGAGE IN TRANSACTIONS THAT CONFLICT WITH YOUR INTERESTS.



     Edward G. Atsinger III, Stuart W. Epperson and Nancy A. Epperson control approximately 88% of the voting power of Salem Communications Corporation's capital stock. Accordingly, these stockholders control Salem Communications Corporation. Salem Communications Corporation, in turn, controls Salem Holding. Messrs. Atsinger and Epperson and Mrs. Epperson thus have the ability to control fundamental corporate transactions requiring equity holder approval, including but not limited to, the election of all of Salem Communications Corporation's directors, except for two independent directors, approval of merger transactions involving Salem Communications Corporation and the sale of all or substantially all of Salem

Communications Corporation's assets. The interests of Messrs. Atsinger and Epperson and Mrs. Epperson as equity holders may differ significantly from your interests as creditors.



OUR BUSINESS DEPENDS ON MAINTAINING OUR LICENSES WITH THE FCC, AND WE COULD BE PREVENTED FROM OPERATING A RADIO STATION IF WE FAIL TO MAINTAIN ITS LICENSE.



     We operate each of our radio stations pursuant to one or more FCC broadcasting licenses. As each license expires, we apply for renewal of the license. However, we cannot be sure that any of our licenses will be renewed, and renewal is subject to challenge by third-parties or to denial by the FCC. The Communications Act of 1934 and FCC rules and policies require prior FCC approval for transfers of control of, and assignments of, FCC licenses. Were a complaint to be filed against us or other FCC licensees involved in a transaction with us, the FCC could delay the grant of, or refuse to grant, its consent to an assignment or transfer of control of licenses and effectively prohibit a proposed acquisition or disposition. The failure to renew any of our licenses could prevent us from operating the affected station and generating revenue from it. If the FCC decides to include conditions or qualifications in any of our licenses, we may be limited in the manner in which we may operate the affected station.



THE SIGNALS TRANSMITTED BY OUR RADIO STATIONS MAY BE IMPAIRED IF THE FCC RELAXES REQUIREMENTS TO LIMIT STATION INTERFERENCE.



     The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. If the FCC relaxes these technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on us.



IF WE DO NOT SUCCESSFULLY DEFEND THE GOSPEL COMMUNICATIONS INTERNATIONAL CLAIMS, OUR BUSINESS AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.



     In December 2000, Gospel Communications International, Inc. made a demand for arbitration upon us. The demand, pending before an arbitration panel of the American Arbitration Association, alleges, among other things, we and our subsidiary OnePlace failed to provide certain e-commerce software to Gospel Communications International pursuant to a written contract between Gospel Communications International and OnePlace. Gospel Communications International seeks $10.0 million in damages for its claims. Although we will defend the action and pursue counterclaims against Gospel Communications International, there can be no assurance that the Gospel Communications International matter will be resolved in our favor and the ultimate resolution of this matter may adversely affect our business and operating results. See "Business -- Legal Proceedings" for additional information.



WE MAY BE UNABLE TO REALIZE THE FULL TAX BENEFIT FROM A LIKE-KIND EXCHANGE.



     We have structured the exchange of certain radio station assets, including the exchange of the assets of our radio stations WHK-FM (Canton, Ohio) and WHKK-AM (formerly named WHK-AM, Cleveland, Ohio) for the assets of radio station WCLV-FM (Cleveland, Ohio) in July 2001, as a tax-deferred like-kind exchange. Pursuant to Section 1031 of the Internal Revenue Code and Treasury Regulations promulgated thereunder, we have 180 days from the disposition of the WHK-FM and WHKK-AM assets to acquire like-kind replacement assets. Although we intend to consummate several associated replacement property transactions in accordance with the Internal Revenue Code and Treasury Regulations promulgated thereunder, circumstances, including those beyond our control or other competing business purposes of ours may limit or prohibit our ability to close some or all of the replacement property transactions in accordance with Treasury Regulations. This could result in a potential net tax liability of up to approximately $13 million.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the old notes for exchange notes with terms identical in all material respects to the terms of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement.

     By tendering old notes for exchange notes, each holder represents to us that:

     - any exchange notes to be received by such holder are being acquired in the ordinary course of such holder's business;

     - such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes;

     - such holder is not an "affiliate" of Salem Holding, as the term is defined in Rule 144A under the Securities Act;

     - such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered old notes;

     - we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances; and

     - the old notes tendered for exchange notes are not subject to any adverse claims or proxies.

     Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the old notes tendered pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of securities or blue sky laws of that jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to an exchange offer means any person in whose name the old notes are registered on the books of Salem Holding or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of old notes (which, for purposes of the exchange offer, include beneficial interests in old notes held by direct or indirect participants in DTC and old notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

     Salem Holding hereby offers, upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of the 9% senior subordinated exchange notes due 2011 for each $1,000 principal amount of the old 9% senior subordinated notes due 2011, properly tendered before the expiration date and not validly withdrawn according to the procedures described below. Holders may tender their old notes in whole or in part in integral multiples of $1,000 principal amount.

     The form and terms of the exchange notes are the same as the form and terms of the old notes, except that:

          (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the old notes, and

          (2) holders of the exchange notes will not be entitled to some of the rights of holders of the old notes under the registration rights agreement.

     The exchange notes evidence the same indebtedness as the old notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.


     The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. Salem Holding reserves the right in its reasonable discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as described under "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of date of this prospectus, $150.0 million principal amount of the old notes is outstanding.


     Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See "Risk Factors -- You must comply with the procedures for the exchange offer in order to receive the exchange notes."

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

     Holders who tender old notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. Salem Holding will pay certain charges and expenses, other than specified applicable taxes. See "-- Fees and Expenses."

     SALEM HOLDING MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date for the exchange offer is 5:00 p.m. New York City time,
on             , 2001, unless Salem Holding, in its reasonable discretion, extends the exchange offer. If Salem Holding does extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.


     Salem Holding expressly reserves the right, subject to applicable law, at any time and from time to time:


     - to terminate the exchange offer if it determines, in its reasonable discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

     - to extend the expiration date and retain all old notes tendered pursuant to the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under "-- Withdrawal of Tenders"; and

     - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

     If Salem Holding amends the exchange offer in a manner it determines constitutes a material change, or if it waives a material condition of the exchange offer, it will promptly disclose such material amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected old notes, and it will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     Any such extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, Salem Holding will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the exchange offer, Salem Holding will exchange, and will issue to the exchange agent, exchange notes for old notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal of Tenders") promptly after the expiration date.

     In all cases, delivery of exchange notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

          (1) old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC;

          (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

          (3) any other documentation required by the letter of transmittal.

     Accordingly, the delivery of the exchange notes might not be made to all tendering holders at the same time, and will depend upon when old notes, book-entry confirmations with respect to old notes and other required documents are received by the exchange agent.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.


     Subject to the terms and conditions of the exchange offer, Salem Holding will be deemed to have accepted for exchange, and thereby exchanged, old notes validly tendered and not withdrawn as, if and when it gives oral or written notice to the exchange agent (and such oral notice to be promptly confirmed in writing) of its acceptance of such old notes for exchange pursuant to the exchange offer. Salem Holding's acceptance for exchange of old notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and Salem Holding upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for Salem Holding for the purpose of receiving tenders of old notes, letters of transmittal and related documents and transmitting exchange notes to holders who have validly tendered old notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the exchange of any old notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of old notes), or Salem Holding extends the exchange offer or is unable to accept for exchange or exchange old notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on Salem Holding's behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old notes and such old notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "Withdrawal of Tenders."

PROCEDURES FOR TENDERING OLD NOTES

  VALID TENDER

     Except as set forth below, in order for old notes to be validly tendered pursuant to the exchange offer, either:

          (1) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date, and
     (b) tendered old notes must be received by the exchange agent, or such old notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

          (2) the guaranteed delivery procedures set forth below must be complied with.

     If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by Salem Holding, evidence satisfactory to it of such person's authority to so act must also be submitted.

     Any beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

     The method of delivery of old notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or old notes should be sent to Salem Holding. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

  BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the applicable old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  SIGNATURE GUARANTEES

     Certificates for old notes need not be endorsed and signature guarantees on a letter of transmittal or notice of withdrawal, as the case may be, are unnecessary unless:

          (1) a certificate for old notes is registered in the name other than that of the person surrendering the certificate; or

          (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal.

     In the case of (1) or (2) above, such certificates for old notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency, or (e) a savings association that is a participant in a Securities Transfer Association. See Instruction 1 to the letter of transmittal.

  GUARANTEED DELIVERY

     If a holder desires to tender old notes pursuant to the exchange offer and the certificates for such old notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such old notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (1) such tenders are made by or through an eligible guarantor institution;

          (2) prior to the expiration date, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

          (3) the certificates (or book-entry confirmation) representing all tendered old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

  SALEM HOLDING DETERMINATIONS FINAL


     All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes will be determined by Salem Holding, which determination will be final and binding on all parties. Salem Holding reserves the right to reject any and all tenders it reasonably determines not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. Salem Holding also reserves the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "Conditions to the Exchange Offer" or any defect or irregularity in any tender of old notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.


     Salem Holding's reasonable interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding upon all parties. No tender of old notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Salem Holding, any of its affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.


RESALE OF THE EXCHANGE NOTES

     Based on previous interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired old notes as a result of market-making activities or other trading activities or directly from Salem Holding for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes, and
(3) such holder is not an "affiliate" of Salem Holding. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability. The exchange offer is not being made to, nor will Salem Holding accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     In order to withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

     - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the old notes to register the transfer of the old notes into the name of the depositor withdrawing the tender; and

     - specify the name in which any old notes are to be registered, if different from that of the depositor.

     Any old notes that have been properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered by following one of the procedures described above under "Procedures for Tendering Old Notes" at any time prior to the expiration date.


     All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by Salem Holding in its reasonable discretion, and will be final and binding on all parties. Neither Salem Holding, nor any of its affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any tendered old notes that have been properly withdrawn will be returned to the holder promptly after withdrawal.


INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the issue date of the old notes (June 25, 2001) and such interest will be paid on January 1, 2002. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes and will be superceded by the interest payable with respect to the exchange notes.

     The exchange notes will bear interest at a rate of 9% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each January 1 and July 1 following the consummation of the exchange offer. Untendered old notes that are not exchanged for exchange notes pursuant to the exchange offer will continue to bear interest at a rate of 9% per annum.

CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provision of the exchange offer, Salem Holding shall not be required to accept for exchange, or to issue any exchange notes in exchange for, any old notes, and may terminate or amend the exchange offer if, at any time before the expiration date, Salem Holding reasonably determines that the exchange offer violates applicable law, an applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.


     The foregoing conditions are for the sole benefit of Salem Holding and may be asserted by Salem Holding regardless of the circumstances giving rise to any such condition or may be waived by Salem Holding in whole or in part at any time and from time to time in its reasonable discretion. The failure by Salem Holding at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Salem Holding will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event, Salem Holding is required to use its reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
                          BY HAND, OVERNIGHT COURIER,
                     OR REGISTERED/CERTIFIED MAIL DELIVERY:
                              The Bank of New York
                               101 Barclay Street
                              Bond Redemption Unit
                                  Lobby Level
                               New York, NY 10286

                                 BY U.S. MAIL:
                              The Bank of New York
                                 P.O. Box 11265
                             Church Street Station
                         Fiscal Agencies Dept. 101B 7E
                               New York, NY 10286

DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     We will pay the fees and expenses incurred in connection with the exchange offer for the exchange agent and the trustee, as well as our accounting and legal services.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

     - certificates representing exchange notes or old notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

     If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes or the closing of the exchange offer.

     In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and term of the old notes, except as otherwise described in "The Exchange Offer -- Terms of the Exchange Offer." The old notes surrendered in exchange of the exchange notes will be retired and canceled and cannot be reissued. The proceeds from the offering of the old notes have been used to repay the $145.5 million in revolving loans outstanding under our credit facility and accrued interest thereon. See "Description of Existing Indebtedness" for additional information.

                                 CAPITALIZATION

     The following table sets forth unaudited historical consolidated capitalization of Salem Holding as of June 30, 2001 and as of that date on a pro forma basis for the use of proceeds from the Settlement to repay borrowings under the credit facility, as if the use of the Settlement proceeds occurred on June 30, 2001.

                                                               AS OF JUNE 30, 2001
                                                              ---------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Cash and cash equivalents...................................  $  3,420    $    662
                                                              ========    ========
Long-term debt (including current maturities)
  Credit facility(1)........................................  $ 52,342    $ 49,584
  9 1/2% senior subordinated notes due 2007.................   100,000     100,000
  9% senior subordinated notes due 2011.....................   150,000     150,000
  Seller notes for acquisition..............................     1,250       1,250
                                                              --------    --------
          Total long-term debt..............................   303,592     300,834
Stockholder's equity........................................   146,187     146,187
                                                              --------    --------
          Total capitalization..............................  $449,779    $447,021
                                                              ========    ========

-------------------------
(1) As of June 30, 2001, on a pro forma basis, Salem Holding would be permitted to incur an additional $54.7 million under the credit facility, based upon the financial covenant restrictions of the credit facility.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


     The selected consolidated financial and other data presented below as of and for the five years ended December 31, 2000 have been derived from the audited consolidated financial statements of Salem Communications Corporation ("Parent") (see also Note 12 thereto with respect to Salem Holding). The selected consolidated financial and other data as of and for the six months ended June 30, 2000 and 2001 have been derived from Parent's unaudited condensed consolidated financial statements (see also Note 12 thereto with respect to Salem Holding) and include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results of the full year. The selected consolidated financial and other data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Parent and the notes thereto included elsewhere in this prospectus (except for the consolidated financial statements as of and for the years ended December 31, 1996 and 1997, which are not included in this prospectus).



                                                                  PARENT
                         -----------------------------------------------------------------------------------------
                                                                                                 SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                           ENDED JUNE 30,
                         ---------------------------------------------------------------   -----------------------
                            1996          1997         1998         1999         2000         2000         2001
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net broadcasting
  revenue..............  $    59,010   $   67,912   $   77,891   $   87,122   $  110,097   $   47,427   $   63,975
Other media revenue....           --           --           --        6,424        7,916        3,797        4,068
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Total revenue..........       59,010       67,912       77,891       93,546      118,013       51,224       68,043
Operating expenses:
  Broadcasting
    operating
    expenses...........       33,463       39,626       42,526       46,291       60,714       26,211       41,091
  Other media operating
    expenses...........           --           --           --        9,985       14,863        8,115        5,016
  Corporate expenses...        4,663        6,210        7,395        8,507       10,457        5,272        7,235
  Stock and related
    cash grant.........           --           --           --        2,550           --           --           --
  Tax reimbursements to
    S corporation
    shareholders(2)....        2,038        1,780           --           --           --           --           --
  Depreciation and
    amortization.......        8,394       12,803       14,058       18,233       25,479       10,338       15,233
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Total operating
  expenses.............       48,558       60,419       63,979       85,566      111,513       49,936       68,575
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Net operating income...       10,452        7,493       13,912        7,980        6,500        1,288         (532)
Other income (expense):
  Interest income......          523          230          291        1,005          534          351        1,554
  Interest income from
    related party......           --           --           --           --           --           --           --
  Gain (loss) on
    disposal of
    assets.............       16,064        4,285          236         (219)         773        4,408        2,518
  Gain on sale of
    assets to related
    party..............           --           --           --           --       28,794           --           --
  Interest expense.....       (7,361)     (12,706)     (15,941)     (14,219)     (17,452)      (5,219)     (12,749)
  Other expense........         (270)        (389)        (422)        (633)        (857)        (420)        (162)
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Total other income
  (expense)............        8,956       (8,580)     (15,836)     (14,066)      11,792         (880)      (8,839)
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before
  income taxes and
  extraordinary item...       19,408       (1,087)      (1,924)      (6,086)      18,292          408       (9,371)
Provision (benefit) for
  income taxes.........        6,655          106         (343)      (1,611)       6,996          464       (3,362)
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before
  extraordinary item...       12,753       (1,193)      (1,581)      (4,475)      11,296          (56)      (6,009)
Extraordinary loss.....           --       (1,185)          --       (3,570)      (1,187)          --           --
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)......  $    12,753   $   (2,378)  $   (1,581)  $   (8,045)  $   10,109   $      (56)  $   (6,009)
                         ===========   ==========   ==========   ==========   ==========   ==========   ==========

                              SALEM HOLDING(1)
                         --------------------------
                                            SIX
                             YEAR          MONTHS
                            ENDED          ENDED
                         DECEMBER 31,     JUNE 30,
                             2000           2001
                         ------------    ----------
                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net broadcasting
  revenue..............   $  107,786     $   62,254
Other media revenue....        7,916             --
                          ----------     ----------
Total revenue..........      115,702         62,254
Operating expenses:
  Broadcasting
    operating
    expenses...........       60,121         40,107
  Other media operating
    expenses...........       14,863             --
  Corporate expenses...       10,457          7,235
  Stock and related
    cash grant.........           --             --
  Tax reimbursements to
    S corporation
    shareholders(2)....           --             --
  Depreciation and
    amortization.......       23,243         13,113
                          ----------     ----------
Total operating
  expenses.............      108,684         60,455
                          ----------     ----------
Net operating income...        7,018          1,799
Other income (expense):
  Interest income......          504             66
  Interest income from
    related party......        1,249          5,366
  Gain (loss) on
    disposal of
    assets.............          773          2,323
  Gain on sale of
    assets to related
    party..............       28,794             --
  Interest expense.....      (15,572)       (12,747)
  Other expense........         (856)          (112)
                          ----------     ----------
Total other income
  (expense)............       14,892         (5,104)
                          ----------     ----------
Income (loss) before
  income taxes and
  extraordinary item...       21,910         (3,305)
Provision (benefit) for
  income taxes.........        8,249         (1,366)
                          ----------     ----------
Income (loss) before
  extraordinary item...       13,661         (1,939)
Extraordinary loss.....           --             --
                          ----------     ----------
Net income (loss)......   $   13,661     $   (1,939)
                          ==========     ==========


                                                                  PARENT
                         -----------------------------------------------------------------------------------------
                                                                                                 SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                           ENDED JUNE 30,
                         ---------------------------------------------------------------   -----------------------
                            1996          1997         1998         1999         2000         2000         2001
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
EARNINGS (LOSS) PER
  SHARE DATA:
Basic and diluted
  earnings (loss) per
  share before
  extraordinary item...  $      0.77   $    (0.07)  $    (0.09)  $    (0.22)  $     0.48   $     0.00   $    (0.26)
Extraordinary loss per
  share................           --        (0.07)          --        (0.18)       (0.05)          --           --
                         -----------   ----------   ----------   ----------   ----------   ----------   ----------
Basic and diluted
  earnings (loss) per
  share................  $      0.77   $    (0.14)  $    (0.09)  $    (0.40)  $     0.43   $     0.00   $    (0.26)
                         ===========   ==========   ==========   ==========   ==========   ==========   ==========
Basic weighted average
  shares outstanding...   16,661,088   16,661,088   16,661,088   20,066,006   23,456,088   23,456,088   23,456,088
Diluted weighted
  average shares
  outstanding..........   16,661,088   16,661,088   16,661,088   20,066,006   23,466,849   23,456,088   23,456,088
BALANCE SHEET DATA (AT
  END OF PERIOD):
Cash and cash
  equivalents..........  $     1,962   $    1,645   $    1,917   $   34,124   $    3,928   $    4,432   $   54,079
Intangible assets,
  net..................      106,231      120,083      141,776      150,520      358,482      187,342      300,640
Total assets...........      159,185      184,813      207,750      264,364      470,668      276,613      477,045
Long-term debt.........      121,790      154,500      178,610      103,335      286,143      113,092      302,967
Total stockholders'
  equity...............       20,354       10,682        9,101      142,839      152,948      142,783      146,939
RATIO OF EARNINGS TO
  FIXED CHARGES
  DATA(3):
Ratio of earnings to
  fixed charges........         3.2x         0.9x         0.9x         0.6x         1.9x         1.1x         0.3x
Pro forma ratio of
  earnings to fixed
  charges..............                                                             1.4x                      0.3x
Coverage deficiency....           --        1,086        1,924        6,086           --           --        9,371
Pro forma coverage
  deficiency...........                                                               --                    10,376
OTHER DATA:
Broadcast cash
  flow(4)..............  $    25,547   $   28,286   $   35,365   $   40,831   $   49,383   $   21,216   $   22,884
Broadcast cash flow
  margin...............         43.3%        41.7%        45.4%        46.9%        44.9%        44.7%        35.8%
EBITDA(4)..............       20,884       22,076       27,970       28,763       31,979       11,626       14,701
Broadcast EBITDA(4)....       20,884       22,076       27,970       32,324       38,926       15,944       15,649
Operating cash
  flow(5)..............       21,407       22,306       28,261       29,768       32,513       11,977       16,255
After-tax cash
  flow(4)..............       11,594       10,647       12,335       15,809       19,035        7,637        7,713
Cash paid during the
  period for
  interest.............        6,158        9,523       14,965       15,048       15,831        4,954       12,680
Capital expenditures...        6,982        7,512        6,865        9,142       14,804        5,800       11,755
Cash flows related to:
  Operating
    activities.........  $    10,495   $    7,314   $   11,015   $    8,204   $   10,712   $    7,177   $    3,750
  Investing
    activities.........      (18,923)     (26,326)     (31,762)     (35,159)    (219,848)     (46,927)      35,335
  Financing
    activities.........        9,383       18,695       21,019       59,162      178,940       10,058       11,066

                              SALEM HOLDING(1)
                         --------------------------
                                            SIX
                             YEAR          MONTHS
                            ENDED          ENDED
                         DECEMBER 31,     JUNE 30,
                             2000           2001
                         ------------    ----------
                           (DOLLARS IN THOUSANDS)
EARNINGS (LOSS) PER
  SHARE DATA:
Basic and diluted
  earnings (loss) per
  share before
  extraordinary item...
Extraordinary loss per
  share................
Basic and diluted
  earnings (loss) per
  share................
Basic weighted average
  shares outstanding...
Diluted weighted
  average shares
  outstanding..........
BALANCE SHEET DATA (AT
  END OF PERIOD):
Cash and cash
  equivalents..........   $    3,612     $    3,420
Intangible assets,
  net..................      262,209        248,098
Total assets...........      426,571        463,240
Long-term debt.........      286,143        303,592
Total stockholders'
  equity...............      124,700        146,187
RATIO OF EARNINGS TO
  FIXED CHARGES
  DATA(3):
Ratio of earnings to
  fixed charges........         3.0x           0.8x
Pro forma ratio of
  earnings to fixed
  charges..............         2.1x           0.7x
Coverage deficiency....           --          3,035
Pro forma coverage
  deficiency...........           --          4,311
OTHER DATA:
Broadcast cash
  flow(4)..............   $   47,665     $   22,148
Broadcast cash flow
  margin...............         44.2%          35.6%
EBITDA(4)..............       30,261         14,913
Broadcast EBITDA(4)....       37,208         14,913
Operating cash
  flow(5)..............       32,014         20,345
After-tax cash
  flow(4)..............       19,164         10,306
Cash paid during the
  period for
  interest.............       14,437         12,680
Capital expenditures...       14,804         10,933
Cash flows related to:
  Operating
    activities.........   $   12,628          7,034
  Investing
    activities.........     (173,527)       (13,472)
  Financing
    activities.........      130,387          6,338


-------------------------

(1)Selected consolidated financial and other data of Salem Holding as of and for the four years ended December 31, 1999 and as of and for the six months ended June 30, 2000 is identical to Parent's selected consolidated financial and other data for those periods because Parent formed Salem Holding as a wholly-owned subsidiary in May 2000 and assigned substantially all of its assets and liabilities to Salem Holding in August 2000. This transaction was accounted for as an exchange of assets among entities under common control and, accordingly, the assets exchanged have been recorded at their historical cost in a manner similar to the pooling of interest method of accounting. The selected financial data have been presented as if the transaction had occurred on January 1, 1996.



(2) Tax reimbursements to S corporation shareholders represent the income tax liabilities of Parent's principal stockholders created by the income of New Inspiration and Golden Gate, which were both S corporations prior to our August 1997 reorganization. Pro forma net income (loss) excludes tax reimbursements to S corporation shareholders and includes a pro forma tax provision at an estimated combined federal and state income tax rate of 40% as if the reorganization had occurred at the beginning of each period presented. In August 1997, New Inspiration and Golden Gate became wholly-owned subsidiaries of Parent. From this date, pretax income of New Inspiration and Golden Gate is included in Parent's computation of the income tax provision included in our consolidated statements of operations.

    The following table reflects the pro forma adjustments to historical net income for the periods prior to and including our August 1997 reorganization:

                                                               1996       1997
                                                              -------    -------
Pro Forma Information:
Income (loss) before income taxes and extraordinary item as
  reported above............................................  $19,408    $(1,087)
Add back tax reimbursements to S corporation shareholders...    2,038      1,780
                                                              -------    -------
Pro forma income (loss) before income taxes and
  extraordinary item........................................   21,446        693
Pro forma provision (benefit) for income taxes..............    8,608        278
                                                              -------    -------
Pro forma income (loss) before extraordinary item...........   12,838        415
Extraordinary loss..........................................       --     (1,185)
                                                              -------    -------
Pro forma net income (loss).................................  $12,838    $  (770)
                                                              =======    =======


(3)For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges, and "fixed charges" consist of interest expense plus an allocation of a portion of rent expense representing interest. The pro forma earnings to fixed charges ratio gives effect only to the issuance of the notes offered hereby and the repayment of borrowings under Salem Holding's credit facility as if each occurred at the beginning of each period presented. We have performed a calculation to impute the interest portion of rent expense by calculating the present value of all future rent payments and determining the portion of the annual payment that represents interest expense.



(4) We define broadcast cash flow as net operating income, excluding other media revenue and other media operating expenses, before depreciation and amortization and corporate expenses. We define EBITDA as net operating income before depreciation and amortization. We define broadcast EBITDA as EBITDA excluding other media businesses. We define after-tax cash flow as income (loss) before extraordinary item minus gain (loss) on disposal of assets (net of income tax) plus depreciation and amortization. EBITDA, broadcast EBITDA and after-tax cash flow for the year ended December 31, 1999 excludes a $2.6 million charge ($1.9 million, net of income tax) for a one-time stock grant concurrent with our initial public offering. Although broadcast cash flow, EBITDA, broadcast EBITDA and after-tax cash flow are not measures of performance calculated in accordance with generally accepted accounting principles, we believe that they are useful because they are measures widely used in the radio broadcast industry to evaluate a radio company's operating performance. However, you should not consider broadcast cash flow, EBITDA, broadcast EBITDA and after-tax cash flow in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.



(5) We define operating cash flow as consolidated net income (adjusted to exclude, among other things, net gains on dispositions of assets outside the ordinary course of business) plus specified net losses, taxes, interest expense, and depreciation, amortization and other non-cash charges, in accordance with the indentures governing the notes and the existing 9 1/2% notes. This includes accrued interest income.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                          STATEMENTS OF SALEM HOLDING

     The following unaudited pro forma condensed consolidated financial statements of Salem Holding give effect to the following transactions as further described below:

     - The dividend to Parent of Salem Holding's publishing and Internet businesses (collectively, the "Dividend"), as hereafter described;

     - The August 24, 2000 acquisition of certain radio station assets from Clear Channel Communication, Inc. and AMFM Inc. affiliates and certain related transactions, as hereafter described;

     - Certain individually insignificant acquisitions of assets of in-format radio stations (i.e., radio station assets acquired where the station format is not changed immediately upon acquisition) and other dispositions;

     - Accrued interest income and expense relating to the November 7, 2000 loan of $48.3 million from Salem Holding to Parent;

     - The use of $2.8 million received from a legal settlement relating to the condemnation of certain real property in Seattle, Washington owned by a subsidiary of Salem Holding (the "Settlement") to repay borrowings under Salem Holding's credit facility, as hereafter described; and

     - The offering of the old notes, including the application of the net proceeds to repay borrowings under Salem Holdings's credit facility.

     The Dividend and the loan to Parent transactions have no impact on the Parent's financial statements since these transactions are eliminated by consolidation.

Dividend

     On June 15, 2001, Salem Holding effected the Dividend to Parent of Salem Holding's publishing and Internet businesses. The Dividend was effected as a dividend of the capital stock and membership interests, respectively, of Salem Holding's wholly-owned subsidiaries CCM Communications, Inc. ("CCM") and OnePlace, LLC, ("OnePlace"). As a result, CCM and OnePlace became direct subsidiaries of Parent. CCM and OnePlace continue to be guarantors of borrowings under Salem Holding's credit facility, its existing 9 1/2% notes and the old notes. The Dividend has been accounted for as an exchange of assets among entities under common control and accordingly, the assets exchanged are recorded at their historical cost in a manner similar to the pooling of interest method of accounting.

Clear Channel and AMFM acquisitions and related transactions

     On August 24, 2000, we completed our acquisition of certain assets of eight radio stations from affiliates of Clear Channel and AMFM, pursuant to the terms of an Asset Purchase Agreement dated March 5, 2000, by and among Parent and affiliates of Clear Channel and AMFM. We completed the acquisition by acquiring certain assets of the radio stations KALC-FM (Denver, Colorado); KXMX-FM and KEZY-AM (Anaheim, California); WKNR-AM and WRMR-AM (Cleveland, Ohio); WYGY-FM and WBOB-AM (Cincinnati, Ohio); and KDGE-FM (Dallas, Texas) through four direct or indirect, wholly-owned subsidiaries of Parent. Salem Holding acquired all of the radio station assets, with the exception of the assets of KALC-FM which was acquired by Parent through its wholly-owned subsidiary SCA License Corporation. Accordingly, the accompanying unaudited pro forma combined condensed consolidated financial statements of Salem Holding exclude the historical balance sheet and statement of operations of KALC-FM. In addition, the unaudited pro forma combined condensed consolidated financial statements exclude KXMX-FM because the format of that radio station was changed upon acquisition and, thus, the historical operating results are not meaningful.

     The assets acquired from the Clear Channel and AMFM affiliates consist principally of property, plant and equipment, FCC licenses and other intangible assets used in the radio broadcasting business and such assets will continue to be utilized by our subsidiaries for such purposes. The acquired assets, including KALC-FM, were purchased for $185.6 million in cash, which purchase price was determined through arms-length negotiation. The acquisition was financed through cash on hand, borrowings and the sale of certain assets, including the FCC license, of radio station KLTX-AM (Los Angeles, California). On August 22, 2000, Salem Holding sold the assets of radio station KLTX-AM for $29.5 million. The accompanying unaudited pro forma condensed consolidated financial statements reflect the sale of KLTX-AM.

     In connection with the acquisition from the Clear Channel and AMFM affiliates, Parent borrowed $58.0 million under a short-term credit facility provided by ING (U.S.) Capital, LLC as Agent, and Salem Holding borrowed an additional $110.8 million under the existing credit facility, which existing credit facility was amended in August 2000 to (i) permit up to $225.0 million in borrowing, (ii) replace Parent with its wholly-owned subsidiary, Salem Holding, as borrower, and (iii) amend or waive certain provisions of the existing credit facility. In November 2000, Salem Holding borrowed $48.3 million under the credit facility and loaned it to Parent for its use in paying off the short-term credit facility.

     Pro forma amounts for WYGY-FM have not been included in this prospectus as that station had not operated on a stand-alone basis prior to being acquired by Salem Holding and operating results were not material. Accordingly, historical amounts would not be material or meaningful to the readers of this financial information.

     In November 2000, Salem Holding exchanged the assets of radio stations KDGE-FM (Dallas, Texas) for KLTY-FM (Dallas, Texas) pursuant to an asset exchange agreement with Sunburst Dallas, LP ("Sunburst"). The two companies had previously entered into a local marketing agreement to begin operating the stations on October 1, 2000. The LMA allowed Salem Holding to operate KLTY-FM, and Sunburst to operate KDGE-FM, before the exchange transaction had closed. Accordingly, the accompanying unaudited pro forma combined condensed consolidated financial statements exclude the pro forma affect of KDGE-FM and include the pro forma effect of KLTY-FM.


     For accounting purposes, Salem Holding accounted for the Clear Channel Transaction acquisitions as a purchase of assets; accordingly, the net assets of the acquired radio stations have been adjusted to their fair values as part of the allocation of the purchase price. The August 24, 2000 acquisitions and the related transactions described above are herein referred to as the Clear Channel Transaction.


Settlement

     On June 1, 2001, Salem Radio Properties, Inc., a wholly-owned subsidiary of Salem Holding, entered into an agreement with the Port of Seattle to settle the Port of Seattle's Petition in Eminent Domain seeking condemnation of the property rights used in the operation of radio station KKOL-AM (Seattle, Washington). Pursuant to the settlement agreement, Salem Radio Properties, Inc. was paid approximately $2.8 million in June 2001 as just compensation for the property rights taken by the Port of Seattle and must surrender the property rights on or before December 31, 2001. Salem Holding does not anticipate that the Settlement will have a significant impact the operations of KKOL-AM. Subsequent to June 30, 2001 Salem Holding used the $2.8 million from the settlement to repay borrowings under its credit facility.

     The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the use of the $2.8 million proceeds from the Settlement to reduce Salem Holding's debt, as if it had occurred at June 30, 2001. The Dividend and the Clear Channel Transactions described above are reflected in Salem Holding's June 30, 2001 condensed consolidated balance sheet.

     The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the Dividend, the interest income and expense related to the loan to Parent, the use of the $2.8 million proceeds from the

Settlement to reduce Salem Holding's debt, and the offering of the old notes, including the application of the net proceeds therefrom, as if these transactions had occurred as of January 1, 2000. The Dividend adjustment is not reflected in the unaudited pro forma condensed consolidated statement of operations of Salem Holding for the six months ended June 30, 2001 since the actual results for the period exclude the results of Internet and publication businesses.


     The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 also give effect to the Clear Channel Transaction and certain other individually insignificant in-format acquisitions and certain dispositions as if they had occurred on January 1, 2000 and was prepared based upon the historical statement of operations of Salem Holding and the historical statements of operations of the acquired radio stations. The disposition adjustments represent the historical operating results through the date of sale of certain stations and are derived from the historical financial information of such stations. The disposition adjustments exclude the effect of the sale of KPRZ-FM (Colorado Springs, Colorado), KKHT-FM (Houston, Texas), WHKK-AM (Cleveland, Ohio) and WHK-FM (Cleveland, Ohio), which were exchanged for other radio stations, because the operations of these stations had been integrated with the operations of existing stations prior to their respective dispositions. The effect of these dispositions are not material to the pro forma condensed financial statements.


     The unaudited pro forma condensed consolidated financial statements exclude all stations acquired and the effects of any borrowing made to fund acquisitions where the format was changed upon acquisition because such pre-acquisition operating results are not meaningful.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Parent included in this prospectus (see also Note 12 thereto). The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had these transactions occurred on the dates indicated nor are they necessarily indicative of future operating results.

SALEM HOLDING

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                   AS OF JUNE 30, 2001
                                                          --------------------------------------
                                                                       SETTLEMENT
                                                           ACTUAL      ADJUSTMENTS     PRO FORMA
                                                          --------     -----------     ---------
BALANCE SHEET:
Current assets:
  Cash and equivalents..................................  $  3,420       $(2,758)(1)   $    662
  Accounts receivable...................................    21,976            --         21,976
  Other receivables.....................................       562            --            562
  Prepaid expenses......................................     1,506            --          1,506
  Due from stockholders.................................       450            --            450
  Deferred income taxes.................................        79            --             79
                                                          --------       -------       --------
Total current assets....................................    27,993        (2,758)        25,235
Property, plant, equipment and software, net............    73,740            --         73,740
Intangible assets, net..................................   248,098            --        248,098
Bond issue costs........................................     7,314            --          7,314
Deferred income taxes...................................        --            --             --
Other assets............................................   106,095            --        106,095
                                                          --------       -------       --------
Total assets............................................  $463,240       $(2,758)      $460,482
                                                          ========       =======       ========
Current liabilities:
  Accounts payable and accrued expenses.................  $  5,202       $    --       $  5,202
  Accrued compensation and other........................     3,716            --          3,716
  Accrued interest......................................     2,999            --          2,999
  Deferred subscription revenue.........................        --            --             --
  Income taxes..........................................       276            --            276
  Capital lease obligations.............................       625            --            625
                                                          --------       -------       --------
Total current liabilities...............................    12,818            --         12,818
Long-term debt..........................................   303,123        (2,758)(1)    300,365
Other liabilities.......................................     1,112            --          1,112
Stockholder's equity....................................   146,187            --        146,187
                                                          --------       -------       --------
Total liabilities and stockholder's equity..............  $463,240       $(2,758)      $460,482
                                                          ========       =======       ========

SALEM HOLDING

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                         YEAR ENDED DECEMBER 31, 2000
                       ------------------------------------------------------------------------------------------------

                                                                  DISPOSITION   ACQUISITION   ACQUISITION   ACQUISITION
                                     DIVIDEND       PRO FORMA         OF            OF            OF            OF
                        ACTUAL    ADJUSTMENT(2)    FOR DIVIDEND     KLTX-AM       KEZY-AM       WBOB-AM       WRMR-AM
                       --------   --------------   ------------   -----------   -----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS:
Net broadcasting
 revenue.............  $107,786      $    450        $108,236      $ (1,543)       $2,027       $   670       $ 1,769
Other media
 revenue.............     7,916        (7,916)             --            --            --            --            --
                       --------      --------        --------      --------        ------       -------       -------
Total revenue........   115,702        (7,466)        108,236        (1,543)        2,027           670         1,769

Operating expenses:
 Broadcasting
   operating
   expenses..........    60,121            --          60,121          (539)        1,639           910         1,433
 Other media
   operating
   expenses..........    14,863       (14,863)             --            --            --            --            --
 Corporate expenses..    10,457          (712)          9,745            --            60            --            --
 Depreciation and
   amortization......    23,243        (2,490)         20,753           (27)          669           264           699
                       --------      --------        --------      --------        ------       -------       -------
Total operating
 expenses............   108,684       (18,065)         90,619          (566)        2,368         1,174         2,132
                       --------      --------        --------      --------        ------       -------       -------
Operating income
 (loss)..............     7,018        10,599          17,617          (977)         (341)         (504)         (363)

Other income
 (expense):
 Interest income.....       504           (86)            418           490            --            --            --
 Interest income from
   related parties...     1,249            --           1,249            --            --            --            --
 Gain (loss) on sale
   of assets.........       773         3,481           4,254            --            --        (4,073)       (7,789)
 Gain on sale of
   assets to related
   party.............    28,794            --          28,794       (28,794)           --            --            --
 Interest expense....   (15,572)           66         (15,506)           --            --            --            --
 Other income
   (expense), net....      (856)          (38)           (894)           --          (428)           --            --
                       --------      --------        --------      --------        ------       -------       -------
Total other income
 (expense)...........    14,892         3,423          18,315       (28,304)         (428)       (4,073)       (7,789)
                       --------      --------        --------      --------        ------       -------       -------
Income (loss) before
 income taxes........    21,910        14,022          35,932       (29,281)         (769)       (4,577)       (8,152)
Provision (benefit)
 for income taxes....     8,249         5,609          13,858       (11,712)           --            --            --
                       --------      --------        --------      --------        ------       -------       -------
Net income (loss)....  $ 13,661      $  8,413        $ 22,074      $(17,569)       $ (769)      $(4,577)      $(8,152)
                       ========      ========        ========      ========        ======       =======       =======

                                                            YEAR ENDED DECEMBER 31, 2000
                       ------------------------------------------------------------------------------------------------------
                                                                                                SALEM HOLDING
                       ACQUISITION   ACQUISITION      OTHER                                       PRO FORMA          LOAN
                           OF            OF         IN-FORMAT        OTHER        PRO FORMA    FOR ACQUISITIONS    TO PARENT
                         WKNR-AM       KLTY-FM     ACQUISITIONS   DISPOSITIONS   ADJUSTMENTS   AND DISPOSITIONS   ADJUSTMENTS
                       -----------   -----------   ------------   ------------   -----------   ----------------   -----------
                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS:
Net broadcasting
 revenue.............     $1,431       $ 7,459       $ 1,007         $(832)       $     --         $120,224         $    --
Other media
 revenue.............         --            --            --            --              --               --              --
                          ------       -------       -------         -----        --------         --------         -------
Total revenue........      1,431         7,459         1,007          (832)             --          120,224              --
Operating expenses:
 Broadcasting
   operating
   expenses..........      1,479         4,340         1,042          (500)             --           69,925              --
 Other media
   operating
   expenses..........         --            --            --            --              --               --              --
 Corporate expenses..         --            --            --            --              --            9,805              --
 Depreciation and
   amortization......        251         1,882           218          (185)            984(3)        25,508              --
                          ------       -------       -------         -----        --------         --------         -------
Total operating
 expenses............      1,730         6,222         1,260          (685)            984          105,238              --
                          ------       -------       -------         -----        --------         --------         -------
Operating income
 (loss)..............       (299)        1,237          (253)         (147)           (984)          14,986              --
Other income
 (expense):
 Interest income.....         --            --            --            --              --              908              --
 Interest income from
   related parties...         --            --            --            --              --            1,249           6,485(6)
 Gain (loss) on sale
   of assets.........      3,859            --            --            --              --           (3,749)             --
 Gain on sale of
   assets to related
   party.............         --            --            --            --              --               --              --
 Interest expense....         --        (2,128)           --            --          (5,003)(4)      (22,637)         (3,911)(7)
 Other income
   (expense), net....         --          (603)           --            --              --           (1,925)             --
                          ------       -------       -------         -----        --------         --------         -------
Total other income
 (expense)...........      3,859        (2,731)           --            --          (5,003)         (26,154)          2,574
                          ------       -------       -------         -----        --------         --------         -------
Income (loss) before
 income taxes........      3,560        (1,494)         (253)          147          (5,987)         (11,168)          2,574
Provision (benefit)
 for income taxes....         --            --            --            --          (6,172)(5)       (4,026)          1,030(8)
                          ------       -------       -------         -----        --------         --------         -------
Net income (loss)....     $3,560       $(1,494)      $  (253)        $ 147        $    185         $ (7,142)        $ 1,544
                          ======       =======       =======         =====        ========         ========         =======

                       YEAR ENDED DECEMBER 31, 2000
                       ------------------------

                       SETTLEMENT
                       & OFFERING
                       ADJUSTMENTS    PRO FORMA
                       -----------    ---------
                        (DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS:
Net broadcasting
 revenue.............    $    --      $120,224
Other media
 revenue.............         --            --
                         -------      --------
Total revenue........         --       120,224
Operating expenses:
 Broadcasting
   operating
   expenses..........         --        69,925
 Other media
   operating
   expenses..........         --            --
 Corporate expenses..         --         9,805
 Depreciation and
   amortization......         --        25,508
                         -------      --------
Total operating
 expenses............         --       105,238
                         -------      --------
Operating income
 (loss)..............         --        14,986
Other income
 (expense):
 Interest income.....         --           908
 Interest income from
   related parties...         --         7,734
 Gain (loss) on sale
   of assets.........         --              (3,749)
 Gain on sale of
   assets to related
   party.............         --            --
 Interest expense....        179(9)           (26,369)
 Other income
   (expense), net....         --              (1,925)
                         -------      --------
Total other income
 (expense)...........        179              (23,401)
                         -------      --------
Income (loss) before
 income taxes........        179              (8,415)
Provision (benefit)
 for income taxes....         72(10)          (2,925)
                         -------      --------
Net income (loss)....    $   107      $       (5,490)
                         =======      ========

SALEM HOLDING

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                              SIX MONTHS ENDED JUNE 30, 2001
                                                          --------------------------------------
                                                                      SETTLEMENT
                                                                      & OFFERING
                                                           ACTUAL     ADJUSTMENTS      PRO FORMA
                                                          --------    -----------      ---------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net broadcasting revenue................................  $ 62,254      $    --        $ 62,254
Other media revenue.....................................        --           --              --
                                                          --------      -------        --------
Total revenue...........................................    62,254           --          62,254

Operating expenses:
  Broadcasting operating expenses.......................    40,107           --          40,107
  Other media operating expenses........................        --           --              --
  Corporate expenses....................................     7,235           --           7,235
  Depreciation and amortization.........................    13,113           --          13,113
                                                          --------      -------        --------
Total operating expenses................................    60,455           --          60,455
                                                          --------      -------        --------
Operating income (loss).................................     1,799           --           1,799

Other income (expense):
  Interest income.......................................        66           --              66
  Interest income from related parties..................     5,366           --           5,366
  Gain (loss) on sale of assets.........................     2,323           --           2,323
  Gain on sale of assets to related party...............        --           --              --
  Interest expense......................................   (12,747)      (1,005)(9)     (13,752)
  Other income (expense), net...........................      (112)          --            (112)
                                                          --------      -------        --------
Total other income (expense)............................    (5,104)      (1,005)         (6,109)
                                                          --------      -------        --------
Income (loss) before income taxes.......................    (3,305)      (1,005)         (4,310)
Provision (benefit) for income taxes....................    (1,366)        (415)(10)     (1,781)
                                                          --------      -------        --------
Net income (loss).......................................  $ (1,939)     $  (590)       $ (2,529)
                                                          ========      =======        ========


-------------------------
(1) Represents the application of the proceeds from the Settlement to repay debt under the credit facility.


(2)Represents the elimination of the operating results of OnePlace and CCM as a result of the Dividend. The adjustment to net broadcasting revenue represents the sale of advertising to OnePlace that was previously eliminated in consolidation. The adjustment to corporate expenses reflects intercompany charges to OnePlace and CCM for management costs incurred on behalf of OnePlace and CCM based on management's estimate of such costs and anticipated future charges for such services as a result of the Dividend. No adjustment is made to the six months ended June 30, 2001 since the actual operating results presented already exclude OnePlace and CCM.

(3) The pro forma adjustment to depreciation and amortization for the in-format acquisitions and dispositions is as follows:



                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Elimination of depreciation and amortization incurred by
  acquired stations prior to acquisition....................       $(3,983)
Increase in depreciation and amortization resulting from
  acquisition of stations (primarily FCC licenses to be
  amortized on a straight-line basis over 15 years).........         4,967
                                                                   -------
Total increase in depreciation and amortization.............       $   984
                                                                   =======


     There are no pro forma adjustments for the six months ended June 30, 2001 as there were no acquisitions of in-format radio stations.


 (4) The pro forma adjustment to interest expense for the in-format acquisitions and dispositions is as follows:



                                                                  INTEREST PERIOD                YEAR ENDED
                                                                -------------------  INTEREST   DECEMBER 31,
                                                      AMOUNT      FROM        TO       RATE         2000
                                                     --------   --------   --------  --------   ------------
Borrowing for stations acquired in the Clear
  Channel acquisition..............................  $138,600   1/1/2000   8/24/2000   9.53%      $ 8,517
Paydown of long-term debt in connection with the
  sale of KLTX-AM..................................   (29,500)  1/1/2000   8/22/2000   9.53%       (1,797)
Borrowing for the acquisition of KSKY-AM...........     6,000   1/1/2000   7/1/2000    9.53%          284
Borrowing for the acquisition of WGTK-AM                1,750   1/1/2000   10/5/2000   9.53%          127
                                                                                                  -------
Increase in interest expense associated with increase in long-term debt to fund
  acquisitions...............................................................................       7,131
Elimination of interest expense (KLTY-FM debt not assumed)...................................      (2,128)
                                                                                                  -------
Total increase in interest expense...........................................................     $ 5,003
                                                                                                  =======



 (5) Increase in benefit for income taxes resulting from the pro forma net historical losses and depreciation and amortization. The tax benefit reflected in the pro forma statement of operations is considered more likely than not to be realized primarily due to the future reversals of existing taxable temporary differences and to a lesser extent anticipated future taxable income.



 (6) The pro forma adjustment to interest income for the loan to parent adjustments is as follows:



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Loan to Parent..............................................    $ 48,300
Interest rate on promissory note............................       15.8%
                                                                --------
Interest income for the year ended December 31, 2000........       7,631
Interest income already recorded in 2000....................      (1,146)
                                                                --------
Total increase in interest income...........................    $  6,485
                                                                ========



 (7) The pro forma adjustment to interest expense for the loan to parent adjustments is as follows:



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Borrowing under credit facility to fund loan to Parent......    $ 48,300
Weighted average borrowing rate.............................       9.53%
                                                                --------
Interest expense for the year ended December 31, 2000.......       4,603
Interest expense already recorded in 2000...................        (692)
Total increase in interest expense..........................    $  3,911
                                                                ========

 (8) Represents tax effect of incremental interest income and expense described in footnotes 6 and 7 above using an effective tax rate of 40% on a combined pro forma basis.



 (9) The pro forma adjustment to interest expense for the Settlement and offering adjustments is as follows:



                                                                              SIX MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  2000           2001
                                                              ------------    ----------
Increase in interest expense associated with issuance of 9%
  senior subordinated notes.................................    $ 13,500       $ 6,455
Decrease in interest expense associated with paydown on
  credit facility of approximately $145.5 million from
  proceeds of the debt offering based on a weighted average
  interest rate of approximately 9.53% in 2000 and 8.0% in
  2001 (for 175 days prior to closing on June 25, 2001).....     (13,866)       (5,566)
Decrease in interest expense associated with paydown on
  credit facility of approximately $2.8 million from
  proceeds of the Settlement based on a weighted average
  interest rate of approximately 9.53% in 2000 and 8.0% in
  2001......................................................        (263)         (109)
Increase in interest expense associated with amortization of bond issue costs related to the 9% senior subordinated
  notes.....................................................         450           225
                                                                --------       -------
Total increase (decrease) in interest expense...............    $   (179)      $ 1,005
                                                                ========       =======



(10) Represents tax effect of incremental interest expense adjustment described in footnote 9 using an effective tax rate of 40% on a combined pro forma basis.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                         FINANCIAL STATEMENTS OF PARENT

     The following unaudited pro forma condensed consolidated financial statements of Parent give effect to the following transactions as further described below:

     - The August 24, 2000 acquisition of certain assets from Clear Channel Communications, Inc. and AMFM Radio, Inc. affiliates and certain related transactions, as hereafter described;

     - Certain individually insignificant acquisitions of assets of in-format radio stations (i.e. radio stations assets acquired where the station format is not changed immediately upon acquisition) and other dispositions;

     - The use of $2.8 million proceeds from the Settlement to repay borrowings under Salem Holding's credit facility, as hereafter described; and

     - The offering of the old notes, including the application of the net proceeds to repay borrowings under Salem Holdings's credit facility.

Clear Channel and AMFM acquisitions and related transactions

     On August 24, 2000, we completed the Clear Channel Transaction. The unaudited pro forma combined condensed consolidated financial statements exclude KXMX-FM because the format of that radio station was changed upon acquisition and thus the historical operating results are not meaningful.

     The assets acquired from the Clear Channel and AMFM affiliates consist principally of property, plant and equipment, FCC licenses and other intangible assets used in the radio broadcasting business and such assets will continue to be utilized by our subsidiaries for such purposes. The acquired assets were purchased for $185.6 million in cash, which purchase price was determined through arms-length negotiation. The acquisition was financed through cash on hand, borrowings and the sale of certain assets, including the FCC license, of radio station KLTX-AM (Los Angeles, California) for $29.5 million. The accompanying unaudited pro forma condensed consolidated financial statements reflect the sale of KLTX-AM.

     Pro forma amounts for WYGY-FM have not been included in this prospectus as that station had not operated on a stand-alone basis prior to being acquired by Salem Holding and operating results were not material. Accordingly, historical amounts would not be material or meaningful to the readers of this financial information.

     In November 2000, Salem Holding exchanged the assets of radio stations KDGE-FM (Dallas, Texas) for KLTY-FM (Dallas, Texas) pursuant to an asset exchange agreement with Sunburst Dallas, LP ("Sunburst"). The two companies had previously entered into a local marketing agreement to begin operating the stations on October 1, 2000. The LMA allowed Salem Holding to operate KLTY-FM, and Sunburst to operate KDGE-FM, before the exchange transaction had closed. Accordingly, the accompanying unaudited pro forma combined condensed consolidated financial statements exclude the pro forma effect of KDGE-FM and include the pro forma effect of KLTY-FM.

     On September 18, 2000, we announced a definitive agreement with Emmis Communications ("Emmis") to sell KALC-FM (Denver, Colorado) for approximately $100.0 million in cash. Emmis began operating the station under an LMA on October 15, 2000. Accordingly, the accompany unaudited pro forma combined condensed consolidated financial statements exclude the historical statement of operations of KALC-FM.


     For accounting purposes, the Clear Channel Transaction acquisitions were accounted for as a purchase of assets; accordingly, the net assets of the acquired radio stations have been adjusted to their fair values as part of the allocation of the purchase price.

Settlement

     The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the use of the $2.8 million proceeds from the Settlement to reduce Salem Holding's debt, as if it had occurred at June 30, 2001. The other transactions described above are already reflected in the June 30, 2001 consolidated balance sheet.

     The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the use of the $2.8 million proceeds from the Settlement to reduce Salem Holding's debt, and the offering of the old notes, including the application of the net proceeds therefrom, as if these transactions had occurred as of January 1, 2000.


     The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2000 and for the six months ended June 30, 2001 also give effect to the Clear Channel Transaction and certain other individually insignificant in-format acquisitions and certain dispositions as if they had occurred on January 1, 2000 and was prepared based upon the historical statement of operations of Parent, and the historical statements of operations of the acquired radio stations. The disposition adjustments represent the historical operating results through the date of sale of certain stations and are derived from the historical financial information of such stations. The disposition adjustments exclude the effect of the sale of KPRZ-FM (Colorado Springs, Colorado), KKHT-FM (Houston, Texas), WHKK-AM (Cleveland, Ohio) and WHK-FM (Cleveland, Ohio), which were exchanged for other radio stations, because the operations of these stations had been integrated with the operations of existing stations prior to the sale.


     The unaudited pro forma condensed consolidated financial statements exclude all stations acquired and the effect of any borrowings to fund acquisitions where the format was changed upon acquisition because such pre-acquisition operating results are not meaningful.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Parent included in this prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had these transactions occurred on the dates indicated nor are they necessarily indicative of future operating results.

PARENT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                 AS OF JUNE 30, 2001
                                                      ------------------------------------------
                                                                     SETTLEMENT
                                                       ACTUAL        ADJUSTMENTS       PRO FORMA
                                                      --------       -----------       ---------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET:
Current assets:
  Cash and equivalents..............................  $ 54,079         $(2,758)(1)     $ 51,321
  Accounts receivable...............................    24,779              --           24,779
  Other receivables.................................       984              --              984
  Prepaid expenses..................................     1,839              --            1,839
  Due from stockholders.............................       450              --              450
  Deferred income taxes.............................       658              --              658
                                                      --------         -------         --------
Total current assets................................    82,789          (2,758)          80,031
Property, plant, equipment and software, net........    78,765              --           78,765
Intangible assets, net..............................   300,640              --          300,640
Bond issue costs....................................     7,314              --            7,314
Deferred income taxes...............................        --              --               --
Other assets........................................     7,537              --            7,537
                                                      --------         -------         --------
Total assets........................................  $477,045         $(2,758)        $474,287
                                                      ========         =======         ========
Current liabilities:
  Accounts payable and accrued expenses.............  $  6,466         $    --         $  6,466
  Accrued compensation and other....................     4,075              --            4,075
  Accrued interest..................................     2,999              --            2,999
  Deferred subscription revenue.....................     1,418              --            1,418
  Income taxes......................................       110              --              110
  Capital lease obligations.........................       670              --              670
                                                      --------         -------         --------
Total current liabilities...........................    15,738              --           15,738
Long-term debt......................................   302,967          (2,758)(1)      300,209
Other liabilities...................................    11,401              --           11,401
Stockholder's equity................................   146,939              --          146,939
                                                      --------         -------         --------
     Total liabilities and stockholder's equity.....  $477,045         $(2,758)        $474,287
                                                      ========         =======         ========

PARENT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                          YEAR ENDED DECEMBER 31, 2000
                                                 ------------------------------------------------------------------------------

                                                              DISPOSITION OF   ACQUISITION OF   ACQUISITION OF   ACQUISITION OF
                                                   ACTUAL        KLTX-AM          KEZY-AM          WBOB-AM          WRMR-AM
                                                 ----------   --------------   --------------   --------------   --------------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:

Net broadcasting revenue.......................  $  110,097      $ (1,543)         $2,027          $   670          $ 1,769
Other media revenue............................       7,916            --              --               --               --
                                                 ----------      --------          ------          -------          -------
Total revenue..................................     118,013        (1,543)          2,027              670            1,769
Operating expenses:
  Broadcasting operating expenses..............      60,714          (539)          1,639              910            1,433
  Other media operating expenses...............      14,863            --              --               --               --
  Corporate expenses...........................      10,457            --              60               --               --
  Depreciation and amortization................      25,479           (27)            669              264              699
                                                 ----------      --------          ------          -------          -------
Total operating expenses.......................     111,513          (566)          2,368            1,174            2,132
                                                 ----------      --------          ------          -------          -------
Operating income (loss)........................       6,500          (977)           (341)            (504)            (363)
Other income (expense):
  Interest income..............................         534            --              --               --               --
  Gain (loss) on sale of assets................         773       (28,794)                          (4,073)          (7,789)
  Gain on sale of assets to related party......      28,794            --              --               --               --
  Interest expense.............................     (17,452)           --              --               --               --
  Other income (expense), net..................        (857)           --            (428)              --               --
                                                 ----------      --------          ------          -------          -------
Total other income (expense)...................      11,792       (28,794)           (428)          (4,073)          (7,789)
                                                 ----------      --------          ------          -------          -------
Income (loss) before income taxes..............      18,292       (29,771)           (769)          (4,577)          (8,152)
Provision (benefit) for income taxes...........       6,996       (11,712)             --               --               --
                                                 ----------      --------          ------          -------          -------
Net income (loss) before extraordinary item....      11,296       (18,059)           (769)          (4,577)          (8,152)
Extraordinary loss.............................      (1,187)           --              --               --               --
                                                 ----------      --------          ------          -------          -------
Net income (loss)..............................  $   10,109      $(18,059)         $ (769)         $(4,577)         $(8,152)
                                                 ==========      ========          ======          =======          =======
Basic and diluted earnings (loss) per share
  before extraordinary item....................  $     0.48
Extraordinary loss per share...................       (0.05)
                                                 ----------
Basic and diluted net earnings (loss) per
  share........................................  $     0.43
                                                 ==========
Basic weighted average shares outstanding......  23,456,088
                                                 ==========
Diluted weighted average shares outstanding....  23,466,849
                                                 ==========

                                                                         YEAR ENDED DECEMBER 31, 2000
                                                 -----------------------------------------------------------------------------

                                                                                      OTHER
                                                 ACQUISITION OF   ACQUISITION OF    IN-FORMAT         OTHER         PRO FORMA
                                                    WKNR-AM          KLTY-FM       ACQUISITIONS    DISPOSITIONS    ADJUSTMENTS
                                                 --------------   --------------   ------------   --------------   -----------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net broadcasting revenue.......................      $1,431          $ 7,459          $1,007          $(832)         $    --
Other media revenue............................          --               --              --             --               --
                                                     ------          -------          ------          -----          -------
Total revenue..................................       1,431            7,459           1,007           (832)              --
Operating expenses:
  Broadcasting operating expenses..............       1,479            4,144           1,042           (500)              --
  Other media operating expenses...............          --               --              --             --               --
  Corporate expenses...........................          --              799              --             --               --
  Depreciation and amortization................         251            1,882             218           (185)             984(2)
                                                     ------          -------          ------          -----          -------
Total operating expenses.......................       1,730            6,825           1,260           (685)             984
                                                     ------          -------          ------          -----          -------
Operating income (loss)........................        (299)             634            (253)          (147)            (984)
Other income (expense):
  Interest income..............................          --               --              --             --               --
  Gain (loss) on sale of assets................       3,859               --              --             --               --
  Gain on sale of assets to related party......          --               --              --             --               --
  Interest expense.............................          --           (2,128)             --             --           (7,875)(3)
  Other income (expense), net..................          --               --              --             --               --
                                                     ------          -------          ------          -----          -------
Total other income (expense)...................       3,859           (2,128)             --             --           (7,875)
                                                     ------          -------          ------          -----          -------
Income (loss) before income taxes..............       3,560           (1,494)           (253)          (147)          (8,859)
Provision (benefit) for income taxes...........          --               --              --             --           (6,563)(4)
                                                     ------          -------          ------          -----          -------
Net income (loss) before extraordinary item....       3,560           (1,494)           (253)          (147)          (2,296)
Extraordinary loss.............................          --               --              --             --               --
                                                     ------          -------          ------          -----          -------
Net income (loss)..............................      $3,560          $(1,494)         $ (253)         $(147)         $(2,296)
                                                     ======          =======          ======          =====          =======
Basic and diluted earnings (loss) per share
  before extraordinary item....................
Extraordinary loss per share...................
Basic and diluted net earnings (loss) per
  share........................................
Basic weighted average shares outstanding......
Diluted weighted average shares outstanding....

                                                         YEAR ENDED DECEMBER 31, 2000
                                                 --------------------------------------------
                                                      PARENT
                                                    PRO FORMA
                                                 FOR ACQUISITIONS   SETTLEMENT &
                                                       AND            OFFERING
                                                   DISPOSITIONS     ADJUSTMENTS    PRO FORMA
                                                 ----------------   ------------   ----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net broadcasting revenue.......................      $122,085         $    --      $  122,085
Other media revenue............................         7,916              --           7,916
                                                     --------         -------      ----------
Total revenue..................................       130,001              --         130,001
Operating expenses:
  Broadcasting operating expenses..............        70,518              --          70,518
  Other media operating expenses...............        14,863              --          14,863
  Corporate expenses...........................        10,517              --          10,517
  Depreciation and amortization................        30,234              --          30,234
                                                     --------         -------      ----------
Total operating expenses.......................       126,132              --         126,132
                                                     --------         -------      ----------
Operating income (loss)........................         3,869              --           3,869
Other income (expense):
  Interest income..............................           534              --             534
  Gain (loss) on sale of assets................       (36,024)             --         (36,024)
  Gain on sale of assets to related party......        28,794              --          28,794
  Interest expense.............................       (27,455)            179(5)      (27,276)
  Other income (expense), net..................        (1,888)             --          (1,888)
                                                     --------         -------      ----------
Total other income (expense)...................       (36,039)            179         (35,860)
                                                     --------         -------      ----------
Income (loss) before income taxes..............       (32,170)            179         (31,991)
Provision (benefit) for income taxes...........       (11,279)             72(6)      (11,207)
                                                     --------         -------      ----------
Net income (loss) before extraordinary item....       (20,891)            107         (20,784)
Extraordinary loss.............................        (1,187)             --          (1,187)
                                                     --------         -------      ----------
Net income (loss)..............................      $(22,078)        $   107      $  (21,971)
                                                     ========         =======      ==========
Basic and diluted earnings (loss) per share
  before extraordinary item....................                                    $    (0.89)
Extraordinary loss per share...................                                         (0.05)
                                                                                   ----------
Basic and diluted net earnings (loss) per
  share........................................                                    $    (0.94)
                                                                                   ==========
Basic weighted average shares outstanding......                                    23,456,088
                                                                                   ==========
Diluted weighted average shares outstanding....                                    23,466,849
                                                                                   ==========

PARENT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                               SIX MONTHS ENDED JUNE 30, 2001
                                                       -----------------------------------------------
                                                                    SETTLEMENT & OFFERING
                                                         ACTUAL          ADJUSTMENTS        PRO FORMA
                                                       ----------   ---------------------   ----------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Net broadcasting revenue.............................  $   63,975          $    --          $   63,975
Other media revenue..................................       4,068               --               4,068
                                                       ----------          -------          ----------
Total revenue........................................      68,043               --              68,043
Operating expenses:
  Broadcasting operating expenses....................      41,091               --              41,091
  Other media operating expenses.....................       5,016               --               5,016
  Corporate expenses.................................       7,235               --               7,235
  Depreciation and amortization......................      15,233               --              15,233
                                                       ----------          -------          ----------
Total operating expenses.............................      68,575               --              68,575
                                                       ----------          -------          ----------
Operating income (loss)..............................        (532)              --                (532)
Other income (expense):
  Interest income....................................       1,554               --               1,554
  Interest income from related parties...............          --               --                  --
  Gain (loss) on sale of assets......................       2,518               --               2,518
  Gain on sale of assets to related party............          --               --                  --
  Interest expense...................................     (12,749)          (1,005)(5)         (13,754)
  Other income (expense), net........................        (162)              --                (162)
                                                       ----------          -------          ----------
Total other income (expense).........................      (8,839)          (1,005)             (9,844)
                                                       ----------          -------          ----------
Income (loss) before income taxes....................      (9,371)          (1,005)            (10,376)
Provision (benefit) for income taxes.................      (3,362)            (361)(6)          (3,723)
                                                       ----------          -------          ----------
Net income (loss)....................................  $   (6,009)         $  (644)         $   (6,653)
                                                       ==========          =======          ==========
Basic and diluted net earnings (loss) per share......  $    (0.26)                          $    (0.28)
                                                       ==========                           ==========
Basic and diluted weighted average shares
  outstanding........................................  23,456,088                           23,456,088
                                                       ==========                           ==========


-------------------------
(1) Represents the application of the proceeds from the Settlement to repay debt under the credit facility.

(2) The pro forma adjustments to depreciation and amortization for the in-format acquisitions and dispositions are as follows:


                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                               ------------
Elimination of depreciation and amortization incurred by
  acquired stations prior to acquisition....................      $(3,983)
Increase in depreciation and amortization resulting from
  acquisition of stations (primarily FCC licenses to be
  amortized on a straight-line basis over 15 years).........        4,967
                                                                  -------
  Total increase in depreciation and amortization...........      $   984
                                                                  =======


     There were no acquisitions during 2001 of in-format radio stations where financial information was readily available and which would have had a material effect on the pro forma financial statements.

(3)The pro forma adjustment to interest expense for the in-format acquisitions and dispositions is as follows:



                                                                    INTEREST PERIOD                 YEAR ENDED
                                                                  --------------------  INTEREST   DECEMBER 31,
                                                        AMOUNT      FROM        TO        RATE         2000
                                                       --------   --------   ---------  --------   ------------
Borrowing for stations acquired in the Clear Channel
  acquisition........................................  $185,600   1/1/2000   8/24/2000    9.53%      $ 11,389
Paydown of long-term debt in connection with the sale
  of KLTX-AM.........................................   (29,500)  1/1/2000   8/22/2000    9.53%        (1,797)
Borrowing for the acquisition of KSKY-AM.............     6,000   1/1/2000    7/1/2000    9.53%           284
Borrowing for the acquisition of WGTK-AM                  1,750   1/1/2000   10/5/2000    9.53%           127
                                                                                                     --------
Increase in interest expense associated with increase in long-term debt to fund acquisitions....       10,003
Elimination of interest expense (KLTY-FM debt not assumed)......................................       (2,128)
                                                                                                     --------
Total increase in interest expense..............................................................     $  7,875
                                                                                                     ========



(4) Increase in benefit for income taxes resulting from the pro forma net historical losses and depreciation and amortization. The tax benefit reflected in the pro forma statement of operations is considered more likely than not to be realized primarily due to the future reversals of existing taxable temporary differences and to a lesser extent anticipated future taxable income.



(5)The pro forma adjustment to interest expense for the Settlement and offering adjustments is as follows:



                                                                              SIX MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  2000           2001
                                                              ------------    ----------
Increase in interest expense associated with issuance of 9%
  senior subordinated notes.................................    $ 13,500       $ 6,455
Decrease in interest expense associated with paydown on
  credit facility of approximately $145.5 million from
  proceeds of debt-offering based on a weighted average
  interest rate of approximately 9.53% in 2000 and 8.0% in
  2001 (for 175 days prior to closing on June 25, 2001).....     (13,866)       (5,566)
Decrease in interest expense associated with paydown on
  credit facility of approximately $2.8 million from
  proceeds of the Settlement based on a weighted average
  interest rate of approximately 9.53% in 2000 and 8.0% in
  2001......................................................        (263)         (109)
Increase in interest expense associated with amortization of bond issue costs related to the 9% senior subordinated
  notes.....................................................         450           225
                                                                --------       -------
Total increase (decrease) in interest expense...............    $   (179)      $ 1,005
                                                                ========       =======



(6) Represents tax effect of incremental interest expense described in footnote 5 using an effective tax rate of 40% on a combined pro forma basis.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Parent included elsewhere in this prospectus. The consolidated financial statements are not directly comparable from period to period because of our acquisition and disposition of radio stations and our acquisition of other media businesses. See note 2 to Parent's consolidated financial statements for the year ended December 31, 2000.


     The following discussion and analysis discusses the financial condition and results of operations of Parent and its subsidiaries (including Salem Holding and its subsidiaries) on a consolidated basis, unless otherwise indicated. Except as specified herein, we do not separately discuss the consolidated financial condition and results of operations of Salem Holding and its subsidiaries, because Salem Holding has substantially no assets, operations or cash other than its investment in subsidiaries and its financial condition and results of operations are substantially similar to those of Parent. Consolidated balance sheet and income statement data for Parent and its subsidiaries include financial data of nine radio stations that are owned by SCA License Corporation, a subsidiary of Parent. These nine stations are not owned by Salem Holding and its subsidiaries. These nine stations represent approximately 3.3% of total net broadcasting revenue and approximately 3.8% of total operating expenses. After June 15, 2001, financial results for our other media businesses, OnePlace and CCM, will be included in the consolidated financial statements of Parent but excluded from the consolidated financial results of Salem Holding. See
"Summary -- Organizational Structure" and Note 12 to Parent's consolidated financial statements.


     Historically, our principal sources of revenue have been:

     - the sale of block program time, both to national and local program producers;

     - the sale of advertising time on our radio stations, both to national and local advertisers; and

     - the sale of advertising time on our national radio network.

     In 1999, we expanded our sources of revenue and product offerings with the acquisition of other media businesses, including publishing and Internet businesses.

     The following table shows gross broadcasting revenue, the percentage of gross broadcasting revenue for each broadcasting revenue source and net broadcasting revenue.

                                            YEAR ENDED DECEMBER 31,                    SIX MONTHS
                              ----------------------------------------------------        ENDED
                                   1998              1999               2000          JUNE 30, 2001
                              ---------------   ---------------   ----------------   ---------------
                                             (DOLLARS IN THOUSANDS)
Block program time:
  National..................  $29,506    34.5%  $31,317    32.9%  $ 34,887    29.0%  $18,314    26.2%
  Local.....................   13,389    15.7    15,816    16.6     19,044    15.9    10,717    15.3
                              -------   -----   -------   -----   --------   -----   -------   -----
                               42,895    50.2    47,133    49.5     53,931    44.9    29,031    41.5
Advertising:
  National..................    4,458     5.2     5,855     6.1      7,714     6.4     3,375     4.8
  Local.....................   26,106    30.6    29,686    31.2     40,905    34.1    26,532    37.9
                              -------   -----   -------   -----   --------   -----   -------   -----
                               30,564    35.8    35,541    37.3     48,619    40.5    29,907    42.7
Infomercials................    4,121     4.8     3,764     4.0      5,228     4.4     3,333     4.8
Salem Radio Network(R)......    6,053     7.1     6,983     7.3      9,174     7.6     5,998     8.6
Other.......................    1,778     2.1     1,856     1.9      3,171     2.6     1,650     2.4
                              -------   -----   -------   -----   --------   -----   -------   -----
Gross broadcasting
  revenue...................   85,411   100.0%   95,277   100.0%   120,123   100.0%   69,919   100.0%
                              -------   =====   -------   =====   --------   =====   -------   =====
Less agency commissions.....    7,520             8,155             10,026             5,944
                              -------           -------           --------           -------
Net broadcasting revenue....  $77,891           $87,122           $110,097           $63,975
                              =======           =======           ========           =======

     Our broadcasting revenue is affected primarily by the program rates our radio stations charge and by the advertising rates our radio stations and network charge. The rates for block program time are based upon our stations' ability to attract audiences that will support the program producers through contributions and purchases of their products. Advertising rates are based upon the demand for advertising time, which in turn is based on our stations' and network's ability to produce results for its advertisers. Historically we have not subscribed to traditional audience measuring services. Instead, we have marketed ourselves to advertisers based upon the responsiveness of our audience. In selected markets we subscribe to Arbitron, which develops quarterly reports to measure a radio station's audience share in the demographic groups targeted by advertisers. See "Business -- Our Radio Stations." Each of our radio stations and our network have a general pre-determined level of time that they make available for block programs and/or advertising, which may vary at different times of the day.

     In recent years, we have begun to place greater emphasis on the development of local advertising in all of our markets. We encourage our general managers and sales managers to increase advertising revenue. We can create additional advertising revenue in a variety of ways, such as removing block programming that generates marginal audience response, adjusting the start time of programs to add advertising in more desirable time slots and increasing advertising rates.

     As is typical in the radio broadcasting industry, our second and fourth quarter advertising revenue generally exceeds our first and third quarter advertising revenue. Quarterly revenue from the sale of block program time does not tend to vary, however, since program rates are generally set annually.

     Our cash flow is affected by a transition period experienced by radio stations when, due to the nature of the radio station, our plans for the market and other circumstances, we find it beneficial or advisable to change its format. This transition period is when we develop a radio station's customer and listener base. During this period, a station will typically generate negative or insignificant cash flow.

     In the broadcasting industry, radio stations often utilize trade or barter agreements to exchange advertising time for goods or services (such as other media advertising, travel or lodging), in lieu of cash. In order to preserve the sale of our advertising time for cash, we generally enter into trade agreements only if the goods or services bartered to us will be used in our business. We have minimized our use of trade agreements and have generally sold most of our advertising time for cash. For both the year ended December 31, 2000 and the six months ended June 30, 2001, we sold 94% of our advertising time for cash. In addition, it is our general policy not to preempt advertising paid for in cash with advertising paid for in trade.

     The primary operating expenses incurred in the ownership and operation of our radio stations include employee salaries and commissions, and facility expenses (for example, rent and utilities). Beginning in 2000, in connection with the launch of our contemporary Christian music format in several markets, we incurred increased amounts for promotional expenses and music license fees. In addition to these expenses, our network incurs programming costs and lease expenses for satellite communication facilities. We also incur and will continue to incur significant depreciation, amortization and interest expense as a result of completed and future acquisitions of radio stations and existing and future borrowings.

     OnePlace, our Internet business, earns its revenue from the (i) sales of streaming services, (ii) sales of banner advertising and sponsorships on the Internet, and (iii) sales of software and software support contracts. CCM, our publishing business, earns its revenue by selling advertising in and subscriptions to its publications. The revenue and related operating expenses of these businesses are reported as "other media" on our condensed consolidated statements of operations.

     The performance of a radio broadcasting company is customarily measured by the ability of its stations to generate broadcast cash flow and EBITDA. We define broadcast cash flow as net operating income, excluding other media revenue and other media operating expenses, before depreciation and amortization and corporate expenses. We define EBITDA as net operating income before depreciation and amortization. We define after-tax cash flow as income (loss) before extraordinary item minus gain

(loss) on disposal of assets (net of income tax) plus depreciation and amortization. EBITDA and after-tax cash flow for the year ended December 31, 1999 excludes a $2.6 million charge ($1.9 million, net of income tax) for a one-time stock grant concurrent with Parent's initial public offering on June 30, 1999.

     Although broadcast cash flow, EBITDA and after-tax cash flow are not measures of performance calculated in accordance with generally accepted accounting principles, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of generally accepted accounting principles, we believe that broadcast cash flow, EBITDA and after-tax cash flow are useful because they are generally recognized by the radio broadcasting industry as measures of performance and are used by analysts who report on the performance of broadcast companies. These measures are not necessarily comparable to similarly titled measures employed by other companies.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that all derivatives be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Certain provisions of SFAS No. 133, including its required implementation date, were subsequently amended. We adopted SFAS No. 133, as amended, in the first quarter of 2001 and its adoption did not have a material effect on our results of operations or our financial position.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

     The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in a significant increase in net income. During 2002, the company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the company.

     In the following discussion of our results of operations, we compare our results between periods on an as reported basis (that is, the results of operations of all radio stations and network formats owned or operated at any time during either period) and on a "same station" basis.

     For the comparison of the results of operations for the year ended December 31, 1999 to the year ended December 31, 1998, we included in our same station comparisons the results of operations of radio stations and network formats that:

     - we owned or operated for all of both periods;

     - we acquired or began to operate at any time after the beginning of the first relevant comparison period if the station or network format (i) was in a market in which we already owned or operated a radio station or network format and (ii) was integrated with the existing station or network format for our internal financial reporting purposes; or

     - we sold or ceased to operate at any time after the beginning of the first relevant comparison period if the station or network format (i) was integrated with another station or network format in a market for our internal financial reporting purposes prior to the sale or cessation of operations and (ii) we continued to own or operate the other station or network format following the sale or cessation of operations.

     We included in our same station comparisons the results of operations of our integrated stations and network formats from the date that we acquired or began to operate them and through the date that we sold or ceased to operate them, as the case may be.

     For the comparison of the results of operations for the six months ended June 30, 2001 to the six months ended June 30, 2000 and for the year ended December 31, 2000 to the year ended December 31, 1999, we include in our same station comparisons the results of operations of radio stations and networks that we own or operate in the same format during the current period compared with the results of the same stations for the corresponding period of the prior year. We do not include a station or a network in the comparison of the year ended December 31, 2000 to the year ended December 31, 1999 unless it has been owned or operated for at least an entire quarter included in each of the current and corresponding prior year periods.

RESULTS OF OPERATIONS

     The results of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 include the results of operations of nine radio stations owned by a subsidiary of Parent that is not a subsidiary of Salem Holding. The results of operations of those radio stations for such periods were not significant to the consolidated results of operations of Parent.

Six months ended June 30, 2001 compared to six months ended June 30, 2000

     Net Broadcasting Revenue. Net broadcasting revenue increased $16.6 million or 35.0% to $64.0 million for the six months ended June 30, 2001 from $47.4 million for the same period of the prior year. The growth is attributable to the increase in same station revenue and the acquisitions of radio stations and a network during 2000 and 2001, partially offset by the sales of radio stations during 2000. On a same station basis, net revenue improved $3.3 million or 11.0% to $33.4 million for the six months ended June 30, 2001 from $30.1 million for the same period of the prior year. The improvement was primarily due to an increase in network revenue due to increased network affiliations and quality programming, an increase in net revenue at radio stations we acquired in 1998 and 1999 that previously operated with formats other than their current format, an increase in program rates and increases in advertising time and improved selling efforts at both the national and local level. Revenue from advertising as a percentage of our gross broadcasting revenue increased to 42.8% for the six months ended June 30, 2001 from 36.0% for the period of the prior year. Revenue from block program time as a percentage of our gross broadcasting revenue decreased to 41.5% for the six months ended June 30, 2001 from 50.4% for the same period of the prior year. This change in our revenue mix is primarily due to our continued efforts to develop more advertising revenue in all of our markets as well as the launch of our contemporary Christian music format in several markets.

     Other Media Revenue. Other media revenue increased $0.3 million or 7.9% to $4.1 million for the six months ended June 30, 2001 from $3.8 million for the same period in the prior year. The increase is due primarily to our increased revenue from banner advertising and streaming services, offset by the loss of revenues from the sale of certain assets which generated revenue from the sale of advertising in print and online catalogs and product sales.

     Broadcasting Operating Expenses. Broadcasting operating expenses increased $14.9 million or 56.9% to $41.1 million for the six months ended June 30, 2001 from $26.2 million for the same period of the prior year. The increase is attributable to operating expenses associated with the acquisitions of radio stations and a network during 2000 and 2001, promotional expenses associated with the launch of the contemporary Christian music format in several markets, and an increase in music license fees, partially offset by the operating expenses associated with three radio stations sold during 2000. On a same station basis, broadcasting operating expenses increased $2.1 million or 12.6% to $18.8 million for the six months ended June 30, 2001 from $16.7 million for the same period of the prior year. The increase is primarily due to incremental selling and production expenses incurred to produce the increased revenue in the period.

     Other Media Operating Expenses. Other media operating expenses decreased $3.1 million or 38.3% to $5.0 million for the six months ended June 30, 2001 from $8.1 million for the same period in the prior year. The decrease is attributable primarily to the reduction of operating expenses incurred due to the sale of certain software products, assets and contracts.

     Broadcast Cash Flow. Broadcast cash flow increased $1.8 million or 8.5% to $23.0 million for the six months ended June 30, 2001 from $21.2 million for the same period of the prior year. As a percentage of net broadcasting revenue, broadcast cash flow decreased to 35.8% for the six months ended June 30, 2001 from 44.7% for the same period of the prior year. The decrease is primarily attributable to the effect of stations acquired during 2000 and 2001 that previously operated with formats other than their current format and the effect of the launch of the contemporary Christian music format in several markets. Acquired and reformatted radio stations typically produce low margins during the first few years following conversion. Broadcast cash flow margins improve as we implement scheduled program rate increases and increase advertising revenue on our stations. On a same station basis, broadcast cash flow improved $1.3 million or 9.7% to $14.7 million for the six months ended June 30, 2001 from $13.4 million for the same period of the prior year.

     Corporate Expenses. Corporate expenses increased $1.9 million or 35.8% to $7.2 million in the six months ended June 30, 2001 from $5.3 million in the same period of the prior year, primarily due to additional overhead costs associated with the acquisitions of radio stations and a network during 2000 and 2001.

     EBITDA. EBITDA increased $3.1 million or 26.7% to $14.7 million for the six months ended June 30, 2001 from $11.6 million for the same period of the prior year. As a percentage of total revenue, EBITDA decreased to 21.6% for the six months ended June 30, 2001 from 22.7% for the same period of the prior year. EBITDA was negatively impacted by the results of operations of our other media businesses, which generated a net loss before depreciation and amortization of $0.9 million for the six months ended June 30, 2001 as compared to $4.3 million for the same period of the prior year. Broadcast EBITDA excluding the other media businesses decreased $0.3 million or 1.9% to $15.6 million for the six months ended June 30, 2001 from $15.9 million for the same period in the prior year. As a percentage of net broadcasting revenue, broadcast EBITDA excluding the other media business decreased to 24.4% for the six months ended June 30, 2001 from 33.5% for the same period of the prior year. The decrease is primarily attributable to the effect of stations acquired during 2000 and 2001 that previously operated with formats other than their current format, the effect of the launch of the contemporary Christian music format in several markets and increased corporate expenses.

     Depreciation and Amortization. Depreciation and amortization expense increased $5.0 million or 48.5% to $15.3 million for the six months ended June 30, 2001 from $10.3 million for the same period of the prior year. The increase is primarily due to depreciation and amortization expense associated with the acquisitions of radio stations and a network in 2000 and 2001.

     Other Income (Expense). Interest income increased $1.2 million to $1.6 million for the six months ended June 30, 2001 from $0.4 million for the same period of the prior year, primarily due to interest earned on the investment of the proceeds from the sale of radio station KALC-FM, Denver, Colorado for $100 million in January 2001. Gain on disposal of assets of $2.5 million for the six months ended June 30, 2001 is primarily due to a gain recognized on the condemnation of certain real property in Seattle, Washington. Gain on disposal of assets of $4.4 million for the six months ended June 30, 2000 is primarily due to a gain recognized on the sale of the assets of radio station KPRZ-FM, Colorado Springs, Colorado, partially offset by the loss on sale of certain assets of our other media businesses. Interest expense increased $7.6 million or 146.2% to $12.8 million for the quarter six months June 30, 2001 from $5.2 million for the same period of the prior year. The increase is due to interest expense associated with borrowings on the credit facility to fund acquisitions in 2000. Other expense, net decreased $0.2 million to

$0.2 million for the six months ended June 30, 2001 from $0.4 million for the same period of the prior year, primarily due to decreased bank commitment fees.

     Provision (Benefit) for Income Taxes. Provision (benefit) for income taxes as a percentage of income (loss) before income taxes (that is, the effective tax rate) was (36.2)% for the six months ended June 30, 2001 and 113.7% for the same period of the prior year. For the six months ended June 30, 2001 and 2000 the effective tax rate differs from the federal statutory income rate of 34.0% primarily due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

     Net Income (Loss). We recognized a net loss of $6.0 million for the six months ended June 30, 2001 as compared to a net loss of $0.1 million for the same period of the prior year.

     After-Tax Cash Flow. After-tax cash flow increased $0.1 million or 1.3% to $7.7 million for the six months ended June 30, 2001 from $7.6 million for the same period in the prior year. After-tax cash flow was negatively impacted by the after-tax cash flow of our other media businesses. After-tax cash flow excluding our other media losses (net of income tax) decreased $1.9 million or 18.9% to $8.3 million for the six months ended June 30, 2001 from $10.2 million for the same period of the prior year. The decrease is primarily due to an increase in interest expense and corporate expenses.

Year ended December 31, 2000 compared to year ended December 31, 1999

     Net Broadcasting Revenue. Net broadcasting revenue increased $23.0 million or 26.4% to $110.1 million in 2000 from $87.1 million in 1999. The growth is attributable to the increase in same station revenue and the acquisitions of radio stations and a network during 1999 and 2000, partially offset by the sales of radio stations during 2000. On a same station basis net revenue improved $8.4 million or 13.2% to $72.3 million in 2000 from $63.9 million in 1999. The improvement was primarily due to an increase in network revenue due to increased network affiliations and quality programming, an increase in net revenue at radio stations we acquired in 1997 and 1998 that previously operated with formats other than their current format, an increase in program rates and increases in advertising time and improved selling efforts at both the national and local level. Revenue from advertising as a percentage of our gross revenue increased to 40.5% in 2000 from 37.3% in 1999. Revenue from block program time as a percentage of our gross revenue decreased to 44.9% in 2000 from 49.5% in 1999. This change in our revenue mix is primarily due to our continued efforts to develop more local advertising sales in all of our markets, as well as the acquisition and launch of a number of conservative news/talk and contemporary Christian music formatted stations that do not carry block programming.

     Other Media Revenue. Other media revenue increased $1.5 million or 23.4% to $7.9 million in 2000 from $6.4 million in 1999. The increase is due primarily to our increased revenue from banner advertising and streaming services and the inclusion of revenues from the acquisition of the Involved Christian Radio Network, which we acquired in November 1999, offset by the loss of revenues from the sale of certain assets which generated revenue from the sale of advertising in print and online catalogs.

     Broadcasting Operating Expenses. Broadcasting operating expenses increased $14.4 million or 31.1% to $60.7 million in 2000 from $46.3 million in 1999. The increase is attributable to operating expenses associated with the acquisitions of radio stations and a network in 2000, promotional expenses associated with the launch of the contemporary Christian music format in several markets, and an increase in bad debt expense and an increase in music license fees, partially offset by the operating expenses associated with three radio stations sold during 2000. On a same station basis, broadcasting operating expenses increased $4.1 million or 11.2% to $39.5 million in 2000 from $35.4 million in 1999. The increase is primarily due to incremental selling and production expenses incurred to produce the increased revenue in the period.

     Other Media Operating Expenses. Other media operating expenses increased $4.9 million or 49.0% to $14.9 million in 2000 from $10.0 million in 1999. The increase is due primarily to product fulfillment costs associated with e-commerce which closed down in 2000, additional streaming and related expenses to produce the increased revenue in 2000, the inclusion of operating expenses from the acquisition of the involved Christian Radio Network, which we acquired in November 1999, offset by the reduction of operating expenses incurred due to the sale of certain software products, assets and contracts.

     Broadcast Cash Flow. Broadcast cash flow increased $8.6 million or 21.1% to $49.4 million in 2000 from $40.8 million in 1999. As a percentage of net broadcasting revenue, broadcast cash flow decreased to 44.9% in 2000 from 46.8% in 1999. The decrease is primarily attributable to the effect of stations acquired during 1999 and 2000 that previously operated with formats other than their current format and the effect of the launch of the contemporary Christian music format in several markets. Acquired and reformatted radio stations typically produce low margins during the first few years following conversion. Broadcast cash flow margins improve as we implement scheduled program rate increases and increase advertising revenue on our stations. On a same station basis, broadcast cash flow improved $4.3 million or 15.1% to $32.8 million in 2000 from $28.5 million in 1999.

     Corporate Expenses. Corporate expenses increased $2.0 million or 23.5% to $10.5 million in 2000 from $8.5 million in 1999, primarily due to additional overhead costs associated with radio station and other media acquisitions in 1999 and 2000 and increased public reporting and related costs, offset by a reduction of expenses of $400,000 in 2000 due to the termination of a deferred compensation agreement.

     EBITDA. EBITDA increased $3.2 million or 11.1% to $32.0 million in 2000 from $28.8 million in 1999. As a percentage of total revenue, EBITDA decreased to 27.1% in 2000 from 30.8% in 1999. EBITDA was negatively impacted by the results of operations of our other media businesses acquired during 1999, which generated a net loss before depreciation and amortization of $7.0 million in 2000 as compared to a net loss of $3.6 million in 1999. EBITDA excluding the other media businesses increased $6.7 million or 20.7% to $39.0 million in 2000 from $32.3 million in 1999. As a percentage of net broadcasting revenue, EBITDA excluding the other media businesses decreased to 35.4% in 2000 from 37.1% in 1999. The decrease is primarily attributable to the effect of stations acquired during 1999 and 2000 that previously operated with formats other than their current format and the effect of the launch of the contemporary Christian music format in several markets.

     Depreciation and Amortization. Depreciation expense increased $0.5 million or 7.6% to $7.1 million in 2000 from $6.6 million in 1999. Amortization expense increased $6.8 million or 58.6% to $18.4 million in 2000 from $11.6 million in 1999. The increases are due to radio station and other media acquisitions consummated during 2000 and 1999.

     Other Income (Expense). Interest income decreased $500,000 to $500,000 in 2000 from $1.0 million in 1999. The decrease is primarily due to a decrease in excess cash available for investment due to acquisitions of radio stations and other media businesses. Gain on disposal of assets of $29.6 million in 2000 is primarily due to gains recognized on the sale of radio stations KPRZ-FM, Colorado Springs, CO and KLTX-AM, Los Angeles, CA, partially offset by the loss on sale of certain assets of our other media businesses. Interest expense increased $3.3 million or 23.2% to $17.5 million in 2000 from $14.2 million in 1999. The increase is due to interest expense associated with borrowings on the credit facility and higher interest expense associated with short-term bridge financing to fund acquisitions in 2000. Other expense increased $224,000 to $857,000 in 2000 from $633,000 in 1999 primarily due to increased bank commitment fees.

     Provision (Benefit) for Income Taxes. Provision (benefit) for income taxes as a percentage of income (loss) before income taxes and extraordinary item (that is, the effective tax rate) was 38.3% for 2000 and (26.5%) for 1999. The effective tax rate in 2000 and 1999 differs from the federal statutory income tax rate of 35.0% primarily due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

     Net Income (Loss). We recognized net income of $10.1 million in 2000, compared to a net loss of $8.0 million in 1999. Included in the net income for 2000 is a gain on the disposal of assets of

$29.6 million and a $1.2 million extraordinary loss, net of income tax benefit, resulting from the write-off of deferred financing costs related to our short-term bridge financing.

     After-Tax Cash Flow. After-tax cash flow increased $3.2 million or 20.3% to $19.0 million in 2000 from $15.8 million in 1999. This increase was offset by negative after-tax cash flow of our other media businesses. After-tax cash flow excluding other media losses (net of income tax) increased $5.3 million or 29.6% to $23.2 million in 2000 from $17.9 million in 1999. The increase is primarily due to an increase in broadcast cash flow, offset by an increase in interest expense.

Year Ended December 31, 1999 Compared To Year Ended December 31, 1998

     Net Broadcasting Revenue. Net broadcasting revenue increased $9.2 million or 11.8% to $87.1 million in 1999 from $77.9 million in 1998. The inclusion of revenue from the acquisitions of radio stations and revenue generated from local marketing agreements entered into during 1999 and 1998, partially offset by the loss of revenue from radio stations sold in 1998, provided $1.9 million of the increase. On a same station basis, net revenue improved $7.3 million or 9.6% to $83.1 million in 1999 from $75.8 million in 1998. Included in the same station comparison are the results of two stations that we began to own or operate in 1999 for a total purchase price of $6.8 million, and three stations that we acquired in 1998 for a total purchase price of $3.1 million. The improvement was primarily due to an increase in revenue at the radio stations we acquired in 1997 that previously operated with formats other than their current format, an increase in program rates and an increase in advertising time and improved selling efforts at both the national and local level. Revenue from advertising as a percentage of our gross revenue increased to 37.3% in 1999 from 35.8% in 1998. Revenue from block program time as a percentage of our gross revenue decreased to 49.5% in 1999 from 50.2% in 1998. This change in our revenue mix is primarily due to our continued efforts to develop more local advertising sales in all of our markets.

     Other Media Revenue. Other media revenue was $6.4 million for the year ended December 31, 1999 and was generated from businesses acquired in 1999.

     Broadcasting Operating Expenses. Broadcasting operating expenses increased $3.8 million or 8.9% to $46.3 million in 1999 from $42.5 million in 1998. The inclusion of expenses from the acquisitions of radio stations and expenses incurred for local marketing agreements entered into during 1999 and 1998, partially offset by the exclusion of operating expenses from radio stations sold in 1998, accounted for $1.4 million of the increase. On a same station basis, broadcasting operating expenses increased $2.4 million or 5.8% to $43.9 million in 1999 from $41.5 million in 1998, primarily due to incremental selling and production expenses incurred to produce the increased revenue in the period. The difference between 1999 and 1998 broadcasting operating expenses was increased by a one-time credit of $453,000 that we recorded in 1998. The credit related to music licensing fees and represented the proceeds of a settlement between us and the two largest performance rights organizations.

     Other Media Operating Expenses. Other media operating expenses were $10.0 million for the year ended December 31, 1999 and were incurred in the businesses acquired in 1999.

     Broadcast Cash Flow. Broadcast cash flow increased $5.4 million or 15.3% to $40.8 million in 1999 from $35.4 million in 1998. As a percentage of net broadcasting revenue, broadcast cash flow increased to 46.8% in 1999 from 45.4% in 1998. The increase is primarily attributable to the improved performance of radio stations acquired in 1997 and 1998 that previously operated with formats other than their current format, offset by a one-time credit for music licensing fees in 1998. Acquired and reformatted radio stations typically produce low margins during the first few years following conversion. Broadcast cash flow margins improve as we implement scheduled program rate increases and increase advertising revenue on our stations. On a same station basis, broadcast cash flow improved $4.9 million or 14.3% to $39.2 million in 1999 from $34.3 million in 1998.

     Corporate Expenses. Corporate expenses increased $1.1 million or 14.9% to $8.5 million in 1999 from $7.4 million in 1998, primarily due to an increase in bonuses of $300,000 in 1999 as compared to 1998, an increase in executive officer compensation of $340,000 as compared to 1998, public reporting costs of $200,000 and additional personnel and overhead costs associated with radio station and other media acquisitions in 1999.

     EBITDA. EBITDA increased $800,000 or 2.9% to $28.8 million in 1999 from $28.0 million in 1998. As a percentage of total revenue, EBITDA decreased to 30.8% in 1999 from 35.9% in 1998. EBITDA was negatively impacted by the results of operations of our other media businesses acquired during 1999, which generated a net loss before depreciation and amortization of $3.6 million during the year. EBITDA excluding the other media businesses increased $4.3 million or 15.4% to $32.3 million in 1999 from $28.0 million in 1998. As a percentage of net broadcasting revenue, EBITDA excluding the other media businesses increased to 37.1% in 1999 from 35.9% in 1998. The increase is primarily attributable to the improved performance of radio stations acquired in 1997 and 1998 that previously operated with formats other than their current format.

     Depreciation and Amortization. Depreciation expense increased $2.3 million or 53.5% to $6.6 million in 1999 from $4.3 million in 1998. Amortization expense increased $1.8 million or 18.4% to $11.6 million in 1999 from $9.8 million in 1998. The increases were primarily due to radio station and other media acquisitions consummated during 1999 and 1998.

     Other Income (Expense). Interest income increased $700,000 to $1.0 million in 1999 from $300,000 in 1998. The increase is primarily due to the interest earned on the investment of the net proceeds received on our initial public offering in July 1999. Interest expense decreased $1.7 million or 10.7% to $14.2 million in 1999 from $15.9 million in 1998. The decrease is primarily due to interest expense associated with $50 million in principal amount of the existing 9 1/2% notes repurchased in July 1999 partially offset by interest expense associated with additional borrowings to fund acquisitions consummated during 1998 and the first and second quarters of 1999. Other expense increased $211,000 to $633,000 in 1999 from $422,000 in 1998 primarily due to increased bank commitment fees.

     Provision (Benefit) For Income Taxes. Provision (benefit) for income taxes as a percentage of income (loss) before income taxes and extraordinary item (that is, the effective tax rate) was (26.5)% for 1999 and (17.8%) for 1998. The effective tax rate in 1999 and 1998 differs from the federal statutory income tax rate of 34.0% primarily due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

     Net Income (Loss). We recognized a net loss of $8.0 million in 1999, compared to a net loss of $1.6 million in 1998. Included in the net loss for 1999 is a $3.6 million extraordinary loss, net of income tax benefit, resulting from the premium paid on the repurchase of $50 million principal amount of the existing 9 1/2% notes, the related write-off of a portion of the unamortized bond issue costs, and the write-off of deferred financing costs related to the credit facility. Additionally, we incurred a $1.9 million charge, net of income tax, related to a one-time stock grant concurrent with our initial public offering on June 30, 1999.

     After-Tax Cash Flow. After-tax cash flow increased $3.5 million or 28.5% to $15.8 million in 1999 from $12.3 million in 1998. This increase was offset by negative after-tax cash flow of our other media businesses in 1999. After-tax cash flow excluding other media losses (net of income tax) increased $5.6 million or 45.5% to $17.9 million from $12.3 million in 1998. The increase is primarily due to an increase in broadcast cash flow and a decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically financed acquisitions of radio stations through borrowings, including borrowings under Salem Holding's credit facility and, to a lesser extent, from operating cash flow and selected asset dispositions. We have historically funded, and will continue to fund, expenditures for operations, administrative expenses, capital expenditures and debt service required by the credit facility, the old notes and the exchange notes as well as the existing
9 1/2% notes and from operating cash flow.

     We will fund future acquisitions from cash on hand, borrowings under the credit facility, sales of existing radio stations and operating cash flow. We believe that cash on hand, cash flow from operations, borrowings under the credit facility, and proceeds from the sale of some of our existing radio stations will be sufficient to permit us to meet our financial obligations, fund pending acquisitions and fund operations for at least the next twelve months.


     Cash. Cash and cash equivalents was $54.1 million at June 30, 2001 including $50.6 million held on behalf of SCA License Corporation by a qualified intermediary under a like-kind exchange agreement to preserve SCA License Corporation's ability to effect a tax-deferred exchange. In order to realize the tax benefits of the like-kind exchange, no entity other than SCA License Corporation can direct disbursement of the funds held by the qualified intermediary and such funds must be disbursed to acquire replacement property for SCA License Corporation. See "Business -- Pending Tax Deferred Like-Kind Asset Exchange Transaction" for more information on this tax deferred transaction. Working capital was $67.1 million at June 30, 2001. Cash and cash equivalents was $3.9 million at December 31, 2000. The increase in cash and cash equivalents is due to cash provided by operating activities and cash provided by investing activities primarily related to the net proceeds received from the sale of KALC-FM, Denver, Colorado for approximately $100 million, offset by $52.1 million of the proceeds used to acquire six radio stations and a network during the six months ended June 30, 2001.



     Net cash provided by operating activities increased to $3.8 million for the six months ended June 30, 2001 compared to $7.2 million in the same period of the prior year, primarily due to an increase in interest expense, offset partially by increases in broadcast cash flow and interest income. Net cash provided by operating activities increased to $10.7 million for the year ended December 31, 2000, compared to $8.2 million in 1999, primarily due to an increase in broadcast cash flow and an increase in accounts payable and accrued expenses, partially offset by an increase in accounts receivable and interest expense.



     Net cash provided by investing activities was $35.3 million for the six months ended June 30, 2001, compared to net cash used in investing activities of $46.9 million for the same period of the prior year. The increase is due to cash received for the sale of KALC-FM, Denver, Colorado, partially offset by cash used for acquisitions (cash used of $52.8 million to purchase six radio stations and a network during the six months ended June 30, 2001 as compared to cash used of $41.6 million to purchase 12 radio stations and a network for the same period of the prior year) and offset by an increase in capital expenditures. Net cash used in investing activities increased to $219.8 million for the year ended December 31, 2000, compared to $35.2 million in 1999 primarily due to acquisitions (cash used of $234.9 million to purchase 26 radio stations and one network in 2000 compared to cash used of $23.9 million to purchase three radio stations and other media businesses in 1999).



     Net cash provided by financing activities increased to $11.1 million for the six months ended June 30, 2001, compared to net cash provided by financing activities of $10.3 million for the same period of the prior year. The increase was primarily due to the net proceeds received from the issuance of $150.0 million of the old notes in June 2001 and borrowings under the credit facility to fund acquisitions, offset by payments of bank credit facility fees and payments on our credit facility from the proceeds of the notes offering. Net cash provided by financing activities increased to $178.9 million for the year ended December 31, 2000, compared to $59.2 million in 1999. The increase was primarily due to borrowings under the credit facility.



     Credit Facility. In August 2000, Salem Holding amended its credit facility and Parent obtained a bridge loan facility principally to finance the acquisition of eight radio stations on August 24, 2000. To finance the acquisitions, Salem Holding borrowed $109.1 million under the credit facility and Parent borrowed $58.0 million under the bridge loan facility with $7.1 million of the bridge loan proceeds used to fund a 12-month interest reserve.


     In November 2000, Parent paid off the bridge facility using available cash, interest reserves and $48.3 million borrowed under Salem Holding's credit facility. The bridge loan facility would otherwise have matured on August 23, 2001. Amounts outstanding under the bridge loan facility bore a floating interest rate of LIBOR plus a spread. The spread ranged from 5% to 6.5%. Interest was payable quarterly. As a result of the repayment of the bridge loan facility, Parent wrote-off certain deferred financing costs. The write-off of $1,187,000, net of a $662,000 income tax benefit, was recorded as an extraordinary item in the accompanying statement of operations for the year ended December 31, 2000.


     In November 2000, Salem Holding borrowed $48.3 million under the credit facility and loaned it to Parent for its use in paying off a portion of the loans under the bridge loan facility. The loan by Salem Holding to Parent is represented by a promissory note from Parent which bears interest at 15.8%. Other assets included on Salem Holding's balance sheet as of December 31, 2000 (see Note 12 to Parent's consolidated financial statements) includes $1.1 million in accrued interest on the promissory note and other miscellaneous amounts due from Parent and the other unrestricted guarantors.


     Salem Holding is the borrower under the credit facility. At June 30, 2001, $52.3 million was outstanding under the credit facility. The credit facility was amended as of June 15, 2001. The description of the credit facility as set forth below reflects the terms of the amendment. Upon completion of the offering of the old notes, the borrowing capacity under the credit facility was decreased from $225.0 million to $150.0 million and the financial ratio tests were modified to provide Salem Holding with additional borrowing flexibility. The credit facility matures on June 30, 2007. Aggregate commitments under the credit facility begin to decrease commencing March 31, 2002. In June 2001, Salem Holding used the net proceeds of the offering of the old notes to repay approximately $145.5 million of borrowings under the credit facility. Salem Holding repaid approximately $2.8 million of borrowings under the credit facility with the proceeds it received from the Settlement.

     Amounts outstanding under the credit facility bear interest at a base rate, at Salem Holding's option, of the bank's prime rate or LIBOR, plus a spread. For purposes of determining the interest rate under the credit facility, the prime rate spread ranges from 0% to 1.5%, and the LIBOR spread ranges from 0.875% to 2.75%.

     The maximum amount that Salem Holding may borrow under the credit facility is limited by a ratio of Parent's consolidated existing total adjusted debt to pro forma twelve-month cash flow (the "Total Adjusted Funded Debt to Cash Flow Ratio"). The credit facility will allow us to adjust our total debt as used in such calculation by the lesser of 50% of the aggregate purchase price of acquisitions of newly acquired non-religious formatted radio stations that we reformat to a religious talk, conservative talk or religious music format or $30.0 million and the cash flow from such stations will not be considered in the calculation of the ratio. The maximum Total Adjusted Funded Debt to Cash Flow Ratio allowed under the credit facility is 6.5 to 1 through December 30, 2002. Thereafter, the maximum ratio will decline periodically until December 31, 2006, at which point it will remain at 4.25 to 1 through June 2007. The Total Adjusted Funded Debt to Cash Flow Ratio under the credit facility at March 31, 2001, on a pro forma basis, was 4.74 to 1, resulting in a borrowing availability of approximately $45.1 million. The credit facility also requires Parent to maintain a maximum consolidated total senior leverage ratio of 3.5 to 1.

     The credit facility contains additional restrictive covenants customary for credit facilities of the size, type and purpose contemplated which, with specified exceptions, limits our ability to enter into affiliate transactions, pay dividends, consolidate, merge or effect certain asset sales, make specified investments, acquisitions and loans and change the nature of our business. The credit facility also requires us to satisfy specified financial covenants, which covenants require Parent and its subsidiaries on a consolidated basis to maintain specified financial ratios and comply with certain financial tests, including ratios for maximum leverage as described, minimum interest coverage (initially upon completion of the offering of the old notes, not less than 1.4 to 1, thereafter increasing periodically until January 1, 2005, at which point it will remain at 2.5 to 1 until June 2007), minimum debt service coverage (a static ratio of not less than 1.1 to 1) and minimum fixed charge coverage (a static ratio of not less than 1.1 to 1). Parent and all of its subsidiaries, except for Salem Holding, are guarantors of borrowings under the credit facility. The credit facility is secured by pledges of all of Parent's and its subsidiaries' assets and all of the capital stock of Parent's subsidiaries.

     Initial Public Offering. Parent received net proceeds of $140.1 million from its initial public offering in July 1999, which was used to pay a portion of the existing 9 1/2% notes and amounts outstanding under the credit facility.



     9 1/2% Senior Subordinated Notes due 2007. In September 1997, Parent issued $150.0 million principal amount of 9 1/2% senior subordinated notes due 2007. In July 1999, Parent repurchased $50.0 million in principal amount of those notes with a portion of the net proceeds of Parent's initial public offering. As a result of this repurchase, Parent incurred a non-cash charge of $1.5 million for the write-off of unamortized bond issue costs. This was in addition to the $3.9 million premium paid in connection with this repurchase.


     In August 2000, Salem Holding assumed the indenture governing the existing 9 1/2% notes in connection with the assignment of substantially all of Parent's assets and liabilities to Salem Holding, including the obligations as successor issuer under that indenture. The indenture for the existing 9 1/2% notes contains restrictive covenants that, among others, limit the incurrence of debt by Salem Holding and its subsidiaries, the payment of dividends, the use of proceeds of specified asset sales and transactions with affiliates. Salem Holding is required to pay $9.5 million per year in interest on the existing
9 1/2% notes. Parent and all of its subsidiaries (other than Salem Holding) are guarantors of the existing 9 1/2% notes.


     9% Senior Subordinated Notes due 2011. In June 2001, Salem Holding issued $150.0 million principal amount of 9% senior subordinated notes due 2011. Salem Holdings used the net proceeds to repay approximately $145.5 million in borrowings under the credit facility.



     The indentures for these 9% notes and the existing 9 1/2% notes contain restrictive covenants limiting indebtedness of Salem Holding and its subsidiaries. The issuance of these 9% notes places Salem Holding and its subsidiaries close to the maximum indebtedness allowed under the indentures, thus limiting future available indebtedness including additional borrowings under the credit facility.



     Summary of Long Term Debt obligations as of June 30, 2001



Salem Holding Credit Agreement..............................  $ 52,342
Salem Holding 9 1/2% Senior Subordinated Notes due 2007.....   100,000
Salem Holding 9% Senior Subordinated Notes due 2011.........   150,000
Other long term debt........................................     1,295
Excluding current portion of long term debt.................      (670)
                                                              --------
  Total long term debt (excluding current portion)..........  $302,967
                                                              ========



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


Derivative Instruments

     During the twelve months ended June 30, 2001, we did not invest in market risk sensitive instruments.

Market Risk

     Borrowings under the credit facility are subject to market risk exposure, specifically to changes in LIBOR and in the "prime rate" in the United States. As of June 30, 2001, on a pro forma basis, Salem Holding could borrow up to an additional $54.7 million under the credit facility. At June 30, 2001, we had borrowed $52.3 million under the credit facility. Amounts outstanding under the credit facility bear interest at a base rate, at Salem Holding's option, of the bank's prime rate or LIBOR, plus a spread. For purposes of determining the interest rate under the credit facility, the prime rate spread ranges from 0% to 1.5%, and the LIBOR spread ranges from 0.875% to 2.75%. At June 30, 2001, the blended interest rate on amounts outstanding under our credit facility was 7.01%. At June 30, 2001, a hypothetical 100 basis point increase in the prime rate would result in additional interest expense of $0.5 million on an annualized basis.


     In addition to the variable rate debt disclosed above, we have fixed rate debt with a carrying value of $100.0 million (relating to the 9 1/2% senior subordinated notes due 2007) and $250.0 million (relating to the 9 1/2% senior subordinated notes due 2007 as well as the 9% senior subordinated notes due
2011) as of December 31, 2000 and June 30, 2001, respectively, with an aggregate fair value of $252.0 million as of June 30, 2001. We are exposed to changes in the fair value of these financial instruments based on changes in the market rate of interest on this debt. Although the ultimate value of these notes will be determined by actual market prices, since all of these notes will be tradeable upon completion of the exchange for the 9% senior subordinated notes described in this prospectus. Using mathematical formulas we estimate that a hypothetical 1% increase in market interest rates would result in a decrease in the aggregate fair value of the notes to approximately $238.0 million and a hypothetical 1% decrease in the market interest rates would result in the increase of the fair value of the notes to approximately $267.0 million.

                                    BUSINESS

OVERVIEW


     We are the largest U.S. radio broadcasting company, measured by number of stations and audience coverage, providing programming targeted at audiences interested in religious and family issues. Our core business is the ownership and operation of radio stations in large metropolitan markets. We own and operate 81 radio stations including 56 stations in 22 of the top 25 markets. This makes us the eighth largest operator measured by number of stations overall and the third largest operator measured by number of stations in the top 25 markets. We own the Salem Radio Network(R), a leading developer, producer and syndicator of religious and family issues oriented talk, news and music programming with over 1,600 affiliated radio stations. We also own a publishing business, CCM, and an Internet business, OnePlace.


     Our business strategy is to expand and improve our national radio platform in order to deliver compelling content to audiences interested in religious and family issues. Traditionally, we have programmed our stations with our primary Christian teaching and talk format which is talk programming with religious and family themes. This format generally features nationally syndicated and local programs produced by organizations that purchase blocks of broadcast time (usually in 26 or 55 minute increments) on our radio stations. With a renewal rate of over 90%, our block programming represents stable, predictable revenue that we believe is resistant to recession. We have expanded our platform in recent years by acquiring additional radio stations in markets in which we already have a presence to create radio station clusters. We program these additional radio stations to feature conservative news/talk and contemporary Christian music formats, including our recently launched music format The Fish(TM). Salem Radio Network(R) supports our strategy by enabling us to offer a variety of program content on our radio stations.

     Both our chief executive officer and our chairman are career radio broadcasters who have owned and operated radio stations for over 25 years. As we have grown, we have recruited managers with strong radio backgrounds and a commitment to our formats. We have a track record of successfully identifying, acquiring and operating radio stations.

TARGET AUDIENCE AND RADIO FORMAT OVERVIEW

     We are committed to serving our target audience, the segment of the population interested in religious and family issues. We believe our operations focus on a highly attractive and growing market. We believe this market has significant growth potential due to the following reasons:

     - 39% of adults listen to Christian radio programming every week (Barna Research Group, Ltd.);

     - in a given week, 37% of adults read the bible and 42% attend a church service (Barna Research Group, Ltd.);

     - religious formats are the third largest radio format in the U.S. measured by number of commercial and noncommercial stations (The M Street Radio Directory);

     - between 1998 and 1999, the number of religious format radio stations increased from 1,785 to a record 1,895 (The M Street Radio Directory); and

     - sales of religious music represented 4.8% of total album sales in 2000 (RIAA 2000 Consumer Profile).

     While a variety of music formats, including southern gospel, black gospel, praise and worship and contemporary Christian, are offered on religious format stations, the largest single category of religious format is Christian talk and teaching. Religious talk and music formats can be found on both commercial and non-commercial stations. Commercial radio stations account for approximately two-thirds of stations with religious formats. The balance of these stations broadcast from the non-commercial educational band (88.1MHz - 91.9MHz) and are licensed to non-profit organizations.

     Commercial stations that specialize in religious talk programming generate the majority of their revenue from the sale of block program time to national and local program producers. Commercial stations that feature religious music formats generate nearly all of their revenue from the sale of spot advertising time to local and national advertisers and national network advertisers. Non-commercial stations typically obtain revenue through tax-deductible contributions from listeners, the sale of block program time to national and local program producers and grants or sponsorships of specific programming that allow the sponsor's name to be featured. Sale of advertising time is prohibited on non-commercial stations.

GROWTH AND OPERATING STRATEGIES

     CONTINUE TO FOCUS ON TARGETED AUDIENCE. We attribute our success largely to a consistent emphasis on reaching the audience interested in religious and family issues. We have demonstrated a long-term commitment to this audience by operating radio stations with formats directed to our listeners' specific needs and interests. This consistent focus and commitment builds loyalty and trust from our listening audience, block program purchasers and advertisers.

     EMPHASIZE COMPELLING PROGRAM CONTENT. As more listening, reading and viewing options become available, compelling program content will be a key to expanding our listening audience and increasing audience response to block programmers and advertisers. We continually look for new block program producers. Over the past several years, we have launched two new programming formats, The Fish(TM), a contemporary Christian music format, and a conservative news/talk format. Both of these formats enhance our strategy of delivering compelling program content and enable us to broaden our appeal to our target audience. Our national radio network will continue to compete aggressively for talk show talent, expand and refine our music formats, and develop compelling news and public affairs features.

     BUILD RADIO STATION CLUSTERS. By operating clusters of stations within the same market, we are able to broadcast a range of formats thereby broadening our appeal to our target audience and advertisers. By operating clusters we are able to bundle radio stations for advertising sales purposes when advantageous, and to achieve cost savings by consolidating our operations.


     PURSUE STRATEGIC RADIO ACQUISITIONS IN LARGE MARKETS. We intend to pursue acquisitions of radio stations in both new and existing markets, particularly in large metropolitan areas. Because we believe our presence in large markets makes us attractive to national block programmers and national advertisers, we will continue to pursue acquisitions of radio stations in selected top 50 markets where we currently do not have a presence. In addition, we will explore opportunities to create clusters by acquiring additional radio stations in our current markets. Through our acquisition strategy, we reach a greater number and broader range of listeners. This enables us to increase audience response for block program customers and expand our advertising revenue base. Since January 1, 2000 we have added a total of 34 radio stations, enhancing our presence in 18 of the top 50 markets.


     BUILD FORMAT AWARENESS. We seek to build local format awareness for each of our radio stations in order to retain and increase its listening audience, expand its base of advertisers and provide increased audience response to our block program customers. We emphasize the development of a radio station's identity to allow each radio station to better compete by increased promotional activities, improving production quality and technical facilities, and developing local on-air personalities.

RECENT AND PENDING TRANSACTIONS

  SALEM HOLDING

     Since January 2000, Salem Holding completed the purchase of the following radio stations:

                                                       MSA                PURCHASE
             DATE                    MARKET(1)       RANK(2)   STATION      PRICE
             ----                    ---------       -------   -------    --------
January 2000...................  Atlanta, GA           11      WNIV-AM   $ 8,000,000(3)
                                                               WLTA-AM
January 2000...................  Washington, D.C.       9      WABS-AM     4,100,000
January 2000...................  San Francisco, CA      4      KSFB-FM     8,000,000(4)
February 2000..................  Honolulu, HI          62      KAIM-FM     1,800,000(5)
                                                               KAIM-AM
February 2000..................  Honolulu, HI          62      KHNR-AM     1,700,000(5)
                                                               KGU-AM
April 2000.....................  Atlanta, GA           11      WGKA-AM     8,000,000
June 2000......................  Dallas, TX             6      KSKY-AM    13,000,000(6)
August 2000....................  Dallas, TX             6      KDGE-FM    33,271,000(7)(8)
August 2000....................  Cincinnati, OH        25      WYGY-FM    18,109,000(8)
August 2000....................  Los Angeles, CA        2      KXMX-AM    12,449,000(8)(9)
August 2000....................  Los Angeles, CA        2      KFSH-FM     9,069,000(8)(10)
August 2000....................  Cleveland, OH         23      WHK-AM      7,437,000(8)(11)
August 2000....................  Cleveland, OH         23      WKNR-AM     4,738,000(8)(12)
August 2000....................  Cincinnati, OH        25      WBOB-AM       527,000(8)
October 2000...................  San Diego, CA         15      KCBQ-AM     4,250,000
October 2000...................  Louisville, KY        53      WGTK-AM     1,750,000(13)

-------------------------
 (1) Actual city of license may differ from metropolitan market served.

 (2) "MSA" means metropolitan statistical area.

 (3) Combined purchase price for WNIV-AM and WLTA-AM.

 (4) KSFB-FM was formerly known as KJQI-FM.

 (5) Combined purchase price.

 (6) Purchase price includes the exchange of KPRZ-FM, Colorado Springs, CO.

 (7) Subsequently exchanged for KLTY-FM, Dallas, TX.


 (8) Acquired in one transaction and an additional station, KALC-FM, Denver, CO acquired by an unrestricted guarantor for $185.6 million.


 (9) KXMX-AM was formerly known as KEZY-AM.

(10) KFSH-FM was formerly known as KXMX-FM.

(11) WHK-AM was formerly known as WKNR-AM.

(12) WKNR-AM was formerly known as WRMR-AM.

(13) WGTK-AM was acquired from a company controlled by our Chairman.

     Additionally, on March 31, 2000, Salem Holding purchased all of the shares of stock of Reach Satellite Network, Inc., for $3.1 million. Reach Satellite Network owns and operates Solid Gospel, a radio broadcasting network that produces and distributes music programming to its own radio stations, WBOZ-FM and WVRY-FM, Nashville, Tennessee, and to independent radio station affiliates. Reach Satellite Network also owns and operates SolidGospel.com, a website on the Internet.

     On August 22, 2000, Salem Holding sold the assets of radio station KLTX-AM, Long Beach, CA for $29.5 million to a corporation owned by one of our Board members. This transaction is described in "Related Party
Transactions -- KLTX-AM."

     On September 1, 2000, Salem Holding exchanged the assets of radio station KKHT-FM, Houston, Texas for the assets of radio stations WFSH-FM, Atlanta, Georgia, KLUP-AM, San Antonio, Texas, and WSUN-AM, Tampa, Florida. WFSH-FM was formerly known as WALR-FM.

     On November 20, 2000, Salem Holding exchanged the assets of radio station KDGE-FM, Dallas, Texas for the assets of radio station KWRD-FM, Dallas, Texas and KPXI-FM, Tyler-Longview, Texas. KWRD-FM was formerly known as KLTY-FM.

     In May 2001, Salem Holding acquired the assets of the Dame-Gallagher Networks, LLC, including the syndicated radio program The Mike Gallagher Show.


     In May 2001, Salem Holding entered into a local marketing agreement whereby Salem Holding operates KKFS-FM Sacramento, California, and Salem Holding has exercised its option to acquire the radio station during the fourth quarter of 2001.


     In May 2001, Salem Holding entered into an agreement to acquire for $6.5 million a construction permit to operate a new FM radio station in Milwaukee, Wisconsin. The right to purchase the station will be assigned to a subsidiary of Salem Holding.

     In June 2001, we entered into an agreement to acquire WTBN-AM, Tampa, Florida, for $6.8 million from Syncronous Media Group. The right to purchase the station will be assigned to a subsidiary of Salem Holding. We operate this station under a local marketing agreement.

     In June 2001, Salem Holding entered into an agreement to acquire the assets of radio station KSZZ-AM, San Bernardino, California, for $7.0 million.

     In June 2001, Salem Holding entered into an agreement to sell the assets of radio station KEZY-AM, San Bernardino, California, for $4.0 million to a corporation owned by one of our directors. The transaction is described in "Related Party Transactions -- KEZY-AM."


     In July 2001, Salem Holding entered into an agreement to acquire the assets of radio station KFIS-FM, Portland, Oregon, for $35.8 million.



     In October 2001, Salem Holding entered into an agreement to sell the assets of radio station WHLO-AM (Akron, Ohio) for $4.5 million.


  Parent


     In August 2000, Parent, through its subsidiaries that are unrestricted guarantors, acquired KALC-FM as part of a group acquisition with Clear Channel Communications, in which Salem Holding also acquired seven radio stations. Thereafter, all the assets of KALC-FM were transferred to SCA License Corporation, an unrestricted guarantor. Subsequently, KALC-FM was sold by SCA License Corporation pursuant to a tax deferred like-kind exchange and the proceeds of the sale were deposited into a qualified intermediary account for the acquisition of replacement properties. As of August 1, 2001, SCA License Corporation has acquired or identified the following radio stations as replacement properties, which radio stations include all radio stations owned by Parent's subsidiaries that are unrestricted guarantors.

                                                                                    PURCHASE
       DATE ACQUIRED                MARKET(1)           MSA RANK(2)    STATION        PRICE
       -------------                ---------           -----------    -------      --------
February 2001..............  Chicago, IL                      3       WYLL-AM      $29,000,000
February 2001..............  Minneapolis-St. Paul, MN        16       WWTC-AM        4,882,000
February 2001..............  Milwaukee, WI                   30       WYLO-AM(3)     2,018,000
March 2001.................  Louisville, KY                  53       WFIA-AM        1,750,000
March 2001.................  Youngstown-Warren, OH          103       WHKW-AM          500,000
April 2001.................  Boston, MA                       8       WROL-AM       11,000,000
July 2001..................  Cleveland, OH                   23       WFHM-FM       40,500,000
July 2001..................  San Francisco, CA                4       KSFB-AM        9,000,000
July 2001..................  Richmond, VA                    57       WBTK-AM          735,000

-------------------------
(1) Actual city of license may differ from metropolitan market served.

(2) "MSA" means metropolitan statistical area.

(3) Salem Holding has entered into an agreement to acquire a construction permit in this market.

     Including acquisitions completed on or before the required July 16, 2001 completion date, 98.7% of the funds in the qualified intermediary account for the benefit of SCA License Corporation were used for the acquisition of replacement properties.

     Salem Holding provides services including management, treasury, finance, procurement, reporting, regulatory, legal, accounting, tax, computer and other support services to Parent and its subsidiaries (other than Salem Holding) pursuant to a management agreement dated August 25, 2000. The fees payable to Salem Holding under the agreement for each fiscal year are determined in advance by Salem Holding and Parent; but in any event will not exceed 11% of the net revenue for each entity receiving services (Parent or any of its subsidiaries other than Salem Holding, as the case may be) for the preceding fiscal year. Additionally, Salem Communications Acquisition Corporation is required to pay Salem Holding a one time fee of $400,000 for services under the agreement.

  Pending Tax Deferred Like-Kind Asset Exchange Transaction.


     Section 1031 of the Internal Revenue Code allows property owners to exchange their property for other "like-kind" property while deferring the taxable gain on the sale. Section 1031 makes it possible to defer the taxable gain that is realized from the sale of a property so long as such gain is then reinvested in another property.



     Although like-kind exchanges are referred to as exchanges, they are typically not exchanges of property but usually consist of a sale of property and a separate purchase of property with two different parties. These are commonly referred to as deferred exchanges. The deferred exchange allows the property owner to sell one piece of property, the relinquished property, and then subsequently purchase another piece of property from an unrelated third party, the replacement property.



     To completely defer all taxable gain, the value of the replacement property needs to be equal to or greater than the value of the relinquished property, and all of the proceeds from the sale of the relinquished property need to be invested in the replacement property. Additionally, the property owner cannot have actual or constructive receipt of the proceeds of the sale of the relinquished property while waiting to purchase the replacement property. To accomplish this, a third party called a "qualified intermediary" is commonly used to hold the proceeds while waiting to complete the transaction.


     In December 2000, two of Salem Holding's subsidiaries entered into an agreement with Citicasters Co. and Radio Seaway, Incorporated, for the exchange of certain radio station assets, including the exchange of our radio stations WHK-FM (Canton, OH) and WHKK-AM (formerly named WHK-AM, Cleveland, OH). In order that certain of our subsidiaries can realize tax benefits, the transaction was structured as a tax deferred like-kind exchange. In conjunction with the underlying asset exchange, one of

Salem Holding's subsidiaries assigned its right under the asset exchange agreement to acquire the assets of radio station WCLV-FM (Cleveland, OH) to SCA License Corporation, an unrestricted guarantor. SCA License Corporation used funds from its own qualified intermediary account, described at "-- Parent's Acquisitions" above, to pay the fair market value for the assets of WCLV-FM to Radio Seaway and Salem Holding's subsidiaries' qualified intermediary. Thirty million five hundred thousand dollars ($30.5 million) now held by Salem Holding's subsidiaries' qualified intermediary must be used by December 2001 for the acquisition of replacement properties by those subsidiaries.


     Following these transactions WHK-FM (Canton, OH) will be renamed and the call letters will be assigned to WCLV-FM (Cleveland, OH).

OUR RADIO STATIONS


     We own and operate a national portfolio of 81 radio stations in 34 markets, including 25 FM stations and 56 AM stations. The following table sets forth information about each of our stations, in order of market size:


                           MSA       STATION        YEAR
       MARKET(1)         RANK(2)   CALL LETTERS   ACQUIRED                    FORMAT
       ---------         -------   ------------   --------                    ------
New York, NY(3)........      1     WMCA-AM          1989         Christian Teaching and Talk
                                   WWDJ-AM          1994         Christian Teaching and Talk
Los Angeles, CA........      2     KKLA-FM          1985         Christian Teaching and Talk
                                   KRLA-AM          1998         Conservative News/Talk
                                   KXMX-AM          2000         Ethnic Brokered Programming
                                   KFSH-FM          2000         Contemporary Christian Music
Chicago, IL............      3     WZFS-FM          1990         Contemporary Christian Music
                                   WYLL-AM(4)       2001         Christian Teaching and Talk
San Francisco, CA......      4     KFAX-AM          1984         Christian Teaching and Talk
                                   KSFB-FM          2000         Contemporary Christian Music
                                   KSFB-AM          2001         Christian Teaching and Talk
Philadelphia, PA.......      5     WFIL-AM          1993         Christian Teaching and Talk
                                   WZZD-AM          1994         Christian Teaching and Talk
Dallas-Ft. Worth, TX...      6     KLTY-FM          1996         Contemporary Christian Music
                                   KWRD-FM          2000         Christian Teaching and Talk
                                   KSKY-AM          2000         Christian Teaching and Talk
Boston, MA.............      8     WEZE-AM          1997         Christian Teaching and Talk
                                   WROL-AM(4)       2001         Christian Teaching and Talk
Washington, DC.........      9     WAVA-FM          1992         Christian Teaching and Talk
                                   WABS-AM          2000         Christian Teaching and Talk
Houston-Galveston,
  TX...................     10     KKHT-AM          1995         Christian Teaching and Talk
                                   KTEK-AM          1998         Christian Teaching and Talk
Atlanta, GA............     11     WNIV-AM          2000         Christian Teaching and Talk
                                   WLTA-AM          2000         Christian Teaching and Talk
                                   WGKA-AM          2000         Southern Gospel
                                   WFSH-FM          2000         Contemporary Christian Music
Seattle-Tacoma, WA.....     13     KGNW-AM          1986         Christian Teaching and Talk
                                   KLFE-AM          1994         Christian Teaching and Talk
                                   KKMO-AM          1998         Christian Teaching and Talk
                                   KKOL-AM          1999         Conservative News/Talk
Phoenix, AZ............     14     KCTK-AM          1996         Conservative News/Talk
                                   KPXQ-AM          1999         Christian Teaching and Talk
San Diego, CA..........     15     KPRZ-AM          1987         Christian Teaching and Talk
                                   KCBQ-AM          2000         Conservative News/Talk

                           MSA       STATION        YEAR
       MARKET(1)         RANK(2)   CALL LETTERS   ACQUIRED                    FORMAT
       ---------         -------   ------------   --------                    ------
Minneapolis-St. Paul,
  MN...................     16     KKMS-AM          1996         Christian Teaching and Talk
                                   KYCR-AM          1998         Christian Teaching and Talk
                                   WWTC-AM(4)       2001         Conservative News/Talk
Baltimore, MD..........     19     WITH-AM          1997(5)      Christian Teaching and Talk
Tampa, FL..............     20     WTWD-AM          2000         Christian Teaching and Talk
                                   WTBN-AM          2001(6)(7)   Christian Teaching and Talk
Pittsburgh, PA.........     21     WORD-FM          1993         Christian Teaching and Talk
                                   WPIT-AM          1993         Christian Teaching and Talk
Denver-Boulder, CO.....     22     KRKS-FM          1993         Christian Teaching and Talk
                                   KRKS-AM          1994         Christian Teaching and Talk
                                   KNUS-AM          1996         Conservative News/Talk
                                   KBJD-AM          1999         Contemporary Christian Music
Cleveland, OH (8)......     23     WCCD-AM          1997         Christian Teaching and Talk
                                   WKNR-AM          2000         Sports/Talk(9)
                                   WHK-AM           2000         Christian Teaching and Talk(9)
                                   WFHM-FM(4)       2001         Contemporary Christian Music
Portland, OR...........     24     KPDQ-FM          1986         Christian Teaching and Talk
                                   KPDQ-AM          1986         Christian Teaching and Talk
                                   KFIS-FM          2001(6)(10)  Contemporary Christian
                                                                 Music(9)
Cincinnati, OH.........     25     WTSJ-AM          1997         Christian Teaching and Talk
                                   WBOB-AM          2000         Sports/Talk
                                   WYGY-FM          2000         Country
Sacramento, CA.........     26     KFIA-AM          1995         Christian Teaching and Talk
                                   KTKZ-AM          1997         Conservative News/Talk
                                   KKFS-FM          2001(11)     Contemporary Christian Music(9)
Riverside-San
  Bernardino, CA.......     28     KSZZ-AM          2001(6)      Christian Teaching and Talk
Milwaukee, WI..........     30     WYLO-AM(4)       2001         Christian Teaching and Talk
                                   CP-FM(12)        2001         Contemporary Christian Music
San Antonio, TX........     31     KSLR-AM          1994         Christian Teaching and Talk
                                   KLUP-AM          2000         Adult Nostalgia
Columbus, OH...........     33     WRFD-AM          1987         Christian Teaching and Talk
Nashville, TN..........     43     WBOZ-FM          2000         Southern Gospel
                                   WVRY-FM          2000         Southern Gospel
Louisville, KY.........     53     WLSY-FM          1999         Christian Teaching and Talk
                                   WRVI-FM          1999         Contemporary Christian Music
                                   WGTK-AM          2000         Conservative News/Talk
                                   WFIA-AM(4)       2001         Christian Teaching and Talk
Richmond, VA...........     57     WBTK-AM(4)       2001         Christian Teaching and Talk
Honolulu, HI...........     62     KAIM-AM          2000         Christian Teaching and Talk
                                   KAIM-FM          2000         Contemporary Christian Music
                                   KGU-AM           2000         Conservative News/Talk
                                   KHNR-AM          2000         News/Talk
Colorado Springs, CO...     95     KGFT-FM          1996         Christian Teaching and Talk
                                   KBIQ-FM          1996         Contemporary Christian Music
Youngstown-Warren, OH..    103     WHKW-AM(4)       2001         Christian Teaching and Talk
Oxnard, CA.............    112     KDAR-FM          1974         Christian Teaching and Talk
Tyler-Longview, TX.....    142     KPXI-FM          2000(13)     Christian Teaching and Talk

-------------------------
 (1) Actual city of license may differ from metropolitan market served.

 (2) "MSA" means metropolitan statistical area.

 (3) This market includes the Nassau-Suffolk, NY Metro market which independently has a MSA rank of 17.


 (4) These stations are owned by SCA License Corporation, an indirect subsidiary of Parent and an unrestricted guarantor.


 (5) WITH-AM is simulcast with WAVA-FM, Washington, D.C.

 (6) Pending transaction.

 (7) We operate this station pursuant to a local marketing agreement and will do so until we complete this acquisition. We will simulcast this station with WTWD-AM, Tampa, FL.

 (8) Subject to consummating pending transactions, we have applied for or intend to apply for FCC approval to rename the call letters for the stations in this market. To the extent known, the planned call letter reassignments are shown in this table.

 (9) We intend to reformat this station to the listed format following completion of our pending transaction.


(10)We operate this station pursuant to a local marketing agreement and will do so until we complete this acquisition.



(11) We operate this station pursuant to a local marketing agreement and have an option to acquire the station, which option expires on June 30, 2002.



(12) We have entered into an agreement to acquire a construction permit to operate a new FM station in this market. We intend to format this new station with contemporary Christian music.



(13) KPXI-FM is simulcast with KWRD-FM, Dallas, TX.


     PROGRAM REVENUE. For the six months ended June 30, 2001, we derived 26.2% and 15.3% of our gross broadcasting revenue, or $18.3 million and $10.7 million, respectively, from the sale of nationally syndicated and local block program time, respectively. For the year ended December 31, 2000, we derived 29.0% and 15.9% of our gross revenue, or $34.9 million and $19.0 million, respectively, from the sale of nationally syndicated and local block program time. We derive nationally syndicated program revenue from a programming customer base consisting primarily of geographically diverse, well-established non-profit religious and educational organizations that purchase time on stations in a large number of markets in the United States. Nationally syndicated program producers typically purchase 26 or 55 minute blocks on a Monday through Friday basis and may offer supplemental programming for weekend release. We obtain local program revenue from community organizations and churches that typically purchase time primarily for weekend release and from local speakers who purchase daily releases. We have been successful in assisting quality local programs to expand into national syndication.

     Purchasers of block program time derive their income from two primary sources: listener contributions and product sales. Product sales include sales of inspirational material such as printed literature and periodicals, audio and video tapes and other miscellaneous items. Revenue from listener contributions and product sales is used in part to pay for the air time purchased from us. The nationally syndicated program producers carefully track the source of their donations and product sales and use this information to measure the return on their air time investment at each radio station. Because program customers derive their income primarily from various forms of listener support, and given the time period usually required for a program to obtain and develop an audience, our management believes that program customers have generally found it to be in their best interest to retain a specific time slot on a long-term basis notwithstanding customers' short-term financial results or economic conditions.

     Our radio stations have enjoyed long-standing relationships with key customers. Focus on the Family and Insight for Living, recognized as two of the leading daily radio programs featured on Christian teaching and talk format stations, have been ongoing customers of ours since 1977. We attribute this continuity to our commitment to our religious and family issues talk format and maintaining our presence in the markets we serve. As is typical in the radio industry, contracts may generally be canceled by either the station or the program producer on one month's notice. We typically negotiate our rate increases on an annual basis.

     ADVERTISING REVENUE. For the six months ended June 30, 2001, we derived 37.9% of our gross revenue, or $26.5 million, from the sale of local spot advertising and 4.8% of our gross revenue, or $3.4 million, from the sale of national spot advertising. For the year ended December 31, 2000, we derived 34.1% of our gross revenue, or $40.9 million, from the sale of local spot advertising and 6.4% of our gross revenue, or $7.7 million, from the sale of national spot advertising.

     We believe that the listening audiences for our radio stations formatted with our primary format, which provide the financial support for program producers purchasing time on these stations, are responsive to affinity advertisers that promote products targeted to audiences interested in religious and family issues and are receptive to direct response appeals such as those offered through infomercials. All of such stations have affinity advertising customers in their respective markets. Local church groups and many community organizations such as rescue missions and family crisis support services can often effectively reach their natural constituencies by advertising on religious format stations. Advertising is also purchased by local and nationally affiliated religious bookstores, publishers specializing in inspirational and religious literature and other businesses that desire to specifically target audiences interested in religious and family issues. Our stations generate spot advertising revenue from general market advertisers. Our management believes that general market retailers are increasingly willing to use niche radio formats for advertising.

     In general, we do not rely upon traditional audience measuring services used by general format radio stations. Rather, we sell advertising based upon the proven success of our existing advertising customers. In selected markets we subscribe to Arbitron, specifically in certain markets where we broadcast music and conservative talk formats. A majority of advertisers on our radio stations are "direct-response" advertisers (that is, advertisers that solicit some type of response, typically the calling of a toll-free telephone number to purchase a product or service advertised). These advertisers measure the effectiveness of their advertising on our stations in terms of:

     - the number of inquiries to the advertiser in which the caller reports having heard the advertiser's commercial on one of our radio stations;

     - the volume of new customers for the advertiser given a designated inquiry level (for example, the advertiser may require that it experience a conversion rate of four new customers for every 10 inquiries); and

     - the revenue attributable to sales that are identified as generated by the advertiser's commercial aired on our radio stations.

     The sales staff of our radio stations obtains information regarding advertisers' level of satisfaction with the results generated by commercials aired on our radio stations. Our sales staff communicates this information, as well as information regarding the volume of existing advertisers' repeat advertising on our radio stations, to prospective advertisers in marketing our radio stations.

     Our radio stations also receive revenue from national advertisers desiring to include selected radio stations in national buys covering multiple markets. These national advertising buys are placed through Salem Radio Representatives, which receives a commission based on the gross dollar amount of all orders generated. We regularly run infomercials on our radio stations, generally on weekends. In reviewing proposed purchases of air time by advertisers and infomercial producers, we consider the suitability of the content of the advertising and infomercials for our stations' audiences.

     OPERATIONS. In each of our radio markets, we have a general manager who is responsible for day-to-day operations, local spot advertising sales and, where applicable, local program sales for all of our stations in the market. We pay our general managers a base salary plus a percentage of the respective station's net operating income as well as a bonus for meeting certain other financial goals. For each station we also have a staff of full and part-time engineering, programming and sales personnel. We compensate our sales staff by salary, commissions or a combination of each.

     We have decentralized our operations in response to the rapid growth we have experienced in recent years. Our operations vice presidents, some of whom are also station general managers, oversee several markets on a regional basis. Our operations vice presidents are experienced radio broadcasters with expertise in sales, programming and production. We will continue to rely on this strategy of decentralization and encourage operations vice presidents to apply innovative techniques to the operations they oversee which, if successful, can be implemented in our other stations.

     Personnel in our corporate headquarters oversee the placement and rate negotiation for all nationally syndicated programs. Centralized oversight of this component of our revenue is necessary because our key program customers purchase time in many of our markets. Corporate headquarters personnel also are responsible for centralized reporting and financial functions, human resources, engineering oversight and other support functions designed to provide resources to local management.

SALEM RADIO NETWORK(R)

     In 1993, we established Salem Radio Network(R) in connection with our acquisition of certain assets of the former CBN Radio Network. Establishment of Salem Radio Network(R) was a part of our overall business strategy to develop a national network of affiliated radio stations anchored by our owned and operated radio stations in major markets. Salem Radio Network(R), which is headquartered in Dallas, Texas, develops, produces and syndicates a broad range of programming specifically targeted to religious and family issues talk and music stations as well as general market news/talk stations. Currently, we have rights to eleven full-time satellite channels and all Salem Radio Network(R) product is delivered to affiliates via satellite.

     Salem Radio Network(R) has more than 1,600 affiliate stations, including our owned and operated stations, that broadcast one or more of the offered programming options. These programming options feature talk shows, news and music. Network operations also include commission revenue of Salem Radio Representatives from unaffiliated customers and an allocation of operating expenses estimated to relate to such commissions. Salem Radio Network's gross revenue, including commission revenue for Salem Radio Representatives, for the year ended December 31, 2000 was $9.2 million.

     TALK PROGRAMMING. Salem Radio Network(R) offers talk programming designed to attract listeners to affiliate radio stations by addressing current national issues from a religious and family issues perspective. Our network currently produces more than 11 daily and weekly long-form and short-form programs including The Mike Gallagher Show, The Michael Medved Show, The Hugh Hewitt Show, Tim Kimmel Live!, Janet Parshall's America and The Cal Thomas Commentary. As of July 31, 2001, over 700 affiliate radio stations carried some form of Salem Radio Network(R) talk programming.

     Station affiliations for talk programming are non-exclusive, allowing a radio station to select specific network programs it wishes to carry. Commercial affiliates are required to air five minutes of network advertisements during each hour of network programming carried. Because they are unable to clear commercial advertisements, non-commercial radio stations that carry our talk programming pay a monthly access fee.

     NEWS. Salem Radio Network(R) began the production and distribution of news in 1996 with the purchase of StandardNews. The name was subsequently changed to SRN News and the news product was repositioned to offer affiliates a family-focused news service. The service is delivered three times each hour and provides coverage of national and international news. SRN News operates from its fully-digital headquarters located in the Washington, D.C. area. SRN News has fully-equipped broadcast facilities at the White House, United States House of Representatives and United States Senate that are staffed by full-time correspondents. As of July 31, 2001, Salem Radio Network(R) provided SRN News to over 1,000 affiliate radio stations, compared with less than 170 affiliates existing at the time the news service was acquired in 1996.

     Commercial radio stations that affiliate with SRN News are required to air 12 minutes of network advertisements between the hours of 6 am and 11 pm daily. Non-commercial radio stations that affiliate with SRN News pay a monthly access fee.

     MUSIC. Salem Radio Network(R) provides three syndicated religious music formats that originate from studios in Nashville. Today's Christian Music features adult contemporary Christian music targeted at the mainstream 25-to-49 year old audience. Solid Gospel features country gospel and Southern gospel music. The Word in Praise offers a praise and worship format. All music formats are available to affiliate radio stations on a 24-hour basis or in selected day parts. As of July 31, 2001, Salem Radio Network provided some form of music programming to over 250 affiliate radio stations.

     Each music format requires commercial affiliates to air a minimum number of minutes per hour for network advertisements. Fixed monthly affiliation fees are also charged to most of the radio stations that affiliate with each of the formats. In addition to the three 24-hour music formats, Salem Radio Network(R) provides weekly music programs, including CCM Radio Magazine and Spin 180.

     SALEM RADIO REPRESENTATIVES. We established Salem Radio Representatives in 1992 as a sales representation company specializing in placing national advertising on religious format radio stations. Salem Radio Network(R) has an exclusive relationship with Salem Radio Representatives for the sale of available Salem Radio Network(R) spot advertising. Salem Radio Representatives receives a commission on all Salem Radio Network(R) sales. Salem Radio Representatives also contracts with individual radio stations to sell air time to national advertisers desiring to include selected company stations in national buys covering multiple markets. See "-- Radio Stations -- Advertising Revenue." Salem Radio Representatives administrative offices are located in Dallas, Texas, and its 15 commissioned sales personnel are located in field offices in Chicago, Dallas, Seattle, St. Louis, Pittsburgh and Los Angeles.

OTHER MEDIA


     INTERNET. OnePlace is a distributor of Christian radio content on the Internet, either through the OnePlace website or through our local radio station websites. Our strategy to integrate our Internet assets centers on OnePlace serving as both a complement to and extension of our core radio broadcasting business. The OnePlace business model is similar to our broadcast radio business model with a combination of revenue from advertising sales and block programmers paying to have exposure on our websites. The OnePlace website provides a single location where our customers can listen to any of our radio stations and access on-demand audio streaming of our program producers, including ministries and block programmers. This content sharing provides an efficient and cost-effective means of cross-promoting our content and extending the reach of our radio advertisers. We also recently introduced SonicPlace.com, which provides on-demand audio streaming for our Christian music channels. For the six months ended June 30, 2001, we derived 2.5% of our gross revenue, or $1.7 million, from the sale of Internet advertising and resources. For the year ended December 31, 2000, we derived 3.0% of our gross revenue, or $3.5 million, from the sale of Internet advertising and resources.



     PUBLISHING. CCM Communications, Inc., based in Nashville, Tennessee, has published magazines since 1978 which follow the contemporary Christian music industry and, more recently, has added publications aimed at church staff. The products of CCM include CCM Magazine, a monthly consumer magazine that features interviews with artists, album reviews and concert schedules; Worship Leader, a resource magazine for planning worship services; and The CCM Update, a weekly trade magazine directed to Christian music retailers, radio stations and record company executives, featuring industry news, radio and sales charts and reviews. For the six months ended June 30, 2001, we derived 3.5% of our gross revenue, or $2.4 million, from the sale of magazine subscriptions and advertising. For the year ended

December 31, 2000, we derived 3.7% of our gross revenue, or $4.4 million, from the sale of magazine subscriptions and advertising.



     SATELLITE RADIO. In August 1998 we entered into an exclusive agreement with XM Satellite Radio, Inc. to develop, produce, supply and market religious and family issues audio programming for its subscriber-based satellite digital audio radio service. We have agreed to provide religious and family issues talk programming on one channel and youth and adult religious music programming on two additional channels. We have not recognized any revenue with respect to satellite radio for the six months ended June 30, 2001 or for the year ended December 31, 2000.


COMPETITION

     RADIO. The radio broadcasting industry, including the religious and family issues format segment of this industry, is a highly competitive business. The financial success of each of our radio stations that features the religious and family issues format is dependent, to a significant degree, upon its ability to generate revenue from the sale of block program time to national and local religious and educational organizations. We compete for this program revenue with a number of different commercial and noncommercial radio station licensees. While no group owner in the United States specializing in the religious format approaches us in size of potential listening audience and presence in major markets, religious format stations exist and enjoy varying degrees of prominence and success in all markets.

     We also compete for revenue in the spot advertising market with other commercial religious format and general format radio station licensees. We compete in the spot advertising market with other media as well, including broadcast television, cable television, newspapers, magazines, direct mail and billboard advertising.


     General format and other radio broadcasters generally use ratings obtained from subscription services to set advertising rates. Historically, we have not subscribed to these services but have marketed ourselves to advertisers based on the responsiveness of our audience. See "Business -- Our Radio Stations -- Advertising Revenue." In selected markets we subscribe to Arbitron, which develops quarterly reports to measure a radio station's audience in the demographic group targeted by advertisers. The following table shows our comparative position amongst the ten largest U.S. radio broadcasting companies in terms of number of stations owned.



                                                                NUMBER OF TOP      NUMBER OF STATIONS IN
           TOP TEN RADIO BROADCASTERS              TOTAL         TWENTY-FIVE        THE TOP TWENTY-FIVE
         BY NUMBER OF OWNED STATIONS(1)           STATIONS   MARKETS REPRESENTED          MARKETS
         ------------------------------           --------   -------------------   ---------------------
 1.  Clear Channel Communications Inc. .........   1,226            25/25                   164
 2.  Cumulus Media Inc. ........................     225             0/25                     0
 3.  Citadel Communications Corporation.........     205             0/25                     0
 4.  Viacom International Inc. .................     183            22/25                   110
 5.  Entercom Communications Corp. .............      97             3/25                    19
 6.  American Family Association Incorporated...      84             0/25                     0
 7.  Salem Communications Corporation...........      83(2)         21/25(3)                 55(4)
 8.  Cox Radio Inc. ............................      82             5/25                    22
 9.  Waitt Radio Incorporated...................      73             0/25                     0
10.  Radio One, Inc. ...........................      64            14/25                    30


-------------------------


(1) Based on Spring 2001 Radio Market Survey Schedule & Population Rankings published by the Arbitron Company, excluding the Commonwealth of Puerto Rico.



(2) Upon completion of announced transactions, our holdings will be 81 stations.

(3) We disclose elsewhere in this document that we are represented in 22 of 25 markets because our calculation of stations in the New York, NY market includes WWDJ-AM licensed to the Nassau-Suffolk, NY Metro market which market independently has the MSA rank of 17.



(4) Upon completion of announced transactions, our holdings will include 57 stations in the top twenty-five markets.



     If a competing general market broadcaster converts a radio station to a format similar to one of ours, or acquires an in-format station, and broadcasts to a market in which we are present, our station could suffer a reduction in broadcast cash flow or ratings. Consolidation within the radio broadcast industry may lead to more general market broadcasters including religious and family issues format radio stations in their holdings and, thus, increasing competition from broadcasters with more competitive experience and better resources which could also lead to a reduction in our broadcast cash flow or ratings.


     Competition may also come from new media technologies and services that are being developed or introduced. These include delivery of audio programming by cable television and satellite systems, digital audio radio services, the Internet, personal communications services and the authorization by the FCC of a new service of low powered, limited coverage FM radio stations. Digital audio broadcasting may deliver multiformat digital radio services by satellite to national and regional audiences.

     The delivery of live and stored audio programming through the Internet has also created new competition. In addition, the anticipated commencement of satellite delivered digital audio radio services, which are intended to deliver multiple audio programming formats to local and national audiences, may create additional competition. We have attempted to address these existing and potential competitive threats through OnePlace and through our exclusive arrangement to provide religious and family issues talk and music formats on one of the two FCC licensees of satellite digital audio radio services.


     NETWORK. Salem Radio Network(R) competes with other commercial radio networks that offer news and talk programming to religious and general format stations and two non-commercial networks that offer religious music formats. The network also competes with other news services, broadcast and cable television, newspapers, magazines and Internet. Salem Radio Network(R) also competes with other radio networks for the services of talk show personalities. The following table shows the Network's comparative position amongst the four largest U.S. radio networks offering religious and family issues oriented programming in terms of number of affiliates.



                     TOP FOUR RELIGIOUS
                   RADIO PROGRAM NETWORKS                     NUMBER OF
                 BY NUMBER OF AFFILIATES(1)                   AFFILIATES
                 --------------------------                   ----------
1.  Salem Radio Network.....................................    1,600
2.  USA Radio Network, Inc. ................................    1,450
3.  Broadcast Communications Corp. .........................    1,424
4.  Songtime Inc. ..........................................    1,200


---------------

(1)Based on the CSN International 2001 Directory of Religious Media.


     OTHER MEDIA. Our magazines compete for readers and advertisers with other publications that follow the religious music industry and publications that address issues of interest to church leadership. Our Internet business competes with other companies that deliver on-line audio programming.

EMPLOYEES

     At August 15, 2001, we employed 1,353 full-time and 397 part-time employees. None of our employees are covered by collective bargaining agreements, and we consider our relations with our employees to be good.

PROPERTIES AND FACILITIES

     The types of properties required to support our radio stations include offices, studios and tower and antenna sites. A station's studios are generally housed with its office in a downtown or business district. We generally select our tower and antenna sites to provide maximum market coverage. Our network operations are supported by offices and studios from which its programming originates or is relayed from a remote point of origination. The operations of our other media businesses are supported by office facilities.

     Our radio stations' studios and offices, the operations of our other media businesses and our corporate headquarters are located in leased facilities. The lease for our corporate headquarters in Camarillo, California, expires in the first quarter of 2002. In June 2001, we entered into an agreement whereby a subsidiary of Salem Holding will purchase the property for approximately $6.6 million. We anticipate the purchase to be consummated in the second half of 2001 and prior to the expiration of our lease.

     Our network leases satellite transponders used for delivery of its programming. We either own or lease our radio station tower and antenna sites. We do not anticipate difficulties in renewing those leases that expire within the next several years or in obtaining other lease arrangements, if necessary.

     We lease certain property from the principal stockholders or trusts and partnerships created for the benefit of the principal stockholders and their families. These leases are described in "Related Party Transactions -- Leases with Principal Stockholders." All such leases have cost of living adjustments. Based upon our management's assessment and analysis of local market conditions for comparable properties, we believe such leases do not have terms that vary materially from those that would have been available from unaffiliated parties.

     No one property is material to our overall operations. Except as described above, we believe that our properties are in good condition and suitable for our operations; however, we continually evaluate opportunities to upgrade our properties. We own substantially all of our equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment.

LEGAL PROCEEDINGS

     Incident to our business activities, we are a party to a number of legal proceedings, lawsuits, arbitration and other claims, including the Gospel Communications International, Inc. ("GCI") matter described in more detail below. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Also, we maintain insurance which may provide coverage for such matters. Consequently, our management is unable to ascertain the ultimate aggregate amount of monetary liability or the financial impact with respect to these matters, however, our management believes, at this time, that the final resolution of these matters, individually and in the aggregate, will not have a material adverse effect upon our annual consolidated financial position, results of operations or cash flows.

     On December 6, 2000, GCI made a demand for arbitration upon us. The demand, pending before an arbitration panel of the American Arbitration Association, alleges, among other things, we and our subsidiary OnePlace failed to provide certain e-commerce software to GCI pursuant to a written contract between GCI and OnePlace. We have filed an answer to the demand, denying the factual basis for certain elements of GCI's claims and have asserted counterclaims against GCI for breach of contract. Based on recent communications with the arbitrators, GCI has clarified that it seeks $10.0 million in damages for its claims. We will vigorously defend the action and pursue the counterclaims against GCI although there can be no assurance that the GCI matter will be resolved in our favor.

FEDERAL REGULATION OF RADIO BROADCASTING

     INTRODUCTION. The ownership, operation and sale of broadcast stations, including those licensed to us, are subject to the jurisdiction of the FCC, which acts under authority derived from The Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications

Act"). The Communications Act was amended by the Telecommunications Act of 1996 (the "Telecommunications Act") to make changes in several broadcast laws. Among other things, the FCC assigns frequency bands for broadcasting; determines whether to approve changes in ownership or control of station licenses; regulates transmission facilities, including power employed, antenna and tower heights, and location of transmission facilities; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules under the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the maximum) license renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of FCC consent to acquire additional broadcast properties. For further information concerning the nature and extent of federal regulation of broadcast stations you should refer to the Communications Act, FCC rules and the public notices and rulings of the FCC.

     LICENSE GRANT AND RENEWAL. Radio broadcast licenses are granted for maximum terms of eight years. Licenses may be renewed through an application to the FCC. Prior to the Telecommunications Act, during certain periods when a renewal application was pending, competing applicants could file for the radio frequency being used by the renewal applicant. The Telecommunications Act prohibits the FCC from considering such competing applications if the FCC finds that the station has served the public interest, convenience and necessity, that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC, and that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

     Petitions to deny license renewals can be filed by interested parties, including members of the public. Such petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Also, during certain periods when a renewal application is pending, the transferability of the applicant's license is restricted. We are not currently aware of any facts that would prevent the timely renewal of our licenses to operate our radio stations, although there can be no assurance that our licenses will be renewed.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; and Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend in part upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1, C0 and C.

     The following table sets forth in order of market size the market, call letters, FCC license classification, antenna height above average terrain
(HAAT), power and frequency of each of our stations and the date on which each station's FCC license expires. None of our FCC licenses expires prior to April 1, 2003.

                                                  HAAT       POWER                    EXPIRATION
                            STATION        FCC     IN          IN                      DATE OF
       MARKET(1)          CALL LETTERS    CLASS  METERS   KILOWATTS(2)    FREQUENCY    LICENSE
       ---------          ------------    -----  ------   ------------    ---------   ----------
New York, NY(3).........  WMCA-AM           B      NA     5.0/5.0         570 kHz      6/1/2006
                          WWDJ-AM           B      NA      5.0/5.0        970 kHz      6/1/2006
Los Angeles, CA.........  KKLA-FM           B     878     10.5            99.5 MHz    12/1/2005
                          KRLA-AM           B      NA      20.0/3.0       870 kHz     12/1/2005
                          KXMX-AM           B      NA      20.0/1.3       1190 kHz    12/1/2005
                          KFSH-FM           A     100      6.0            95.9 MHz    12/1/2005
Chicago, IL.............  WZFS-FM           B     129     50.0            106.7 MHz   12/1/2004
                          WYLL-AM           B      NA      50.0/5.0       1160 kHz    12/1/2004
San Francisco, CA.......  KFAX-AM           B      NA     50.0/50.0       1100 kHz    12/1/2005
                          KSFB-FM           A     100      6.0            100.7 MHz   12/1/2005
                          KSFB-AM           D      NA      5.0/0.145      1220 kHz    12/1/2005
Philadelphia, PA........  WFIL-AM           B      NA     5.0/5.0         560 kHz      8/1/2006
                          WZZD-AM           B      NA      50.0/10.0      990 kHz      8/1/2006
Dallas-Ft. Worth, TX....  KLTY-FM           C     460     100.0           94.9 MHz     8/1/2005
                          KWRD-FM           C     561      100.0          100.7 MHz    8/1/2005
                          KSKY-AM           B      NA      10.0/.66       660 kHz      8/1/2005
Boston, MA..............  WEZE-AM           B      NA     5.4/5.4         590 kHz      4/1/2006
                          WROL-AM           D      NA      5.0            950 kHz      4/1/2006
Washington, D.C.........  WAVA-FM           B     165     41.0            105.1 MHz   10/1/2003
                          WABS-AM           D      NA      5.0            780 kHz     10/1/2003
Houston-Galveston, TX...  KKHT-AM           B      NA     10.0/5.0        1070 kHz     8/1/2005
                          KTEK-AM           D      NA     2.7/2.067(4)    1110 kHz     8/1/2005
Atlanta, GA.............  WNIV-AM           D      NA     5.0             970 kHz      4/1/2004
                          WLTA-AM           C      NA      1.0/1.0        1400 kHz     4/1/2004
                          WGKA-AM           B      NA      10.0/2.3(4)    1190 kHz     4/1/2003
                          WFSH-FM          C1     299      100.0          104.7 MHz    4/1/2004
Seattle-Tacoma, WA......  KGNW-AM           B      NA     50.0/5.0        820 kHz      2/1/2006
                          KLFE-AM           B      NA      5.0/5.0        1590 kHz     2/1/2006
                          KKMO-AM           B      NA      5.0/5.0        1360 kHz     2/1/2006
                          KKOL-AM           B      NA      5.0/5.0        1300 kHz     2/1/2006
Phoenix, AZ.............  KCTK-AM           B      NA     5.0/5.0         960 kHz     10/1/2005
                          KPXQ-AM           B      NA      50.0/1.0       1360 kHz    10/1/2005
San Diego, CA...........  KPRZ-AM           B      NA     20.0/10.0       1210 kHz    12/1/2005
                          KCBQ-AM           B      NA      50.0/1.5       1170 kHz    12/1/2005
Minneapolis-St. Paul,
  MN....................  KKMS-AM           B      NA     5.0/5.0         980 kHz      4/1/2005
                          KYCR-AM           B      NA      3.8/0.230      1570 kHz     4/1/2005
                          WWTC-AM           B      NA      5.0/5.0        1280 kHz     4/1/2005
Baltimore, MD...........  WITH-AM           C      NA     1.0/1.0         1230 kHz    10/1/2003
Tampa, FL...............  WTWD-AM           B      NA     5.0/5.0         910 kHz      2/1/2004
                          WTBN-AM           B      NA      5.0/5.0        570 kHz      2/1/2004
Pittsburgh, PA..........  WORD-FM           B     161     43.0            101.5 MHz    8/1/2006
                          WPIT-AM           D      NA      5.0/0.24       730 kHz      8/1/2006

                                                  HAAT       POWER                    EXPIRATION
                            STATION        FCC     IN          IN                      DATE OF
       MARKET(1)          CALL LETTERS    CLASS  METERS   KILOWATTS(2)    FREQUENCY    LICENSE
       ---------          ------------    -----  ------   ------------    ---------   ----------
Denver-Boulder, CO......  KRKS-FM(5)        C     300     100.0           94.7 MHz     4/1/2005
                          KRKS-AM           B      NA      4.2/0.39       990 kHz      4/1/2005
                          KNUS-AM           B      NA      5.0/5.0        710 kHz      4/1/2005
                          KBJD-AM           B      NA      10.0/1.0       1650 kHz     4/1/2005
Cleveland, OH...........  WCCD-AM           D      NA     0.5             1000 kHz    10/1/2004
                          WKNR-AM           B      NA      50.0/4.7       850 kHz     10/1/2004
                          WHK-AM            B      NA      50.0/50.0      1220 kHz    10/1/2004
                          WFHM-FM           B     189      31.0           95.5 MHz    10/1/2004
Portland, OR............  KPDQ-FM(5)        C     387     100.0           93.7 MHz     2/1/2006
                          KPDQ-AM           B      NA      1.0/0.5        800 kHz      2/1/2006
                          KFIS-FM          C3     386      6.9            104.1 MHz    2/1/2006
Cincinnati, OH..........  WTSJ-AM           B      NA     1.0/0.279       1050 kHz    10/1/2004
                          WBOB-AM           B      NA      5.0/0.99       1160 kHz     8/1/2003
                          WYGY-FM           B     247      19.5           96.5 MHz    10/1/2004
Sacramento, CA..........  KFIA-AM           B      NA     25.0/1.0        710 kHz     12/1/2005
                          KTKZ-AM           B      NA      5.0/5.0        1380 kHz    12/1/2005
                          KKFS-FM          B1     308      2.55           105.5 MHz   12/1/2005
Riverside-San
  Bernardino, CA........  KSZZ-AM           B      NA     1.0             590 kHz     12/1/2005
Milwaukee-Racine, WI....  WYLO-AM           B      NA     0.4/0.4         540 kHz     12/1/2004
                          CP-FM(6)          A     193      1.65           105.3MHz      6/28/04
San Antonio, TX.........  KSLR-AM           B      NA     5.0/4.3         630 kHz      8/1/2005
                          KLUP-AM           B      NA      5.0/1.0        930 kHz      8/1/2005
Columbus, OH............  WRFD-AM           D      NA     23.0/6.1(4)     880 kHz     10/1/2004
Nashville, TN...........  WBOZ-FM           A     100     6.0             104.9 MHz    8/1/2003
                          WVRY-FM          C2     150      50.0           105.1 MHz    8/1/2003
Louisville, KY..........  WLSY-FM           A     120     3.3             94.7 Mhz     8/1/2003
                          WRVI-FM           A     126      1.9            105.9 Mhz    8/1/2004
                          WGTK-AM           B      NA      5.0/5.0        970 kHz      8/1/2004
                          WFIA-AM           D      NA      1.0/0.163      900 kHz      8/1/2004
Richmond, VA............  WBTK-AM           B      NA     5.0/5.0         1380 kHz    10/1/2003
Honolulu, HI............  KAIM-AM           B      NA     50.0/50.0       870 kHz      2/1/2006
                          KAIM-FM           C     606      99.0           95.5 MHz     2/1/2006
                          KGU-AM            B      NA      10.0/10.0      760 kHz      2/1/2006
                          KHNR-AM           B      NA      10.0/10.0      650 kHz      2/1/2006
Colorado Springs, CO....  KGFT-FM           C     676     72.0            100.7 MHz    4/1/2005
                          KBIQ-FM           C     695      57.0           102.7 MHz    4/1/2005
Youngstown-Warren, OH...  WHKW-AM           B      NA     5.0/5.0         1440 kHz    10/1/2004
Oxnard-Ventura, CA......  KDAR-FM          B1     393     1.5             98.3 MHz    12/1/2005
Tyler-Longview, TX......  KPXI-FM          C3     174     8.1             100.7 MHz    8/1/2005


-------------------------
(1) Actual city of license may differ from the metropolitan market served.

(2) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during nighttime broadcasting hours, which results in reducing the radio station's coverage during those hours of operation. Both power ratings are shown, where applicable.

(3) This market includes the Nassau-Suffolk, NY Metro market which independently has a MSA rank of 17.

(4) Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during critical hours, the two-hour periods immediately following sunrise and preceding sunset.

    Both daytime power ratings are shown. KTEK-AM and WRFD-AM do not operate during nighttime hours.

(5) The FCC has adopted rules adding a new class of FM station known as C0. Under certain circumstances, some present Class C stations could become Class C0 stations, unless Salem, once such circumstances arise, applies for a construction permit to increase the antenna height to a level at which a station could retain Class C status. If a station is reclassified as a Class C0 station, it will be precluded from increasing its antenna height and power combination above the limits set for C0 classification.

(6) We have entered into an agreement to acquire a construction permit to operate a new FM station in this market. Pursuant to FCC rules, unless the station is constructed, the construction permit will expire three years from the date of grant of the construction permit.

     OWNERSHIP MATTERS. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast license without the prior approval of the FCC. In determining whether to assign, transfer, grant or renew a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitation on alien ownership, as well as compliance with other FCC policies, including equal employment opportunity requirements.

     Once a station purchase agreement has been signed, an application for FCC consent to assignment of license or transfer of control (depending upon whether the underlying transaction is an asset purchase or stock acquisition) is filed with the FCC. Approximately 10 to 15 days after this filing, the FCC publishes a notice advising that the application has been "accepted for filing." This begins a 30-day statutory public notice period during which third parties have the opportunity to file formal petitions to deny the proposed transaction. Informal objections to the transaction may be filed at any time prior to the grant of an application. During this 30-day period, the FCC staff generally begins its review of the application and may request additional information from the applicants in response to any questions the staff may have.

     Assuming that no petitions are filed during the public notice period and that the proposed transaction poses no issues requiring higher level consent, the FCC staff often grants the application by delegated authority approximately 10 days after the end of the public notice period. If there is a backlog of applications or the transaction proposes an issue requiring higher level consent, the 10-day period can extend to 30 days or more. The parties to the application are legally authorized to close on the transaction at any time after the application is granted. At this point, however, the grant is not a "final order."

     Public notice of the FCC staff grant of an application is usually issued within seven days of the date on which the application is granted. For a period of 30 days following the date of this public notice interested parties may file petitions seeking staff reconsideration or full FCC review of the staff action. In addition, for a period of 40 days following the date of the public notice, the FCC, on its own, can review and reconsider the grant. If the FCC itself adopts an order granting an application or adopts an order affirming the staff grant of an application, judicial review of the FCC action may be sought in the United States Court of Appeals for the District of Columbia within 30 days of the public notice of the FCC's action. In the event the court affirms the FCC's action, further judicial review may be sought by seeking rehearing en banc from the Court of Appeals or by certiorari from the United States Supreme Court.

     Assuming that no petitions are filed by third parties and no action staying or reversing the grant is made by the FCC, then the grant will become a final order by operation of law at the close of business on the 40th day following the public notice of the grant. Upon a grant becoming a final order, counsel is able to deliver an opinion that the grant is no longer subject to administrative or judicial review, although such actions can nevertheless be set aside in rare circumstances (for example, fraud on the agency by a party to the application).

     The FCC will not issue an unconditional assignment or transfer grant if an application for renewal of license for the station is pending. Thus, the foregoing timetables will be altered in the event an application for assignment or transfer is filed while a license renewal application is pending.

     Under the Communications Act, a broadcast license may not be granted to or held by a corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. These restrictions apply in modified form to other forms of business organizations, including partnerships and limited liability companies. We therefore may be restricted from having more than one-fourth of our stock owned or voted by aliens, foreign governments or non-U.S. corporations.

     The Communications Act and FCC rules also generally restrict the common ownership, operation or control of radio broadcast stations serving the same local market, of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, we generally would not be permitted to acquire any daily newspaper in a local market where we then owned any radio station, or to acquire any television station (other than low power television) in certain smaller local markets where we then owned more than one radio station.

     In response to the Telecommunications Act, the FCC amended its multiple ownership rules to eliminate the national limits on ownership of AM and FM stations. The FCC's broadcast multiple ownership rules restrict the number of radio stations one person or entity may own, operate or control on a local level. These limits, as specified in the Telecommunications Act, are:

     - in a market with 45 or more operating commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (FM or AM);

     - in a market with between 30 and 44 (inclusive) operating commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service;

     - in a market with between 15 and 29 (inclusive) operating commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service;

     - in a market with 14 or fewer operating commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market.

     None of these multiple ownership rules requires any change in our current ownership of radio broadcast stations; however, these rules will limit the number of additional stations that we may acquire in the future in certain of our markets.

     The FCC has issued a notice of proposed rulemaking that contemplates re-defining the term "market" for purposes of its multiple ownership rules. The proposed rules, if adopted, could restrict our ability to obtain FCC consents for certain future acquisitions in markets in which we currently own stations. If the proposed rules were to be applied retroactively, which the FCC has proposed not to do, it could require a change in our current ownership of radio broadcast stations.

     Because of these multiple and cross-ownership rules, a purchaser of stock or debt of the company that acquires an "attributable" interest in the company may violate the FCC's rule if it also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the other companies in which it may invest, to the extent that these investments give rise to an attributable interest. If an attributable stockholder or debt holder of the company violates any of these ownership rules, the company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

     The FCC generally applies its television/radio/newspaper cross-ownership rules and its broadcast multiple ownership rules by considering the "attributable," or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner, member, stockholder, or lender of a company that owns that station or newspaper, or by being an officer, director, partner, member, stockholder, or lender of any parent company of the company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as an "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

     Persons or entities which hold more than 33% of the total asset value (combined equity and debt) of a company and are either "major program suppliers" of the company or hold "attributable" interests in media in the same market as the company, generally are attributed with an ownership interest in radio stations, television stations and daily newspapers owned by the company, or owned by any other company in which the company holds an interest (the equity/debt plus rule).

     With respect to a corporation, officers and directors and persons or entities that directly or indirectly can vote 5% or more of the corporation's stock (20% or more of such stock in the case of insurance companies, investment companies, bank trust departments which act as "passive investors" that hold such stock for investment purposes only) generally are attributed with an ownership interest in radio stations, television stations and daily newspapers owned by the corporation or owned by any company in which the corporation holds an interest.

     With respect to a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. With respect to a limited liability company, the interest of a member is attributable unless the member is not "materially involved" in the media-related activities of the company. Nonvoting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, membership interests where the member is not "materially involved" in the media-related activities of the limited liability company, and minority (under 5%) voting stock generally do not subject their holders to attribution unless the equity/debt plus rule applies.

     PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. Licensees continue to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time.

     Stations also must pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, sponsorship identification, technical operations (including limits on radio frequency radiation) and equal employment opportunity requirements. The broadcast of contests and lotteries is regulated by FCC rules.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the maximum) renewal terms or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     LOCAL MARKETING AGREEMENTS. Over the past several years, a number of radio stations, including certain of our stations, have entered into "time brokerage agreements" of the type which are commonly referred to as "local marketing agreements." These LMAs take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales and other matters, subject to compliance with the antitrust laws and the FCC's rules and policies, including the requirement that the licensee of each station maintains independent control over the programming and other operations of its own station. The FCC has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast stations and otherwise ensures compliance with applicable FCC rules and policies.

     A station that brokers substantial time on another station in its market or engages in an LMA with a station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules. As a result, a broadcast station may not enter into an LMA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit the broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (that is, AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns one and programs the other through an LMA arrangement.

     PROPOSED CHANGES. The Congress and the FCC from time to time have under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the company's radio stations, result in the loss of audience share and revenue for the company's radio stations, and affect the ability of the company to acquire additional radio stations or finance such acquisitions. Such matters include:

     - proposals to impose spectrum use or other fees on FCC licensees;

     - the FCC's equal employment opportunity rules and matters relating to political broadcasting;

     - technical and frequency allocation matters;

     - changes in multiple ownership and cross-ownership rules;

     - changes to broadcast technical requirements;

     - proposals to allow telephone or cable television companies to deliver audio and video programming to the home through existing phone lines;

     - proposals to limit the tax deductibility of advertising expenses by advertisers; and

     - proposals to auction the right to use the radio broadcast spectrum to the highest bidder, instead of granting FCC licenses and subsequent license renewals without such bidding.

     The FCC has issued a notice of proposed rulemaking that contemplates re-defining the term "market" for purposes of its multiple ownership rules. The proposed rules, if adopted, could restrict our ability to obtain FCC consents for certain future acquisitions in markets in which we currently own stations. If the proposed rules were to be applied retroactively, which the FCC has proposed not to do, it could require a change in our current ownership of radio broadcast stations.

     A substantial portion of the FCC's equal employment opportunity rules have recently been held unconstitutional by the United States Court of Appeals for the District of Columbia.

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

     We cannot predict whether any proposed changes will be adopted or what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

     The FCC, on April 2, 1997, awarded two licenses for the provision of satellite digital radio services. The licensees have announced plans to launch service in the near future. The services will be subscription services. Certain Salem stations will be carried on one of the services.

     Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards.

     The FCC has authorized an additional 100 kHz of bandwidth for the AM band and on March 17, 1997, adopted an allotment plan for the expanded band that identified the 88 AM radio stations selected to move into the band. At the end of a five-year transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station. We have received two expanded band authorizations, one for KBJD-AM, paired with KRKS-AM, Denver-Boulder, Colorado, and one for KAZJ-AM, paired with KLFE-AM, Seattle-Tacoma, Washington.

     The foregoing summary of certain provisions of the Communications Act and of specific FCC rules and policies does not purport to be comprehensive. For further information concerning the nature and extent of federal regulation of radio broadcast stations you should refer to the Communications Act, the FCC's rules and the public notices and rulings of the FCC.

     FEDERAL ANTITRUST CONSIDERATIONS. The FTC and the DOJ, which evaluate transactions to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active in the past few years in their review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets.

     For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Improvements Act ("HSR Act") and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. At any time before or after the consummation of a proposed acquisition, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the company. Acquisitions that are not required to be reported under the HSR Act may be investigated by the FTC or the DOJ under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that LMAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

     Although we do not believe that our acquisition strategy as a whole will be adversely affected in any material respect by antitrust review, we cannot be sure that this will be the case.

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

                                   MANAGEMENT

EXECUTIVE AND OTHER KEY OFFICERS AND DIRECTORS

     The executive officers, directors and key employees of Parent and Salem Holding, their ages and positions with Parent and Salem Holding are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Stuart W. Epperson...................  64     Chairman of the Board
Edward G. Atsinger III...............  61     President, Chief Executive Officer and Director
Eric H. Halvorson....................  52     Director
Roland S. Hinz.......................  62     Director
Donald P. Hodel......................  66     Director
Richard A. Riddle....................  57     Director
Joseph S. Schuchert..................  72     Director
Joe D. Davis.........................  57     Senior Vice President, Operations
David A.R. Evans.....................  39     Senior Vice President and Chief Financial Officer
Russell R. Hauth.....................  60     Senior Vice President, Administration and Public
                                              Affairs
George Toulas........................  50     Senior Vice President, Special Projects
Jonathan L. Block....................  34     Vice President, General Counsel and Secretary
Eileen E. Hill.......................  38     Vice President, Finance and Accounting
Roger Kemp...........................  44     Vice President, National Program Development and
                                              Ministries Relations
Rob Adair............................  49     Vice President, Operations
Dave Armstrong.......................  56     Vice President, Operations and General
                                              Manager/KKLA-FM, KLTH-AM, KLTX-AM and KIEV-AM
Kenneth L. Gaines....................  62     Vice President, Operations
David Ruleman........................  54     Vice President, Operations and General
                                              Manager/WAVA-FM, WITH-AM and WABS-AM
Greg R. Anderson.....................  54     President of Salem Radio Network
James R. Cumbee......................  48     President of Non-Broadcast Media

     Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above.

     Mr. Atsinger has been President, Chief Executive Officer and a director of Parent and Salem Holding since their inceptions. He has been engaged in the ownership and operation of radio stations since 1969 and is a member of the board of directors of the National Religious Broadcasters.

     Mr. Epperson has been Chairman of Parent since its inception and Salem Holding since May 2001. Mr. Epperson has been engaged in the ownership and operation of radio stations since 1961. In addition, he is a member of the board of directors of the National Religious Broadcasters. Mr. Epperson is married to Nancy A. Epperson who is Mr. Atsinger's sister.

     Mr. Halvorson has been a director of Parent since 1988 and Salem Holding since May 2001. Mr. Halvorson is currently a Visiting Lecturer at Pepperdine University. Mr. Halvorson was our Chief Operating Officer from 1995 to 2000 and our Executive Vice President from 1991 to 2000. From 1991 to 2000, Mr. Halvorson also served as our General Counsel. Mr. Halvorson was the managing partner of the law firm of Godfrey & Kahn, S.C.-Green Bay from 1988 until 1991. From 1985 to 1988, he was our Vice President and General Counsel. From 1976 until 1985, he was an associate and then a partner of Godfrey & Kahn, S.C.-Milwaukee. Mr. Halvorson was a Certified Public Accountant with Arthur Andersen & Co. from 1971 to 1973.

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

     Mr. Hinz has been a director of Parent since 1997 and Salem Holding since May 2001. Mr. Hinz has been the owner, President and Editor-in-Chief of Hi-Torque Publishing Company, a publisher of magazines covering the motorcycling and biking industries, since 1981. Mr. Hinz is also the managing member of Hi-Favor Broadcasting, LLC, the licensee of radio station KLTX-AM, Long Beach, California, which was acquired from one of our subsidiaries in August 2000, as described in the section of this prospectus entitled "Related Party
Transactions -- KLTX-AM". He is active in a number of non-profit organizations and serves as Chairman of the Fund Development Committee of English Language Institute China. Mr. Hinz also serves on the board of directors of the Association of Community Education, Inc. a not-for-profit corporation operating radio station KLTX-AM, Long Beach, California. Mr. Hinz also serves on the boards of directors of Gordon Conwell Theological Seminary, Truth for Life, and Lake Avenue Congregational Church.

     Mr. Hodel has been a director of Parent since May 1999 and Salem Holding since May 2001. Mr. Hodel is a founder and has been the Managing Director of Summit Group International, Ltd., an energy and natural resources consulting firm, since 1989. He has served as Vice Chairman of Texon Corporation, an oil and natural gas marketing company, since 1994. Mr. Hodel served as President of the Christian Coalition from June 1997 to January 1999 and as Executive Vice President of Focus on the Family from January 1996 to August 1996. Mr. Hodel currently serves on the boards of directors of Integrated Electrical Services, Inc., Eagle Publishing, Inc. and Focus on the Family. During the Reagan Administration, Mr. Hodel served as Secretary of Energy and Secretary of the Interior.

     Mr. Riddle has been a director of Parent since September 1997 and Salem Holding since May 2001. Mr. Riddle is an independent businessman specializing in providing financial assistance and consulting to manufacturing companies. Since 1991 he has been the President of Richray Industries, a holding company for various manufacturing companies. He was President and majority stockholder of I.
L. Walker Company from 1988 to 1997 when the company was sold. He also was Chief Operating Officer and majority stockholder of Richter Manufacturing from 1970 to 1987.

     Mr. Schuchert has been a director of Parent since May 1999 and Salem Holding since May 2001. He was a founder of the investment firm Kelso & Company, Inc. in 1970 and served as its Chairman and Chief Executive Officer through December 1997 and Chairman since January 1998. Mr. Schuchert currently serves on the boards of directors of American Standard Corporation, Earl M. Jorgensen Company, the United States Chamber of Commerce and St. Vincent College. He is Director Emeritus of Carnegie Mellon University.

     Mr. Davis has been Senior Vice President, Operations of Parent and Salem Holding since August 2000. Prior to that time Mr. Davis was General Manager of WMCA-AM since 1989 and Vice President, Operations since 1996. He was also the General Manager of WWDJ-AM since 1994. He has previously served as Vice President and Executive Director of Christian Fund for the Disabled as well as President of Practice Resources, Inc., Davis Eaton Corporation and Vintage Specialty Advertising company.

     Mr. Evans has been Senior Vice President and Chief Financial Officer of Parent and Salem Holding since September 2000. From 1997 to 2000 Mr. Evans served as Senior Vice President and Managing Director -- Europe, Middle East, Africa of Warner Bros. Consumer Products in London, England. He also served at Warner Bros. Consumer Products in Los Angeles, California, as Senior Vice President -- Latin America, International Marketing, Business Development from 1996 to 1997 and Vice President -- Worldwide Finance, Operations, Business Development from 1992 to 1996. From 1990 to 1992 he served as Regional Financial Controller -- Europe of Warner Bros. in London, England. Prior to 1990, Mr. Evans was an audit manager with Ernst & Young LLP in Los Angeles and worked as a U.K. Chartered Accountant for Ernst & Young LLP in London.

     Mr. Hauth has been Senior Vice President, Administration and Public Affairs of Parent and Salem Holding since May 2001. From January 1998 to May 2001, Mr. Hauth was Vice President for Public Affairs of Parent. Prior to 1998, Mr. Hauth was President of Hauth Associates, a consulting firm which has served us since 1985 in executive selection and business planning. Concurrently, Mr. Hauth has served as Executive Director of the National Religious Broadcasters' Music License Committee since 1987.

     Mr. Toulas has been Senior Vice President, Special Projects of Parent and Salem Holding since August 2000. Mr. Toulas was Senior Vice President of the Saturn Division of Chancellor Media Corporation from 1997 to 2000. Prior to that time, Mr. Toulas spent 10 years with American Media Inc., where he held management positions at WOCL-FM in Orlando, Florida, WUBE-FM in Cincinnati, Ohio and WLIF-FM in Baltimore, Maryland.

     Mr. Block has been General Counsel and Secretary of Parent since May 2000 and Salem Holding since its inception. He has been a Vice President since 1999 and our Secretary since 1997. From 1995 to 2000 Mr. Block served as our Associate General Counsel. Prior to 1995, Mr. Block was an associate at the law firm of Bothel, Long & McKisson in San Francisco, California. From 1998 to 2000, Mr. Block taught business law at Pepperdine University.

     Ms. Hill has been Vice President, Finance and Accounting of Parent and Salem Holding since August 2000. From 1997 to 2000 she served as our Vice President and Controller. She was Controller from 1996 to 1997. Ms. Hill joined Parent in 1994 as Accounting/Tax Manager. Prior to 1994, Ms. Hill was a Certified Public Accountant for the tax department of Ernst & Young LLP.

     Mr. Kemp has been Vice President, National Program Development and Ministry Relations of Parent since August 1998 and of Salem Holding since May 2001. From 1991 to August 1998, Mr. Kemp was Senior Vice President at Insight for Living in Anaheim, California. From 1979 to 1991 Mr. Kemp was Creative Director for Ambassador Advertising Agency. Concurrently, Mr. Kemp has served on the board of directors of the National Religious Broadcasters in Manassas, Virginia since 1997.

     Mr. Adair has been Vice President, Operations of Parent and Salem Holding since August 2000. Prior to working for us, Mr. Adair was Senior Vice President at Renda Broadcasting for ten years. Prior to that time, Mr. Adair held sales and management positions in Oklahoma City with WKY Radio, KTOK Radio and the Oklahoma State University Sports Network.

     Mr. Armstrong has been Vice President, Operations of Parent since 1996 and Salem Holding since May 2001. He has been the General Manager of KKLA-FM and KLTH-AM since 1994. He has also supervised operations of KLTX-AM since 1997 and of KIEV-AM since 1998. Mr. Armstrong has 28 years of radio broadcast experience and has been general manager of stations in Santa Ana and Orange, California.

     Mr. Gaines has been Vice President, Operations of Parent since 1994 and Salem Holding since May 2001. Prior to that time, he served as General Manager of KKLA-FM from 1992 to 1994 and General Manager of WYLL-FM from 1990 to 1992. Mr. Gaines has been involved in the management of radio stations since 1964. He served as Executive Vice President of Commonwealth Communications from 1988 to 1990, Vice President of Penn Communications from 1985 to 1988, Executive Vice President of Broadstreet Communications from 1974 to 1985 and Vice President and General Manager of Metromedia from 1964 to 1974.

     Mr. Ruleman has been Vice President, Operations of Parent since 1999 and Salem Holding since May 2001. He has been General Manager of WAVA-FM since 1992, WITH-AM since 1997 and WABS-AM since 2000. He was General Manager of KPRZ-AM from 1986 to 1992. From 1973 to 1986, Mr. Ruleman served as Vice President of Palomar Broadcasting Corporation, a group owner of radio stations in Southern California.

     Mr. Anderson has been President of Salem Radio Network(R) since 1994. From 1993 to 1994, Mr. Anderson was the Vice President-General Manager of the network. Mr. Anderson was employed by Multimedia, Inc. from 1980 to 1993. After serving as general manager at Multimedia stations in Greenville, South Carolina, Shreveport, Louisiana and Milwaukee, Wisconsin, he was named Vice

President, Operations, of the Multimedia radio division in 1987 and was subsequently appointed as Executive Vice President and group head of Multimedia's radio division.

     Mr. Cumbee has been the President of Non-Broadcast Media of Parent since January 2000 and Salem Holding since May 2001. He was the President of Reach Satellite Network, Inc. in Nashville, Tennessee from 1996 through 1999. We purchased all of the shares of stock of Reach Satellite Network, Inc. in March 2000, as described in the section of this prospectus entitled "Related Party Transactions -- Reach Satellite Network." From 1990 to 1996 Mr. Cumbee served as Vice President of Disney Vacation Development Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     COMPENSATION OF EXECUTIVE OFFICERS. The following table sets forth all compensation paid for 2000, 1999, and 1998 (as applicable) to our Chief Executive Officer and our four highest paid executive officers serving as of December 31, 2000 plus Eric H. Halvorson who would have been among the four highest paid executives but is no longer serving as an executive officer (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                           --------------------     ALL OTHER
          NAME AND PRINCIPAL POSITIONS             YEAR     SALARY      BONUS      COMPENSATION
          ----------------------------             ----    --------    --------    ------------
Edward G. Atsinger III...........................  2000    $500,000    $     --     $       --
  President, Chief Executive Officer and Director  1999     516,667          --             --
                                                   1998     400,000     250,000             --
Stuart W. Epperson...............................  2000     500,000          --             --
  Chairman of the Board                            1999     516,667          --             --
                                                   1998     400,000     288,000             --
Eric H. Halvorson................................  2000     280,962(1)       --          1,325(2)
  Director and Former Executive Vice President,    1999     358,333     100,000      1,739,384(3)
  Chief Operating Officer and General Counsel      1998     285,000      87,500            570(2)
Joe D. Davis.....................................  2000     226,345      40,000          2,550(2)
  Senior Vice President, Operations                1999     184,486      35,000          2,550(2)
                                                   1998     172,362      20,000            329(2)
Dave Armstrong...................................  2000     210,739      20,000          2,500(2)
  Vice President, Operations                       1999     207,212      40,000          2,500(2)
                                                   1998     175,658      38,000            876(2)
Greg R. Anderson.................................  2000     176,465      40,000          2,550(2)
  President of Salem Radio Network                 1999     171,888      10,000          2,550(2)
                                                   1998     162,300          --          1,000(2)

-------------------------
(1) Includes payment of accrued vacation paid in connection with the termination of employment.

(2) Represents employer matching contributions to individuals' 401(k) accounts.

(3) Includes employer matching contributions to Mr. Halvorson's 401(k) account, a grant of 75,000 shares of Class A common stock at fair market value of $900,000 and a cash bonus paid equal to the individual income tax liability incurred by Mr. Halvorson in connection with the stock grant.

  COMPENSATION OF DIRECTORS

     Directors' Fees. Officers who also serve as directors do not receive compensation for their services as directors other than the compensation they receive as our officers. Directors who are not also officers or employees receive $2,500 for attending each regular or special meeting of the board of directors and $500 for attending each regular or special meeting of any committee established by the board of directors

(unless such committee meeting is held on the same day as a regular or special meeting of the board of directors). Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at board meetings.

     Stock Option Grants. Directors who are not also our officers or employees were granted 2,000 options each on September 6, 2000 to purchase shares of Parent's Class A common stock for their services as directors. These options vest after one year.

  STOCK OPTION GRANTS

     The following table sets forth information regarding grants of stock options under our 1999 Stock Incentive Plan during 2000 to Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INITIAL GRANTS
                                 ----------------------------------------------------
                                 NUMBER OF
                                 SHARES OF                                               POTENTIAL REALIZABLE
                                  CLASS A      PERCENT OF                                  VALUE OF ASSUMED
                                   COMMON        TOTAL                                  ANNUAL RATES OF STOCK
                                   STOCK        OPTIONS                                 PRICE APPRECIATION FOR
                                 UNDERLYING    GRANTED TO    EXERCISE OR                     OPTION TERM
                                  OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
             NAME                GRANTED(#)   FISCAL YEAR      ($/SH)         DATE        5%($)       10%($)
             ----                ----------   ------------   -----------   ----------   ---------   ----------
Edward G. Atsinger III.........        --          --              --              --         --           --
Stuart W. Epperson.............        --          --              --              --         --           --
Eric H. Halvorson..............        --          --              --              --         --           --
Joe D. Davis...................    10,000         9.1%         $11.81      09/06/2010    $74,288     $188,261
Dave Armstrong.................        --          --              --              --         --           --
Greg R. Anderson...............        --          --              --              --         --           --

  EMPLOYMENT AGREEMENTS

     Edward G. Atsinger III and Stuart W. Epperson entered into employment agreements with Salem Holding effective as of July 1, 2001, replacing existing employment agreements effective since May 19, 1999, pursuant to which Mr. Atsinger will serve as President and Chief Executive Officer and Mr. Epperson will serve as chairman for an initial period expiring July 1, 2004. Pursuant to the employment agreements, effective as of July 1, 2001, the annual base salary payable to Messrs. Atsinger and Epperson is $530,000, increasing to $700,000 on January 1, 2002. Messrs. Atsinger and Epperson also received a signing bonus of $300,000 and $200,000, respectively, in connection with the execution of their new employment agreements. Messrs. Atsinger and Epperson are also eligible to receive an annual merit bonus in an amount to be determined at the discretion of our board of directors; in addition, Mr. Atsinger is eligible to receive a further bonus, in an amount to be determined in the discretion of the board of directors, if the Company achieves after tax cash flow of $1.01 for 2001. Messrs. Atsinger's and Epperson's employment agreements provide that, in the event of a termination of employment without cause (or a constructive termination) during the initial term of employment, we will pay a severance benefit in the form of salary continuation payments for the longer of six months or the remainder of the initial term, plus accrued bonus through the date of termination. Following the initial term of employment, a termination of employment without cause (or a constructive termination) or our failure to renew the initial or any subsequent term of employment for an additional annual term would entitle Messrs. Atsinger and Epperson to three months of severance plus accrued bonus through the date of termination.

     Additionally, the employment agreements with Messrs. Atsinger and Epperson provide us with a right of first refusal on corporate opportunities, which includes acquisitions of radio stations in any market in which we are interested, and includes a noncompete provision for a period of two years from the cessation of employment with us and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter.

     Eric H. Halvorson entered into an employment agreement with Parent pursuant to which he served as Executive Vice President. Effective as of January 1, 2000 his annual salary was $350,000. His employment agreement had a term through December 2003. Mr. Halvorson resigned as an employee on August 15, 2000 and he terminated his employment agreement. Mr. Halvorson is a consultant under a consulting agreement. See "Related Party Transactions -- Consulting Agreement with Eric H. Halvorson."

  401(K) PLAN

     We adopted a 401(k) savings plan in 1993 for the purpose of providing, at the option of the employee, retirement benefits to our full-time employees. Participants are allowed to make nonforfeitable contributions to the savings plan of up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. We currently match 25% of the amounts contributed by each participant but do not match participants' contributions in excess of 6% of their compensation per pay period. We made a contribution of $320,000 to the 401(k) savings plan during 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Parent's Class A and Class B common stock as of August 1, 2001, by
(i) each person believed by us to be the beneficial owner of more than 5% of either class of the outstanding Class A or Class B common stock, (ii) each director of Parent and Salem Holding, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of Parent as a group. Parent owns 100% of the capital stock of Salem Holding.

                                                                                         PERCENT OF
                                            CLASS A                   CLASS B             VOTES OF
                                          COMMON STOCK              COMMON STOCK         ALL CLASSES
                                     ----------------------    ----------------------     OF COMMON
        NAME AND ADDRESS(1)           NUMBER      % VOTE(2)     NUMBER      % VOTE(2)     STOCK(2)
        -------------------          ---------    ---------    ---------    ---------    -----------
Stuart W. Epperson.................  4,317,029(3)   24.11%     2,776,848(4)   50.00%        43.69%
Nancy A. Epperson..................  4,317,029(3)   24.11%     2,776,848(4)   50.00%        43.69%
Edward G. Atsinger III.............  4,545,530(5)   25.39%     2,776,848(5)   50.00%        44.00%
Eric H. Halvorson..................     11,500(6)       *             --         --             *
Roland S. Hinz.....................    147,971(7)       *             --         --             *
Donald P. Hodel....................      4,000(8)       *             --         --             *
Richard A. Riddle..................     59,667(9)       *             --         --             *
Joseph S. Schuchert................      9,000(10)       *            --         --             *
Joe D. Davis.......................      7,500(11)       *            --         --             *
Dave Armstrong.....................      4,100(12)       *            --         --             *
Greg R. Anderson...................      4,500(13)       *            --         --             *
Liberty Wanger Asset Management,
  L.P.(14).........................  1,809,000       10.1%            --         --          2.46%
  227 West Monroe St., Suite 3000
  Chicago, IL 60602
Goldman Sachs Asset
  Management(15)...................  1,138,600        6.4%            --         --          1.55%
  32 Old Slip
  New York, NY 10005
All directors and executive
  officers as a group (20
  persons).........................  9,155,254(16)   51.14%    5,553,696     100.00%        88.09%

-------------------------
  * Less than 1%.

 (1) Except as otherwise indicated, the address for each person is c/o Salem Communications Corporation, 4880 Santa Rosa Road, Suite 300, Camarillo, California 93012. Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares of Class A common stock not outstanding that are subject to options exercisable by the holder thereof within 60 days of April 1, 2001 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

 (2) Percentage voting power is based upon 17,902,392 shares of Class A common stock and 5,553,696 shares of Class B common stock of Parent, all of which were outstanding as of April 1, 2001, and the general voting power of one vote for each share of Class A common stock and ten votes for each share of Class B common stock.

 (3) Includes shares of Class A common stock held by a trust of which Mr. Epperson is trustee and shares held directly by Mr. Epperson. As husband and wife, Mr. and Mrs. Epperson are each deemed to be the beneficial owner of shares held by the other and, therefore their combined beneficial ownership is shown in the table.

 (4) Includes shares of Class B common stock held directly by Mr. Epperson and shares held directly by Mrs. Epperson.

 (5) These shares of Class A and Class B common stock are held by trusts of which Mr. Atsinger is trustee.

 (6) These shares of Class A common stock are held by trusts for which Mr. Halvorson and his wife are trustees. Includes 9,000 shares of Class A common stock subject to options that are exercisable within 60 days.

 (7) Includes 44,444 shares of Class A common stock held by a trust for which Mr. Hinz and his wife are trustees, 1,411 shares held by his wife and 444 shares held by his son. Mr. Hinz disclaims beneficial ownership of shares of Class A common stock held by his wife and his son. Includes 6,000 shares of Class A common stock subject to options that are exercisable within 60 days.

 (8) Includes 4,000 shares of Class A common stock subject to options that are exercisable within 60 days.

 (9) Includes 44,778 shares of Class A common stock held by a trust for which Mr. Riddle is trustee. Includes 6,000 shares of Class A common stock subject to options that are exercisable within 60 days.

(10) Includes 4,000 shares of Class A common stock subject to options that are exercisable within 60 days.

(11) Includes 6,500 shares of Class A common stock subject to options that are exercisable within 60 days.

(12) Includes 4,000 shares of Class A common stock subject to options that are exercisable within 60 days.

(13) Includes 4,000 shares of Class A common stock subject to options that are exercisable within 60 days.

(14) This information is based on a Schedule 13G filed by Liberty Wanger Asset Management, L.P. (and certain affiliates hereafter described) with the Commission on February 14, 2001. Liberty Wanger Asset Management, L.P. reported that as of such date it was the beneficial owner of 1,809,000 shares of our issued and outstanding Class A common stock which were acquired on behalf of Liberty Wanger Asset Management, L.P.'s discretionary clients, including Liberty Acorn Trust. Of the 1,809,000 shares, Liberty Acorn Trust was the beneficial owner of 1,183,100 shares. WAM Acquisition GP, Inc. is the general partner of Liberty Wanger Asset Management, L.P. and also the beneficial owner of all 1,809,000 shares.

(15) This information is based on a Schedule 13G filed by Goldman Sachs Asset Management with the Commission on February 13, 2001.

(16) Includes 39,000 shares of Class A common stock subject to options that are exercisable within 60 days.

                           RELATED PARTY TRANSACTIONS

LEASES WITH PRINCIPAL STOCKHOLDERS

     We lease certain studio, tower and antenna sites from Messrs. Atsinger and Epperson or trusts and partnerships created for the benefit of Messrs. Atsinger and Epperson and their families. All such leases have cost of living adjustments. Based upon our management's assessment and analysis of local market conditions for comparable properties, we believe that such leases do not have terms that vary materially from those that would have been available from unaffiliated parties. These leases in effect as of August 2001 are summarized as follows:

                                                                           CURRENT
                                     STATION                                ANNUAL     EXPIRATION
             MARKET                CALL LETTERS     FACILITIES LEASED       RENTAL      DATE(1)
             ------                ------------   ---------------------   ----------   ----------
LEASES WITH BOTH MESSRS. ATSINGER AND EPPERSON:
Chicago, IL......................  WYLL-FM            Antenna/Tower       $  128,625      2009
San Francisco, CA................  KFAX-AM            Antenna/Tower          152,700      2003
Philadelphia, PA.................  WFIL-AM/       Antenna/Tower/Studios      117,516      2004
                                   WZZD-AM
Houston-Galveston, TX............  KKHT-AM            Antenna/Tower           33,744      2005
                                   KTEK-AM            Antenna/Tower           17,604      2008
Seattle-Tacoma, WA...............  KGNW-AM            Antenna/Tower           38,196      2002
                                   KLFE-AM            Antenna/Tower           27,768      2004
Minneapolis-St. Paul, MN.........  KKMS-AM/       Tower/Antenna/Studios      141,624      2006
                                   KYCR-AM
Pittsburgh, PA...................  WORD-FM            Antenna/Tower           28,464      2003
Denver-Boulder, CO...............  KNUS-AM            Antenna/Tower           19,716      2006
                                   KRKS-AM            Antenna/Tower           60,000      2009
Cleveland, OH....................  WHK-AM             Antenna/Tower           35,724      2008
Portland, OR.....................  KPDQ-AM/FM        Office/Studios           64,644      2002
                                   KPDQ-AM/FM         Antenna/Tower           14,688      2002
Cincinnati, OH...................  WTSJ-AM            Antenna/Tower           12,756      2007
Sacramento, CA...................  KFIA-AM            Antenna/Tower           86,496      2006
San Antonio, TX..................  KSLR-AM            Antenna/Tower           34,730      2007
                                   KSLR-AM            Antenna/Tower            9,000      2009
Akron, OH........................  WHLO-AM            Antenna/Tower           12,756      2007
                                                                          ----------
                                                                          $1,036,751
                                                                          ==========
LEASE WITH MR. ATSINGER:
San Diego, CA....................  KPRZ-AM            Antenna/Tower           49,572      2002
                                                                          ----------
                                                                          $1,086,323
                                                                          ==========

-------------------------
(1) The expiration date reported for certain facilities represents the expiration date assuming exercise of lease term extensions at our option.

     Rental expense paid by us to Messrs. Atsinger and Epperson or trusts or partnerships created for the benefit of their families amounted to approximately $1.4 million, $1.4 million and $1.0 million for 2000, 1999 and 1998, respectively. Rental expense paid by us to Mr. Atsinger or trusts created for the benefit of his family amounted to $49,000, $48,000 and $60,000 for 2000, 1999 and 1998, respectively.

CERTAIN LOAN TRANSACTIONS

     On December 31, 2000, Parent loaned Mr. Atsinger $450,000. The loan is repayable on demand, but in any event, not later than December 31, 2001. Interest will accrue at the rate of 8% per annum on the unpaid principal.

     In January 1998, Parent borrowed $1.5 million from Mr. Epperson pursuant to a promissory note with a revolving principal amount of up to $2.5 million. In May 1998, Parent repaid $1.5 million and there was no outstanding balance on the note as of December 31, 1998. The note was a demand note which bore interest at floating rate last set at 8%. The note was cancelled in April 1999.

     In December 1998, Parent borrowed $1.8 million from Mr. Atsinger pursuant to a promissory note with a revolving principal amount of up to $2.5 million. The outstanding balance on the note as of December 31, 1998 was $1.8 million. The note was a demand note which bore interest at a floating rate last set at 8%. Parent repaid this note in full and it was cancelled in April 1999.

     In 1997, Parent purchased split-dollar life insurance policies for its then-sole shareholders, Messrs. Atsinger and Epperson. Mr. Epperson selected a policy in the amount of $20.0 million while Mr. Atsinger selected a policy in the amount of $40.0 million, resulting in a premium difference of $94,000 between the two policies, which difference Parent paid to Mr. Epperson in cash in the form of an interest-free loan. The loan will be cancelled upon payment by Mr. Atsinger to Parent of $94,000. In 1998, Parent purchased one-year split-dollar life insurance policies in the amount of $20.0 million for each of Messrs. Atsinger and Epperson.

RADIO STATIONS OWNED BY OUR PRINCIPAL STOCKHOLDERS

     Nancy Epperson, the wife of the Chairman of the Board, Stuart W. Epperson, has personally acquired four radio stations in the Norfolk-Virginia Beach-Newport News, Virginia market. A company controlled by Mrs. Epperson has also acquired a radio station in St. Augustine Beach, Florida. Additionally, Mr. Epperson has acquired certain radio stations in the Greensboro-Winston-Salem, North Carolina market through a company he controls. These Virginia, Florida and North Carolina markets are not currently served by stations owned or operated by us. Acquisitions in such markets are not part of our current business and acquisition strategies. Under his employment agreement, Mr. Epperson is required to offer us a right of first refusal of opportunities related to our business.

REACH SATELLITE NETWORK

     In March 2000, we purchased all of the stock of Reach Satellite Network, Inc. for $3.1 million. Reach Satellite Network owns and operates Solid Gospel, a radio broadcasting network that produces and distributes music programming to its own radio stations, WBOZ-FM and WVRY-FM, Nashville, Tennessee, and to independent radio station affiliates. Reach Satellite Network also owns and operates SolidGospel.com, a web site on the Internet. James R. Cumbee owned 70% of the outstanding stock of Reach Satellite Network. Mr. Cumbee became our President of Non-Broadcast Media effective January 2000.

WGTK-AM

     In October 2000, Salem Holding purchased radio station WGTK-AM, Louisville, Kentucky, for approximately $1.8 million from Truth Broadcasting Corporation, a company controlled by our Chairman, Mr. Epperson. At the time of the acquisition, Salem Holding received an independent appraisal of the radio station indicating that the price paid for the radio station was no less favorable to us than would have been available in a comparable transaction in arm's-length dealing with an unrelated third party.

KLTX-AM

     In August 2000, Parent sold radio station KLTX-AM, Long Beach, California, for $29.5 million to a company owned by Roland S. Hinz, one of our directors. Parent received a fairness opinion indicating that the sale price for the radio station was fair from a financial point of view.

KEZY-AM

     In July 2000, Salem Holding entered into an agreement to sell the assets of radio station KEZY-AM, San Bernardino, California, for $4.0 million to a company owned by Roland S. Hinz, one of our directors. Salem Holding has obtained the written report of an independent radio station broker indicating that the sale price for the radio station is no less favorable to Salem Holding than would be available in a comparable transaction in arm's-length dealing with an unrelated third party.

KKOL-AM

     In April 1999, we purchased KKOL-AM, Seattle, Washington for $1.4 million and the associated real estate and a transmitter site for $400,000 from Sonsinger, Inc., a corporation owned by Messrs. Atsinger and Epperson. Prior to the acquisition, pursuant to a local marketing agreement with Sonsinger entered into on June 13, 1997, we programmed KKOL-AM and sold all the airtime. Under that local marketing agreement we retained all of the revenue, incurred all of the expenses related to its operation of KKOL-AM, and incurred approximately $43,000, $164,000 and $64,000 in local marketing fees under the agreement in 1999, 1998 and 1997, respectively.

TRANSPORTATION SERVICES SUPPLIED BY ATSINGER AVIATION

     From time to time, we rent an airplane and a helicopter from Atsinger Aviation LLC, which is owned by Mr. Atsinger. As approved by the independent members of our board of directors, these aircraft are rented on an hourly basis at below-market rates and used for general corporate needs. In 2000, 1999 and 1998, respectively, we paid Atsinger Aviation $149,000, $156,000 and $69,000, respectively for such services.

CONSULTING AGREEMENT WITH ERIC H. HALVORSON

     On August 15, 2001, we entered into a consulting agreement with Eric H. Halvorson, a current director and our former Executive Vice President and Chief Operating Officer, whereby Mr. Halvorson provides consulting services to us. The consulting agreement is terminable by either party on two weeks prior notice. Mr. Halvorson resigned as an employee on August 15, 2000 and he terminated his employment agreement on the same date. See "Management -- Executive and Other Key Officers and Directors -- Employment Agreements." Pursuant to his consulting agreement, Mr. Halvorson is paid an hourly fee and participates with his spouse in our medical insurance plans, at our cost.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

SALEM HOLDING CREDIT FACILITY

     Salem Holding is the borrower under the credit facility. At June 30, 2001, $52.3 million was outstanding under the credit facility. The credit facility was amended as of June 15, 2001. The description of the credit facility as set forth below reflects the terms of the amendment. Upon completion of the offering of the old notes, the borrowing capacity under the credit facility was decreased from $225.0 million to $150.0 million and the financial ratio tests were modified to provide Salem Holding with additional borrowing flexibility. The credit facility matures on June 30, 2007. Aggregate commitments under the credit facility begin to decrease commencing March 31, 2002. In June 2001, Salem Holding used the net proceeds of the offering of the old notes to repay approximately $145.5 million of borrowings under the credit facility. Salem Holding repaid approximately $2.8 million of borrowings under the credit facility with the proceeds it received from the Settlement.

     Amounts outstanding under the credit facility bear interest at a base rate, at Salem Holding's option, of the bank's prime rate or LIBOR, plus a spread. For purposes of determining the interest rate under the credit facility, the prime rate spread ranges from 0% to 1.5%, and the LIBOR spread ranges from 0.875% to 2.75%.

     The maximum amount that Salem Holding may borrow under the credit facility is limited by a ratio of Parent's consolidated existing total adjusted debt to pro forma twelve-month cash flow (the "Total Adjusted Funded Debt to Cash Flow Ratio"). The credit facility will allow us to adjust our total debt as used in such calculation by the lesser of 50% of the aggregate purchase price of acquisitions of newly acquired non-religious formatted radio stations that we reformat to a religious talk, conservative talk or religious music format or $30.0 million and the cash flow from such stations will not be considered in the calculation of the ratio. The maximum Total Adjusted Funded Debt to Cash Flow Ratio allowed under the credit facility is 6.5 to 1 through December 30, 2002. Thereafter, the maximum ratio will decline periodically until December 31, 2006, at which point it will remain at 4.25 to 1 through June 2007. The Total Adjusted Funded Debt to Cash Flow Ratio under the credit facility at March 31, 2001, on a pro forma basis, was 4.74 to 1, resulting in a borrowing availability of approximately $45.1 million. The credit facility also requires Parent to maintain a maximum consolidated total senior leverage ratio of 3.5 to 1.

     The credit facility contains additional restrictive covenants customary for credit facilities of the size, type and purpose contemplated which, with specified exceptions, limits our ability to enter into affiliate transactions, pay dividends, consolidate, merge or effect certain asset sales, make specified investments, acquisitions and loans and change the nature of our business. The credit facility also requires us to satisfy specified financial covenants, which covenants require Parent and its subsidiaries on a consolidated basis to maintain specified financial ratios and comply with certain financial tests, including ratios for maximum leverage as described, minimum interest coverage (initially upon completion of the offering of the old notes, not less than 1.4 to 1, thereafter increasing periodically until January 1, 2005, at which point it will remain at 2.5 to 1 until June 2007), minimum debt service coverage (a static ratio of not less than 1.1 to 1) and minimum fixed charge coverage (a static ratio of not less than 1.1 to 1). Parent and all of its subsidiaries, except for Salem Holding, are guarantors of borrowings under the credit facility. The credit facility is secured by pledges of all of Parent's and its subsidiaries' assets and all of the capital stock of Parent's subsidiaries.

EXISTING 9 1/2% SENIOR SUBORDINATED NOTES

     In September 1997, Parent issued $150.0 million principal amount of 9 1/2% senior subordinated notes due 2007. In July 1999, Parent repurchased $50.0 million in principal amount of those notes with a portion of the net proceeds of Parent's initial public offering. In August, 2000, Salem Holding assumed the indenture governing our existing 9 1/2% notes in connection with the assignment of substantially all of Parent's assets and liabilities to Salem Holding, including the obligations as successor issuer under that indenture. Salem Holding is required to pay $9.5 million per year in interest on the existing 9 1/2% notes. The indenture for the existing 9 1/2% notes contains restrictive covenants substantially similar to the restrictive covenants contained in the indenture for the old notes and the exchange notes offered hereby. The existing 9 1/2% notes are guaranteed by all of Parent's subsidiaries other than Salem Holding. The old notes and the exchange notes offered hereby will be pari passu in right of payment with the existing 9 1/2% notes.

     In the event of a change of control, Salem Holding will be obligated to offer to repurchase all of the existing 9 1/2% notes at a price of 101% of their face amount, plus accrued interest. In the event of certain asset sales, Salem Holding will be obligated to make an offer to purchase the outstanding 9 1/2% notes on substantially the same terms as the old notes and the exchange notes offered hereby. See "Description of the Notes -- Limitation on Sale of Assets."

                            DESCRIPTION OF THE NOTES

     You can find the definitions of certain terms used in this description under "-- Certain Definitions." In this description, the term "Salem Holding" refers only to Salem Communications Holding Corporation and not to any of its subsidiaries, and the term "Parent" refers only to Salem Communications Corporation and not to any of its subsidiaries.

     Salem Holding will issue the exchange notes for the old notes under the indenture that governs the old notes, dated as of June 25, 2001 (the "Indenture"), among Salem Holding, the Guarantors and The Bank of New York, as trustee (the "Trustee"). Salem Holding will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar. Salem Holding may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). Salem Holding will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At Salem Holding's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any old notes that remain outstanding after the completion of the Exchange Offer, together with the exchange notes, will be treated as a single class of securities under the Indenture.


     The following is a summary of the material provisions of the Indenture. Where reference is made to particular provisions of the Indenture, those provisions, including the definitions of certain terms, are qualified by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture because it defines your rights.


     For purposes of this description, references to the "Notes" include the 9% Senior Subordinated Notes due 2011 of Salem Holding issued on the date of the Indenture (to the extent not exchanged for the exchange notes), the exchange notes offered hereby and any additional Notes subsequently issued under the Indenture.

GENERAL

     Salem Holding issued $150.0 million in aggregate principal amount of old notes on June 25, 2001. The Notes will mature on July 1, 2011 and will be unsecured senior subordinated obligations of Salem Holding. Each Note will bear interest at the rate set forth on the cover page hereof from the issue date or from the most recent interest payment date to which interest has been paid, payable semiannually on January 1 and July 1 each year, commencing January 1, 2002, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the December 15 or June 15 next preceding such interest payment date.

     The Notes will be issued initially in an aggregate principal amount of $150 million. Subject to the limitations set forth under "-- Certain
Covenants -- Limitation on Indebtedness," Salem Holding may issue additional Notes under the Indenture from time to time. The Notes and any additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture.

     Payment of the Notes is fully and unconditionally guaranteed by the Guarantors, jointly and severally, on a senior subordinated basis. Parent and all of the Subsidiaries of Parent (other than Salem Holding) on the date of the Indenture comprise the Guarantors. See "-- Guarantees."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable (subject to compliance with transfer restrictions imposed by applicable securities laws) at the office or agency of Salem Holding maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of Salem Holding by check mailed to the person entitled thereto as shown on the security

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register. The exchange notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

OPTIONAL REDEMPTION

     The Notes will be subject to redemption at any time on or after July 1, 2006, at the option of Salem Holding, in whole or in part, on not less than 30 nor more than 60 days' prior notice by first-class mail in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 1 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2006........................................................   104.500%
2007........................................................   103.000%
2008........................................................   101.500%
2009 and thereafter.........................................   100.000%

in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time on or prior to July 1, 2004, Salem Holding may redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of a Public Equity Offering at a redemption price equal to 109% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); provided that

     - at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption, and

     - such redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

SINKING FUND

     There will be no sinking fund.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness. The Notes will be senior subordinated indebtedness of Salem Holding ranking pari passu with all other existing and future senior subordinated indebtedness of Salem Holding (including the Existing Notes) and senior to all existing and future Subordinated Indebtedness of Salem Holding.

     During the continuance of any default in the payment of any Designated Senior Indebtedness, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of Salem Holding of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on

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account of the principal of, premium, if any, or interest on, the Notes or any other indenture obligation or on account of the purchase, redemption, defeasance or other acquisition of, the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of such Designated Senior Indebtedness.

     During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from a representative of the holder of any Designated Senior Indebtedness of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of Salem Holding of any kind or character (excluding certain permitted equity or subordinated securities) may be made by Salem Holding on account of the principal of, premium, if any, or interest on, the Notes or any other indenture obligation or on account of the purchase, redemption, defeasance or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee from a representative of the holder of any Designated Senior Indebtedness and shall end on the earliest of

     - the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated),

     - the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or

     - the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of any of the three foregoing events, Salem Holding shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period").


     Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of the Payment Blockage Period may not exceed 179 days.

     No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     If Salem Holding fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

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

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Salem Holding or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding up of Salem Holding, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of Salem Holding, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of Salem Holding who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and Salem Holding may be unable to meet its obligations fully with respect to the Notes.

     Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu in right of payment with all existing and future senior subordinated indebtedness of such Guarantor (including any Existing Notes Guarantee of such Guarantor) and senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness and during any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on the Guarantees will be similarly blocked.

     "Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any Indebtedness of Salem Holding (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or on a contingent basis, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include:

     - the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of Salem Holding from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinated in right of payment to any other Indebtedness of Salem Holding, and

     - Indebtedness under Interest Rate Agreements.

     Notwithstanding the foregoing, "Senior Indebtedness" shall not include

     - Indebtedness evidenced by the Notes or the Existing Notes,

     - Indebtedness that is subordinate or junior in right of payment, by contract or otherwise, to any Indebtedness of Salem Holding,

     - Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Salem Holding,
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

     - Indebtedness which is represented by Disqualified Equity Interests,

     - any liability for foreign, federal, state, local or other taxes owed or owing by Salem Holding to the extent such liability constitutes Indebtedness,

     - Indebtedness of Salem Holding to a Subsidiary or any other Affiliate of Salem Holding or any of such Affiliate's subsidiaries,

     - that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, for purposes of this clause, no such Indebtedness shall be deemed to be issued in violation of the Indenture if the holders of such obligation or their representative shall have received an officers' certificate of Salem Holding to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture),

     - Indebtedness evidenced by a guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness and

     - Indebtedness owed by Salem Holding for compensation to employees or for services rendered by employees.


     "Guarantor Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall include:


     - the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of any Guarantor from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding, or replacement of the Bank Credit Agreement shall not constitute Guarantor Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantor and

     - Indebtedness under Interest Rate Agreements.

     Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include

     - Indebtedness evidenced by the Guarantees or the Existing Notes
       Guarantees,

     - Indebtedness that is subordinate or junior in right of payment, by contract or otherwise, to any Indebtedness of any Guarantor,

     - Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor,

     - Indebtedness which is represented by Disqualified Equity Interests,

     - any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,

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

     - Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of Salem Holding or any of such Affiliate's subsidiaries,


     - that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, for purposes of this clause, no such Indebtedness shall be deemed to be issued in violation of the Indenture if the holders of such obligation or their representative shall have received an officers' certificate of Salem Holding to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture),


     - Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness, and

     - Indebtedness owed by any Guarantor for compensation to employees or for services rendered by employees.

     "Designated Senior Indebtedness" is defined as

     - all Senior Indebtedness outstanding under the Bank Credit Agreement and

     - any other Senior Indebtedness which is incurred pursuant to an agreement (or series of related agreements) simultaneously entered into providing for indebtedness, or commitments to lend, of at least $25.0 million at the time of determination and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by Salem Holding.

     As of June 30, 2001, on a pro forma basis, the aggregate amount of Senior Indebtedness that ranked senior in right of payment to the Notes was $49.6 million, and the aggregate amount of Pari Passu Indebtedness of Salem Holding was $100.0 million (representing the Existing Notes). Salem Holding's and its Subsidiaries' ability to incur additional Indebtedness is restricted as set forth under "-- Certain Covenants -- Limitation on Indebtedness." Any Indebtedness which can be incurred may constitute additional Senior Indebtedness or Guarantor Senior Indebtedness. See "Risk Factors -- Your right to receive payment on the notes and the guarantees is subordinated in right of payment to all of our and the guarantors' senior debt."

GUARANTEES

     The Guarantors will, jointly and severally, fully and unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Such guarantees will be subordinated in right of payment to Guarantor Senior Indebtedness. See "-- Subordination." As of June 30, 2001, on a pro forma basis, the aggregate amount of Guarantor Senior Indebtedness that ranked senior in right of payment to the Guarantees was $49.6 million, all of which constitutes outstanding indebtedness representing guarantees of Senior Indebtedness, and the aggregate amount of Pari Passu Indebtedness of the Guarantors was $100.0 million (representing the Existing Notes Guarantees). In addition, under certain circumstances, Salem Holding and Parent are required to cause the execution and delivery of additional Guarantees by their Subsidiaries. A Guarantor shall be released from all of its obligations under its Guarantee under certain circumstances. See "-- Certain Covenants -- Limitations on Issuances of Guarantees of and Pledges for Indebtedness."

     The Guarantors consist of Parent and all of Parent's existing Subsidiaries (other than Salem Holding) on the date of the Indenture. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

     Parent and the Parent Subsidiary Guarantors will not be subject to any of the restrictive covenants contained in the Indenture other than those described under "-- Certain Covenants -- Limitation on
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Senior Subordinated Indebtedness," "-- Certain Covenants -- Limitations on
Issuances of Guarantees of and Pledges for Indebtedness" and "-- Consolidation, Merger, Sale of Assets."

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Indebtedness. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired Indebtedness), except that Salem Holding may incur Indebtedness and a Restricted Subsidiary Guarantor may incur Permitted Subsidiary Indebtedness if, in each case, the Debt to Operating Cash Flow Ratio of Salem Holding and its Restricted Subsidiaries at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto, is
7.0 to 1 or less.

     The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):

          (i) Indebtedness of Salem Holding incurred pursuant to the Bank Credit Agreement in an aggregate principal amount which, when taken together with the amount of all Indebtedness incurred by Salem Holding pursuant to this clause (i) and then outstanding, does not exceed $75.0 million;

          (ii) Indebtedness of Salem Holding pursuant to the Notes (other than additional Notes issued pursuant to the Indenture) and Indebtedness of any Restricted Subsidiary Guarantor pursuant to a Guarantee;

          (iii) Indebtedness of any Restricted Subsidiary Guarantor consisting of a guarantee of Salem Holding's Indebtedness under the Bank Credit Agreement;

          (iv) Indebtedness of Salem Holding or any of its Restricted Subsidiaries outstanding on the date of the Indenture and listed on
     Schedule I thereto;

          (v) Indebtedness of Salem Holding owing to a Restricted Subsidiary of Salem Holding, provided that any Indebtedness of Salem Holding owing to a Restricted Subsidiary of Salem Holding that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of Salem Holding's obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary of Salem Holding or a pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v);

          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of Salem Holding owing to Salem Holding or another Wholly Owned Restricted Subsidiary of Salem Holding; provided that, with respect to Indebtedness owing to a Wholly Owned Restricted Subsidiary of Salem Holding that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee, if any, by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding or pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and (b) any

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     transaction pursuant to which any Wholly Owned Restricted Subsidiary of
     Salem Holding, which has Indebtedness owing to Salem Holding or any other Wholly Owned Restricted Subsidiary of Salem Holding, ceases to be a Wholly Owned Restricted Subsidiary of Salem Holding shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (vi);

          (vii) guarantees of any Restricted Subsidiary made in accordance with the provisions of "-- Limitation on Issuances of Guarantees of and Pledges for Indebtedness";

          (viii) obligations of Salem Holding entered into in the ordinary course of business pursuant to Interest Rate Agreements in respect of Indebtedness of Salem Holding as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

          (ix) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii), (iii), (iv) and (v) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing (except, in the case of Guarantees under clause (iii), which Guarantees do not exceed the aggregate principal amount of the Bank Credit Agreement) plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Salem Holding incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

          (x) the guarantee by Salem Holding or any Restricted Subsidiary Guarantor of Indebtedness of Salem Holding or a Restricted Subsidiary of Salem Holding that was permitted to be incurred pursuant to another provision of this covenant; and

          (xi) Indebtedness of Salem Holding in addition to that described in clauses (i) through (x) above, and any renewals, extensions, substitutions, refinancings, or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $5.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Salem Holding shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. (a) Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend on, or make any distribution to holders of, any of Salem Holding's Equity Interests (other than dividends or distributions payable solely in its Qualified Equity Interests);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interest of Salem Holding or any Affiliate thereof (except Equity Interests held by Salem Holding or any of its Wholly Owned Restricted Subsidiaries);

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          (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness of Salem Holding or such Restricted Subsidiary;

          (iv) declare or pay any dividend or distribution on any Equity Interests of any Subsidiary to any Person (other than Salem Holding or any of its Wholly Owned Restricted Subsidiaries);

          (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of Salem Holding); or

          (vi) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of Salem Holding, whose determination shall be conclusive and evidenced by a board resolution):

          (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of Salem Holding or its Restricted Subsidiaries; and

          (2) the aggregate amount of all such Restricted Payments declared or made (x) by Parent after the date of the Existing Indenture to but not including the Succession Date (references to "Salem Holding" in the foregoing clauses (i) through (vi) being deemed to refer to Parent for purposes of calculating the amount of such payments declared or made during such period by Parent) and (y) by Salem Holding from and including the Succession Date, does not exceed the sum of:

             (A) an amount equal to Cumulative Operating Cash Flow less 1.4 times Cumulative Consolidated Interest Expense and

             (B) the aggregate amount of (x) Parent Equity Sale Proceeds plus
        (y) the aggregate amount of Net Cash Proceeds received by Salem Holding after the Succession Date from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Equity Interests (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness as set forth below).

     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(v) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (v) being referred to as "Permitted Payments"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of the preceding paragraph (a) and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the preceding paragraph (a);

          (ii) any transaction with an officer or director of Salem Holding entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Salem Holding);

          (iii) the repurchase, redemption, or other acquisition or retirement of any Equity Interests of Salem Holding in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege pursuant to which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of other Qualified Equity Interests of Salem Holding; provided that the Net Cash

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     Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of the preceding paragraph (a);

          (iv) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of Salem Holding) of any Qualified Equity Interests of Salem Holding; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Equity Interests are excluded from clause (2)(B) of the preceding paragraph (a); and

          (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Equity Interests) (a "refinancing") through the issuance of new Subordinated Indebtedness of Salem Holding, as the case may be; provided that any such new Indebtedness

             (1) shall be in a principal amount that does not exceed the principal amount so refinanced or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Salem Holding incurred in connection with such refinancing;

             (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

             (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

             (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced.

     Limitation on Transactions with Affiliates. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Salem Holding (other than Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding) unless


     - such transaction or series of transactions is in writing on terms that are no less favorable to Salem Holding or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and



     - (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million Salem Holding delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with the provisions of the immediately preceding bullet item and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of Salem Holding (and approved by a majority of Independent Directors or, in the event there is only one Independent Director, by such Independent Director) and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to Salem Holding or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.


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     Notwithstanding the foregoing, this provision will not apply to

     - any transaction with an officer or director of Salem Holding entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Salem Holding),

     - any transaction entered into by Salem Holding or one of its Wholly Owned Restricted Subsidiaries with a Wholly Owned Restricted Subsidiary of Salem Holding,

     - transactions in existence on the date of the Indenture and any renewal, replacement or extension thereof on substantially similar terms, and

     - any Permitted Payment.

     Limitation on Senior Subordinated Indebtedness. Salem Holding and Parent will not, and will not permit any Restricted Subsidiary Guarantor or any Parent Subsidiary Guarantor, as the case may be, to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinated in right of payment, by contract or otherwise, to any Indebtedness of Salem Holding, Parent, or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor, or subordinated in right of payment to the Notes or such Guarantee to at least the same extent as the Notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, as set forth in the Indenture.

     Limitation on Liens. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

          (a) any Lien existing as of the date of the Indenture;

          (b) any Lien arising by reason of

             (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

             (2) taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith;

             (3) security for payment of workers' compensation or other insurance;

             (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money);

             (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of Salem Holding or any of its Subsidiaries or the value of such property for the purpose of such business;

             (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

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

             (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of Salem Holding or any of its Subsidiaries; or

             (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

          (c) any Lien now or hereafter existing on property of Salem Holding or any of its Restricted Subsidiaries securing Senior Indebtedness or Guarantor Senior Indebtedness, in each case which Indebtedness is permitted under the provisions of "-- Limitation on Indebtedness" and provided that the provisions described under "-- Limitation on Issuances of Guarantees of and Pledges for Indebtedness" are complied with;

          (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by Salem Holding or any of its Subsidiaries, in each case which Indebtedness is permitted under the provisions of "-- Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by Salem Holding or its Subsidiaries;

          (e) any Lien securing Permitted Subsidiary Indebtedness; and

          (f) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) so long as the amount of security is not increased thereby.


     Limitation on Sale of Assets. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:


     - at least 80% of the consideration from such Asset Sale is received in cash, provided that


       -- the amount of liabilities (excluding any contingent liabilities) assumed by the transferee or



       -- any notes or other obligations received by Salem Holding or such Restricted Subsidiary and converted into cash within 90 days following the receipt thereof shall be deemed to be "cash," and



     - Salem Holding or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of Salem Holding and evidenced in a board resolution).



     If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or Salem Holding determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or if no such Senior Indebtedness is then outstanding, then Salem Holding may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Salem Holding or its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     When the aggregate amount of Excess Proceeds equals $5.0 million or more, Salem Holding shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows:

     - Salem Holding shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds (less any amounts used to pay reasonable fees and expenses connected with such Offer and any Pari Passu Offer) multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all Notes tendered) and

     - to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Salem Holding shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds (less any amounts used to pay reasonable fees and expenses connected with such Offer and any Pari Passu Offer) over the Note Amount, provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture.

     To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), Salem Holding shall use such Deficiency in the business of Salem Holding and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     Pending the final application of any Net Cash Proceeds, Salem Holding may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.


     If Salem Holding becomes obligated to make an Offer as described above, the Notes shall be purchased by Salem Holding, at the option of the holder thereof, in whole or in part, in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.


     Salem Holding shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Salem Holding shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture listed on a schedule thereto as such Indebtedness may be refinanced

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

from time to time, provided that such restrictions are no less favorable to the holders of the Notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Guarantor Senior Indebtedness) that would materially impair the ability of Salem Holding to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

     Limitation on Asset Swaps. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, engage in Asset Swaps, unless:

     - at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     - Salem Holding or such Restricted Subsidiary receives consideration at the time of such Asset Swap at least equal to the Fair Market Value of the properties or assets exchanged as determined in writing by a nationally recognized investment banking or appraisal firm.

     Limitation on Issuances of Guarantees of and Pledges for Indebtedness. (a) Salem Holding will not permit any of its Restricted Subsidiaries, other than the Restricted Subsidiary Guarantors, directly or indirectly, to secure the payment of any Senior Indebtedness of Salem Holding and will not, and will not permit any of its Restricted Subsidiaries to, pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries (other than the Restricted Subsidiary Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of Salem Holding under the Indenture.

     (b) Salem Holding will not permit any of its Restricted Subsidiaries, other than the Restricted Subsidiary Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Salem Holding (other than guarantees in existence on the date of the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness, except that, if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Indebtedness to the same extent as the Notes are subordinated to such Indebtedness under the Indenture.

     (c) Parent will not, and will not permit any of its Subsidiaries (other than Salem Holding and Salem Holding's Restricted Subsidiaries, which shall be subject to the foregoing clauses (a) and (b)), other than the Parent Subsidiary Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Salem Holding (other than guarantees in existence on the date of the Indenture) unless Parent or such Subsidiary, as the case may be, simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness, except that if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Indebtedness to the same extent as the Notes are subordinated to such Indebtedness under the Indenture.

     (d) Any Guarantee by any Restricted Subsidiary of Salem Holding or by any Parent Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (i) any sale, exchange or transfer to any Person not an Affiliate of Parent, of all of Salem Holding's or Parent's direct or indirect Equity Interest in, or all or substantially all the assets of, such

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

     Restricted Subsidiary or such Parent Subsidiary Guarantor, as the case may be, which is in compliance with the Indenture or

          (ii) the release by the holders of the Indebtedness of Salem Holding described in clauses (a), (b) and (c) above of their security interest or their guarantee by such Restricted Subsidiary of Salem Holding or by such Parent Subsidiary Guarantor, as the case may be, including any deemed release upon payment in full of all obligations under such Indebtedness, at a time when (A) no other Indebtedness of Salem Holding has been secured or guaranteed by such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be, also release their security interest in, or guarantee by, such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be (including any deemed release upon payment in full of all obligations under such Indebtedness.


     Restriction on Transfer of Assets. Salem Holding and the Restricted Subsidiary Guarantors will not sell, convey, transfer or otherwise dispose of their respective assets or property to any of Salem Holding's Restricted Subsidiaries (other than any Restricted Subsidiary Guarantor), except for sales, conveyances, transfers or other dispositions made in the ordinary course of business. For purposes of this provision, any sale, conveyance, transfer, lease or other disposition of property or assets, having a Fair Market Value in excess of:


     - $1.0 million for any sale, conveyance, transfer, leases or dispositions or series of related sales, conveyances, transfers, leases and dispositions and

     - $5.0 million in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of Salem Holding shall not be considered "in the ordinary course of business"; provided that sales by Salem Holding of block program time and spot advertising time shall not be deemed not to be "in the ordinary course of business" solely because of the dollar volume of such sales.

     Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that Salem Holding purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, Salem Holding shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless Salem Holding defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that Salem Holding will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. A Change of Control will also result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. See "Description of Existing Indebtedness -- Credit Facility." A Change of Control will also require Salem Holding to offer to repurchase the Existing Notes pursuant to the Existing Indenture. The failure of Salem Holding to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes.

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and Salem Holding elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require Salem Holding to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring Salem Holding in a transaction which constitutes a Change of Control.

     "Change of Control" means the occurrence of any of the following events:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of Salem Holding or Parent, provided that the Permitted Holders "beneficially own" (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Salem Holding or Parent, as the case may be;

     - during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Salem Holding or Parent (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of Salem Holding or Parent, as the case may be, was approved by a vote of 66% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

     - Salem Holding or Parent consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with Salem Holding or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is changed into or exchanged for cash, securities or other property, other than any such transaction in which the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Salem Holding or Parent, as the case may be) or in which (A) the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than Equity Interests of the surviving corporation) in an amount which could be paid by Salem Holding as a Restricted Payment in accordance with the provisions described under "-- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions described under "-- Limitation on Restricted Payments") and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction directly or indirectly, more than the greater of (1) 40% of the
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

       total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or

     - Salem Holding or Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution other than (in the case of Salem Holding) in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

     "Permitted Holders" means as of the date of determination

          (i) any of Stuart W. Epperson and Edward G. Atsinger III;

          (ii) family members or the relatives of the Persons described in clause (i);

          (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; or

          (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Salem Holding.

     Salem Holding will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Salem Holding shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of Salem Holding to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.


     Limitation on Subsidiary Equity Interests. Salem Holding will not permit any of its Restricted Subsidiaries to issue any Equity Interests, except for:


     - Equity Interests issued to and held by Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding, and

     - Equity Interests issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary of Salem Holding, (B) such Person merges with or into a Restricted Subsidiary of Salem Holding or (C) a Restricted Subsidiary of Salem Holding merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A),
       (B) or (C).

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Salem Holding to (i) pay dividends or make any other distribution on its Equity Interests, (ii) pay any Indebtedness owed to Salem Holding or a Restricted Subsidiary of Salem Holding, (iii) make any Investment in Salem Holding or a Restricted Subsidiary of Salem Holding or (iv) transfer any of its properties or assets to Salem Holding or any Restricted Subsidiary of Salem Holding; except

          (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture;

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          (b) any encumbrance or restriction, with respect to a Restricted
     Subsidiary of Salem Holding that is not a Subsidiary of Salem Holding on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Salem Holding and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

          (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced or are not more restrictive than those set forth in the Indenture;

          (d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "-- Limitations on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery;

          (e) any such encumbrance or restriction consisting of customary contractual non-assignment provisions in a contract entered into in the ordinary course of business, to the extent such provisions restrict the transfer of rights, duties or obligations under such contract;

          (f) in the case of clause (iv) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted to be incurred pursuant to the covenant "Limitation on Indebtedness" to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (g) any restriction imposed by applicable law.


     Limitation on Unrestricted Subsidiaries. Salem Holding will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant:


     - will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by Salem Holding and

     - may be made in cash or property.

     Provision of Financial Statements. The Indenture will provide that, whether or not Salem Holding is subject to Section 13(a) or 15(d) of the Exchange Act, Salem Holding will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which Salem Holding would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if Salem Holding were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Salem Holding would have been required so to file such documents if Salem Holding were so subject. Salem Holding will be deemed to have satisfied such requirements if Parent files and provides reports, documents and information of the types otherwise so required within the applicable time periods and Salem Holding is not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by Parent as long as Parent's quarterly and annual reports contain separate audited consolidated financial statements for Salem Holding and its Subsidiaries or consolidating financial information which includes separate condensed consolidated financial information of Salem Holding and its Subsidiaries.

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     Salem Holding will also in any event:

     - within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the Note register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports, information and other documents which Salem Holding would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if Salem Holding were subject to such Sections (unless such documents are filed by Parent as provided above and such documents are then so mailed to the holders and filed with the Trustee), and

     - if filing such documents by Salem Holding (or Parent, as the case may be) with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at Salem Holding's cost.

     Additional Covenants. The Indenture will also contain covenants with respect to the following matters:

     - payment of principal, premium and interest;

     - maintenance of an office or agency;

     - arrangements regarding the handling of money held in trust;

     - maintenance of corporate existence;

     - payment of taxes and other claims;

     - maintenance of properties; and

     - maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

     Salem Holding shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Salem Holding and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

     - either (1) Salem Holding shall be the continuing corporation or (2) the Person (if other than Salem Holding) formed by such consolidation or into which Salem Holding is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Salem Holding and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of Salem Holding under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

     - immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     - immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Salem Holding (or the Surviving Entity if Salem Holding is not the continuing obligor

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

       under the Indenture) is equal to or greater than the Consolidated Net Worth of Salem Holding immediately prior to such transaction;

     - immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), Salem Holding (or the Surviving Entity if Salem Holding is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the first paragraph of "-- Certain Covenants -- Limitation on Indebtedness";

     - each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes;

     - if any of the property or assets of Salem Holding or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; and

     - Salem Holding or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

     Each Guarantor (including Parent) will not, and Salem Holding and Parent will not permit a Restricted Subsidiary Guarantor or a Parent Subsidiary Guarantor, as the case may be, to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than Salem Holding or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than Salem Holding or any other Guarantor) unless at the time and after giving effect thereto:

     - either (1) such Guarantor shall be the continuing corporation or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture;

     - immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and

     - such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including an Asset Sale made in accordance with "-- Certain Covenants -- Limitations on Sale of Assets") with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with paragraph (d) of "-- Certain Covenants -- Limitations on Issuances of Guarantees of and Pledges for Indebtedness."

     In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which Salem Holding or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may
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exercise every right and power of, Salem Holding or such Guarantor, as the case may be, and Salem Holding or such Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the Notes or its Guarantee, as the case may be.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on any Note (including any Additional Interest) when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of Salem Holding or Parent or any other Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or
     (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to Salem Holding by the Trustee or (y) to Salem Holding and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) Salem Holding shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; or (d) Salem Holding shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Certain Covenants -- Purchase of Notes Upon a Change of Control";

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding then has outstanding Indebtedness in excess of $5.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

          (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or Salem Holding not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) any holder or holders of at least $5.0 million in aggregate principal amount of Indebtedness of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of Salem Holding or any Restricted Subsidiary of Salem Holding (including funds on deposit or held pursuant to lock-box and other similar arrangements);

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          (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (ix) (a) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

          (b) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding consents to the entry of a decree or order for relief in respect of Salem Holding, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

          (c) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

          (d) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official, of Salem Holding, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or

          (e) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding takes any corporate action in furtherance of any such actions in this paragraph (ix).


     If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the Notes to be due and payable immediately by a notice in writing to Salem Holding (and to the Trustee if given by the holders of the Notes), provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of:



     - five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or



     - acceleration of the Indebtedness under the Bank Credit Agreement.


Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

     If an Event of Default specified in clause (viii) or (ix) of the first paragraph of this description of "Events of Default" occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration

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is given by the holders of the Notes, the holders of the Notes shall give notice to the agent under the Bank Credit Agreement of such acceleration.


     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to Salem Holding and the Trustee, may rescind and annul such declaration if:



     - Salem Holding has paid or deposited with the Trustee a sum sufficient to pay


       -- all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

       -- all overdue interest on all Notes,

      -- the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and

      -- to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

     - all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     Salem Holding is also required to notify the Trustee within five business days of the occurrence of any Default. Salem Holding is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Salem Holding or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE


     Salem Holding may, at its option, at any time, elect to have the obligations of Salem Holding, each of the Guarantors and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that Salem Holding, each of the Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:


     - the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

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     - Salem Holding's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

     - the rights, powers, trusts, duties and immunities of the Trustee, and

     - the defeasance provisions of the Indenture.

In addition, Salem Holding may, at its option and at any time, elect to have the obligations of Salem Holding and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance,

     - Salem Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest (or on any date after July 1, 2006 (such date being referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, Salem Holding has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

     - in the case of defeasance, Salem Holding shall have delivered to the Trustee an opinion of independent counsel in the United States stating that

      -- Salem Holding has received from, or there has been published by, the Internal Revenue Service a ruling or

      -- since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     - in the case of covenant defeasance, Salem Holding shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     - no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) or (ix) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

     - such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of Salem Holding or any Guarantor;

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

     - such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which Salem Holding or any Guarantor is a party or by which it is bound,

     - Salem Holding shall have delivered to the Trustee an opinion of independent counsel to the effect that

       -- the trust funds will not be subject to any rights of holders of Senior
          Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and

       -- after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     - Salem Holding shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Salem Holding with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of Salem Holding or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of Salem Holding, any Guarantor or others;

     - no event or condition shall exist that would prevent Salem Holding from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

     - Salem Holding shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, and certain other rights as expressly provided for in the Indenture) as to all outstanding Notes when

     - either

       -- all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or

       -- all Notes not theretofore delivered to the Trustee for cancellation
          (x) have become due and payable, or (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Salem Holding and Salem Holding or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date,

     - Salem Holding or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by Salem Holding or any Guarantor, and

     - Salem Holding has delivered to the Trustee an officers' certificate and an opinion of counsel stating that

       -- all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and

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

       -- such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Salem Holding or any Guarantor is a party or by which Salem Holding or any Guarantor is bound.

MODIFICATIONS AND AMENDMENTS

     From time to time, Salem Holding, the Guarantors and the Trustee, without the consent of the holders of Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made by Salem Holding, the Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

     - change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the redemption date);

     - amend, change or modify the obligation of Salem Holding to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain Covenants -- Limitation on Sale of Assets" or the obligation of Salem Holding to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Certain Covenants -- Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto;

     - reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee;

     - modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;

     - except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by Salem Holding or any Guarantor of any of its rights and obligations under the Indenture; or

     - amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York.

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CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person

     - existing at the time such Person becomes a Subsidiary or

     - assumed in connection with the acquisition of assets from such Person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Affiliate" means, with respect to any specified Person,

     - any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person,

     - any other Person that owns, directly or indirectly, 5% or more of such Person's Equity Interests or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person or other Person by blood, marriage or adoption not more remote than first cousin or

     - any other Person 10% or more of the voting Equity Interests of which are beneficially owned or held directly or indirectly by such specified person.

For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of

     - any Equity Interest of any Restricted Subsidiary of Salem Holding (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

     - all or substantially all of the properties and assets of any division or line of business of Salem Holding or its Restricted Subsidiaries; or

     - any other properties or assets of Salem Holding or any of its Restricted Subsidiaries, other than in the ordinary course of business.

For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets

     - that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets" or "Limitations on Asset Swaps,"

     - that is by Salem Holding to any Wholly Owned Restricted Subsidiary of Salem Holding, or by any Restricted Subsidiary of Salem Holding to Salem Holding or any Wholly Owned Restricted Subsidiary of Salem Holding, in accordance with the terms of the Indenture,

     - that aggregates not more than $1.0 million in gross proceeds, or

     - any Restricted Payments permitted under the covenant described in "Limitation on Restricted Payments" or any Permitted Investment.
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     "Asset Swap" means an Asset Sale by Salem Holding or any Restricted
Subsidiary of Salem Holding in exchange for properties or assets that will be used in the business of Salem Holding and its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Agreement" means the Fourth Amended and Restated Credit Agreement, dated as of June 15, 2001, among Salem Holding, the lenders named therein and The Bank of New York as administrative agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the Indenture, "Bank Credit Agreement" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder and have been made in compliance with "-- Certain
Covenants -- Limitation on Indebtedness"; provided that, for purposes of the definition of "Permitted Indebtedness" in the covenant entitled "Limitation on Indebtedness," no such increase may result in the principal amount of Indebtedness of Salem Holding under the Bank Credit Agreement that is permitted to be incurred pursuant to clause (i) of the definition of "Permitted Indebtedness" to exceed the amount specified in such clause (i).

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Capital Lease Obligation" means, with respect to any Person, any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of

     - the interest expense of such Person and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

       -- amortization of debt discount,

       -- the net cost under Interest Rate Agreements (including amortization of discounts),

       -- the interest portion of any deferred payment obligation and

       -- accrued interest, plus

     - the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period, and all capitalized interest of such Person and its Consolidated Restricted Subsidiaries, in each case as determined in accordance with GAAP consistently applied.
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     "Consolidated Net Income" means, with respect to any Person for any period, the Consolidated net income (or loss) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

     - all extraordinary gains but not losses (less all fees and expenses relating thereto),

     - the portion of net income (or loss) of such Person and its Consolidated Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to such Person or its Consolidated Restricted Subsidiaries by such other Person during such period,

     - net income (or loss) of any other Person combined with such Person or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

     - any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

     - net gains but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or

     - the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders.

     "Consolidated Net Worth" means the Consolidated equity of the holders of Equity Interests (excluding Disqualified Equity Interests) of Salem Holding and its Restricted Subsidiaries, as determined in accordance with GAAP consistently applied.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

     "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense of (x) Parent from the date of the Existing Indenture to but not including the Succession Date and (y) Salem Holding from and including the Succession Date to the end of Salem Holding's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow of (x) Parent from the date of the Existing Indenture to but not including the Succession Date and (y) Salem Holding from and including the Succession Date to the end of Salem Holding's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of Salem Holding and its Restricted Subsidiaries as of such date on a Consolidated basis plus the aggregate liquidation preference or redemption amount of all Disqualified Equity Interests of Salem Holding (excluding any such Disqualified Equity Interests held by Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding), to (b) Operating Cash Flow of Salem Holding and its Restricted Subsidiaries on a Consolidated basis for the

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four most recent full quarters ending immediately prior to such date, determined on a pro forma basis (and after giving pro forma effect to:

     - the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period;

     - the incurrence, repayment or retirement of any other Indebtedness by Salem Holding and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period);

     - in the case of Acquired Indebtedness, the related acquisition, as if such acquisition had occurred at the beginning of such four-quarter period; and

     - any acquisition or disposition by Salem Holding and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition, disposition or repayment had been consummated on the first day of such four-quarter period).

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disqualified Equity Interests" means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are or upon the happening of an event or passage of time would be required to be redeemed prior to any Stated Maturity of the principal of the Notes or are redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or are convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and limited liability company interests of such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indenture" means the Indenture, dated September 25, 1997, among Parent, the guarantors party thereto and The Bank of New York as trustee, as supplemented by Supplemental Indenture No. 1, dated as of March 31, 1999, by and between Parent, the guarantors party thereto and The Bank of New York as trustee and by Supplemental Indenture No. 2, dated as of August 24, 2000, by and between Parent, Salem Holding, the guarantors party thereto and The Bank of New York as trustee, pursuant to which the Existing Notes were issued.

     "Existing Notes" means the 9 1/2% Senior Subordinated Notes of Salem Holding (as successor issuer to Parent) due October 1, 2007 issued pursuant to the Existing Indenture and outstanding as of the date of the Indenture.

     "Existing Notes Guarantee" means the guarantee by Parent or any of its Subsidiaries of the obligations of Salem Holding and any other obligor under the Existing Indenture or under the Existing Notes, pursuant to a guarantee given in accordance with the Existing Indenture.

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     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Guarantee" means the guarantee by any Guarantor of Salem Holding's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

     - to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

     - to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

     - to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

     - to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

     - otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means each Person listed as a guarantor in the Indenture or any other guarantor of the Indenture Obligations. As of the date of the Indenture, the Guarantors consist of Parent and all of Parent's Subsidiaries (other than Salem Holding).

     "Indebtedness" means, with respect to any Person, without duplication,

          (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interests of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding,

          (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

          (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

          (iv) all obligations under Interest Rate Agreements of such Person,

          (v) all Capital Lease Obligations of such Person,

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

          (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

          (vii) all Guaranteed Debt of such Person,

          (viii) all Disqualified Equity Interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

          (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above.

The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any Guaranteed Debt referred to in clause (vii) above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The Indebtedness of Salem Holding and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to Salem Holding and its Restricted Subsidiaries. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

     "Indenture Obligations" means the obligations of Salem Holding and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

     "Independent Director" means a director of Salem Holding other than a director

     - who (apart from being a director of Parent, Salem Holding or any Subsidiary) is an employee, insider, associate or Affiliate of Parent, Salem Holding or a Subsidiary or has held any such position during the previous five years or

     - who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Equity Interests, bonds, notes, debentures or

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other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

     "Maturity" means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in the Note or as provided in the Indenture, whether at Stated Maturity, the purchase date, or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

     "Net Cash Proceeds" means

     - with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to Salem Holding or any Restricted Subsidiary of Salem Holding) net of

       -- brokerage commissions and other reasonable fees and expenses
          (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       -- provisions for all taxes payable as a result of such Asset Sale,

       -- payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale or would cause a required repayment under the Bank Credit Agreement,

       -- amounts required to be paid to any Person (other than Salem Holding or any Restricted Subsidiary of Salem Holding) owning a beneficial interest in the assets subject to the Asset Sale and

       -- appropriate amounts to be provided by Salem Holding or any Restricted
          Subsidiary of Salem Holding, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Salem Holding or any Restricted Subsidiary of Salem Holding, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee

     and

     - with respect to any issuance or sale of Equity Interests by any Person, or debt securities or Equity Interests of such Person that have been converted into or exchanged for Equity Interests, as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to such Person or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

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     "Operating Cash Flow" means, with respect to any Person for any period, the
Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus

     - extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus

     - provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under the immediately preceding clause hereof, plus

     - Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, plus

     - depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles).

     "Parent" means Salem Communications Corporation, a Delaware corporation, the parent of Salem Holding, and any successor Person succeeding to the direct or indirect ownership of Salem Holding.

     "Parent Equity Sale Proceeds" means the aggregate amount of Net Cash Proceeds received by Parent after the date of the Existing Indenture to but not including the Succession Date from capital contributions (other than from any of its Subsidiaries) or from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Equity Interests (except, in each case, to the extent such proceeds were used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness).

     "Parent Subsidiary Guarantor" means any Subsidiary of Parent that is a Guarantor of the Notes other than a Restricted Subsidiary Guarantor.

     "Pari Passu Indebtedness" means the Existing Notes or any Existing Notes Guarantee, as the case may be, and any other Indebtedness of Salem Holding or any Guarantor that is pari passu in right of payment to the Notes or any Guarantee, as the case may be.

     "Permitted Investments" means any of the following:

     - Temporary Cash Investments;

     - Investments by Salem Holding or any of its Restricted Subsidiaries in a Restricted Subsidiary Guarantor and Investments by any Restricted Subsidiary in Salem Holding;

     - Investments by Salem Holding or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary of Salem Holding that is or would be a Guarantor or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Salem Holding or a Restricted Subsidiary of Salem Holding that is or would be a Guarantor;

     - Promissory notes received as a result of Asset Sales permitted under the provisions of "Limitation on Sales of Assets";

     - Investments in existence on the date of the Indenture;

     - Direct or indirect loans to employees, or to a trustee for the benefit of such employees, of Salem Holding or any of its Restricted Subsidiaries in an aggregate amount outstanding at any time not exceeding $1.0 million;

     - Permitted Non-Commercial Educational Station Investments; provided that immediately after giving effect to any such Investment, Salem Holding could incur $1.00 of additional Indebtedness

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       (other than Permitted Indebtedness) pursuant to the restrictions under the "-- Certain Covenants -- Limitation on Indebtedness" covenant;

     - Interest Rate Agreements entered into in the ordinary course of Salem Holding's or a Restricted Subsidiary's business in compliance with the covenant described in "Limitation on Indebtedness"; and

     - Other Investments that do not exceed $5.0 million at any one time outstanding.

     "Permitted Non-Commercial Educational Station Investment" means a loan made by Salem Holding or a Restricted Subsidiary of Salem Holding to a non-profit entity, the proceeds of which are used to acquire assets used in the operation of a radio station; provided that so long as any such Investment remains outstanding

     - such loan shall be evidenced by a promissory note and shall not be subordinated to any other Indebtedness of such non-profit entity;

     - at least 40% of the board seats (or other comparable governing body) of such non-profit entity shall be held by executive officers of Salem Holding; and

     - a technical and professional services agreement shall be in full force and effect between such non-profit entity and Salem Holding pursuant to which Salem Holding shall be compensated for providing engineering, accounting, legal and other assistance in connection with the operation of the station licensed to such non-profit entity (which agreement shall contain customary terms and conditions for technical and professional services agreements in the radio broadcasting industry generally).

     "Permitted Subsidiary Indebtedness" means:

     - Indebtedness of any Restricted Subsidiary Guarantor under Capital Lease Obligations incurred in the ordinary course of business; and

     - Indebtedness of any Restricted Subsidiary Guarantor

       -- issued to finance or refinance the purchase or construction of any assets of such Restricted Subsidiary Guarantor or

       -- secured by a Lien on any assets of such Restricted Subsidiary
          Guarantor where the lender's sole recourse is to the assets so encumbered,

     in either case (x) to the extent the purchase or construction prices for such assets are or should be included in "property and equipment" in accordance with GAAP and (y) if the purchase or construction of such assets is not part of any acquisition of a Person or business unit.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     "Preferred Equity Interest" means, as applied to the Equity Interest of any Person, an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

     "Public Equity Offering" means, with respect to any Person, an underwritten public offering by such Person of some or all of its Equity Interests (other than Disqualified Equity Interests), the net proceeds of which (after deducting any underwriting discounts and commissions) (x) to Salem Holding or (y) received by Salem Holding as a capital contribution from Parent, as the case may be, exceed $10.0 million.
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

     "Qualified Equity Interests" of any Person means any and all Equity Interests of such Person other than Disqualified Equity Interests.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

     "Restricted Subsidiary Guarantor" means any Guarantor of the Notes that is a Restricted Subsidiary of Salem Holding.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which Salem Holding or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Salem Holding" means Salem Communications Holding Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Salem Holding" shall mean such successor Person.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of Salem Holding or any Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be and, with respect to Parent for the period from the date of the Existing Indenture to but not including the Succession Date, Indebtedness subordinated in right of payment to the Existing Notes.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other business entity a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more of its other Subsidiaries.

     "Succession Date" means August 24, 2000, the date that Salem Holding became the successor obligor to Parent with respect to the Existing Notes pursuant to the Existing Indenture.

     "Temporary Cash Investments" means

          (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

          (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution (including the Trustee) that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Corporation ("S&P") or any successor rating agency;

          (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Salem Holding, but including the Trustee) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million;

          (v) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the

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

     date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (vi) repurchase obligations with a term of not more than 31 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above; and

          (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
     (vi) above.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means

     - any Subsidiary of Salem Holding that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Salem Holding, as provided below) and

     - any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Salem Holding may designate any Subsidiary of Salem Holding (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply:

     - such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and

     - any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries" covenant.

Any such designation by the Board of Directors of Salem Holding shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of Salem Holding may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, Salem Holding could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the "-- Certain
Covenants -- Limitation on Indebtedness" covenant.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

     - as to which neither Salem Holding nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Salem Holding or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of Salem Holding or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) Salem Holding shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

     - which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Salem Holding or any Restricted Subsidiary to declare, a default on such Indebtedness of Salem Holding or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means, with respect to any Person, a Restricted Subsidiary of such Person all the Equity Interests of which are owned by such Person or another Wholly Owned Restricted Subsidiary of such Person. As of the date of the Indenture, the Wholly Owned Restricted Subsidiaries of Salem Holding will consist of all of Salem Holding's Subsidiaries.
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                      EXCHANGE OFFER; REGISTRATION RIGHTS

     Salem Holding, the guarantors and the initial purchasers of the old notes entered into a registration rights agreement dated as of June 25, 2001 (the "Registration Rights Agreement") pursuant to which each of Salem Holding and the guarantors have agreed that they will, at their expense, for the benefit of the holders of the old notes (the "Holders"), use their best efforts to (i) within 75 days after the issue date of the old notes (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the old notes for notes (the "Exchange Notes") of Salem Holding, guaranteed on a senior subordinated basis by the guarantors, which Exchange Notes will have terms substantially identical in all material respects to the old notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 145 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, Salem Holding will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the old notes. Salem Holding will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the old notes surrendered to Salem Holding pursuant to the Exchange Offer, the Holder who surrendered such old note will receive an Exchange Note having a principal amount equal to that of the surrendered old note. Interest on each Exchange Note will accrue from the last date on which interest was paid on the old note surrendered in exchange therefor, or if no interest has been paid on such note, from June 25, 2001 (the "Issue Date").

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes and the related guarantees will be freely transferable by holders thereof (other than affiliates of Salem Holding) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its old notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of Salem Holding, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. Salem Holding will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

     If (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, Salem Holding is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 175 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of Salem Holding within the meaning of the Securities Act), then in each case, Salem Holding and the guarantors will (x) promptly, but in any event, no later than five business days after any of the events listed in clauses (i) through (iv) above, deliver to the Holders and the Trustee written notice thereof (a "Shelf Notice") and (y) at Salem Holding's sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), (b) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder. Salem Holding will, in the event that a Shelf Registration Statement is filed, provide to each Holder
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

copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

     If Salem Holding and the guarantors fail to meet the targets listed above, then additional interest (the "Additional Interest") shall become payable in respect of the old notes as follows:

          (i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the Commission on or prior to 75 days after the Issue Date or (B) notwithstanding that Salem Holding and the guarantors have consummated or will consummate the Exchange Offer, Salem Holding and the guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such lapsed filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

          (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 145 days after the Issue Date or (B) notwithstanding that Salem Holding and the guarantors have consummated or will consummate the Exchange Offer, Salem Holding and the guarantors are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

          (iii) if (A) Salem Holding and the guarantors have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 175 days after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 176th day after the Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (i) -- (iii) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 2.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the old notes.

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                         BOOK-ENTRY; DELIVERY AND FORM



     The exchange notes will initially be represented by one or more global notes in fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depository.



THE GLOBAL NOTES



     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor any of the initial purchasers takes any responsibility for these operations or procedures, and we urge you to contact DTC or persons who have accounts with DTC ("participants") directly to discuss these matters.



     We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.



     So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the exchange notes.



     Payments of the principal of, premium (if any), and interest (including Additional Interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Salem Holding, the guarantors, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.



     Salem Holding expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. Salem Holding also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.



     Salem Holding expects that transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds.



     DTC has advised Salem Holding that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under


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the indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.



     DTC has advised Salem Holding as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its direct and indirect participants are on file with the Commission.



     Although DTC has agreed to certain procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of Salem Holding, the initial purchasers or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their obligations under the rules and procedures governing their operations.



     The information in this section concerning the DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.



CERTIFICATED SECURITIES



     Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if Salem Holding so determines, (ii) if DTC ceases to be registered as a clearing agency under the Exchange Act or is at any time unwilling or unable to continue as a depositary for the Global Notes or
(iii) an event of default occurs under the indenture and such event of default or event continues for a period of 90 days. Neither Salem Holding nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the owners of security entitlements in the related exchange notes and Salem Holding and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).



REGISTRAR AND PAYING AGENT



     The Trustee will act initially as the registrar and paying agent for the exchange notes. The Trustee, in its capacity as the paying agent, may appoint co-paying agents, which must be acceptable to Salem Holding.



     Registration of transfers or exchanges of the exchange notes will be effected without charge by or on behalf of Salem Holding, but any holder transferring any interest in an exchange note will be required to pay to the Trustee or Salem Holding, as appropriate, any tax or other governmental charges that may be imposed in connection with that transfer or exchange. Salem Holding will not be required to register or cause to be registered the transfer of any exchange note after it has been called for redemption.


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                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of certain United States federal tax consequences associated with the exchange of old notes for exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial authority and administrative rulings and practice, all as of the date thereof and all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. The tax treatment of the holders of the exchange notes may vary depending upon their particular situations. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, brokers, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, brokers, securities dealers, or expatriates). In addition, except as otherwise indicated, the summary does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed in this prospectus and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE EXCHANGE AND OF ACQUIRING, HOLDING AND DISPOSING OF EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION AND THE POSSIBLE EFFECTS ON YOU OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

     For purposes of this discussion, a United States person means:

     - an individual who is a citizen of the United States or a resident of the United States, as determined for U.S. federal income tax purposes;

     - a corporation, partnership or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a United States person under any applicable treasury regulations);

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

     An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

  TREATMENT OF THE EXCHANGE OFFER

     The exchange of old notes for exchange notes pursuant to this exchange offer should not be treated as an "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the old notes. As a result, there should be no U.S. federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the exchange notes as you had in the old notes immediately prior to the exchange. Accordingly,

     - no gain or loss will be realized by a holder upon receipt of an exchange note;

     - the holding period of the exchange note will include the holding period of the old notes exchanged therefor; and

     - the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the old notes exchanged at the time of the exchange.

FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

  TREATMENT OF DISPOSITIONS OF EXCHANGE NOTES

     The following is a general discussion of certain U.S. federal income tax consequences of the disposition of the exchange notes by a holder that is a United States person (a "U.S. Holder").

     Upon the sale, exchange, retirement or other taxable disposition of an exchange note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, retirement or disposition (other than amounts in respect of accrued and unpaid interest, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in an exchange note will be, as discussed above, the same as the adjusted tax basis of the old notes exchanged at the time of the exchange. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or disposition, the exchange note had been held by such U.S. Holder for more than one year (taking into account the holding period of the old notes). Long term capital gain recognized by an individual U.S. Holder is generally subject to a maximum U.S. federal rate of 20%.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Parent or Salem Holding will, when required to, report to the U.S. Holders of the exchange notes and the IRS amounts paid on or with respect to the exchange notes during each calendar year and the amount of tax, if any, withheld from such payments. Certain non-corporate U.S. Holders may be subject to backup withholding (i) at a rate of 31% on payments made before August 7, 2001, or after calendar year 2010 and (ii) at the fourth-lowest rate of tax applicable to an unmarried individual United States person on payments made with respect to the exchange notes for any other period (30.5% in 2001, 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006 through 2010). In general, backup withholding will apply to a U.S. Holder if the U.S. Holder:

     - fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his or her Social Security Number;

     - furnishes an incorrect TIN;

     - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

     - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

     A U.S. Holder will be eligible for an exemption from withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability provided that the required information is furnished to the IRS.

FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of the exchange notes by a holder that is not a U.S. Holder (a "Non-U.S. Holder"). For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the exchange notes will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States and (ii) in the case of a resident under an applicable income tax treaty, attributable to a permanent establishment in the United States.

  TREATMENT OF INTEREST

     A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the exchange notes if the interest qualifies for the so-called "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

     - The interest is not U.S. trade or business income.

     - The Non-U.S. Holder provides to us or our paying agent the appropriate certification.

     - The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of our stock.

     - The Non-U.S. Holder is not (i) a controlled foreign corporation for U.S. federal income tax purposes that is actually or constructively related to us, (ii) a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, or (iii) a foreign tax exempt organization or a private foundation for U.S. federal income tax purposes.

     The certification requirement can be satisfied as follows:

     - If the Non-U.S. Holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person.

     - If an exchange note is held through a securities clearing organization, bank or another financial institution that holds customers' securities in the ordinary course of its trade or business, (i) the Non-U.S. Holder provides IRS Form W-8BEN (or suitable substitute form) to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

     Alternative documentation procedures may also be available for satisfying the certification requirement described above. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY, or suitable substitute or successor form, furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary. Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided specified conditions are met. With respect to the certification requirement for exchange notes that are held by a foreign partnership, the final regulations provide that unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If the portfolio interest exemption is not satisfied, a 30% withholding tax will apply to interest income on the exchange notes paid to such Non-U.S. Holder, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming such benefit of that treaty provides to us or our paying agent a properly executed IRS Form W-8BEN (or suitable substitute form). The second exception is that the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or suitable substitute form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the exchange notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% (or at a reduced rate under an applicable tax treaty).

  TREATMENT OF DISPOSITIONS OF EXCHANGE NOTES

     Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of an exchange note unless (i) such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder will be subject to tax at a rate of 30% on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources. If the second exception applies, generally Non-U.S. Holders will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

  TREATMENT OF EXCHANGE NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES

     Subject to applicable estate tax treaty provisions, an exchange note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided, among other requirements, that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments of interest on such exchange notes would not have been considered U.S. trade or business income.

     Recently enacted U.S. federal legislation provides for reductions in U.S. federal estate tax through 2009 and the elimination of such tax entirely in 2010. Under the legislation, U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Parent or Salem Holding will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Treasury Regulations provide that backup withholding at the rate described above under "-- Federal Income Tax Consequences to U.S. Holders -- Information Reporting and Backup Withholding" and additional information reporting will not apply to payments on the exchange notes by us to a Non-U.S. Holder if the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that neither Parent, Salem Holding or our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the exchange notes by a Non-U.S. Holder are as follows:

     - If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a Non-U.S. Holder under penalties of perjury on an IRS Form W-8BEN, or a suitable substitute form, or otherwise establishes an exemption; and (ii) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     - If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a "United States related person," as defined below, they will not be subject to backup withholding or information reporting.

     - If the proceeds are paid to or through a non-United States office of a broker that is either a United States person or a United States related person, they generally will be subject to information reporting. However, no such reporting is required if (i) the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status, and (ii) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments of the proceeds made through a non-United States office of a United States person or United States related person.

     For purposes of this paragraph, a "United States related person" is:

     - a controlled foreign corporation for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or, if shorter, for such part of the period that it has been in existence, is U.S. trade or business income; or

     - a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability provided that the requisite procedures are followed.

     THE U.S. FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding old notes where such outstanding exchange notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the exchange offer expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

     Salem Holding will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchases or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Salem Holding will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Salem Holding has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding exchange notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

     Salem Holding has not entered into any arrangements or understandings with any person to distribute the exchange notes to be received in the exchange offer.

                                 LEGAL MATTERS

     Certain legal matters with regard to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Irvine, California.

                                    EXPERTS

     The consolidated financial statements of Parent at December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also appearing elsewhere herein. Such consolidated financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


     The combined financial statements of Clear Channel Communications, Inc.'s radio stations KXMX-FM and KEZY-AM as of June 30, 2000 and the twelve months then ended appearing in Parent's Form 8-K/A filed October 16, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The statement of assets acquired as of August 24, 2000 and the related statements of revenues and direct operating expenses of WBOB-AM for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to Parent's Current Report on Form 8-K/A filed October 16, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of WRMR-AM as of and for the year ended June 30, 2000 incorporated in this prospectus by reference to Parent's Current Report on Form 8-K/A filed October 16, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The financial statements of WKNR-AM as of June 30, 2000 and for the period from July 13, 1999 to June 30, 2000 incorporated in this prospectus by reference to Parent's Current Report on Form 8-K/A filed October 16, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Sunburst Dallas, LP as of and for the year ended June 30, 2000, incorporated in this prospectus by reference from Parent's Current Report on Form 8-K/A filed October 16, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

     Parent is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. You may read and copy, at prescribed rates, any document Parent files with the Commission at the following Commission public reference rooms:


       Judiciary Plaza             500 West Madison Street               233 Broadway
    450 Fifth Street, N.W.                14th Floor                      16th Floor
          Room 1024                   Chicago, IL 60661               Woolworth Building
    Washington, D.C. 20549                                            New York, NY 10279


     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

     Parent also files information electronically with the Commission. These electronic filings are available from the Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     To request a copy of any or all of these documents, you should write or telephone us at our principal executive office at the following address and telephone number:

                        Salem Communications Corporation
                              4880 Santa Rosa Road
                                   Suite 300

                              Camarillo, CA 93012

                                 (805) 987-0400
                              Attention: Secretary

     Salem Holding is not currently subject to the informational reporting requirements of the Exchange Act. Although Salem Holding will become subject to such requirements upon the effectiveness of the registration statement of which this prospectus forms a part, it is not expected that Salem Holding will be required to file separate reports under the Exchange Act, in reliance upon the exemption from such requirements under Rule 3-10 of Regulation S-X promulgated by the Commission under the Exchange Act. Such exemption is based on Salem Holding and all other co-registrants (other than Parent) being wholly-owned by Parent, either directly or through wholly-owned subsidiaries of Parent, Parent's filing of regular reports with the Commission, and Parent and each of its subsidiaries (other than Salem Holding) providing full and unconditional, joint and several, guarantees of Salem Holding's obligations and the rights of holders of the old notes and the exchange notes.

     Salem Holding has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the old notes or the exchange notes remain outstanding, it will furnish to the holders of the old notes and the exchange notes and (if permitted) file with the Commission, copies of financial and other information that would be contained in the annual and quarterly reports that it would be required to file with the Commission if it were subject to such requirements under the Exchange Act. Salem Holding will be deemed to have satisfied such requirements if Parent files and provides reports, documents and information of the types otherwise so required within the applicable time periods and Salem Holding is not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by Parent as long as Parent's quarterly and annual reports contain separate audited consolidated financial statements for Salem Holding and its Subsidiaries or consolidating financial information which includes separate condensed consolidated financial information of Salem Holding and its Subsidiaries. In addition, Salem Holding has agreed to furnish to holders of the old notes and the exchange notes, and to prospective purchasers of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act during any period in which it is not subject to the informational and reporting requirements of the Exchange Act.

     This prospectus hereby incorporates by reference the following documents previously filed with the Commission:


     - Parent's Current Report on Form 8-K/A filed November 7, 2000 as amended by Parent's Current Report on Form 8-K/A filed October 16, 2001.


     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the expiration date of the exchange offer will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from their date of filing.

     Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, or who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to us at the above address or telephone number.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----
CONSOLIDATED FINANCIAL STATEMENTS OF SALEM COMMUNICATIONS
  CORPORATION
Report of Ernst & Young LLP, Independent Auditors...........      F-2
Consolidated Balance Sheets as of December 31, 1999 and 2000
  and June 30, 2001 (unaudited).............................      F-3
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................      F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000 and the six
  months ended June 30, 2001 (unaudited)....................      F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................      F-6
Notes to Consolidated Financial Statements..................      F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
of Salem Communications Corporation

     We have audited the accompanying consolidated balance sheets of Salem Communications Corporation (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salem Communications Corporation at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Woodland Hills, California
March 5, 2001

                        SALEM COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------     JUNE 30,
                                                                1999        2000         2001
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 34,124    $  3,928     $ 54,079
  Accounts receivable (less allowance for doubtful accounts
     of $1,753 in 1999, $3,550 in 2000 and $2,458 and $4,085
     in June 30, 2000 and 2001, respectively)...............    17,481      25,129       24,779
  Other receivables.........................................       645       1,230          984
  Prepaid expenses..........................................     1,628       1,558        1,839
  Due from stockholders.....................................       905         450          450
  Deferred income taxes.....................................       732       2,250          658
                                                              --------    --------     --------
Total current assets........................................    55,515      34,545       82,789
Property, plant, equipment and software, net................    50,665      69,004       78,765
Intangible assets:
  Broadcast licenses........................................   177,487     397,137      344,327
  Noncompetition agreements.................................    14,625      12,618       12,618
  Customer lists and contracts..............................     4,097       3,301        7,176
  Favorable and assigned leases.............................     1,800       1,800        1,800
  Goodwill..................................................    15,177      16,739       17,217
  Other intangible assets...................................     4,799       4,899        4,898
                                                              --------    --------     --------
                                                               217,985     436,494      388,036
  Less accumulated amortization.............................    67,465      78,012       87,396
                                                              --------    --------     --------
Intangible assets, net......................................   150,520     358,482      300,640
Bond issue costs............................................     2,750       2,396        7,314
Other assets................................................     4,914       6,241        7,537
                                                              --------    --------     --------
          Total assets......................................  $264,364    $470,668     $477,045
                                                              ========    ========     ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,600    $  4,786     $  5,040
  Accrued expenses..........................................       825       1,245        1,426
  Accrued compensation and related..........................     2,478       3,361        4,075
  Accrued interest..........................................     2,546       3,299        2,999
  Deferred subscription revenue.............................     1,670       1,509        1,418
  Income taxes..............................................       148         300          110
  Current portion of long-term debt and capital lease
     obligations............................................     3,248          93          670
                                                              --------    --------     --------
Total current liabilities...................................    13,515      14,593       15,738
Long-term debt, less current portion........................   100,087     286,050      302,967
Deferred income taxes.......................................     7,232      15,279       10,111
Other liabilities...........................................       691       1,798        1,290
Stockholders' equity:
  Class A common stock, $.01 par value; authorized
     80,000,000 shares; issued and outstanding 17,902,392
     shares.................................................       179         179          179
  Class B common stock, $.01 par value; authorized
     20,000,000 shares; issued and outstanding 5,553,696
     shares.................................................        56          56           56
  Additional paid-in capital................................   147,380     147,380      147,380
  Retained earnings (deficit)...............................    (4,776)      5,333         (676)
                                                              --------    --------     --------
          Total stockholders' equity........................   142,839     152,948      146,939
                                                              --------    --------     --------
          Total liabilities and stockholders' equity........  $264,364    $470,668     $477,045
                                                              ========    ========     ========

                            See accompanying notes.

                        SALEM COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                              SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                    ------------------------------------   -----------------------
                                                       1998         1999         2000         2000         2001
                                                    ----------   ----------   ----------   ----------   ----------
                                                                                                 (UNAUDITED)
Gross broadcasting revenue........................  $   85,411   $   95,277   $  120,123   $   51,762   $   69,919
Less agency commissions...........................       7,520        8,155       10,026        4,335        5,944
                                                    ----------   ----------   ----------   ----------   ----------
Net broadcasting revenue..........................      77,891       87,122      110,097       47,427       63,975
Other media revenue...............................          --        6,424        7,916        3,797        4,068
                                                    ----------   ----------   ----------   ----------   ----------
Total revenue.....................................      77,891       93,546      118,013       51,224       68,043
Operating expenses:
  Broadcasting operating expenses (including
    $1,224, $1,491, and $1,449 in the years ended
    December 31, 1998, 1999 and 2000,
    respectively, and $682 and $575 for the six
    months ended June 30, 2000 and 2001,
    respectively, paid to related parties)........      42,526       46,291       60,714       26,211       41,091
  Other media operating expenses..................          --        9,985       14,863        8,115        5,016
  Corporate expenses (including $69, $156, and
    $149 in the years ended December 31, 1998,
    1999, and 2000, respectively, and $62 and $107
    for the six months ended June 30, 2000 and
    2001, respectively, paid to related
    parties)......................................       7,395        8,507       10,457        5,272        7,235
  Stock and related cash grant....................          --        2,550           --           --           --
  Depreciation (including $1,817 and $1,344 in
    years ended December 31, 1999 and 2000,
    respectively and $648 and $430 for the six
    months ended June 30, 2000 and 2001,
    respectively, for other media businesses).....       4,305        6,599        7,087        3,306        3,640
  Amortization (including $420 and $1,146 in years
    ended December 31, 1999 and 2000, respectively
    and $591 and $521 for the six months ended
    June 30, 2000 and 2001, respectively, for
    other media businesses).......................       9,753       11,634       18,392        7,032       11,593
                                                    ----------   ----------   ----------   ----------   ----------
  Total operating expenses........................      63,979       85,566      111,513       49,936       68,575
                                                    ----------   ----------   ----------   ----------   ----------
Net operating income (loss).......................      13,912        7,980        6,500        1,288         (532)
Other income (expense):
  Interest income.................................         291        1,005          534          351        1,554
  Gain (loss) on sale of assets...................         236         (219)         773        4,408        2,518
  Gain on sale of assets to related party.........          --           --       28,794           --           --
  Interest expense................................     (15,941)     (14,219)     (17,452)      (5,219)     (12,749)
  Other expense...................................        (422)        (633)        (857)        (420)        (162)
                                                    ----------   ----------   ----------   ----------   ----------
Income (loss) before income taxes and
  extraordinary item..............................      (1,924)      (6,086)      18,292          408       (9,371)
Provision (benefit) for income taxes..............        (343)      (1,611)       6,996          464       (3,362)
                                                    ----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary item...........      (1,581)      (4,475)      11,296          (56)      (6,009)
Extraordinary loss on early extinguishment of debt
  (net of income tax benefit of $1,986 and $662 in
  years ended December 31, 1999 and 2000,
  respectively)...................................          --       (3,570)      (1,187)          --           --
                                                    ----------   ----------   ----------   ----------   ----------
Net income (loss).................................  $   (1,581)  $   (8,045)  $   10,109   $      (56)  $   (6,009)
                                                    ==========   ==========   ==========   ==========   ==========
Basic and diluted earnings (loss) per share before
  extraordinary item..............................  $    (0.09)  $    (0.22)  $     0.48   $    (0.00)  $    (0.26)
Extraordinary loss per share......................          --        (0.18)       (0.05)          --           --
                                                    ----------   ----------   ----------   ----------   ----------
Basic and diluted net earnings (loss) per share...  $    (0.09)  $    (0.40)  $     0.43   $    (0.00)  $    (0.26)
                                                    ==========   ==========   ==========   ==========   ==========
Basic weighted average shares outstanding.........  16,661,088   20,066,006   23,456,088   23,456,088   23,456,088
                                                    ==========   ==========   ==========   ==========   ==========
Diluted weighted average shares outstanding.......  16,661,088   20,066,006   23,466,849   23,456,088   23,456,088
                                                    ==========   ==========   ==========   ==========   ==========


                            See accompanying notes.

                        SALEM COMMUNICATIONS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            CLASS A              CLASS B
                                         COMMON STOCK          COMMON STOCK      ADDITIONAL   RETAINED
                                      -------------------   ------------------    PAID-IN     EARNINGS/
                                        SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     (DEFICIT)    TOTAL
                                      ----------   ------   ---------   ------   ----------   ---------   --------
Stockholders' equity, January 1,
  1998..............................  11,107,392    $111    5,553,696    $56      $  5,665     $ 4,850    $ 10,682
Net loss............................          --      --           --     --            --      (1,581)     (1,581)
                                      ----------    ----    ---------    ---      --------     -------    --------
Stockholders' equity, December 31,
  1998..............................  11,107,392     111    5,553,696     56         5,665       3,269       9,101
Stock grant.........................      75,000       1           --     --         1,687          --       1,688
Issuance of Class A common stock....   6,720,000      67           --     --       140,028          --     140,095
Net loss............................          --      --           --     --            --      (8,045)     (8,045)
                                      ----------    ----    ---------    ---      --------     -------    --------
Stockholders' equity, December 31,
  1999..............................  17,902,392     179    5,553,696     56       147,380      (4,776)    142,839
Net income..........................          --      --           --     --            --      10,109      10,109
                                      ----------    ----    ---------    ---      --------     -------    --------
Stockholders' equity, December 31,
  2000..............................  17,902,392     179    5,553,696     56       147,380       5,333     152,948
Net loss (unaudited)................          --      --           --     --            --      (6,009)     (6,009)
                                      ----------    ----    ---------    ---      --------     -------    --------
Stockholders' equity, June 30, 2001
  (unaudited).......................  17,902,392    $179    5,553,696    $56      $147,380     $  (676)   $146,939
                                      ==========    ====    =========    ===      ========     =======    ========

                            See accompanying notes.

                        SALEM COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,              JUNE 30,
                                                              -------------------------------   ----------------------
                                                                1998       1999       2000         2000         2001
                                                              --------   --------   ---------   -----------   --------
                                                                                                     (UNAUDITED)
Operating Activities
Net income (loss)...........................................  $ (1,581)  $ (8,045)  $  10,109    $    (56)    $ (6,009)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................    14,058     18,233      25,479      10,338       15,233
  Amortization of bank loan fees............................        42         87         678          66          192
  Amortization of bond issue costs..........................       531        443         354         177          178
  Deferred income taxes.....................................      (730)    (4,106)      5,790          96       (3,576)
  (Gain) loss on sale of assets.............................      (236)       219     (29,567)     (4,408)      (2,518)
  Loss on early extinguishment of debt, before taxes........        --      5,556       1,849          --           --
  Noncash stock grant.......................................        --      1,688          --          --           --
Changes in operating assets and liabilities:
  Accounts receivable.......................................    (2,048)    (2,573)     (8,632)        185          791
  Prepaid expenses and other current assets.................       (18)    (1,747)        422         126         (281)
  Accounts payable and accrued expenses.....................     1,035     (1,555)      4,224         327          148
  Deferred subscription revenue.............................        --        384        (161)          9          (90)
  Other liabilities.........................................       166       (439)         15         271         (128)
  Income taxes..............................................      (204)        59         152          46         (190)
                                                              --------   --------   ---------    --------     --------
Net cash provided by operating activities...................    11,015      8,204      10,712       7,177        3,750
Investing Activities
  Purchases of property, plant, equipment and software......    (6,865)    (9,142)    (14,804)     (5,800)     (11,755)
  Deposits on radio station acquisitions....................     4,907     (1,325)       (512)        (45)        (612)
  Purchases of radio stations...............................   (33,682)   (11,837)   (234,853)    (41,580)     (52,794)
  Purchases of other media businesses.......................        --    (12,049)         --          --           --
  Proceeds from sale of property, plant and equipment and
    intangible assets.......................................     4,226         73      30,080         400      101,124
  Expenditures for tower construction project held for
    sale....................................................      (495)      (410)         --          --           --
  Proceeds from sale of tower construction project..........        --        914          --          --           --
  Other assets..............................................       147     (1,383)        241          98         (628)
                                                              --------   --------   ---------    --------     --------
Net cash used in investing activities.......................   (31,762)   (35,159)   (219,848)    (46,927)      35,355
Financing Activities
  Proceeds from issuance of long-term debt and notes payable
    to stockholders.........................................    40,500     18,750     204,050      13,000      161,500
  Proceeds from issuance of bridge financing................        --         --      58,000          --           --
  Net proceeds from issuance of common stock................        --    140,095          --          --           --
  Payments of long-term debt and notes payable to
    stockholders............................................   (19,200)   (94,860)    (20,810)     (2,810)    (145,208)
  Payments of bridge financing..............................        --         --     (58,000)         --           --
  Payments on capital lease obligations.....................        --       (239)       (250)       (132)         (48)
  Payment of premium on senior subordinated notes...........        --     (3,875)         --          --           --
  Payments of costs related to bank credit facility and
    bridge financing........................................        --       (709)     (4,050)         --         (782)
  Payments of bond issue costs..............................      (281)        --          --          --       (4,396)
  Payment of costs related to debt refinancing..............        --         --          --          --           --
                                                              --------   --------   ---------    --------     --------
Net cash provided by (used in) financing activities.........    21,019     59,162     178,940      10,058       11,066
                                                              --------   --------   ---------    --------     --------
Net (decrease) increase in cash and cash equivalents........       272     32,207     (30,196)    (26,692)      50,151
Cash and cash equivalents at beginning of period............     1,645      1,917      34,124      34,124        3,928
                                                              --------   --------   ---------    --------     --------
Cash and cash equivalents at end of period..................  $  1,917   $ 34,124   $   3,928    $  4,432     $ 54,079
                                                              ========   ========   =========    ========     ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $ 14,965   $ 15,048   $  15,831    $  4,954     $ 12,680
    Income taxes............................................       591        450         390         322          387
  Non-cash investing activities
    Fair value of assets exchanged involving boot, excluding
      amount paid in cash...................................        --         --   $   5,500          --           --
  No other exchange transactions had an impact on the
    carrying amount of the assets

                            See accompanying notes.

                        SALEM COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND REORGANIZATION

     The accompanying consolidated financial statements of Salem Communications Corporation ("Salem" or the "Company") include the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     Information with respect to the six months ended June 30, 2001 and 2000 is unaudited. The accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company and subsidiaries, for the periods presented. The results of operations for the six month period are not necessarily indicative of the results of operations for the full year.


     The Company is a holding company with substantially no assets, operations or cash flows other than its investments in subsidiaries. In May 2000, the Company formed two new wholly-owned subsidiaries, Salem Communications Holding Corporation ("HoldCo") and Salem Communications Acquisition Corporation ("AcquisitionCo"), each a Delaware corporation. In July 2000, the Company formed SCA License Corporation ("SCA"), a Delaware corporation. HoldCo and AcquisitionCo are direct subsidiaries of the Company; SCA is a wholly-owned subsidiary of AcquisitionCo. HoldCo and all of its subsidiaries are Guarantors of the 9 1/2% Senior Subordinated Notes due 2007 (the "Existing Notes") discussed in Note 5. Through June 30, 2001, the Guarantors (i) were wholly-owned subsidiaries of HoldCo, (ii) comprised substantially all HoldCo's direct and indirect subsidiaries and (iii) did and continue to fully and unconditionally guarantee on a joint and several basis, the Notes. AcquisitionCo and SCA are not currently guarantors of the Existing Notes. SCA owns the assets of KALC-FM. See
Note 12 for certain condensed consolidating information with respect to the Company.


DESCRIPTION OF BUSINESS

     Salem is a domestic U.S. radio broadcast company which has traditionally provided talk and music programming targeted at audiences interested in religious and family issues. Salem operated 71 and 54 radio stations across the United States at December 31, 2000 and 1999, respectively. The Company also owns and operates Salem Radio Network ("SRN"), SRN News Network ("SNN"), Salem Music Network ("SMN"), Reach Satellite Network ("RSN") and Salem Radio Representatives ("SRR"). SRN, SNN, SMN and RSN are radio networks which produce and distribute talk, news and music programming to radio stations in the U.S., including some of Salem's stations. SRR sells commercial air time to national advertisers for Salem's radio stations and networks, and for independent radio station affiliates.

     Salem also owns and operates OnePlace, LLC ("OnePlace") and CCM Communications, Inc. ("CCM"). OnePlace provides on-demand audio streaming and related services. CCM publishes magazines that follow the Christian music industry. The revenue and related operating expenses of these businesses are reported as "other media" on the consolidated statements of operations.

SEGMENTS

     The Company has adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities. The Company's chief operating decision maker reviews financial information to manage the business consistent

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

with the manner presented in the consolidated financial statements. As the Company acquires and integrates new businesses it evaluates, based on the nature, size and integration and management strategies, whether it has separate reportable segments. During the three years ended December 31, 2000, the Company had one reportable segment.

REVENUE RECOGNITION

     Revenues are recognized when pervasive evidence of an arrangement exists, delivery has occurred or the service has been rendered, the price to the customer is fixed or determinable and collection of the arrangement fee is reasonably assured.

     Revenue from radio programs and commercial advertising is recognized when broadcast. Salem's broadcasting customers principally include not-for-profit charitable organizations and commercial advertisers.

     Revenue from the sale of products and services from the Company's other media businesses is recognized when the products are shipped and the services are rendered. Revenue from the sale of advertising in CCM's publications is recognized upon publication. Revenue from the sale of subscriptions to CCM's publications is recognized over the life of the subscription.

     Advertising by the radio stations exchanged for goods and services is recorded as the advertising is broadcast and is valued at the estimated value of goods or services received or to be received. The value of the goods and services received in such barter transactions is charged to expense when used. The estimated fair value of the barter advertising provided for the years ended December 31, 1998, 1999 and 2000, was approximately $2,510,000, $2,936,000 and
$3,053,000, respectively. Barter expenses were approximately the same. Barter advertising provided and barter expenses incurred are included net in broadcasting operating expenses.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivatives be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Certain provisions of SFAS No. 133, including its required implementation date, were subsequently amended. The Company adopted SFAS No. 133, as amended, in the first quarter of 2001 and its adoption did not have a material effect on the Company's results of operations or financial position.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company adopted SAB No. 101 in the fourth quarter of 2000 and its adoption has not had a material effect on the Company's results of operations or financial position.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     The company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income of approximately $23 million ($0.98 per share) per year. During 2002, the company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the company.

CASH EQUIVALENTS

     Salem considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents. The recorded amount for cash and cash equivalents approximates the fair market value.

PROPERTY, PLANT, EQUIPMENT AND SOFTWARE

     Property, plant, equipment and software are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Buildings...................................................  40 years
Office furnishings and equipment............................  5 - 10 years
Antennae, towers and transmitting equipment.................  20 years
Studio and production equipment.............................  10 years
Computer software...........................................  3 - 5 years
Record and tape libraries...................................  20 years
Automobiles.................................................  5 years
Leasehold improvements......................................  15 years

     The carrying value of property, plant, equipment and software is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio stations and businesses for indicators of impairment. When indicators of impairment are present and the undiscounted cash flows estimated to be generated from these assets are less than the carrying value of these assets an adjustment to reduce the carrying value to the fair market value of the assets is recorded, if necessary. No adjustments to the carrying amounts of property, plant, equipment and software have been made during the years ended December 31, 1998, 1999 and 2000.

INTANGIBLE ASSETS

     Intangible assets acquired in conjunction with the acquisition of various radio stations and other media businesses are being amortized over the following estimated useful lives using the straight-line method:

Broadcast licenses..........................................  10 - 25 years
Noncompetition agreements...................................  3 - 5 years
Customer lists and contracts................................  10 - 15 years
Favorable and assigned leases...............................  Life of the lease
Goodwill....................................................  15 - 40 years
Other.......................................................  5 - 10 years

     The carrying value of intangibles is evaluated periodically in relation to the operating performance and anticipated future cash flows of the underlying radio stations and businesses for indicators of impairment. When indicators of impairment are present and the undiscounted cash flows estimated to be generated from these assets are less than the carrying amounts of these assets, an adjustment to reduce the carrying

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

value to the fair market value of these assets is recorded, if necessary. No adjustments to the carrying amounts of intangible assets have been made during the year ended December 31, 1998, 1999 and 2000.

BOND ISSUE COSTS

     Bond issue costs are being amortized over the term of the Notes as an adjustment to interest expense.

ACCOUNTING FOR STOCK BASED COMPENSATION

     Employee stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant.

     The Company generally awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 8).

INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method of providing for deferred income taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.


COMPREHENSIVE INCOME



     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not had any transactions that are required to be reported as a component of other Comprehensive Income other than the net income (loss) reported in the Statements of Operations.


BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE

     Basic net earnings (loss) per share has been computed using the weighted average number of shares of common stock outstanding during the period. Diluted net earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period plus the dilutive effects of stock options.

     Options to purchase 0 shares, 304,500 shares, 300,939 shares, 305,500 shares, and 474,580 shares of common stock with exercise prices greater than the average market prices of common stock were outstanding at December 31, 1998, December 31, 1999, December 31, 2000, June 30, 2000 and June 30, 2001
respectively. These options were excluded from the respective computations of diluted net earnings (loss) per share because their effect would be anti-dilutive.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     The following table sets forth the computation of basic and diluted net earnings (loss) per share for the periods indicated:

                                                    YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1998          1999          2000          2000          2001
                                            -----------   -----------   -----------   -----------   -----------
Numerator:
  Net income (loss).......................  $(1,581,000)  $(8,045,000)  $10,109,000   $   (56,000)  $(6,009,000)
Denominator for basic earnings (loss) per
  share:
  Weighted average shares.................   16,661,088    20,066,066    23,456,088    23,456,088    23,456,088
Denominator for diluted earnings (loss)
  per share:
Effect of dilutive securities -- stock
  options.................................           --            --        10,761            --            --
  Weighted average shares adjusted for
    dilutive securities...................   16,661,088    20,066,066    23,466,849    23,456,088    23,456,088
                                            -----------   -----------   -----------   -----------   -----------
Basic and diluted earnings (loss) per
  share...................................  $     (0.09)  $     (0.40)  $      0.43   $     (0.00)  $     (0.26)
                                            ===========   ===========   ===========   ===========   ===========

CONCENTRATIONS OF BUSINESS AND CREDIT RISKS

     The majority of the Company's operations are conducted in several locations across the country. The Company's credit risk is spread across a large number of customers, none of which account for a significant volume of revenue or outstanding receivables. The Company does not normally require collateral on credit sales; however, credit histories are reviewed before extending substantial credit to any customer. The Company establishes an allowance for doubtful accounts based on customers' payment history and perceived credit risks. Bad debts have been within management's expectations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications were made to the prior year financial statements to conform to the current year presentation.

2. ACQUISITIONS AND DISPOSITIONS OF ASSETS


     The Company used the purchase method of accounting for all of the acquisitions described below, and, accordingly, the operating results of the acquired assets and businesses are included in the consolidated operating results since the dates of acquisition.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     The Company purchased the assets (principally intangibles) of the following radio stations during the six months ended June 30, 2001:

                                                                               ALLOCATED
       ACQUISITION DATE             STATION            MARKET SERVED         PURCHASE PRICE
       ----------------          --------------    ----------------------    --------------
                                                                             (IN THOUSANDS)
February 2, 2001...............  WXRT-AM           Chicago, IL                  $29,000
                                 (now WYLL-AM)
February 16, 2001..............  WWTC-AM           Minneapolis, MN                4,882
February 16, 2001..............  WZER-AM           Milwaukee, WI                  2,018
                                 (now WYLO-AM)
March 9, 2001..................  WRBP-AM           Youngstown-Warren, OH            500
                                 (now WHKW-AM)
March 16, 2001.................  WFIA-AM           Louisville, KY                 1,750
April 1, 2000..................  WROL-AM           Boston, MA                    10,930
                                                                                -------
                                                                                $49,080
                                                                                =======

     On January 22, 2001, the Company sold the assets of radio station KALC-FM, Denver, CO for approximately $100 million. The net proceeds have been placed in an account with a qualified intermediary under a like-kind exchange agreement in order to preserve our ability to effect a tax-deferred exchange. As of June 30, 2001, the Company used $49.1 million of the proceeds in the above acquisitions. The balance of $50.6 million is reflected in cash and cash equivalents at June 30, 2001.

     On May 21, 2001, the Company acquired the assets of the Dame-Gallagher Networks, LLC, including the syndicated radio program The Mike Gallagher Show, for $3.0 million in cash and $1.3 million in a non-interest bearing promissory note payable in two equal installments due January 2002 and January 2003.

     On May 17, 2001, the Company entered into a local marketing agreement whereby the company operates KLNA-FM (now KKFS-FM), Sacramento, California, and has an option to acquire the assets of the radio station for $8.7 million by or before March 2002.

     In May 2001, the Company entered into an agreement to acquire a construction permit to build a new radio station in Milwaukee, Wisconsin for $6.5 million.

     On June 14, 2001, the Company entered into an agreement to acquire the assets of radio station KSZZ-AM, San Bernardino, California, for $7.0 million. The Company anticipates this transaction to close in the second half of 2001.

     On June 26, 2001, the Company entered into an agreement to sell the assets of radio station KEZY-AM, San Bernardino, California, for $4.0 million to a corporation owned by one of our Board members. The Company anticipates this transaction to close in the second half of 2001.

     In June 2001, the Company entered into an agreement to acquire the assets of radio station WTBN-AM, Tampa, Florida, for $6.8 million. The Company anticipates this transaction to close in the third quarter of 2001. The Company began to operate this station under a local marketing agreement on July 16, 2001.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     During the year ended December 31, 2000, the Company purchased the assets (principally intangibles) of the following radio stations:

                                                                              ALLOCATED
     ACQUISITION DATE               STATION              MARKET SERVED      PURCHASE PRICE
     ----------------        ----------------------    -----------------    --------------
                                                                            (IN THOUSANDS)
January 4, 2000............  WNIV-AM and WLTA-AM       Atlanta, GA             $  8,000
January 10, 2000...........  WABS-AM                   Washington, D.C.           4,100
January 25, 2000...........  KJQI-FM                   San Francisco, CA          8,000
February 15, 2000..........  KAIM-AM/FM                Honolulu, HI               1,800
February 16, 2000..........  KHNR-AM and KGU-AM        Honolulu, HI               1,700
April 4, 2000..............  WGKA-AM                   Atlanta, GA                8,000
June 30, 2000..............  KSKY-AM                   Dallas, TX                13,000
August 24, 2000 (1)........  KALC-FM                   Denver, CO               100,000
August 24, 2000 (1)........  KDGE-FM                   Dallas, TX                33,271
August 24, 2000 (1)........  WYGY-FM                   Cincinnati, OH            18,109
August 24, 2000 (1)........  KEZY-AM (now KXMX-AM)     Anaheim, CA               12,449
August 24, 2000 (1)........  KXMX-FM (now KFSH-FM)     Anaheim, CA                9,069
August 24, 2000 (1)........  WKNR-AM                   Cleveland, OH              7,437
August 24, 2000 (1)........  WRMR-AM                   Cleveland, OH              4,738
August 24, 2000 (1)........  WBOB-AM                   Cincinnati, OH               527
October 2, 2000............  KCBQ-AM                   San Diego, CA              4,250
October 5, 2000............  WGTK-AM                   Louisville, KY             1,750
                                                                               --------
                                                                               $236,200
                                                                               ========

------------------------------
(1) These stations were acquired in one transaction for $185.6 million.

     The purchase price has been allocated to the assets acquired as follows:

                           ASSET                                  AMOUNT
                           -----                              --------------
                                                              (IN THOUSANDS)
Property and equipment......................................     $ 12,885
Broadcast licenses..........................................      222,624
Goodwill and other intangibles..............................          691
                                                                 --------
                                                                 $236,200
                                                                 ========

     On February 25, 2000, the Company purchased the KRLA-AM transmitter site in Los Angeles, CA, for $2.8 million.

     On March 31, 2000, the Company purchased all of the outstanding shares of stock of RSN for $3.1 million. RSN owns and operates Solid Gospel, a radio broadcasting network that produces and distributes music programming to its own radio stations WBOZ-FM and WVRY-FM, Nashville, TN, and to independent radio station affiliates. RSN also owns and operates SolidGospel.com, a web site on the Internet.

     During 2000, the Company sold certain assets of OnePlace resulting in a loss of $3.5 million recorded in gain (loss) on sale of assets.


     On June 30, 2000, the Company exchanged the assets of radio station KPRZ-FM, Colorado Springs, CO, plus $7.5 million for the assets of radio station KSKY-AM, Dallas, TX. Radio station KPRZ-FM was recorded at its fair value and a gain of approximately $4.3 million was recognized.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     On August 22, 2000, the Company sold the assets of radio station KLTX-AM, Los Angeles, CA for $29.5 million to a corporation owned by one of our Board members, resulting in a gain of $28.8 million.


     On September 1, 2000, the Company exchanged the assets of radio station KKHT-FM, Houston, TX for the assets of radio stations WALR-FM (now WFSH-FM), Atlanta, GA, KLUP-AM, San Antonio, TX, and WSUN-AM, Tampa, FL. The assets acquired in the exchange were considered similar productive assets. Accordingly, no gain or loss was recognized on this transaction.


     On November 9, 2000, the Company entered into an agreement to exchange the assets of radio station WHK-AM, Cleveland, OH and WHK-FM, Canton, OH plus $10.5 million for the transmitting facility of radio station WCLV-FM, Cleveland, OH. The Company anticipates this transaction to close in the first half of 2001.


     On November 20, 2000, the Company exchanged the assets of radio station KDGE-FM, Dallas, TX for the assets of radio station KLTY-FM, Dallas, TX. No gain or loss was recognized on this transaction since KDGE-FM was acquired and sold soon thereafter.



     The following pro forma consolidated results of operations give effect to the acquisitions of in-format radio stations made during the year ended December 31, 2000 as if the acquisitions occurred on January 1, 1999 and was prepared based upon the historical statements of operations of the acquired radio stations. The Company does not provide any pro forma information with respect to radio stations in which the format was changed, as the historical results would not be meaningful. The pro forma results also give effect to the disposition of radio stations KLTX-AM as if it occurred on January 1, 1999. The pro forma results of operations exclude the effect of the sale of radio stations KPRZ-FM, KKHT-FM, WHKK-AM and WHK-FM, which were exchanged for other radio stations, because the operations of these stations had been integrated with the operations of existing stations prior to the sale and the effect of such dispositions are not material. The pro forma results of operations include certain adjustment such as increased interest and amortization expense associated with the borrowings to fund the acquisitions and FCC licenses acquired and are not necessarily indicative of actual operations results. The stations included in the pro forma results of operations are as follows: KSKY-AM, WYGY-FM, KEZY-AM, WKNR-AM, WRMR-AM, WBOB-AM, WGTK-AM, WALR-FM, KLUP-AM, WSUN-AM and KLTY-FM.



                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                         PRO FORMA                               1999           2000
                         ---------                            -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                              SHARE AND PER SHARE DATA)
Total revenue...............................................   $ 111,856      $ 130,001
Loss before extraordinary item..............................     (22,054)       (20,891)
Net income (loss)...........................................     (25,624)       (22,078)
Basic and diluted earnings (loss) per share.................   $   (1.09)     $   (0.94)


     During the year ended December 31, 1999, the Company purchased the assets (principally intangibles) of the following radio stations:

                                                                          ALLOCATED
            ACQUISITION DATE               STATION    MARKET SERVED     PURCHASE PRICE
            ----------------               -------    --------------    --------------
                                                                        (IN THOUSANDS)
April 30, 1999...........................  KKOL-AM    Seattle, WA          $ 1,750
July 23, 1999............................  KCTK-AM    Phoenix, AZ            5,000
September 13, 1999.......................  WLSY-FM    Louisville, KY         2,500
September 13, 1999.......................  WRVI-FM    Louisville, KY         2,500
                                                                           -------
                                                                           $11,750
                                                                           =======

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     The purchase price has been allocated to the assets acquired as follows:

                           ASSET                                  AMOUNT
                           -----                              --------------
                                                              (IN THOUSANDS)
Property and equipment......................................     $ 2,160
Broadcast licenses..........................................       9,557
Goodwill and other intangibles..............................          33
                                                                 -------
                                                                 $11,750
                                                                 =======

     In addition to the stations above, in January 1999, the Company purchased the assets of OnePlace for $6.2 million, and all the outstanding shares of stock of CCM for $1.9 million. The purchases were financed primarily by an additional borrowing.

     On March 11, 1999, the Company acquired the assets of Christian Research Report ("CRR") for $300,000. The publications of CRR follow the contemporary Christian music industry.

     On August 25, 1999, the Company purchased the assets of the Internet sites AudioCentral.com and ChristianBooks.com for $400,000 cash and $600,000 non-cash consideration.

     On October 19, 1999, the Company acquired the assets of Gospel Media Network, Inc., relating to the audio and video streaming of content on the GospelMedia.com Internet site, for $475,000.

     On November 30, 1999, the Company acquired the assets of the Involved Christian Radio Network, which provides streaming media on its Internet site, ICRN.com, for $3.0 million.

     The revenue and operating expenses of these businesses are reported as "other media" on our consolidated statements of operations.


     Pro forma information to present operating results as if the acquisitions discussed above had occurred at the beginning of the year acquired is not presented because the Company generally changes the programming format of the radio stations such that the source and nature of revenue and operating expenses are significantly different than they were prior to the acquisition and, accordingly, historical and pro forma financial information has not been considered meaningful by management. Pro forma and historical financial information of radio stations acquired where the format was not changed and of other media businesses acquired have not been significant to the consolidated financial position or operating results of the Company.


     The table below summarizes the other media acquisitions during 1999:

                                                                      ALLOCATED
       ACQUISITION DATE                      ENTITY                 PURCHASE PRICE
       ----------------         --------------------------------    --------------
                                                                    (IN THOUSANDS)
January 29, 1999..............  OnePlace                               $ 6,150
January 29, 1999..............  CCM                                      1,886
March 11, 1999................  Christian Research Report                  300
August 25, 1999...............  AudioCentral                             1,000
October 19, 1999..............  Gospel Media Network, Inc.                 475
November 30, 1999.............  Involved Christian Radio Network         3,000
                                                                       -------
                                                                       $12,811
                                                                       =======

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     The purchase price has been allocated to the assets acquired and liabilities assumed as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
Accounts receivable and other current assets................     $ 1,453
Property, plant, equipment and software.....................       5,764
Subscriber base and domain names............................       2,246
Goodwill and other intangible assets........................       8,790
Other assets................................................         607
                                                                 -------
                                                                  18,860
LIABILITIES
Accounts payable and other current liabilities..............      (3,437)
Other long-term liabilities.................................      (2,612)
                                                                 -------
                                                                  (6,049)
                                                                 -------
Purchase price..............................................     $12,811
                                                                 =======

     During the year ended December 31, 1998, the Company purchased the assets (principally intangibles) of the following radio stations:

                                                                      ALLOCATED
   ACQUISITION DATE            STATION            MARKET SERVED     PURCHASE PRICE
   ----------------     ---------------------    ---------------    --------------
                                                                    (IN THOUSANDS)
August 21, 1998.......  KKMO-AM                  Tacoma, WA            $   500
August 26, 1998.......  KIEV-AM (now KRLA-AM)    Los Angeles, CA        33,210
October 30, 1998......  KYCR-AM                  Minneapolis, MN           500
October 30, 1998......  KTEK-AM                  Houston, TX             2,061
                                                                       -------
                                                                       $36,271
                                                                       =======

     The purchase price has been allocated to the assets acquired as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
Property and equipment......................................     $ 4,507
Broadcast licenses..........................................      29,627
Goodwill and other intangibles..............................       2,137
                                                                 -------
                                                                 $36,271
                                                                 =======

     In 1998, the Company sold the assets (principally intangibles) of radio stations KTSL-FM, Spokane, WA, for $1.3 million and KAVC-FM, Lancaster, CA, for $1.6 million.


     Pro forma information to present operating results as if the acquisitions discussed above had occurred at the beginning of the year acquired is not presented because the Company generally changes the programming format of the radio stations such that the source and nature of revenue and operating expenses are significantly different than they were prior to the acquisition and, accordingly, historical and pro forma financial information has not been considered meaningful by management. Pro forma and historical financial information of radio stations acquired where the format was not changed and of other media businesses acquired have not been significant to the consolidated financial position or operating results of the Company.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

3. DUE FROM STOCKHOLDERS

     The amounts due from stockholders represent short-term advances made to stockholders of the Company.

4. PROPERTY, PLANT, EQUIPMENT AND SOFTWARE

     Property, plant, equipment and software consisted of the following at December 31:

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
Land........................................................  $ 1,974    $  4,341
Buildings...................................................    1,742       3,335
Office furnishings and equipment............................   12,952      16,041
Antennae, towers and transmitting equipment.................   32,672      38,023
Studio and production equipment.............................   18,613      20,026
Computer software...........................................    4,427       2,528
Record and tape libraries...................................      527         534
Automobiles.................................................      166         298
Leasehold improvements......................................    4,877       6,182
Construction-in-progress....................................    4,658      14,357
                                                              -------    --------
                                                               82,608     105,665
Less accumulated depreciation...............................   31,943      36,661
                                                              -------    --------
                                                              $50,665    $ 69,004
                                                              =======    ========

 5. LONG-TERM DEBT

     Long-term debt consisted of the following at:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
Revolving line of credit with banks.........................  $     --    $186,050
9 1/2% Senior Subordinated Notes due 2007...................   100,000     100,000
Obligation to acquire KRLA-AM property......................     2,810          --
Capital leases acquired through OnePlace....................       344          93
Seller financed note to acquire GospelMedia.................       181          --
                                                              --------    --------
                                                               103,335     286,143
Less current portion........................................     3,248          93
                                                              --------    --------
                                                              $100,087    $286,050
                                                              ========    ========

     Since the revolving line of credit with banks carries a floating interest rate, the carrying amount approximates its fair market value. The Notes were issued in September 1997 at par. At December 31, 2000, the fair market value of the Notes was approximately $95.0 million.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

REVOLVING LINE OF CREDIT WITH BANKS

     HoldCo has a credit agreement with a syndicate of lending institutions (the "Credit Agreement") to provide for borrowing capacity of up to $225 million under a revolving line of credit. The maximum amount that HoldCo may borrow under the Credit Agreement is limited by a ratio of HoldCo's existing adjusted debt to pro forma twelve-month cash flow, as defined in the Credit Agreement (the Adjusted Debt to Cash Flow Ratio). At December 31, 2000, the maximum Adjusted Debt to Cash Flow Ratio allowed under the Credit Agreement was 6.50 to
1.00. At December 31, 2000, the Adjusted Debt to Cash Flow Ratio was 5.45 to 1.00, resulting in total borrowing availability of approximately $39.0 million. The maximum Adjusted Debt to Cash Flow Ratio allowed under the Credit Agreement is 6.50 to 1 through December 30, 2001. Thereafter, the maximum ratio will decline periodically until December 31, 2005, at which point it will remain at
4.00 to 1 through June 2007.

     The note underlying the revolving line of credit bears interest at a fluctuating base rate plus a spread that is determined by Salem's Adjusted Debt to Cash Flow Ratio. At HoldCo's option, the base rate is either a bank's prime rate or LIBOR. For purposes of determining the interest rate the prime rate spread ranges from 0% to 1.5%, and the LIBOR spread ranges from .875% to 2.75%. Interest is payable quarterly. Commencing March 31, 2002, and every quarter thereafter, the commitment under the Credit Agreement reduces by increasing amounts through June 30, 2007, when it expires.

     The Credit Agreement with the banks (a) provides for restrictions on additional borrowings and leases; (b) prohibits Salem, without prior approval from the banks, from paying dividends, liquidating, merging, consolidating or selling its assets or business, and (c) requires HoldCo to maintain certain financial ratios and other covenants. Salem has pledged all of its assets as collateral under the Credit Agreement. Additionally, all the Company's stock holdings in its subsidiaries are pledged as collateral.

     In July 1999, the Company used a portion of the net proceeds from its initial public offering to repay all amounts due under a previous revolving line of credit with the banks, and to repurchase $50 million principal amount of the Notes. The Company wrote off certain deferred financing costs (including bond issue costs of $1.5 million) and paid a premium of $3.9 million on the Notes. The write-off and premium of $3,570,000, net of a $1,986,000 income tax benefit, was recorded as an extraordinary item in the accompanying statement of operations for the year ended December 31, 1999.

9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     On August 24, 2000, the Company supplemented the indenture for the senior subordinated notes in connection with the assignment of substantially all of the assets and liabilities of the Company to HoldCo, including the obligations as successor issuer under the indenture.

     The Existing Notes bear interest at 9 1/2% per annum, with interest payment dates on April 1 and October 1, commencing April 1, 1998. Principal is due on the maturity date, October 1, 2007. The Existing Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2002, at the redemption prices specified in the indenture. The Existing Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors (the HoldCo subsidiaries). The Existing Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness, including the Company's obligations under the Credit Agreement. The indenture limits the incurrence of additional indebtedness by the Company, the payment of dividends, the use of proceeds of certain asset sales, and contains certain other restrictive covenants affecting the Company.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

9% SENIOR SUBORDINATED NOTES DUE 2011

     In June 2001, HoldCo completed an offering of $150.0 million 9% senior subordinated notes ("New Notes") and used the net proceeds of the offering to repay approximately $145.5 million of borrowings under the credit facility. Interest payments are due on January 1 and July 1, commencing January 1, 2002. Principal is due on the maturity date, July 1, 2011.

BRIDGE LOAN

     In order to finance the eight radio stations acquired on August 24, 2000, the Company borrowed $58 million under a bridge loan provided by ING (U.S.) Capital, LLC as Agent. The entire amount borrowed was due on August 24, 2001. On November 7, 2000, the Company paid off the bridge loan using available cash, interest reserves and $48.3 million of borrowing under the existing credit facility. In connection with the repayment of the bridge loan, the Company wrote-off certain deferred financing costs. The write-off of $1,187,000, net of a $662,000 income tax benefit, was recorded as an extraordinary item in the accompanying statement of operations for the year ended December 31, 2000.

OTHER DEBT

     In August 1998, in connection with the Company's acquisition of KRLA-AM, the Company agreed to lease the real property on which the station's towers and transmitter are located for $10,000 per month. The Company also agreed to purchase the property for $3 million in February 2000. The Company recorded this transaction in a manner similar to a capital lease. The amount recorded as a long-term obligation at December 31, 1998, represents the present value of the future commitments under the lease and purchase contract, discounted at 8.5%. The obligation is classified as current at December 31, 1999 and was paid in February 2000.

     In connection with the acquisition of OnePlace in January 1999, the Company acquired several capital leases related to various data processing equipment. The obligation recorded at December 31, 1999 and 2000 represents the present value of future commitments under the lease agreements.

     In connection with the acquisition of Gospel Media Network, Inc. ("Gospel Media"), the Company incurred an obligation to make future payments to the seller. The Company sold Gospel Media on August 14, 2000. As part of the sale agreement, these future commitments were forgiven.

MATURITIES OF LONG-TERM DEBT

     Principal repayment requirements under all long-term debt agreements outstanding at December 31, 2000, for each of the next five years and thereafter are as follows:

2001......................................................  $     93
2002......................................................        --
2003......................................................        --
2004......................................................        --
2005......................................................        --
Thereafter................................................   286,050
                                                            --------
                                                            $286,143
                                                            ========

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

6. INCOME TAXES

     In connection with the 1999 acquisition of CCM the Company recorded a net deferred tax liability of $1,468,000 and in connection with the 2000 acquisition of RSN, the Company recorded a net deferred tax liability of $739,000, which amounts were recorded as an increase to the deferred tax liability and is not reflected in the income tax benefit in 1999 and the income tax provision in 2000.

     The consolidated provision (benefit) for income taxes for Salem consisted of the following at December 31:

                                                           1998      1999       2000
                                                           -----    -------    ------
                                                                 (IN THOUSANDS)
CURRENT:
  Federal................................................  $  --    $    --    $   --
  State..................................................    387        509       543
                                                           -----    -------    ------
                                                             387        509       543
DEFERRED:
  Federal................................................   (467)    (3,507)    5,941
  State..................................................   (263)      (599)      512
                                                           -----    -------    ------
                                                            (730)    (4,106)    6,996
  Current tax benefit reflected in net extraordinary
     loss................................................     --     (1,986)     (662)
                                                           -----    -------    ------
  Income tax provision (benefit).........................  $(343)   $(1,611)   $6,334
                                                           =====    =======    ======

     The consolidated deferred tax asset and liability consisted of the following at December 31:

                                                               1999       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
DEFERRED TAX ASSETS:
  Financial statement accruals not currently deductible.....  $ 1,140    $ 2,233
  Net operating loss, AMT credit and other carryforwards....    5,413     10,060
  State taxes...............................................      176        185
  Other.....................................................      537        462
                                                              -------    -------
  Total deferred tax assets.................................    7,266     12,940
  Valuation allowance for deferred tax assets...............     (860)    (2,057)
                                                              -------    -------
  Net deferred tax assets...................................    6,406     10,883

DEFERRED TAX LIABILITIES:
  Excess of net book value of property, plant, equipment and software for financial reporting purposes over tax
     basis..................................................    4,292      3,851
  Excess of net book value of intangible assets for
     financial reporting purposes over tax basis............    7,842     19,267
  Other.....................................................      772        794
                                                              -------    -------
  Total deferred tax liabilities............................   12,906     23,912
                                                              -------    -------
  Net deferred tax liabilities..............................  $ 6,500    $13,029
                                                              =======    =======

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)


     The following table reconciles the above net deferred tax liabilities to the financial statements at December 31:



                                                           1999        2000
                                                          -------    --------
                                                            (IN THOUSANDS)
Deferred income tax asset per balance sheet.............  $   732    $  2,250
Deferred income tax liability per balance sheet.........   (7,232)    (15,279)
                                                          -------    --------
                                                          $(6,500)   $(13,029)
                                                          =======    ========


     A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of income before income taxes, is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998      1999      2000
                                                              -----     -----     -----
Statutory federal income tax rate...........................   (34)%     (34)%     35%
State income taxes, net.....................................     4         1        4
Nondeductible expenses......................................     7         7        1
Exclusion of income taxes of S corporations and the
  Partnership...............................................    --        --       --
Change in taxable entity (S corporation to C corporation)...    --        --       --
Other, net..................................................     5        --       (2)
                                                               ---       ---       --
                                                               (18)%     (26)%     38%
                                                               ===       ===       ==


     At December 31, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $22,200,000 which expire in years 2010 through 2020 and for state income tax purposes of approximately $52,100,000 which expire in years 2002 through 2020. The Company has federal alternative minimum tax credit carryforwards of approximately $147,000. For financial reporting purposes at December 31, 1999 and 2000 the Company has a valuation allowance of $860,000 and $2,057,000, respectively, to offset a portion of the deferred tax assets related to the state net operating loss carryforwards.


7. COMMITMENTS AND CONTINGENCIES

     Salem leases various land, offices, studios and other equipment under operating leases that expire over the next 10 years. The majority of these leases are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements and except for specified increases in lease payments. Rental expense included in operating expense under all lease agreements was $4,800,000, $6,000,000 and $7,400,000 in 1998, 1999, and 2000, respectively.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000, are as follows:

                                                    RELATED PARTIES     OTHER      TOTAL
                                                    ---------------    -------    -------
                                                               (IN THOUSANDS)
2001..............................................      $1,148         $ 5,201    $ 6,349
2002..............................................       1,002           4,428      5,430
2003..............................................         919           4,154      5,073
2004..............................................         739           3,934      4,673
2005..............................................         667           3,039      3,706
Thereafter........................................       1,445          13,631     15,076
                                                        ------         -------    -------
                                                        $5,920         $34,387    $40,307
                                                        ======         =======    =======

     The Company had a deferred compensation agreement with one of its officers, which would have provided for retirement payments to the officer for a period of ten consecutive years, if he remained employed by the Company until age 60. The retirement payments were based on a formula defined in the agreement. The estimated obligation under the deferred compensation agreement was being provided for over the service period. At December 31, 1998 and 1999, a liability of approximately $432,000 and $494,000 respectively, is included in other liabilities in the accompanying balance sheet for the amounts earned under this agreement. The officer terminated his employment with the Company in 2000 and therefore there is no liability recorded as of December 31, 2000. Corporate expenses were reduced by $404,000 in 2000 due to the termination of this agreement.

     The Company and its subsidiaries, incident to its business activities, are parties to a number of legal proceedings, lawsuits, arbitration and other claims, including the Gospel Communications International, Inc. ("GCI") matter described in more detail below. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Also, the Company maintains insurance which may provide coverage for such matters. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or the financial impact with respect to these matters as of June 30, 2001. However, the Company believes, at this time, that the final resolution of these matters, individually and in the aggregate, will not have a material adverse effect upon the Company's annual consolidated financial position, results of operations or cash flows.

     On December 6, 2000, GCI made a demand for arbitration upon Salem. The demand, pending before an arbitration panel of the American Arbitration Association, alleges Salem and its subsidiary OnePlace, Ltd. failed to provide certain e-commerce software to GCI pursuant to a written contract between GCI and OnePlace, for which GCI seeks $5.0 million in damages. The Company has filed an answer to the demand, denying the factual basis for certain elements of GCI's claims and has asserted counterclaims against GCI for breach of contract. By consent of the parties, the matter has been submitted to nonbinding mediation. Although there can be no assurance that the GCI matter will be resolved in favor of the Company, Salem will vigorously defend the action and pursue its counterclaims against GCI.

8. STOCK OPTION PLAN

     The 1999 Stock Incentive Plan (the "Plan") allows the Company to grant stock options to employees, directors, officers and advisors of the Company. A maximum of 1,000,000 shares were authorized under the Plan. Options generally vest over five years and have a maximum term of 10 years. The Plan provides that vesting may be accelerated in certain corporate transactions of the Company. The Plan provides that the Board of Directors, or a committee appointed by the Board, has discretion, subject

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

to certain limits, to modify the terms of outstanding options. At December 31, 2000, the Company had 644,500 shares available for future grants under its Plan.

     A summary of stock option activity is as follows:

                                                 WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
                                       OPTIONS    EXERCISE PRICE      OPTIONS      EXERCISE PRICE
                                       -------   ----------------   -----------   ----------------
Outstanding at December 31, 1998.....       --            --              --               --
  Granted............................  304,500        $22.65
                                       -------        ------          ------           ------
Outstanding at December 31, 1999.....  304,500        $22.65              --               --
  Granted............................  110,000        $16.32
  Cancelled..........................  102,800        $22.86
                                       -------        ------          ------           ------
Outstanding at December 31, 2000.....  311,700        $20.35          51,020           $22.53
                                       =======        ======          ======           ======

     Additional information regarding options outstanding as of December 31, 2000, is as follows:

                            WEIGHTED AVERAGE
   RANGE OF                 CONTRACTUAL LIFE    WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
EXERCISE PRICES   OPTIONS   REMAINING (YEARS)    EXERCISE PRICE      OPTIONS      EXERCISE PRICE
---------------   -------   -----------------   ----------------   -----------   ----------------
$10.00 - $13.00    66,000          9.6               $12.21              --               --
$22.50 - $27.07   245,700          8.6               $22.54          51,020           $22.53
                  -------          ---               ------          ------           ------
$10.00 - $27.07   311,700          8.8               $20.35          51,020           $22.53
                  =======          ===               ======          ======           ======

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in the results of operations for the stock option grants. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date, amortized over the vesting period, for awards in 1999 and 2000 consistent with the provisions of SFAS No. 123, the Company's net income and basic earnings per share would have been reduced to the pro forma amounts as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1998       1999       2000
                                                        -------    -------    -------
Net income (loss).....................................  $(1,581)   $(8,045)   $10,109
Pro forma net income (loss)...........................  $(1,581)   $(8,845)   $ 9,262
Pro forma basic and diluted earnings (loss) per
  share...............................................  $ (0.09)   $ (0.44)   $  0.39

     Using the Black-Scholes valuation model, the per share weighted-average fair value of stock options granted during the years ended December 31, 1999 and 2000 was $11.36 and $9.36, respectively. The pro forma effect on the Company's net loss and basic and diluted loss per share for 1999 and 2000 is not representative of the pro forma effect in future years. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants made in 1999: dividend yield of 0%; expected volatility of 58.0%; risk-free interest rate of 5.8%; expected life of 4 years. The following assumptions were made for grants made in 2000: dividend yield of 0%; expected volatility of 96.0%; risk-free interest rate of 5.8%; expected life of 4 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the fair value of its employee stock options.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

9. RELATED PARTY TRANSACTIONS

     In January 1998, Parent borrowed $1.5 million from Mr. Epperson pursuant to a promissory note with a revolving principal amount of up to $2.5 million. In May 1998, Parent repaid $1.5 million and there was no outstanding balance on the note as of December 31, 1998. The note was a demand note which bore interest at floating rate last set at 8%. The note was cancelled in April 1999.

     In December 1998, the Company borrowed $1.8 million from a stockholder pursuant to a promissory note with a revolving principal amount of up to $2.5 million. The outstanding balance on the note as of December 31, 1998 was $1.8 million (see Note 5). The note was repaid in full and cancelled in April 1999.

     A stockholder's trust owns real estate on which certain assets of two radio stations are located. One of the stations, KAVC-FM, was sold during 1998. Salem, in the ordinary course of its business, entered into two separate lease agreements with this trust. Rental expense included in operating expense for 1998, 1999 and 2000 amounted to $60,000, $48,000 and $49,000, respectively.

     Land and buildings occupied by various Salem radio stations are leased from the stockholders of Salem. Rental expense under these leases included in operating expense for 1998, 1999 and 2000 amounted to $1.0 million, $1.4 million and $1.4 million, respectively.

     In June 1997, the Company entered into a local marketing agreement ("LMA") with a corporation, Sonsinger, Inc. ("Sonsinger"), owned by two of Salem's stockholders for radio station KKOL-AM. The stockholders and the Company are parties to an Option to Purchase Agreement whereunder the Company had been granted an option to purchase KKOL-AM from the stockholders at any time on or before December 31, 1999 at a price equal to the lower of the cost of the station to the stockholders, $1.4 million, and its fair market value as determined by an independent appraisal. The Company acquired KKOL-AM from Sonsinger on April 30, 1999 for $1.4 million and associated real estate for $400,000. Under the LMA, Salem programmed KKOL-AM and sold all the airtime. Salem retained all of the revenue and incurred all of the expenses related to the operation of KKOL-AM and incurred approximately $164,000 and $43,000 in 1998 and 1999, respectively, in LMA fees to Sonsinger.

     On August 22, 2000, the Company sold the assets of radio station KLTX-AM, Los Angeles, CA for $29.5 million to a corporation owned by one of its Board members, resulting in a gain of $28.8 million.

     On October 5, 2000, the Company acquired the assets of radio station WGTX-AM, Louisville, KY for $1.8 million from a corporation owned by a relative of one of its Board members.

     From time to time, the Company rents an airplane and a helicopter from a company which is owned by one of the principal stockholders. As approved by the independent members of the Company's board of directors, the Company rents these aircraft on an hourly basis at below-market rates and uses them for general corporate needs. Total rental expense for these aircraft for 1998, 1999 and 2000 amounted to approximately $69,000, $156,000 and $149,000, respectively.

10. DEFINED CONTRIBUTION PLAN

     In 1993, the Company established a 401(k) defined contribution plan (the "Plan"), which covers all eligible employees (as defined in the Plan). Participants are allowed to make nonforfeitable contributions up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. The Company currently matches 25% of the amounts contributed by each participant but does not match participants' contributions in excess of 6% of their compensation per pay period. Prior to January 1, 1999, the Company matched 10% of the amounts

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

contributed by each participant but did not match participants' contributions in excess of 10% of their compensation per pay period. The Company contributed and expensed $87,000, $237,000 and $320,000 to the Plan in 1998, 1999 and 2000,
respectively.

11. STOCKHOLDERS' EQUITY

     On March 31, 1999, the Company changed its domicile from California to Delaware (the "Reincorporation"). In conjunction with the Reincorporation, the Company's capital structure was changed to authorize 80,000,000 shares of Class A common stock, $0.01 par value, 20,000,000 shares of Class B common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. In the Reincorporation, the previously outstanding 5,553,696 shares of common stock were converted into 11,107,392 shares of Class A common stock and 5,553,696 shares of Class B common stock.

     In April 1999, the Company filed a registration statement for an initial public offering (the "Offering") of its Class A common stock with the Securities and Exchange Commission. In connection with the Offering, the Company's board of directors approved a 67-for-one stock dividend on the Company's Class A and Class B common stock. All references in the accompanying financial statements to Class A and Class B common stock and per share amounts have been retroactively adjusted to give effect to the stock dividend.

     Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share, except for specified related party transactions. Holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except that holders of Class A common stock vote separately for two independent directors.

     On May 26, 1999, the Company awarded 75,000 shares of Class A common stock to an officer of the Company. The Company also agreed to pay the individual federal and state income tax liabilities associated with the stock award. The Class A common stock award was valued based on the initial public offering price and along with the compensation resulting from the payment of the individual federal and state income taxes associated with the award was recognized as compensation expense of $2.6 million during the year ended December 31, 1999.

     Upon the closing of the Company's initial public offering, the Company issued 6,720,000 shares of the Company's Class A common stock at $22.50 per share, generating gross offering proceeds of $151.2 million. After deducting a $9.6 million underwriting discount and $1.5 million in other related expenses, the net proceeds to Salem were $140.1 million.

     In addition, two selling stockholders sold 2,940,000 shares of the Company's Class A common stock (including 1,260,000 shares sold by the stockholders as a result of the exercise by the managing underwriters of their over-allotment option subsequent to the initial offering) to the underwriting syndicate at the same price per share raising gross proceeds of $66.2 million. After deducting a $4.2 million underwriting discount the net proceeds to the selling stockholders were $62.0 million. Salem did not receive any monies from the sale of shares of the Company's Class A common stock by these selling stockholders.

12. CONSOLIDATING FINANCIAL INFORMATION

     The following is the consolidating information of Salem Communications Corporation for purposes of presenting the financial position and operating results of HoldCo as the issuer of the Existing Notes and the New Notes and its guarantor subsidiaries on a consolidated basis and the financial position and operating results of the other guarantors, which are consolidated within the Company. HoldCo is the issuer of the Existing Notes and New Notes. Separate financial information of HoldCo on an unconsolidated

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)


basis is not presented because HoldCo has substantially no assets, operations or cash other than its investments in subsidiaries. Each guarantor has given its full and unconditional guarantee, on a joint and several basis, of indebtedness under the Existing Notes and the New Notes. HoldCo and AcquisitionCo. are 100% owned by Salem and HoldCo owns 100% of all of its subsidiaries. All subsidiaries of HoldCo are guarantors. The net assets of HoldCo are subject to certain restrictions which, among other things, require HoldCo to maintain certain financial covenant ratios, and restrict HoldCo and its subsidiaries from transferring funds in the form of dividends, loans or advances without the consent of the holders of the Existing Notes and the New Notes. The restricted net assets of HoldCo as of December 31, 2000 and June 30, 2001 amounted to $124.7 million and $146.2 million, respectively. Included in other assets of HoldCo presented in the consolidating balance sheet below is $50.9 million and $54.9 million of amounts due from Salem and AcquisitionCo as of December 31, 2000 and June 30, 2001, respectively. These amounts include a $48.3 million promissory note due from Salem which bears interest at 15.8%, accrued interest receivable on this note and other amounts due from Salem and AcquisitionCo.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

                        SALEM COMMUNICATIONS CORPORATION

                       CONSOLIDATING FINANCIAL STATEMENTS

                                                                        AS OF DECEMBER 31, 2000
                                             ------------------------------------------------------------------------------
                                                                              ISSUER AND
                                                    GUARANTORS          GUARANTOR SUBSIDIARIES
                                             ------------------------   ----------------------                    SALEM
                                              SALEM     ACQUISITIONCO         HOLDCO(1)          ADJUSTMENTS   CONSOLIDATED
                                             --------   -------------   ----------------------   -----------   ------------
BALANCE SHEET
Current assets:
  Cash and equivalents.....................  $    136     $    180             $  3,612           $      --      $  3,928
  Accounts receivable......................        --        1,325               23,804                  --        25,129
  Other receivables........................        --           26                1,204                  --         1,230
  Prepaid expenses.........................        --           39                1,519                  --         1,558
  Due from stockholders....................        --           --                  450                  --           450
  Deferred income taxes....................        --           --                  490               1,760         2,250
                                             --------     --------             --------           ---------      --------
Total current assets.......................       136        1,570               31,079               1,760        34,545
Property, plant, equipment and software,
  net......................................        --          812               68,192                  --        69,004
Intangible assets, net.....................        --       96,273              262,209                  --       358,482
Bond issue costs...........................        --           --                2,396                  --         2,396
Deferred income taxes......................        --           --                5,564              (5,564)           --
Other assets...............................   254,112      (51,774)              57,131            (253,228)        6,241
                                             --------     --------             --------           ---------      --------
Total assets...............................  $254,248     $ 46,881             $426,571           $(257,032)     $470,668
                                             ========     ========             ========           =========      ========
Current liabilities:
  Accounts payable and accrued expenses....  $     --     $     61             $  5,970           $      --      $  6,031
  Accrued compensation and other...........        --            8                3,353                  --         3,361
  Accrued interest.........................        --           --                3,299                  --         3,299
  Deferred subscription revenue............        --           --                1,509                  --         1,509
  Income taxes.............................        --           --                  100                 200           300
  Capital lease obligations................        --           --                   93                  --            93
                                             --------     --------             --------           ---------      --------
Total current liabilities..................        --           69               14,324                 200        14,593
Long-term debt.............................   103,102           --              286,050            (103,102)      286,050
Deferred income taxes......................        --           --                   --              15,279        15,279
Other liabilities..........................       102          300                1,497                (101)        1,798
Stockholders' equity.......................   151,044       46,512              124,700            (169,308)      152,948
                                             --------     --------             --------           ---------      --------
Total liabilities and stockholders'
  equity...................................  $254,248     $ 46,881             $426,571           $(257,032)     $470,668
                                             ========     ========             ========           =========      ========

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

                                                                YEAR ENDED DECEMBER 31, 2000
                                       ------------------------------------------------------------------------------
                                                                        ISSUER AND
                                              GUARANTORS          GUARANTOR SUBSIDIARIES
                                       ------------------------   ----------------------                    SALEM
                                        SALEM     ACQUISITIONCO         HOLDCO(1)          ADJUSTMENTS   CONSOLIDATED
                                       --------   -------------   ----------------------   -----------   ------------
INCOME STATEMENT
Gross broadcasting revenue...........  $     --     $  3,199             $117,587           $    (663)     $120,123
Less agency commissions..............        --          225                9,801                  --        10,026
                                       --------     --------             --------           ---------      --------
Net broadcasting revenue.............        --        2,974              107,786                (663)      110,097
Other media revenue..................        --           --                7,916                  --         7,916
                                       --------     --------             --------           ---------      --------
Total revenue........................        --        2,974              115,702                (663)      118,013

Operating expenses
  Broadcasting operating expenses....        --        1,256               60,121                (663)       60,714
  Other media operating expenses.....        --           --               14,863                  --        14,863
  Corporate expenses.................        --           --               10,457                  --        10,457
  Depreciation and amortization......        --        2,236               23,243                  --        25,479
                                       --------     --------             --------           ---------      --------
Total operating expenses.............        --        3,492              108,684                (663)      111,513
Net operating income (loss)..........        --         (518)               7,018                  --         6,500

Other income (expense)
  Interest income....................        --           30                1,753              (1,249)          534
  Interest expense...................    (3,129)          --              (15,572)              1,249       (17,452)
  Gain (loss) on sale of assets......        --           --               29,567                  --        29,567
  Other expense......................        --           --                 (856)                 (1)         (857)
                                       --------     --------             --------           ---------      --------
Income (loss) before taxes and
  extraordinary item.................    (3,129)        (488)              21,910                  (1)       18,292
Provision (benefit) for income
  taxes..............................    (1,084)        (169)               8,249                  --         6,996
                                       --------     --------             --------           ---------      --------
Income (loss) before extraordinary
  item...............................    (2,045)        (319)              13,661                  (1)       11,296
Extraordinary loss, net of income
  taxes..............................    (1,187)          --                   --                  --        (1,187)
                                       --------     --------             --------           ---------      --------
Net income (loss)....................  $ (3,232)    $   (319)            $ 13,661           $      (1)     $ 10,109
                                       ========     ========             ========           =========      ========

------------------------
(1) Includes financial position and operating results of the other media businesses which were distributed to Salem through the Dividend effective June 2001.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

                                                                AS OF JUNE 30, 2001
                             -----------------------------------------------------------------------------------------
                                                                         ISSUER AND
                                         GUARANTORS                GUARANTOR SUBSIDIARIES
                             -----------------------------------   ----------------------
                                                         OTHER                                               SALEM
                              SALEM     ACQUISITIONCO    MEDIA             HOLDCO           ADJUSTMENTS   CONSOLIDATED
                             --------   -------------   --------   ----------------------   -----------   ------------
BALANCE SHEET

Current assets:
  Cash and equivalents.....  $     47     $ 50,649      $    (37)         $  3,420           $      --      $ 54,079
  Accounts receivable......        --        1,110         1,693            21,976                  --        24,779
  Other receivables........        --            2           420               562                  --           984
  Prepaid expenses.........        13           15           305             1,506                  --         1,839
  Due from stockholders....        --           --            --               450                  --           450
  Deferred income taxes....       993           --            --                79                (414)          658
                             --------     --------      --------          --------           ---------      --------
Total current assets.......     1,053       51,776         2,381            27,993                (414)       82,789
Property, plant, equipment
  and software, net........        --        2,970         2,055            73,740                  --        78,765
Intangible assets, net.....        --       45,605         6,937           248,098                  --       300,640
Bond issue costs...........        --           --            --             7,314                  --         7,314
Deferred income taxes......        --           --            --                --                  --            --
Other assets...............   254,126          587          (831)          106,095            (352,440)        7,537
                             --------     --------      --------          --------           ---------      --------
Total assets...............  $255,179     $100,938      $ 10,542          $463,240           $(352,854)     $477,045
                             ========     ========      ========          ========           =========      ========

Current liabilities:
  Accounts payable and
    accrued expenses.......  $     13     $     95      $  1,156          $  5,202           $      --      $  6,466
  Accrued compensation and
    other..................        --          120           239             3,716                  --         4,075
  Accrued interest.........        --           --            --             2,999                  --         2,999
  Deferred subscription
    revenue................        --           --         1,418                --                  --         1,418
  Income taxes.............        (3)          --            --               276                (163)          110
  Current maturities of
    long-term debt.........        --           --            45               625                  --           670
                             --------     --------      --------          --------           ---------      --------
Total current
  liabilities..............        10          215         2,858            12,818                (163)       15,738
Long-term debt.............   107,068       53,381        25,934           303,123            (186,539)      302,967
Deferred income taxes......     7,680           --         1,468                --                 963        10,111
Other liabilities..........       129           --         4,885             1,112              (4,836)        1,290
Stockholders' equity.......   140,292       47,342       (24,603)          146,187            (162,279)      146,939
                             --------     --------      --------          --------           ---------      --------
Total liabilities and
  stockholders' equity.....  $255,179     $100,938      $ 10,542          $463,240           $(352,854)     $477,045
                             ========     ========      ========          ========           =========      ========

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

                                                     SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)
                               ---------------------------------------------------------------------------------------
                                                                         ISSUER AND
                                          GUARANTORS               GUARANTOR SUBSIDIARIES
                               ---------------------------------   ----------------------
                                                          OTHER                                              SALEM
                                SALEM    ACQUISITIONCO    MEDIA            HOLDCO           ADJUSTMENTS   CONSOLIDATED
                               -------   -------------   -------   ----------------------   -----------   ------------
INCOME STATEMENT
Gross broadcasting revenue...  $    --      $2,264       $    --          $ 68,026            $  (371)      $69,919
Less agency commissions......       --        (172)           --            (5,772)                --        (5,944)
                               -------      ------       -------          --------            -------       -------
Net broadcasting revenue.....       --       2,092            --            62,254               (371)       63,975
Other media revenue..........       --          --         4,244                --               (176)        4,068
                               -------      ------       -------          --------            -------       -------
Total revenue................       --       2,092         4,244            62,254               (547)       68,043

Operating expenses
  Broadcasting operating
    expenses.................       --       1,247            --            40,107               (263)       41,091
  Other media operating
    expenses.................       --          --         5,085                --                (69)        5,016
  Corporate expenses.........       --         215            --             7,235               (215)        7,235
  Depreciation and
    amortization.............       --       1,169           951            13,113                 --        15,233
                               -------      ------       -------          --------            -------       -------
Total operating expenses.....       --       2,631         6,036            60,455               (547)       68,575
                               -------      ------       -------          --------            -------       -------
Net operating income
  (loss).....................       --        (539)       (1,792)            1,799                 --          (532)

Other income (expense)
  Interest income............       --       1,411            77             5,432             (5,366)        1,554
  Gain (loss) on sale of
    assets...................       --          --           195             2,323                 --         2,518
  Interest expense...........   (4,072)         --        (1,296)          (12,747)             5,366       (12,749)
  Other expense..............        3         (41)          (12)             (112)                --          (162)
                               -------      ------       -------          --------            -------       -------
Income (loss) before taxes
  and extraordinary item.....   (4,069)        831        (2,828)           (3,305)                --        (9,371)
Provision (benefit) for
  income taxes...............       --          --             9            (1,366)            (2,005)       (3,362)
                               -------      ------       -------          --------            -------       -------
Net income (loss)............  $(4,069)     $  831       $(2,837)         $ (1,939)           $ 2,005       $(6,009)
                               =======      ======       =======          ========            =======       =======

13. SUBSEQUENT EVENTS (UNAUDITED)

     On July 2, 2001, SCA acquired the assets of radio station WCLV-FM (now WFHM-FM), Cleveland, Ohio for $40.5 million.

     On July 2, 2001, HoldCo sold the assets of radio stations WHKK-AM, Cleveland, Ohio, and WHK-FM, Canton, Ohio for $30.0 million. The net proceeds have been placed in an account with a qualified intermediary under a like-kind exchange agreement in order to preserve the ability to effect a tax-deferred exchange.

     On July 13, 2001, SCA purchased the assets of radio station WVBB-AM (now WBTK-AM), Richmond, Virginia for $700,000.

     On July 16, 2001, HoldCo purchased the assets of radio station KBZS-AM (now KSFB-AM), San Francisco, California for $8.5 million.

     In July 2001, HoldCo agreed to acquire the assets of radio station KJUN-FM, Portland, Oregon, for $35.8 million. It is anticipated that this transaction will close in the fourth quarter of 2001.

                        SALEM COMMUNICATIONS CORPORATION

         (INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 IS UNAUDITED)

     On August 1, 2001, HoldCo purchased the property and building for our corporate headquarters for $6.6 million.

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                        MARCH 31             JUNE 30          SEPTEMBER 30         DECEMBER 31
                                    -----------------   -----------------   -----------------   -----------------
                                     1999      2000     1999(1)    2000      1999     2000(2)    1999      2000
                                    -------   -------   -------   -------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue.....................  $21,520   $24,400   $22,718   $26,824   $23,100   $29,811   $26,208   $36,979
Net operating income..............    2,936       158       (89)    1,130     2,345     1,569     2,788     3,644
Net income (loss) before
  extraordinary item..............   (1,308)   (1,657)   (3,516)    1,601      (138)   13,786       487    (2,399)
Extraordinary loss................       --        --        --        --    (3,570)       --        --    (1,187)
Net income (loss).................  $(1,308)  $(1,657)  $(3,516)  $ 1,601   $(3,708)  $13,786   $   487   $(3,586)
Basic and diluted earnings (loss)
  per share before extraordinary
  item............................  $ (0.08)  $ (0.07)  $ (0.21)  $  0.07   $ (0.01)  $  0.59   $  0.02   $ (0.10)
Extraordinary loss per share......       --        --        --        --     (0.15)       --        --     (0.05)
Basic and diluted earnings (loss)
  per share.......................  $ (0.08)  $ (0.07)  $ (0.21)  $  0.07   $ (0.16)  $  0.59   $  0.02   $ (0.15)

------------------------------
(1) Includes a charge of $2.6 million ($1.9 million net of tax) related to stock and related cash award made during the quarter.

(2) Includes a gain of $28.8 million on the sale of the assets of radio station KLTX-AM, Los Angeles, CA to a corporation owned by one of its Board members.

------------------------------------------------------
------------------------------------------------------

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                         By Hand, Overnight Courier or
                      Registered/Certified Mail Delivery:

                              The Bank of New York
                               101 Barclay Street
                              Bond Redemption Unit
                                  Lobby Level
                               New York, NY 10286

                                 By U.S. Mail:

                              The Bank of New York
                                 P.O. Box 11265
                             Church Street Station
                         Fiscal Agencies Dept. 101B 7E
                               New York, NY 10286

                          Attention: Carolle Montreuil

                                 By Facsimile:
                                 (212) 815-6339
                           -------------------------

                             Confirm by Telephone:
                                 (212) 815-5920
                           -------------------------

    (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)
    NO BROKER DEALER OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE UNAUTHORIZED INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
    UNTIL ____________ , 2001 (90 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
                           -------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                  $150,000,000

                SALEM(TM) LOGO
                    SALEM COMMUNICATIONS HOLDING CORPORATION
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                             9% SENIOR SUBORDINATED
                                 NOTES DUE 2011
                                      FOR
                             9% SENIOR SUBORDINATED
                            EXCHANGE NOTES DUE 2011
                                           , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Each of Salem Holding and Parent is a Delaware corporation and, therefore, subject to the Delaware General Corporation Law. Subject to certain limitations,
Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Each of Salem Holding and Parent's certificate of incorporation and bylaws contain provisions whereunder it will indemnify each of its officers and directors (or their heirs, executors or administrators, if applicable) and may indemnify any of its employees or agents to the fullest extent permitted by Delaware law. The indemnification provisions in each of Salem Holding and Parent's certificate of incorporation and bylaws may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Salem Holding or Parent pursuant to the foregoing provisions, or otherwise, it is Salem Holding and Parent's understanding that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. Parent maintains insurance on behalf of any person who is or was a director or officer of Parent in their capacity as such or in a like capacity with any of Parent's subsidiaries.

     The Guarantors are organized in various jurisdictions. Indemnification of the Guarantors' directors, officers and agents provided by applicable law, by each Guarantor's articles or certificates of incorporation, bylaws, by contract or otherwise are substantially similar to that afforded the directors, officers and agents of Salem Holding and Parent.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 1.01         Purchase Agreement, dated June 20, 2001, among Salem
              Holding, the Guarantors, and Deutsche Banc Alex. Brown Inc.,
              J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., BNY
              Capital Markets, Inc., Credit Suisse First Boston
              Corporation, Fleet Securities, Inc. and Jefferies & Company,
              Inc.*
 1.02         Registration Rights Agreement, dated June 25, 2001, between
              Salem Holding, the Guarantors and the Initial Purchasers
              named therein.(12)
 1.03         Form of Letter of Transmittal.*
 1.04         Form of Notice of Guaranteed Delivery.*
 3.01         Amended and Restated Certificate of Incorporation of Salem
              Communications Corporation, a Delaware corporation.(5)
 3.02         Bylaws of Salem Communications Corporation, a Delaware
              Corporation.(4)
 3.03         Certificate of Formation of Salem Radio Operations, LLC.(11)
 3.04         Operating Agreement of Salem Radio Operations, LLC.(11)
 3.05         Certificate of Formation of Salem Media of Illinois,
              LLC.(11)
 3.06         Operating Agreement of Salem Media of Illinois, LLC.(11)
 3.07         Certificate of Formation of Salem Media of New York,
              LLC.(11)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 3.08         Operating Agreement of Salem Media of New York, LLC.(11)
 3.09         Certificate of Incorporation of Salem Radio
              Operations -- Pennsylvania, Inc.(11)
 3.10         Bylaws of Salem Radio Operations -- Pennsylvania, Inc.(11)
 3.11         Agreement of Limited Partnership of Inspiration Media of
              Pennsylvania, LP.(11)
 3.12         Certificate of Limited Partnership of Inspiration Media of
              Pennsylvania, LP.(11)
 3.13         Certificate of Amendment to Certificate of Limited
              Partnership of Inspiration Media of Pennsylvania, LP.(11)
 3.14         Certificate of Conversion of OnePlace, Ltd.(11)
 3.15         Certificate of Formation of OnePlace, LLC.(11)
 3.16         Operating Agreement of OnePlace, LLC.(11)
 3.16.01      First Amendment to Limited Liability Company Operating
              Agreement of OnePlace, LLC.(12)
 3.17         Articles of Conversion of Inspiration Media of Texas,
              Inc.(11)
 3.18         Articles of Organization of Inspiration Media of Texas,
              LLC.(11)
 3.19         Operating Agreement of Inspiration Media of Texas, LLC.(11)
 3.20         Certificate of Incorporation of Salem Communications Holding
              Corporation (incorporated by reference to Exhibit 2.01 of
              the previously filed Form 8-K).(9)
 3.21         Bylaws of Salem Communications Holding Corporation
              (incorporated by reference to Exhibit 2.02 of the previously filed Form 8-K).(9)
 3.22         Certificate of Incorporation of Salem Communications
              Acquisition Corporation (incorporated by reference to
              Exhibit 2.03 of the previously filed Form 8-K).(9)
 3.23         Bylaws of Salem Communications Acquisition Corporation
              (incorporated by reference to Exhibit 2.04 of the previously filed Form 8-K).(9)
 3.24         Certificate of Incorporation of SCA License Corporation
              (incorporated by reference to Exhibit 2.05 of the previously filed Form 8-K).(9)
 3.25         Bylaws of SCA License Corporation (incorporated by reference to Exhibit 2.06 of the previously filed Form 8-K).(9)
 3.26         Articles of Incorporation of ATEP Radio, Inc. (incorporated by reference to Exhibit 3.04 of the previously filed
              Registration Statement on Form S-4).(1)
 3.27         Bylaws of ATEP Radio, Inc. (incorporated by reference to
              Exhibit 3.05 of the previously filed Registration Statement on Form S-4).(1)
 3.28         Articles of Incorporation of Bison Media, Inc. (incorporated by reference to Exhibit 3.06 of the previously filed
              Registration Statement on Form S-4).(1)
 3.29         Bylaws of Bison Media, Inc. (incorporated by reference to
              Exhibit 3.07 of the previously filed Registration Statement on Form S-4).(1)
 3.30         Articles of Incorporation of Caron Broadcasting, Inc.
              (incorporated by reference to Exhibit 3.08 of the previously filed Registration Statement on Form S-4).(1)
 3.31         Code of By-laws of Caron Broadcasting, Inc. (incorporated by reference to Exhibit 3.09 of the previously filed
              Registration Statement on Form S-4).(1)
 3.32         Charter of CCM Publications, Inc.*
 3.32.01      Articles of Amendment to the Charter of CCM Publications,
              Inc. (evidencing name change to CCM Communications, Inc.)*
 3.33         Bylaws of CCM Publications, Inc.*
 3.34         Articles of Incorporation of Common Ground Broadcasting,
              Inc. (incorporated by reference to Exhibit 3.10 of the
              previously filed Registration Statement on Form S-4).(1)
 3.35         Bylaws of Common Ground Broadcasting, Inc. (incorporated by reference to Exhibit 3.11 of the previously filed
              Registration Statement on Form S-4).(1)
 3.36         Articles of Incorporation of Golden Gate Broadcasting
              Company, Inc. (incorporated by reference to Exhibit 3.12 of the previously filed Registration Statement on Form S-4).(1)
 3.37         Bylaws of Golden Gate Broadcasting Company, Inc.
              (incorporated by reference to Exhibit 3.13 of the previously filed Registration Statement on Form S-4).(1)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 3.38         Articles of Incorporation of Inland Radio, Inc.
              (incorporated by reference to Exhibit 3.14 of the previously filed Registration Statement on Form S-4).(1)
 3.39         Bylaws of Inland Radio, Inc., a California Corporation
              (incorporated by reference to Exhibit 3.15 of the previously filed Registration Statement on Form S-4).(1)
 3.40         Articles of Incorporation of Inspiration Media, Inc.
              (incorporated by reference to Exhibit 3.16 of the previously filed Registration Statement on Form S-4).(1)
 3.41         Bylaws of Inspiration Media, Inc. (incorporated by reference to Exhibit 3.17 of the previously filed Registration
              Statement on Form S-4).(1)
 3.42         Articles of Incorporation of Kingdom Direct, Inc.*
 3.43         Bylaws of Kingdom Direct, Inc.*
 3.44         Articles of Organization of New England Continental Media
              Inc. (incorporated by reference to Exhibit 3.20 of the
              previously filed Registration Statement on Form S-4).(1)
 3.45         By-laws of New England Continental Media Inc. (incorporated by reference to Exhibit 3.21 of the previously filed
              Registration Statement on Form S-4).(1)
 3.46         Articles of Incorporation of Inspirational Media of Southern
              California, Inc. (incorporated by reference to Exhibit
              3.22.01 of the previously filed Registration Statement on
              Form S-4).(1)
 3.47         Certificate of Ownership of Inspirational Media of Southern
              California, Inc. (evidencing merger of New Inspiration
              Broadcasting Company, Inc. with and into the corporation and revision of articles to adopt the name New Inspiration
              Broadcasting Company, Inc.) (incorporated by reference to
              Exhibit 3.22.03 of the previously filed Registration
              Statement on Form S-4).(1)
 3.48         Bylaws of Inspirational Media of Southern California, Inc.
              (see Exhibit 3.47 for name change to New Inspiration
              Broadcasting Company, Inc.) (incorporated by reference to
              Exhibit 3.23 of the previously filed Registration Statement on Form S-4).(1)
 3.49         Articles of Incorporation of Oasis Radio, Inc. (incorporated by reference to Exhibit 3.24 of the previously filed
              Registration Statement on Form S-4).(1)
 3.50         Bylaws of Oasis Radio, Inc. (incorporated by reference to
              Exhibit 3.25 of the previously filed Registration Statement on Form S-4).(1)
 3.51         Articles of Incorporation of Pennsylvania Media Associates,
              Inc. (incorporated by reference to Exhibit 3.26 of the
              previously filed Registration Statement on Form S-4).(1)
 3.52         Pennsylvania Media Associates, Inc. By-laws (incorporated by reference to Exhibit 3.27 of the previously filed
              Registration Statement on Form S-4).(1)
 3.53         Articles of Incorporation of Radio 1210, Inc. (incorporated by reference to Exhibit 3.28 of the previously filed
              Registration Statement on Form S-4).(1)
 3.54         Bylaws of Radio 1210, Inc. (incorporated by reference to
              Exhibit 3.29 of the previously filed Registration Statement on Form S-4).(1)
 3.55         Charter of Reach Satellite Network, Inc.*
 3.56         Bylaws of Reach Satellite Network, Inc.*
 3.57         Certificate of Incorporation of Salem Media Corporation
              (incorporated by reference to Exhibit 3.32 of the previously filed Registration Statement on Form S-4).(1)
 3.58         By-laws of Salem Media Corporation (incorporated by
              reference to Exhibit 3.33 of the previously filed
              Registration Statement on Form S-4).(1)
 3.59         Articles of Incorporation of Salem Media of Colorado, Inc.
              (incorporated by reference to Exhibit 3.36 of the previously filed Registration Statement on Form S-4).(1)
 3.60         Bylaws of Salem Media of Colorado, Inc. (incorporated by
              reference to Exhibit 3.37 of the previously filed
              Registration Statement on Form S-4).(1)
 3.61         Certificate of Incorporation of Salem Media of Georgia,
              Inc.*
 3.62         Bylaws of Salem Media of Georgia, Inc.*
 3.63         Certificate of Incorporation of Salem Media of Hawaii, Inc.*
 3.64         Bylaws of Salem Media of Hawaii, Inc.*
 3.65         Certificate of Incorporation of Salem Media of Kentucky,
              Inc.*
 3.66         Bylaws of Salem Media of Kentucky, Inc.*

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 3.67         Articles of Incorporation of Salem Media of Ohio, Inc.
              (incorporated by reference to Exhibit 3.40 of the previously filed Registration Statement on Form S-4).(1)
 3.68         Code of By-laws For the Government of the Board of Directors of Salem Media of Ohio, Inc. (incorporated by reference to
              Exhibit 3.41 of the previously filed Registration Statement on Form S-4).(1)
 3.69         Articles of Incorporation of Salem Media of Oregon, Inc.
              (incorporated by reference to Exhibit 3.42 of the previously filed Registration Statement on Form S-4).(1)
 3.70         Bylaws of Salem Media of Oregon, Inc. (incorporated by
              reference to Exhibit 3.43 of the previously filed
              Registration Statement on Form S-4).(1)
 3.71         Articles of Incorporation of Salem Media of Pennsylvania,
              Inc. (incorporated by reference to Exhibit 3.44 of the
              previously filed Registration Statement on Form S-4).(1)
 3.72         Salem Media of Pennsylvania, Inc. By-laws(incorporated by
              reference to Exhibit 3.45 of the previously filed
              Registration Statement on Form S-4).(1)
 3.73         Articles of Incorporation of Salem Media of Texas, Inc.
              (incorporated by reference to Exhibit 3.46 of the previously filed Registration Statement on Form S-4).(1)
 3.74         Bylaws of Salem Media of Texas, Inc. (incorporated by
              reference to Exhibit 3.47 of the previously filed
              Registration Statement on Form S-4).(1)
 3.75         Articles of Incorporation of Salem Media of Virginia, Inc.*
 3.76         Bylaws of Salem Media of Virginia, Inc.*
 3.77         Articles of Incorporation of Salem Music Network, Inc.
              (incorporated by reference to Exhibit 3.48 of the previously filed Registration Statement on Form S-4).(1)
 3.78         Bylaws of Salem Music Network, Inc. (incorporated by
              reference to Exhibit 3.49 of the previously filed
              Registration Statement on Form S-4).(1)
 3.79         Certificate of Incorporation of Salem Radio Network
              Incorporated (incorporated by reference to Exhibit 3.50 of the previously filed Registration Statement on Form S-4).(1)
 3.80         Salem Radio Network Incorporated Bylaws (incorporated by
              reference to Exhibit 3.51 of the previously filed
              Registration Statement on Form S-4).(1)
 3.81         Certificate of Incorporation of Salem Radio Properties,
              Inc.*
 3.82         Bylaws of Salem Radio Properties, Inc.*
 3.83         Articles of Incorporation of Salem Radio Representatives,
              Inc.(incorporated by reference to Exhibit 3.52 of the
              previously filed Registration Statement on Form S-4).(1)
 3.83.01      Amendment to the Articles of Incorporation of Salem Radio
              Representatives, Inc.*
 3.84         Bylaws of Salem Radio Representatives, Inc.(incorporated by reference to Exhibit 3.53 of the previously filed
              Registration Statement on Form S-4).(1)
 3.85         Articles of Incorporation of South Texas Broadcasting, Inc.
              (incorporated by reference to Exhibit 3.54 of the previously filed Registration Statement on Form S-4).(1)
 3.86         Bylaws of South Texas Broadcasting, Inc. (incorporated by
              reference to Exhibit 3.55 of the previously filed
              Registration Statement on Form S-4).(1)
 3.87         Articles of Incorporation of SRN News Network, Inc.
              (incorporated by reference to Exhibit 3.56 of the previously filed Registration Statement on Form S-4).(1)
 3.88         Bylaws of SRN News Network, Inc. (incorporated by reference to Exhibit 3.57 of the previously filed Registration
              Statement on Form S-4).(1)
 3.89         Articles of Incorporation of Vista Broadcasting, Inc.
              (incorporated by reference to Exhibit 3.58 of the previously filed Registration Statement on Form S-4).(1)
 3.90         Bylaws of Vista Broadcasting, Inc. (incorporated by
              reference to Exhibit 3.59 of the previously filed
              Registration Statement on Form S-4).(1)
 4.01         Indenture between Salem Communications Corporation, a
              California corporation, certain named guarantors and The
              Bank of New York, as Trustee, dated as of September 25,
              1997, relating to the 9 1/2% Series A and Series B Senior
              Subordinated Notes due 2007.(1)
 4.02         Form of 9 1/2% Senior Subordinated Note (filed as part of
              Exhibit 4.01).(1)
 4.03         Form of Note Guarantee (filed as part of Exhibit 4.01).(1)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 4.04         Credit Agreement, dated as of September 25, 1997, among
              Salem, the several Lenders from time to time parties
              thereto, and The Bank of New York, as administrative agent for the Lenders (incorporated by reference to Exhibit 4.07 of the previously filed Registration Statement on Form
              S-4).(1)
 4.05         Borrower Security Agreement, dated as of September 25, 1997, by and between Salem and The Bank of New York, as
              Administrative Agent of the Lenders (incorporated by
              reference to Exhibit 4.07 of the previously filed
              Registration Statement on Form S-4).(1)
 4.06         Subsidiary Guaranty and Security Agreement dated as of
              September 25, 1997, by and between Salem, certain named
              guarantors, and The Bank of New York, as Administrative
              Agent (incorporated by reference to Exhibit 4.09 of the
              previously filed Registration Statement on Form S-4).(1)
 4.07         Amendment No. 1 and Consent No. 1, dated as of August 5,
              1998, to the Credit Agreement, dated as of September 25,
              1997, by and among Salem, The Bank of New York, as
              Administrative Agent for the Lenders, Bank of America NT&SA,
              as documentation agent, and the several Lenders
              (incorporated by reference to Exhibit 10.02 of previously
              filed Current Report on Form 8-K).(2)
 4.08         Amendment No. 2 and Consent No. 2, dated as of January 22,
              1999, to the Credit Agreement, dated as of September 25,
              1997, by and among Salem, The Bank of New York, as
              Administrative Agent for the Lenders, Bank of America NT&SA,
              as documentation agent, and the Lenders.(3)
 4.09         Specimen of Class A common stock certificate.(5)
 4.10         Supplemental Indenture No. 1, dated as of March 31, 1999, to the Indenture, dated as of September 25, 1997, by and among
              Salem Communications Corporation, a California corporation,
              Salem Communications Corporation, a Delaware corporation,
              The Bank of New York, as Trustee, and the Guarantors named therein.(5)
 4.10.01      Supplemental Indenture No. 2, dated as of August 24, 2000, by and among Salem Communications Corporation, a Delaware
              corporation, Salem Communications Holding Corporation, a
              Delaware corporation, the guarantors named therein and The
              Bank of New York, as Trustee (previously filed as Exhibit
              4.11).(9)
 4.10.02      Supplemental Indenture No. 3, dated as of March 9, 2001, by and among Salem Communications Holding Corporation, a
              Delaware corporation, the guarantors named therein and The
              Bank of New York, as Trustee.(11)
 4.10.03      Supplemental Indenture No. 4, dated as of June 25, 2001, by and among Salem Communications Holding Corporation, a
              Delaware corporation, the guarantors named therein and The
              Bank of New York, as Trustee.(12)
 4.11         Consent No. 3, dated as of March 31, 1999, to the Credit
              Agreement, dated as of September 25, 1997, by and among
              Salem, The Bank of New York, as Administrative Agent for the
              Lenders, Bank of America NT&SA, as Documentation Agent, and
              the Lenders named therein.(5)
 4.12         Assumption Agreement, dated as of March 31, 1999, by and
              between Salem Communications Corporation, a Delaware
              corporation, and The Bank of New York, as Administrative
              Agent.(5)
 4.13         Amendment No. 1 to the Grant of Security Interest
              (Servicemarks) by Salem to The Bank of New York, as
              Administrative Agent, under the Borrower Security Agreement, dated as of September 25, 1997, with the Administrative
              Agent.(5)
 4.14         Amendment No. 3 and Consent No. 4, dated as of April 23,
              1999, under the Credit Agreement, dated as of September 25,
              1997, by and among Salem, The Bank of New York, as
              Administrative Agent for the Lenders, Bank of America NT&SA,
              as Documentation Agent, and the Lenders party thereto.(5)
 4.15         First Amended and Restated Credit Agreement by and among
              Salem, The Bank of New York, as Administrative Agent for the
              Lenders, Bank of America NT&SA, as Documentation Agent, and
              the Lenders named therein.(5)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 4.16         Amendment No. 1 to First Amended and Restated Credit
              Agreement, by and among Salem, The Bank of New York, as
              Administrative Agent for the Lenders, Bank of America, N.A.,
              as Documentation Agent and the Lenders party thereto.(6)
 4.17         Amendment No. 2 to First Amended and Restated Credit
              Agreement, by and among Salem, The Bank of New York, as
              Administrative Agent for the Lenders, Bank of America, N.A.,
              as Documentation Agent and the Lenders party thereto.(6)
 4.18         Amendment No. 3 to First Amended and Restated Credit
              Agreement, dated as of August 17, 2000, by and among the
              Company, The Bank of New York, as administrative Agent for the Lender, Bank of America, N.A., and the Lenders party
              thereto.(9)
 4.19         Second Amended and Restated Credit Agreement, dated as of
              August 24, 2000, by and among Salem Communications Holding
              Corporation, The Bank of New York, as Administrative Agent,
              Bank of America, N.A. as Syndication Agent, Fleet National
              Bank as Documentation Agent, Union Bank of California, N.A.
              and the Bank of Nova Scotia as Co-Agents and the Lenders
              party thereto.(9)
 4.19.01      Supplement to Second Amended and Restated Subsidiary
              Guaranty dated November 7, 2000 by Salem Communications
              Acquisition Corporation and The Bank of New York.(11)
 4.19.02      Supplement to Second Amended and Restated Subsidiary
              Guaranty dated November 7, 2000 by SCA License Corporation and The Bank of New York.(11)
 4.20         Credit Agreement dated as of August 24, 2000, by and among the Company, ING (U.S.) Capital LLC as Administrative Agent,
              The Bank of New York as Syndication Agent, Fleet National
              Bank as Documentation Agent, and the Lenders party
              thereto.(9)
 4.21         Amendment No. 1, dated as of January 15, 2001, to the Third
              Amended and Restated Credit Agreement, dated as of November
              7, 2000, by and among Salem Communications Corporation, a
              Delaware Corporation; The Bank of New York, as
              Administrative Agent; Bank Of America, N.A., as Syndication
              Agent; Fleet National Bank, as Documentation Agent; Union
              Bank of California, N.A. and The Bank of Nova Scotia, as
              Co-Agents; and Lenders.(10)
 4.22         Amendment No. 1, dated as of January 15, 2001, to the First
              Amended and Restated Parent Guaranty, dated as of November
              7, 2000, by and among Salem Communications Corporation, a
              Delaware corporation, Salem Communications Holding
              Corporation, a Delaware corporation, and The Bank of New
              York, as Administrative Agent.(10)
 4.23         Third Amended and Restated Credit Agreement dated as of
              November 7, 2000, by and among Salem Communications Holding
              Corporation, a Delaware corporation, The Bank of New York, as Administrative Agent, Bank of America, N.A., as
              Syndication Agent, Fleet National Bank as Documentation
              Agent, Union Bank of California, N.A. and The Bank of Nova
              Scotia, as Co-agents and lenders.(10)
 4.24         Fourth Amended and Restated Credit Agreement dated as of
              June 15, 2001, by and among Salem Communications Holding
              Corporation, a Delaware corporation, The Bank of New York, as Administrative Agent, Bank of America, N.A., as
              Syndication Agent, Fleet National Bank as Documentation
              Agent, Union Bank of California, N.A. and The Bank of Nova
              Scotia, as Co-agents and lenders.(12)
 4.24.01      First Amended and Restated Parent Security Agreement dated as of June 15, 2001, by and among Salem Communications
              Corporation, a Delaware corporation, and The Bank of New
              York, as Administrative Agent.(12)
 4.24.02      Second Amended and Restated Parent Security Agreement dated as of June 15, 2001, by and among Salem Communications
              Corporation, a Delaware corporation, Salem Communications
              Holding Corporation, a Delaware corporation, and The Bank of
              New York, as Administrative Agent.(12)
 4.25         Indenture between Salem Communications Holding Corporation, a Delaware corporation, certain named guarantors and The
              Bank of New York, as Trustee, dated as of June 25, 2001,
              relating to the 9% Series A and Series B Senior Subordinated
              Notes due 2011.(12)
 4.26         Form of Series B 9% Senior Subordinated Note (filed as part of Exhibit 4.25).(12)
 4.27         Form of Note Guarantee (filed as part of Exhibit 4.25).(12)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
 4.28         Registration Rights Agreement dated as of June 25, 2001, by and among Salem Communications Holding Corporation, the
              Guarantors and Initial Purchasers named therein (filed as
              Exhibit 1.02).(12)
 4.29         Letter of Transmittal (filed as Exhibit 1.03).
 4.30         Notice of Guaranteed Delivery (filed as Exhibit 1.04).
 5.01         Opinion and Consent of Gibson, Dunn & Crutcher LLP regarding validity and enforceability of the exchange notes and
              guarantees.
10.01         Employment Agreement, dated July 1, 2001 between Salem
              Communications Holding Corporation and Edward G. Atsinger
              III (incorporated by reference to Exhibit 10.01.02 of the
              previously filed Quarterly Report on Form 10-Q).(12)
10.01.01      Promissory Note from Edward G. Atsinger III to Salem dated
              December 31, 2000.(11)
10.02         Employment Agreement, dated July 1, 2001 between Salem
              Communications Holding Corporation and Stuart W. Epperson
              (incorporated by reference to Exhibit 10.02.01 of the
              previously filed Quarterly Report on Form 10-Q).(12)
10.03.01      Consulting Agreement dated August 7, 2000, between Salem and
              Eric H. Halvorson (incorporated by reference to Exhibit
              10.03.06 of the previously filed Quarterly Report on Form
              10-Q).(11)
10.03.02      Consulting Agreement dated as of August 15, 2001, between
              Salem Communications Holding Corporation and Eric H.
              Halvorson.*
10.05.01      Antenna/tower lease between Caron Broadcasting, Inc.
              (WHLO-AM/Akron, Ohio) and Messrs. Atsinger and Epperson
              expiring 2007.(1)
10.05.02      Antenna/tower/studio lease between Caron Broadcasting, Inc.
              (WTSJ-AM/Cincinnati, Ohio) and Messrs. Atsinger and Epperson
              expiring 2007.(1)
10.05.03      Antenna/tower lease between Caron Broadcasting, Inc.
              (WHK-FM/Canton, Ohio) and Messrs. Atsinger and Epperson
              expiring 2007.(1)
10.05.04      Antenna/tower/studio lease between Common Ground
              Broadcasting, Inc. (KKMS-AM/ Eagan, Minnesota) and Messrs.
              Atsinger and Epperson expiring in 2006.(1)
10.05.05      Antenna/tower lease between Common Ground Broadcasting, Inc.
              (WHK-AM/Cleveland, Ohio) and Messrs. Atsinger and Epperson
              expiring 2008.(1)
10.05.06      Antenna/tower lease (KFAX-FM/Hayward, California) and Salem
              Broadcasting Company, a partnership consisting of Messrs.
              Atsinger and Epperson, expiring in 2003.(1)
10.05.07      Antenna/tower/studio lease between Inland Radio, Inc.
              (KKLA-AM/San Bernardino, California) and Messrs. Atsinger
              and Epperson expiring 2002.(1)
10.05.08      Antenna/tower lease between Inspiration Media, Inc.
              (KGNW-AM/Seattle, Washington) and Messrs. Atsinger and
              Epperson expiring in 2002.(1)
10.05.09      Antenna/tower lease between Inspiration Media, Inc.
              (KLFE-AM/Seattle, Washington) and The Atsinger Family Trust
              and Stuart W. Epperson Revocable Living Trust expiring in
              2004.(1)
10.05.11.01   Antenna/tower/studio lease between Pennsylvania Media
              Associates, Inc. (WZZD-AM/ WFIL-AM/Philadelphia,
              Pennsylvania) and Messrs. Atsinger and Epperson, as assigned from WEAZ-FM Radio, Inc., expiring 2004.(1)
10.05.11.02   Antenna/tower/studio lease between Pennsylvania Media
              Associates, Inc. (WZZD-AM/ WFIL-AM/Philadelphia,
              Pennsylvania) and The Atsinger Family Trust and Stuart W.
              Epperson Revocable Living Trust expiring 2004.(1)
10.05.12      Antenna/tower lease between Radio 1210, Inc.
              (KPRZ-AM/Olivenhain, California) and The Atsinger Family
              Trust expiring in 2002.(1)
10.05.13      Antenna/tower lease between Salem Media of Texas, Inc. and
              Atsinger Family Trust/ Epperson Family Limited Partnership
              (KSLR-AM/San Antonio, Texas).(6)
10.05.14      Antenna/turner/studio leases between Salem Media Corporation
              (KLTX-AM/Long Beach and Paramount, California) and Messrs.
              Atsinger and Epperson expiring in 2002.(1)
10.05.15      Antenna/tower lease between Salem Media of Colorado, Inc.
              (KNUS-AM/Denver-Boulder, Colorado) and Messrs. Atsinger and
              Epperson expiring 2006.(1)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
10.05.16      Antenna/tower lease between Salem Media of Colorado, Inc.
              and Atsinger Family Trust/ Epperson Family Limited
              Partnership (KRKS-AM/KBJD-AM/Denver, Colorado).(6)
10.05.17.01   Studio Lease between Salem Media of Oregon, Inc.
              (KPDQ-AM/FM/Portland, Oregon) and Edward G. Atsinger III,
              Mona J. Atsinger, Stuart W. Epperson, and Nancy K. Epperson
              expiring 2002.(1)
10.05.17.02   Antenna/tower lease between Salem Media of Oregon, Inc.
              (KPDQ-AM/FM/Raleigh Hills, Oregon and Messrs. Atsinger and
              Epperson expiring 2002.(1)
10.05.18      Antenna/tower lease between Salem Media of Pennsylvania,
              Inc. (WORD-FM/WPIT-AM/ Pittsburgh, Pennsylvania) and The
              Atsinger Family Trust and Stuart W. Epperson Revocable
              Living Trust expiring 2003.(1)
10.05.19      Antenna/tower lease between Salem Media of Texas, Inc.
              (KSLR-AM/San Antonio, Texas) and Epperson-Atsinger 1983
              Family Trust expiring 2007.(1)
10.05.20      Antenna/tower lease between South Texas Broadcasting, Inc.
              (KENR-AM/Houston-Galveston, Texas) and Atsinger Family Trust
              and Stuart W. Epperson Revocable Living Trust expiring
              2005.(1)
10.05.21      Antenna/tower lease between Vista Broadcasting, Inc.
              (KFIA-AM/Sacramento, California) and The Atsinger Family
              Trust and Stuart W. Epperson Revocable Living Trust expiring
              2006.(1)
10.05.22      Antenna/tower lease between South Texas Broadcasting, Inc.
              (KKHT-FM/Houston-Galveston, Texas) and Sonsinger
              Broadcasting Company of Houston, LP expiring 2008.(3)
10.05.23      Antenna/tower lease between Inspiration Media of Texas, Inc.
              (KTEK-AM/Alvin, Texas) and the Atsinger Family Trust and The
              Stuart W. Epperson Revocable Living Trust expiring 2009.(3)
10.05.24      Antenna/tower lease between Salem Media Corporation
              (WYLL-FM/Arlington Heights, Illinois) and Sonsinger
              Broadcasting Company of Chicago, LP expiring 2009.*
10.06.05      Asset Purchase Agreement dated as of September 30, 1996 by and between Infinity Broadcasting Corporation of Dallas and
              Inspiration Media of Texas, Inc. (KEWS, Arlington, Texas;
              KDFX, Dallas, Texas).(1)
10.06.07      Asset Purchase Agreement dated June 2, 1997 by and between
              New England Continental Media, Inc. and Hibernia
              Communications, Inc. (WPZE-AM, Boston, Massachusetts).(1)
10.06.08      Option to Purchase dated as of August 18, 1997 by and
              between Sonsinger, Inc. and Inspiration Media, Inc.
              (KKOL-AM, Seattle, Washington).(1)
10.06.09      Asset Purchase Agreement dated as of April 13, 1998 by and between New Inspiration Broadcasting Company and First
              Scientific Equity Devices Trust (KIEV-AM, Glendale,
              California) (incorporated by reference to Exhibit 2.01 of
              the previously filed Current Report on Form 8-K).(2)
10.06.10      Asset Purchase Agreement dated as of April 1, 1999 by and
              between Inspiration Media, Inc. and Sonsinger, Inc.
              (KKOL-AM, Seattle, Washington).(5)
10.07.01      Tower Purchase Agreement dated August 22, 1997 by and
              between Salem and Sonsinger Broadcasting Company of Houston,
              L.P.(1)
10.07.02      Amendment to the Tower Purchase Agreement dated November 10,
              1997 by and between Salem and Sonsinger Broadcasting Company of Houston, L.P.(1)
10.07.03      Promissory Note dated November 11, 1997 made by Sonsinger
              Broadcasting Company of Houston, L.P. payable to Salem.(1)
10.07.04      Promissory Note dated December 24, 1997 made by Salem
              payable to Edward G. Atsinger III.(1)
10.07.05      Promissory Note dated December 24, 1997 made by Salem
              payable to Stuart W. Epperson.(1)
10.08.01      Local Marketing Agreement dated August 13, 1999 between
              Concord Media Group, Inc. and Radio 1210, Inc.(6)
10.08.02      Asset Purchase Agreement dated as of August 18, 1999, by and between Salem Media of Georgia, Inc. and Genesis
              Communications, Inc. (WNIV-FM, Atlanta, Georgia and WLTA-FM,
              Alpharetta, Georgia.)(6)

  EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBIT
  -------                        ----------------------
10.08.03      Asset Purchase Agreement dated as of November 29, 1999, by and among JW Broadcasting, Inc., Salem Media of Georgia,
              Inc. and Salem Communications Corporation (WGKA-AM, Atlanta,
              Georgia.)(6)
10.08.04      Asset Exchange Agreement dated as of January 19, 2000 by and among Bison Media, Inc.; AMFM Texas Broadcasting, LP and
              AMFM Texas Licenses, LP (KSKY-AM, Balch Springs, TX;
              KPRZ-FM, Colorado Springs, CO).(7)
10.08.05      Asset Purchase Agreement dated as of March 6, 2000 by and
              among Salem, Citicasters Co., AMFM Texas Broadcasting, LP;
              AMFM Texas Licenses LP; AMFM Ohio, Inc.; AMFM Radio Licenses
              LLC; Capstar Radio Operating Company and Capstar TX Limited
              Partnership (WBOB-AM, KEZY-AM, KXMX-FM, KDGE-FM, WKNR-AM,
              WRMR-AM, KALC-FM, WYGY-FM).(7)
10.08.06      Asset Exchange Agreement dated as of May 31, 2000 by and
              among Salem; South Texas Broadcasting, Inc.; Cox Radio,
              Inc.; and CXR Holdings, Inc. (WALR-FM, Athens, GA; WSUN-AM,
              Plant City, FL, KLUP-AM, Terrell Hills, TX, KKHT-FM, Conroe,
              TX).(8)
10.08.07      Asset Purchase Agreement dated as of July 2000, by and among
              Salem Media of California and Hi-Favor Broadcasting, LLC
              (KLTX-AM Long Beach, CA).(8)
10.08.08      Asset Purchase Agreement, dated September 2000, by and
              between Salem Communications Acquisition Corporation, a
              Delaware corporation and Emmis Communications Corporation, an Indiana corporation (KALC-FM Denver, CO).(10)
10.08.09      Asset Purchase Agreement, dated as of July 2000, by and
              between Truth Broadcasting Corporation, a North Carolina
              corporation, and Salem Media Of Kentucky, Inc., a Kentucky corporation (WLKY-AM Louisville, KY).(10)
10.08.10      Asset Purchase Agreement, dated December 2000, by and
              between Carter Broadcasting, Inc. and SCA License
              Corporation, a Delaware corporation (WROL-AM Boston,
              MA).(10)
10.08.11      Asset Purchase Agreement, dated as of November 6, 2000, by and among Infinity Broadcasting Corporation of Illinois, a
              Delaware corporation, Infinity Broadcasting Corporation, a
              Delaware corporation, and Salem Communications Corporation, a Delaware corporation (WXRT-AM Chicago, IL).(10)
10.08.12      Promissory Note dated November 7, 2000 made by Salem
              Communications Corporation payable to Salem Communications
              Holding Corporation.(10)
10.09.01      Evidence of Key man life insurance policy no. 2256440M
              insuring Edward G. Atsinger III in the face amount of
              $5,000,000.(1)
10.09.02      Evidence of Key man life insurance policy no. 2257474H
              insuring Edward G. Atsinger III in the face amount of
              $5,000,000.(1)
10.09.03      Evidence of Key man life insurance policy no. 2257476B
              insuring Stuart W. Epperson in the face amount of
              $5,000,000.(1)
10.10         1999 Stock Incentive Plan.(5)
10.11         Management Services Agreement by and among Salem and Salem
              Communications Holding Corporation, dated August 25,
              2000.(11)
12.01         Statement re: Computation of Ratio of Earnings to Fixed
              Charges.*
21.01         Subsidiaries of Salem.*
23.01         Consent of Ernst & Young LLP.
23.02         Consent of PricewaterhouseCoopers LLP.
23.03         Consent of Deloitte & Touche LLP.
23.04         Consent of Gibson, Dunn & Crutcher LLP to Salem Holding and
              the Guarantors (included in Exhibit 5.01).
24.01         Powers of Attorney (included on Signature Pages of
              Registration Statement).*
25.01         Statement of Eligibility of Trustee.*


-------------------------

  *  Previously filed.


 (1) Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem's Registration Statement on Form S-4 (No. 333-41733), as amended, as declared effective by the Commission on February 9, 1998.

 (2) Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem's Current Report on Form 8-K, filed with the Commission on September 4, 1998.

 (3) Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem's Annual Report on Form 10-K, filed with the Commission on March 31, 1999.

 (4) Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem's Current Report on Form 8-K, filed with the Commission on April 14, 1999.

 (5) Incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form S-1 (No. 333-76649) as amended, as declared, effective by the Commission on June 30, 1999.

 (6) Incorporated by reference to the exhibit of the same number to Salem's Annual Report on Form 10-K, filed with the Commission on March 30, 2000.

 (7) Incorporated by reference to the exhibit of the same number to Salem's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2000.

 (8) Incorporated by reference to the exhibit of the same number to Salem's Quarterly Report on Form 10-Q, filed with the Commission on August 15, 2000.


 (9) Incorporated by reference to the exhibit of the same number, unless otherwise noted, to Salem's Current Report on Form 8-K, filed with the Commission on September 8, 2000.


(10) Incorporated by reference to the exhibit of the same number to Salem's Annual Report on Form 10-K, filed with the Commission on April 2, 2001.

(11) Incorporated by reference to the exhibit of the same number to Salem's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2001.

(12) Incorporated by reference to the exhibit of the same number to Salem's Quarterly Report on Form 10-Q, filed with the Schedules and Exchange Commission on August 14, 2001.

     (b) Financial Statement Schedules

     The following financial statement schedule is part of this registration statement on Form S-4.

                        SALEM COMMUNICATIONS CORPORATION

                 SCHEDULE II -- VALUATION & QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                   --------------------------------         DEDUCTIONS
                                                                CHARGED               ----------------------
                                                    BALANCE     TO COST    CHARGED                  BALANCE
                                                   BEGINNING      AND      TO OTHER    BAD DEBT     AT END
                   DESCRIPTION                     OF PERIOD    EXPENSE    ACCOUNTS   WRITE-OFFS   OF PERIOD
                   -----------                     ---------   ---------   --------   ----------   ---------
Year Ended December 31, 1998
  Allowance for Doubtful Accounts................   $1,249      $2,087        $--      $(2,474)     $  862
Year Ended December 31, 1999
  Allowance for Doubtful Accounts................      862       2,670        --        (1,779)      1,753
Year Ended December 31, 2000
  Allowance for Doubtful Accounts................    1,753       3,678        --        (1,881)      3,550

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

     We have audited the consolidated financial statements of Salem Communications Corporation as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated March 5, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
March 5, 2001

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Parent's or any subsidiary (as applicable) annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (b) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                          SALEM COMMUNICATIONS HOLDING
                                          CORPORATION

                                          By: /s/ EDWARD G. ATSINGER III
                                            ------------------------------------
                                              Edward G. Atsinger III
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                       NAME                                                TITLE
                       ----                                                -----
            /s/ EDWARD G. ATSINGER III                President, Chief Executive Officer and Director
---------------------------------------------------            (Principal Executive Officer)
              Edward G. Atsinger III

                         *                           Senior Vice President and Chief Financial Officer
---------------------------------------------------            (Principal Financial Officer)
                 David A. R. Evans

                         *                           Vice President, Finance and Accounting (Principal
---------------------------------------------------                 Accounting Officer)
                  Eileen E. Hill

                         *                                               Director
---------------------------------------------------
                Stuart W. Epperson

                         *                                               Director
---------------------------------------------------
                 Eric H. Halvorson

                         *                                               Director
---------------------------------------------------
                  Roland S. Hinz

                         *                                               Director
---------------------------------------------------
                  Donald P. Hodel

                         *                                               Director
---------------------------------------------------
                 Richard A. Riddle

                         *                                               Director
---------------------------------------------------
                Joseph S. Schuchert


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III



    -------------------------------
        Edward G. Atsinger III


           Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                          SALEM COMMUNICATIONS CORPORATION

                                          By: /s/ EDWARD G. ATSINGER III
                                            ------------------------------------
                                              Edward G. Atsinger III
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                       NAME                                                TITLE
                       ----                                                -----
            /s/ EDWARD G. ATSINGER III                President, Chief Executive Officer and Director
---------------------------------------------------            (Principal Executive Officer)
              Edward G. Atsinger III

                         *                           Senior Vice President and Chief Financial Officer
---------------------------------------------------            (Principal Financial Officer)
                 David A. R. Evans

                         *                           Vice President, Finance and Accounting (Principal
---------------------------------------------------                 Accounting Officer)
                  Eileen E. Hill

                         *                                               Director
---------------------------------------------------
                Stuart W. Epperson

                         *                                               Director
---------------------------------------------------
                 Eric H. Halvorson

                         *                                               Director
---------------------------------------------------
                  Roland S. Hinz

                         *                                               Director
---------------------------------------------------
                  Donald P. Hodel

                         *                                               Director
---------------------------------------------------
                 Richard A. Riddle

                         *                                               Director
---------------------------------------------------
                Joseph S. Schuchert


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III

    -------------------------------

        Edward G. Atsinger III


           Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants named below have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                  ATEP RADIO, INC.
                                  BISON MEDIA, INC.
                                  CARON BROADCASTING, INC.
                                  CCM COMMUNICATIONS, INC.
                                  COMMON GROUND BROADCASTING, INC.
                                  GOLDEN GATE BROADCASTING COMPANY, INC.
                                  INLAND RADIO, INC.
                                  INSPIRATION MEDIA, INC.
                                  KINGDOM DIRECT, INC.
                                  NEW ENGLAND CONTINENTAL MEDIA, INC.
                                  NEW INSPIRATION BROADCASTING COMPANY, INC.

                                  PENNSYLVANIA MEDIA ASSOCIATES, INC.

                                  RADIO 1210, INC.
                                  REACH SATELLITE NETWORK, INC.
                                  SALEM COMMUNICATIONS ACQUISITION CORPORATION
                                  SALEM MEDIA CORPORATION
                                  SALEM MEDIA OF COLORADO, INC.
                                  SALEM MEDIA OF GEORGIA, INC.
                                  SALEM MEDIA OF HAWAII, INC.
                                  SALEM MEDIA OF KENTUCKY, INC.
                                  SALEM MEDIA OF OHIO, INC.
                                  SALEM MEDIA OF OREGON, INC.
                                  SALEM MEDIA OF PENNSYLVANIA, INC.
                                  SALEM MEDIA OF TEXAS, INC.
                                  SALEM MEDIA OF VIRGINIA, INC.
                                  SALEM MUSIC NETWORK, INC.
                                  SALEM RADIO NETWORK INCORPORATED
                                  SALEM RADIO OPERATIONS -- PENNSYLVANIA, INC.
                                  SALEM RADIO PROPERTIES, INC.
                                  SALEM RADIO REPRESENTATIVES, INC.
                                  SCA LICENSE CORPORATION
                                  SOUTH TEXAS BROADCASTING, INC.
                                  SRN NEWS NETWORK, INC.
                                  VISTA BROADCASTING, INC.

                                  By: /s/ EDWARD G. ATSINGER III
                                     -------------------------------------------
                                      Edward G. Atsinger III
                                      President, Chief Executive Officer and
                                      Director

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                      NAME                                               TITLE
                      ----                                               -----

           /s/ EDWARD G. ATSINGER III                    President and Chief Executive Officer
 ---------------------------------------------               (Principal Executive Officer)
             Edward G. Atsinger III

                       *                           Senior Vice President and Chief Financial Officer
 ---------------------------------------------               (Principal Financial Officer)
               David A. R. Evans

                       *                                Vice President, Finance and Accounting
 ---------------------------------------------              (Principal Accounting Officer)
                 Eileen E. Hill

           /s/ EDWARD G. ATSINGER III                                  Director
 ---------------------------------------------
             Edward G. Atsinger III

                       *                                               Director
 ---------------------------------------------
               Jonathan L. Block


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III

    -------------------------------

        Edward G. Atsinger III


           Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                          INSPIRATION MEDIA OF
                                          PENNSYLVANIA, L.P.

                                          By: SALEM RADIO OPERATIONS-
                                          PENNSYLVANIA, INC.,
                                          General Partner

                                          By:  /s/ EDWARD G. ATSINGER III
                                            ------------------------------------
                                              Edward G. Atsinger III
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                    NAME                                           TITLE
                    ----                                           -----
         /s/ EDWARD G. ATSINGER III                President and Chief Executive Officer
---------------------------------------------               of General Partner
           Edward G. Atsinger III                      (Principal Executive Officer)

                      *                          Senior Vice President and Chief Financial
---------------------------------------------           Officer of General Partner
              David A. R. Evans                        (Principal Financial Officer)

                      *                           Vice President, Finance and Accounting
---------------------------------------------               of General Partner
               Eileen E. Hill                         (Principal Accounting Officer)

         /s/ EDWARD G. ATSINGER III                     Director of General Partner
---------------------------------------------
           Edward G. Atsinger III

                      *                                 Director of General Partner
---------------------------------------------
              Jonathan L. Block


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III

    -------------------------------

        Edward G. Atsinger III


           Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants named below have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                          INSPIRATION MEDIA OF TEXAS, LLC
                                          SALEM MEDIA OF ILLINOIS, LLC
                                          SALEM MEDIA OF NEW YORK, LLC
                                          SALEM RADIO OPERATIONS, LLC

                                          By: SALEM MEDIA CORPORATION, Manager

                                          By:  /s/ EDWARD G. ATSINGER III
                                            ------------------------------------
                                              Edward G. Atsinger III
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                    NAME                                           TITLE
                    ----                                           -----
         /s/ EDWARD G. ATSINGER III              President and Chief Executive Officer of
---------------------------------------------                     Manager
           Edward G. Atsinger III                      (Principal Executive Officer)

                      *                          Senior Vice President and Chief Financial
---------------------------------------------               Officer of Manager
              David A. R. Evans                        (Principal Financial Officer)

                      *                          Vice President, Finance and Accounting of
---------------------------------------------                     Manager
               Eileen E. Hill                         (Principal Accounting Officer)

         /s/ EDWARD G. ATSINGER III                         Director of Manager
---------------------------------------------
           Edward G. Atsinger III

                      *                                     Director of Manager
---------------------------------------------
              Jonathan L. Block


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III

    -------------------------------

        Edward G. Atsinger III


           Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on October 15, 2001.


                                          ONEPLACE, LLC

                                          By: SALEM COMMUNICATIONS CORPORATION,
                                              Manager

                                          By:  /s/ EDWARD G. ATSINGER III
                                            ------------------------------------
                                              Edward G. Atsinger III
                                              President, Chief Executive Officer
                                              and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2001.


                        NAME                                               TITLE
                        ----                                               -----

             /s/ EDWARD G. ATSINGER III                    President, Chief Executive Officer and
-----------------------------------------------------     Director of Manager (Principal Executive
               Edward G. Atsinger III                                     Officer)

                          *                              Senior Vice President and Chief Financial
-----------------------------------------------------     Officer of Manager (Principal Financial
                  David A. R. Evans                                       Officer)

                          *                              Vice President, Finance and Accounting of
-----------------------------------------------------      Manager (Principal Accounting Officer)
                   Eileen E. Hill

                          *                                         Director of Manager
-----------------------------------------------------
                 Stuart W. Epperson

                          *                                         Director of Manager
-----------------------------------------------------
                  Eric H. Halvorson

                          *                                         Director of Manager
-----------------------------------------------------
                   Roland S. Hinz

                          *                                         Director of Manager
-----------------------------------------------------
                   Donald P. Hodel

                          *                                         Director of Manager
-----------------------------------------------------
                  Richard A. Riddle

                          *                                         Director of Manager
-----------------------------------------------------
                 Joseph S. Schuchert


*Edward G. Atsinger III, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:  /s/  EDWARD G. ATSINGER
   III

    -------------------------------

        Edward G. Atsinger III


           Attorney-in-Fact

                                 EXHIBIT INDEX


      EXHIBIT
PAGE   NUMBER                      DESCRIPTION OF EXHIBIT
----  --------                     ----------------------
      1.01      Purchase Agreement, dated June 20, 2001, among Salem
                Holding, the Guarantors, and Deutsche Banc Alex. Brown Inc.,
                J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., BNY
                Capital Markets, Inc., Credit Suisse First Boston
                Corporation, Fleet Securities, Inc. and Jefferies & Company,
                Inc.*
      1.03      Form of Letter of Transmittal.*
      1.04      Form of Notice of Guaranteed Delivery.*
      3.32      Charter of CCM Publications, Inc.*
      3.32.01   Articles of Amendment to the Charter of CCM Publications,
                Inc. (evidencing name change to CCM Communications, Inc.)*
      3.33      Bylaws of CCM Publications, Inc.*
      3.42      Articles of Incorporation of Kingdom Direct, Inc.*
      3.43      Bylaws of Kingdom Direct, Inc.*
      3.55      Charter of Reach Satellite Network, Inc.*
      3.56      Bylaws of Reach Satellite Network, Inc.*
      3.61      Certificate of Incorporation of Salem Media of Georgia,
                Inc.*
      3.62      Bylaws of Salem Media of Georgia, Inc.*
      3.63      Certificate of Incorporation of Salem Media of Hawaii, Inc.*
      3.64      Bylaws of Salem Media of Hawaii, Inc.*
      3.65      Certificate of Incorporation of Salem Media of Kentucky,
                Inc.*
      3.66      Bylaws of Salem Media of Kentucky, Inc.*
      3.75      Articles of Incorporation of Salem Media of Virginia, Inc.*
      3.76      Bylaws of Salem Media of Virginia, Inc.*
      3.81      Certificate of Incorporation of Salem Radio Properties,
                Inc.*
      3.82      Bylaws of Salem Radio Properties, Inc.*
      3.83.01   Amendment to the Articles of Incorporation of Salem Radio
                Representatives, Inc.*
      4.29      Letter of Transmittal (filed as Exhibit 1.03)
      4.30      Notice of Guaranteed Delivery (filed as Exhibit 1.04)
      5.01      Opinion and Consent of Gibson, Dunn & Crutcher LLP regarding validity and enforceability of the exchange notes and
                guarantees.
      10.03.02  Consulting Agreement dated as of August 15, 2001, between
                Salem Communications Holding Corporation and Eric H.
                Halvorson.*
      10.05.24  Antenna/tower lease between Salem Media Corporation
                (WYLL-FM/Arlington Heights, Illinois) and Sonsinger
                Broadcasting Company of Chicago, LP expiring 2009.*
      12.01     Statement re: Computation of Ratio of Earnings to Fixed
                Charges.*
      21.01     Subsidiaries of Salem.*
      23.01     Consent of Ernst & Young LLP.
      23.02     Consent of PricewaterhouseCoopers LLP.
      23.03     Consent of Deloitte & Touche LLP.
      23.04     Consent of Gibson, Dunn & Crutcher LLP to Salem Holding and
                the Guarantors (included in Exhibit 5.01).
      24.01     Powers of Attorney (included on Signature Pages of
                Registration Statement).*
      25.01     Statement of Eligibility of Trustee.*


------------------------

* Previously filed.



                                       E-1